Exhibit 4.1

Execution Version

$1,370,000,000

CREDIT AGREEMENT

Dated as of May 16, 2016

among

LGE CORAL HOLDCO LIMITED,

as Finco,

SABLE INTERNATIONAL FINANCE LIMITED

and

CORAL-US CO-BORROWER LLC,

as the Initial Borrowers

(upon execution of the Initial Joinder Agreement (as defined herein)),

THE BANK OF NOVA SCOTIA,

as Administrative Agent,

THE BANK OF NOVA SCOTIA,

as L/C Issuer and Swing Line Lender,

FIRSTCARIBBEAN INTERNATIONAL BANK (BAHAMAS) LIMITED,

BNP PARIBAS FORTIS SA/NV, and

ROYAL BANK OF CANADA,

as Alternative L/C Issuers

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME,

and

THE BANK OF NOVA SCOTIA

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

BNP PARIBAS FORTIS SA/NV

CITIGROUP GLOBAL MARKETS LIMITED

CREDIT SUISSE SECURITIES (USA) LLC

GOLDMAN SACHS BANK USA

ING CAPITAL LLC and

ROYAL BANK OF CANADA,

as Arrangers and

Bookrunners

-i-

-ii-

-iii-

-iv-

ANNEXES

Annex I	Additional Definitions
Annex II	Covenants

SCHEDULES

I	Guarantors
II	List of Documents to be Re-confirmed
III	Tax Status of Lenders
1.01A	Commitments
1.01B	Existing Letters of Credit
1.01C	Alternative Letters of Credit
2.01(b)(ii)	Increase in Lender’s Initial Revolving Credit Commitment
6.16	Post-Closing Actions
10.02	Administrative Agent’s Office, Certain Addresses for Notices
10.21	Additional Parties Documents

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term B-1 Note
C-2	Term B-2 Note
C-3	Revolving Credit Note
C-4	Swing Line Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Affiliated Lender Notice
F	Pledge Agreement
G	[Reserved]
H	United States Tax Compliance Certificate
I	[Reserved]
J	[Reserved]
K	Form of Affiliated Lender Assignment and Assumption
L	Form Letter of Credit Report
M	Form of Additional Facility Joinder Agreement
N	Increase Confirmation
O	Initial Joinder Agreement

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of May 16, 2016, among LGE CORAL HOLDCO LIMITED, a private limited company incorporated in England and Wales (“Finco”), the Borrowers and the Guarantors party hereto from time to time, THE BANK OF NOVA SCOTIA, as Administrative Agent, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and THE BANK OF NOVA SCOTIA, as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV, and Royal Bank of Canada, as Alternative L/C Issuers.

PRELIMINARY STATEMENTS

The Lenders have agreed to extend credit to SABLE INTERNATIONAL FINANCE LIMITED, an exempted company incorporated under the laws of the Cayman Islands (the “Original Borrower”), and CORAL-US CO-BORROWER LLC, a limited liability company organized under the laws of Delaware (the “Original Co-Borrower” and, together with the Original Borrower, the “Initial Borrowers”), following their execution and delivery of the Initial Joinder Agreement (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below), (i) in the form of Term B-1 Loans made available to the Original Co-Borrower pursuant to the terms hereof in an amount equal to $440,000,000, (ii) in the form of Term B-2 Loans made available to the Original Co-Borrower pursuant to the terms hereof in an amount equal to $360,000,000 and (iii) in the form of Revolving Credit Commitments in an aggregate principal amount equal to $570,000,000. The Initial Revolving Credit Commitments permit the issuance of one or more Letters of Credit and Alternative Letters of Credit from time to time and the making of one or more Swing Line Loans from time to time.

The applicable Lenders have indicated their willingness to lend and each of the L/C Issuer and the Alternative L/C Issuers has indicated its willingness to issue Letters of Credit or Alternative Letters of Credit, as applicable, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms.

(a) Capitalized terms used in this Agreement and not defined in Section 1.01(b) below have the meanings set forth in Annex I to this Agreement.

(b) As used in this Agreement, the following terms shall have the meanings set forth below:

“2020 Notes” means the Original Borrower’s $400,000,000 8.75% senior secured notes due 2020.

“Additional Borrower” means a member of the Restricted Group which has complied with the requirements of Section 10.21(b).

“Additional Facility” means an additional facility (term or revolver) referred to in Section 2.14 and “Additional Facilities” means all or any such Additional Facilities.

“Additional Facility Available Amount” means the aggregate sum of:

(a) any amounts of Indebtedness available to be incurred pursuant to Section 4.09(b)(17) and 4.09(b)(21) of Annex II; plus

(b) any amounts of Indebtedness available to be incurred pursuant to Section 4.09(b)(14) of Annex II; plus

(c) if the proceeds of an Additional Facility are being used to refinance existing Indebtedness that ranks pari passu or senior in right of security to the Obligations, (i) an amount equal to the accrued interest and premiums on such existing Indebtedness, (ii) other amounts owing or paid relating to such existing Indebtedness and (iii) fees and expenses reasonably incurred in connection with the foregoing; plus

(d) an unlimited amount, so long as on the date of such incurrence and after giving effect to the making of any Additional Facility (assuming a borrowing of the maximum amount of Loans available under any such Additional Facility being incurred and no netting of cash proceeds of any such Additional Facility being incurred) pursuant to an Additional Facility Joinder Agreement on a pro forma basis, (A) the Consolidated Net Leverage Ratio does not exceed 4.00:1.00 and (B) to the extent such Indebtedness is Senior Secured Indebtedness, the Consolidated Senior Secured Net Leverage Ratio does not exceed 2.50:1.00;

provided, that it is understood that (i) any Additional Facility may be incurred under any of clauses (a), (b), (c) or (d) as selected by the Company, in its sole discretion, (ii) the Company may elect to incur Additional Facilities under clause (d) prior to using amounts available under clauses (a) and (b) and (iii) amounts incurred pursuant to clauses (a) and (b) substantially concurrently with amounts incurred pursuant to clause (d) will not count as Indebtedness for purposes of calculating the Consolidated Net Leverage Ratio and the Consolidated Senior Secured Net Leverage Ratio.

“Additional Facility Availability Period” in relation to an Additional Facility means the availability period specified in the Additional Facility Joinder Agreement for that Additional Facility.

“Additional Facility Borrower” means any Borrower which becomes a Borrower under any Additional Facility.

“Additional Facility Borrowing” means an Additional Facility Loan or a group of Additional Facility Loans of the same Class and Type made (including through a conversion or continuation) by the applicable Additional Facility Lenders.

“Additional Facility Commencement Date” means, in relation to an Additional Facility, the effective date of that Additional Facility which shall be the later of:

(a) the date specified in the relevant Additional Facility Joinder Agreement; and

(b) the date on which the conditions set out in Section 2.14 are satisfied.

“Additional Facility Commitment” means in relation to an Initial Additional Facility Lender the amount set out as the Additional Facility Commitment of a Lender in the relevant Additional Facility Joinder Agreement and the amount of any other Additional Facility Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it in accordance with this Agreement.

“Additional Facility Joinder Agreement” means a document substantially in the form of Exhibit M (Form of Additional Facility Joinder Agreement), with such amendments as the Administrative Agent or the relevant Lenders and the Borrower under such Additional Facility Joinder Agreement may approve or reasonably require.

“Additional Facility Lender” means, with respect to an Additional Facility, an Initial Additional Facility Lender and any Person that becomes a new lender under such Additional Facility in accordance with Section 10.07.

“Additional Facility Loan” means a loan and/or advance made or to be made under the Additional Facility.

“Additional Guarantor” means any member of the Restricted Group which has complied with the requirements of Section 10.21(c).

“Additional Lender” means any Person that is not an existing Lender and has agreed to provide Refinancing Commitments pursuant to Section 2.15.

“Additional Revolving Facility” means any Additional Facility permitted under Section 2.14 that is a revolving facility.

“Administrative Agent” means The Bank of Nova Scotia, in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor administrative agent and collateral agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify each Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliated Lender” means a Lender that is Liberty Global or an Affiliate thereof (other than the Company or any Subsidiary of the Company).

“Affiliated Lender Cap” has the meaning set forth in Section 10.07(k)(iv).

“Agent Parties” has the meaning specified in Section 10.02(b).

“Agent-Related Distress Event” means, with respect to the Administrative Agent or any Person that directly or indirectly Controls the Administrative Agent (each, a “Distressed Agent-Related Person”), a voluntary or involuntary case with respect to such Distressed Agent-Related Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Agent-Related Person or any substantial part of such Distressed Agent-Related Person’s assets, or such Distressed Agent-Related Person is subject to a forced liquidation or makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Agent-Related Person to be, insolvent or bankrupt; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in the Administrative Agent or any Person that directly or indirectly Controls the Administrative Agent by a Governmental Authority or an instrumentality thereof, provided further that such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, officers, directors, employees, partners, agents, advisors and other representatives.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement including the annexes, schedules and exhibits hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning set forth in Section 10.23.

“All-In Yield” means, as to any Indebtedness, the yield thereof (as determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices), whether in the form of interest rate, margin, OID, upfront fees, a Eurocurrency Rate or Base Rate floor, or otherwise, in each case, incurred or payable by a Borrower generally to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to an interest rate assuming the shorter of (i) the weighted average life to maturity of such Indebtedness and (ii) a four year average life to maturity (e.g., 100 basis points of original issue discount equals 25 basis points of interest rate margin for a four year average life to maturity); and provided, further, that “All-In Yield” shall not include amendment fees, arrangement fees, structuring fees, ticking fees, unused line fees, commitment fees, underwriting fees and similar fees or other fees not paid generally to all lenders in the primary syndication of such Indebtedness.

“Alternative L/C Borrowing” means an extension of credit resulting from a drawing under any Alternative Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“Alternative L/C Issuer” means each of the Existing L/C Issuers and any other Revolving Credit Lender that becomes an Alternative L/C Issuer in accordance with Section 2.03(k) or 10.07(j), in each case, in its capacity as an issuer of Alternative Letters of Credit hereunder, or any successor issuer of Alternative Letters of Credit hereunder.

“Alternative Letter of Credit” means each of the Existing Letters of Credit and any other letter of credit issued hereunder in accordance with Section 2.03(b) that is designated as an Alternative Letter of Credit at the time of delivery of the related Letter of Credit Application to the Administrative Agent and the relevant Alternative L/C Issuer under Section 2.03(b). An Alternative Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption applicable to each Loan Party and each of its Subsidiaries by virtue of such Person being organized or operating in such jurisdiction.

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to Term Loans, (i) for Eurocurrency Rate Loans, 4.75% and (ii) for Base Rate Loans, 3.75%; and

(b) with respect to Revolving Credit Loans, unused Revolving Credit Commitments and Letter of Credit fees, (i) for Eurocurrency Rate Loans and Letter of Credit fees, 3.50%, (ii) for Base Rate Loans, 2.50% and (iii) for unused commitment fees, 0.50%.

The Applicable Rate for any Additional Facility that is in the form of a term loan made pursuant to Section 2.14 shall be as set forth in the applicable Additional Facility Joinder Agreement.

The Applicable Rate for any Additional Revolving Facility made pursuant to Section 2.14 shall be as set forth in the relevant Additional Facility Joinder Agreement.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class of Loans, (b) with respect to Letters of Credit, (i) the relevant L/C Issuer and

(ii) the Revolving Credit Lenders, (c) with respect to Alternative Letters of Credit, the relevant Alternative L/C Issuer and (d) with respect to Swing Line Loans, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means each of The Bank of Nova Scotia, Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Fortis SA/NV, Citigroup Global Markets Limited, Credit Suisse Securities (USA) LLC, ING Capital LLC and Royal Bank of Canada, each in its capacity as an arranger under this Agreement.

“Assignees” has the meaning set forth in Section 10.07(b)(i).

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, substantially in the form of Exhibit E-1 hereto.

“Assignment Taxes” has the meaning set forth in Section 3.01(b).

“Attorney Costs” means all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Available Currency” means Dollars, Euros and Sterling, and any other currency as the relevant Borrower, the relevant Revolving Credit Lenders and the Administrative Agent may agree to from time to time.

“Available Term B-1 Loan Commitment” means, as of any date, an amount equal to the excess, if any, of (a) the amount of the Total Term B-1 Loan Commitment over (b) the sum of the aggregate principal amount of all Term B-1 Loans funded hereunder prior to such date.

“Available Term B-2 Loan Commitment” means, as of any date, an amount equal to the excess, if any, of (a) the amount of the Total Term B-2 Loan Commitment over (b) the sum of the aggregate principal amount of all Term B-2 Loans funded hereunder prior to such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Levy” means the bank levy which is imposed under section 73 of, and schedule 19 to, the Finance Act 2011 (the “UK Bank Levy”) and any levy or Tax of an equivalent nature imposed in any jurisdiction in a similar context or for a similar reason to that in and/or which the UK Bank Levy has been imposed by reference to the equity and liability of a financial institution or other person carrying out financial transactions.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Big Boy Letter” means a letter from a Lender (i) acknowledging that (1) an Affiliated Lender may have information regarding the Company and its Subsidiaries that has not previously been disclosed to the Administrative Agent and the Lenders (“Excluded Information”), (2) the Excluded Information may not be available to such Lender, (3) such Lender has independently and without reliance on any other party made its own analysis and determined to assign Term Loans to an Affiliated Lender pursuant to Section 10.07(k) notwithstanding its lack of knowledge of the Excluded Information and (4) such Lender waives and releases any claims it may have against the Administrative Agent, such Affiliated Lender, the Company and its Subsidiaries with respect to the nondisclosure of the Excluded Information; or (ii) otherwise in form and substance reasonably satisfactory to the Administrative Agent, such Affiliated Lender and the assigning Lender.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Bookrunner” means each of The Bank of Nova Scotia, Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Fortis SA/NV, Citigroup Global Markets Limited, Credit Suisse Securities (USA) LLC, ING Capital LLC and Royal Bank of Canada, each in its capacity as a bookrunner.

“Borrower” means the Initial Borrowers and any Additional Borrower unless it has ceased to be a Borrower in accordance with Section 10.22, and “Borrower” means any of them.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, a Term B-1 Borrowing, a Term B-2 Borrowing or any other borrowing of a Term Loan, as the context may require.

“Business” means:

(a) the business carried out by the Restricted Group on the Closing Date;

(b) the provision of Content;

(c) being a Holding Company of one or more persons engaged in the provision of services described in (a) or (b) above;

(d) the provision of services substantially the same or similar to those provided by any member of the Wider Group on the Closing Date; and

(e) any related ancillary or complementary business to that described in (a), (b) or (d) above,

and references to “business” shall be similarly construed.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, Amsterdam or London and, if such day relates to any Eurocurrency Rate Loan, means any such day that is also a London Banking Day.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked account at the Administrative Agent (or another commercial bank selected by the Administrative Agent) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent, or another account designated as a cash collateral account and reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Certain Funds Default” means an Event of Default arising under Section 8.01(f) or 8.01(i) (in respect of this Agreement, the Existing Intercreditor Agreement or the Refinancing Facilities Fee Letter only) that relates to the Borrowers only.

“Certain Funds Period” means (i) with respect to each Term Loan, the period from and including the Signing Date to and including the date that is sixty (60) Business Days following the Scheme Effective Date and (ii) with respect to a Certain Funds Revolving Credit Extension, the period from and including the Signing Date to and including the date that is sixty (60) Business Days following the Scheme Effective Date.

“Certain Funds Revolving Credit Extension” means any Revolving Credit Borrowing or L/C Credit Extension in connection with the Liberty Acquisition, including the payment of any fees, costs, expenses or other amount in connection with the Liberty Acquisition or any related transaction and the issuance of any Letter of Credit or Alternative Letter of Credit to support pension obligations of the Restricted Group.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any request, rule, guideline or directive relating thereto and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, for the purposes of this Agreement, be deemed to be adopted and taking effect subsequent to the date of this Agreement; provided that a Lender shall be entitled to compensation with respect to any such adoption taking effect, making or issuance becoming effective after the date of the this Agreement only if it is the applicable Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

“Change in Tax Law” means the introduction, implementation, repeal, withdrawal or change in, or in the interpretation, administration or application of any Law or any published practice or published concession of any relevant taxation authority relating to taxation (a) in the case of a participation in a Loan by a Lender named in the Register as at the Signing Date, or (b) in the case of a participation in a Loan by any other Lender, after the date upon which such Lender becomes a party to this Agreement in accordance with the provisions of Section 10.07.

“Class” means (i) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions (without regard to differences in the Type of Loan, Interest Period, upfront fees, OID or similar fees paid or payable in connection with such Commitments or Loans, or differences in tax treatment (e.g., “fungibility”)); provided that such Commitments or Loans may be designated in writing by the Company and Lenders holding such Commitments or Loans as a separate Class from other Commitments or Loans that have the same terms and conditions and (ii) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.

“Clean-Up Period” means (i) in respect of the Liberty Acquisition, the period commencing on the Scheme Effective Date and ending on the date that is 120 days from the Scheme Effective Date, and (ii) in respect of any permitted acquisition or Permitted Investment by any member of the Restricted Group, the period commencing on the date of completion of such permitted acquisition or Permitted Investment and ending on the date that is 120 days after such date.

“Closing Date” means the date of the initial drawing under the Facilities.

“Code” means the U.S. Internal Revenue Code of 1986, and the United States Treasury Department regulations promulgated thereunder, as amended from time to time.

“Collateral” means (1) share pledges or equitable mortgages, as applicable, of all of the capital stock or share capital, as applicable, of the Initial Borrowers, Sable Holding Limited, CWI Group Limited, Cable & Wireless (West Indies) Limited, CWC Cayman Finance Limited and Columbus International, (2) a pledge of rights of the relevant creditors in relation to each Subordinated Shareholder Loan and (3) any other assets in which a security interest has been or will be granted pursuant to any Collateral Document to secure the obligations under the Facilities.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) all Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations and any Excluded Obligations of such Guarantor) shall have been unconditionally guaranteed (i) within the time periods specified in Schedule 6.16, by each member of the Restricted Group listed on Schedule I hereto (each, a “Guarantor”) and (ii) within 60 Business Days of the Columbus Notes Refinancing Date, by Columbus International or a Holding Company of Columbus International that is a Subsidiary of Sable Holding Limited;

(b) the Obligations and the Guaranty (in each case, other than Excluded Obligations) shall have been secured by (i) within the time periods specified in Schedule 6.16, by a perfected first priority security interest (subject to Permitted Liens) in all outstanding shares of each of: Sable Holding Limited, Sable International Finance Limited, CWC-US Co-Borrower LLC, Coral-US Co-Borrower LLC, CWI Group Limited, Cable & Wireless (West Indies) Limited, CWC Cayman Finance Limited and Columbus International; and (ii) within 60 Business Days of any member of the Restricted Group becoming an Additional Borrower or an Additional Guarantor, a perfected first priority security interest (subject to Permitted Liens) in all outstanding shares of such Additional Borrower or Additional Guarantor (other than the Company);

(c) the Obligations and the Guaranty (in each case, other than Excluded Obligations) shall have been secured, within the time period specified in Section 6.16 or Section 6.17, as applicable, by a perfected first priority security interest (subject to Permitted Liens) over any Subordinated Shareholder Loan incurred by any member of the Restricted Group; and

(d) the Administrative Agent and/or the Security Trustee (as applicable) shall have received each Collateral Document required to be delivered (i) pursuant to Section 6.16 and (ii) at such time as may be designated therein, pursuant to the Collateral Documents, Section 6.11 or Section 6.13, subject, in each case, to the limitations and exceptions of this Agreement and the Collateral Documents, duly executed by each Loan Party thereto.

The Administrative Agent and/or the Security Trustee, as applicable, may grant extensions of time for the perfection of security interests in, and the delivery of any certificated Equity Interests of the Borrowers and Guarantors required to be pledged pursuant to the provisions of clause (c) of this definition of “Collateral and Guarantee Requirement” where it reasonably determines, in consultation with the Company, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

“Collateral Documents” means, collectively, any Pledge Agreement, any related supplements or other similar agreements delivered to the Administrative Agent and/or the Security Trustee pursuant to Section 6.16, Section 6.11, Section 6.13 or Section 6.17, the Existing Intercreditor Agreement, any other Intercreditor Agreement and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent and/or the Security Trustee (as applicable) for the benefit of the Secured Parties.

“Columbus International” means Columbus International Inc., and any and all successors thereto.

“Commitment” means a Revolving Credit Commitment or Term Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A hereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Holding Company” has the meaning given to such term in Section 10.21(a)(iv).

“Company” means Cable & Wireless Limited and any and all successors thereto.

“Company Materials” means the materials and/or information provided by or on behalf of the Company hereunder.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D hereto.

“Compliance Date” means the last day of any Test Period (commencing with the first full fiscal quarter of the Company ending after the Closing Date) if on such day the Revolving Credit Exposure exceeds 33.33% of the aggregate Revolving Credit Commitments then in effect, excluding, for purposes of calculating such Revolving Credit Exposure, (a) L/C Obligations in respect of Cash Collateralized Letters of Credit and Alternative Letters of Credit and (b) L/C Obligations in respect of undrawn Letters of Credit and Alternative Letters of Credit.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”, “Controlled” and “Controlling” have the meaning specified in the definition of “Affiliate” as set forth in Annex I.

“CTA” means the United Kingdom Corporation Tax Act 2009.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Amount” has the meaning set forth in Section 8.04(a).

“Cure Expiration Date” has the meaning set forth in Section 8.04(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, winding up, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(vii).

“Deemed Transfer Notice” has the meaning specified in Section 10.07(c)(i).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as reasonably determined by the Administrative Agent (a) has refused (which refusal may be given verbally or in writing and has not been retracted) or failed to perform any of its funding obligations hereunder (to the extent it is contractually obliged to), including in respect of its Loans or participations in respect of L/C Obligations relating to Letters of Credit or Swing Line Loans (unless such Lender has notified the Administrative Agent and the Company in writing that such failure is the result of the such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing)), which refusal or failure is not cured within two Business Days after the date of such refusal or failure, (b) has failed to pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, (c) has notified the Company or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect (unless such Lender has notified the Administrative Agent and Company in writing that such failure is the result of the such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing)) with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (d) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Company), or (e) has, or has a direct or indirect parent company that has, after the date of this Agreement, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Company, the L/C Issuers, the Swing Line Lender and each Lender.

“Disqualified Institutions” means those Persons (the list of all such Persons, the “Disqualified Institutions List”) that are (i) identified in writing by the Company to the Administrative Agent prior to the initial allocation of the loans to be funded on the Closing Date, (ii) competitors of the Company and its Subsidiaries (other than bona fide fixed income investors or debt funds) that are identified in writing by the Company from time to time or (iii) Affiliates of such Persons set forth in clauses (i) and (ii) above (in the case of Affiliates of such Persons set forth in clause (ii) above, other than bona fide fixed income investors or debt funds) that are either (a) identified in writing by the Company from time to time or (b) clearly identifiable on the basis of such Affiliate’s name; provided, that, to the extent Persons are identified as Disqualified Institutions in writing by the Company to the Administrative Agent after the Closing Date pursuant to clauses (ii) or (iii)(a), the inclusion of such Persons as Disqualified Institutions shall not retroactively apply to prior assignments or participations in respect of any Loan under this Agreement. Until the disclosure of the identity of a Disqualified Institution to the Lenders generally by the Administrative Agent, such Person shall not constitute a Disqualified Institution for purposes of a sale of a participation in a Loan (as opposed to an assignment of a Loan) by a Lender; provided, that no disclosure of the Disqualified Institutions List (or the identity of any Person that constitutes a Disqualified Institution) to the Lenders shall be made by the Administrative Agent without the prior written consent of the Company. Notwithstanding the foregoing, the Company, by written notice to the Administrative Agent, may from time to time in its sole discretion remove any entity from the Disqualified Institutions List (or otherwise modify such list to exclude any particular entity), and such entity removed or excluded from the Disqualified Institutions List shall no longer be a Disqualified Institution for any purpose under this Agreement or any other Loan Document.

“Disqualified Institutions List” has the meaning as set forth in the definition of Disqualified Institutions.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Company or of a Permitted Affiliate Parent that, in each case, is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Double Taxation Treaty” means in relation to a payment of interest on a Loan, any convention or agreement between the government of the United Kingdom and any other government for the avoidance of double taxation with respect to taxes on income and capital gains which makes provision for exemption from tax imposed by the United Kingdom on interest.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” has the meaning set forth in Section 10.07(a)(i). For the avoidance of doubt, “Eligible Assignee” shall not include any Disqualified Institution.

“Enforcement Sale” means (1) any sale or disposition (including by way of public auction) pursuant to an enforcement action taken by the Security Trustee in accordance with the provisions of the Intercreditor Agreement to the extent such sale or disposition is effected in compliance with the provisions of the Intercreditor Agreement, or (2) any sale or disposition pursuant to the enforcement of security in favor of other Indebtedness of a Loan Party which complies with the terms of an Additional Intercreditor Agreement (or if there is no such intercreditor agreement, would substantially comply with the requirements of clause (1) hereof).

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to the prevention of pollution or the protection of the Environment and natural resources, and the protection of human health and safety as it relates to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code or Section 4001 of ERISA (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or written notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a written determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for, and that could reasonably be expected to result in, the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 and 430 of the Code or Section 302 of ERISA, whether or not waived; (h) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party; or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to (i) the ICE Benchmark Administration LIBOR rate or such other rate per annum as is widely recognized as the successor thereto if the ICE Benchmark Administration is no longer making a LIBOR rate available (“LIBOR”), as published by Bloomberg (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent’s London branch to major banks in the London interbank eurodollar market at their request at the date and time of determination;

provided that in the case of clause (a), the Eurocurrency Rate with respect to Term Loans shall not be less than 0.75% per annum.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.”

“Euros” and “EUR” denote the single currency of the Participating Member States.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Assets” means (i) any property or assets for which the creation or perfection of pledges of, or security interests in, pursuant to the Collateral Documents would result in material adverse tax consequences to any Borrower or its Subsidiaries, as reasonably determined by the Company in consultation with the Administrative Agent and (ii) assets in circumstances where the cost of obtaining a security interest in such assets would be excessive in light of the practical benefit to the Lenders afforded thereby as reasonably determined by the Borrowers and the Administrative Agent; provided, however, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clause (i) and (ii) (unless such proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (i) and (ii)).

“Excluded Obligations” means, prior to the funding of any Term B-2 Loan, all debts, liabilities, obligations, covenants and duties of any Loan Party arising under any Loan Document in respect of the Term B-2 Loan Commitments, and any obligations in respect of any fees, costs, expenses or other liabilities incurred under the Fee Letter that relate to Term B-2 Loan Commitments or Term B-2 Loans; provided that, for the avoidance of doubt, on and from the date of funding of any Term B-2 Loans, all such debts, liabilities, obligations, covenants and other duties shall cease to be “Excluded Obligations” for the purposes of the Loan Documents.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Existing Intercreditor Agreement” means that intercreditor agreement dated January 13, 2010 among the Borrowers and BNP Paribas as RCF Agent and Security Trustee, JPMorgan Chase Bank, N.A. as Secured Bridge Agent, certain other banks and financial institutions acting as RCF Lenders, the Secured Bridge Lender, the Original Notes Trustee and the Notes Issuer (in each case, as each such capitalized term is defined therein), as amended and restated as of March 31, 2015 and as may be further amended from time to time.

“Existing L/C Issuer” means each bank which has issued an Existing Letter of Credit.

“Existing Letters of Credit” means (i) the letters of credit issued and outstanding under the Existing Revolving Credit Agreement and listed on Schedule 1.01B and (ii) the letter of credit issued by The Bank of Nova Scotia under this Agreement and referenced on Schedule 1.01C.

“Existing Revolver Tranche” has the meaning provided in Section 2.16(b).

“Existing Revolving Credit Agreement” means that certain revolving credit facility agreement dated December 31, 2014 among the Company, the Original Borrower, Cable and Wireless (West Indies) Limited, CWI Group Limited, Sable Holding Limited, Cable & Wireless Communications plc and the Borrowers as Original Guarantors (as defined therein), BNP Paribas Fortis S.A./N.V., J.P. Morgan Securities LLC, RBC Capital Markets and The Bank of Nova Scotia as mandated lead arrangers and bookrunners and BNP Paribas as agent, as amended from time to time.

“Existing Term Loan Tranche” has the meaning provided in Section 2.16(a).

“Expiring Credit Commitment” has the meaning provided in Section 2.04(g).

“Extended Revolving Credit Commitments” has the meaning provided in Section 2.16(b).

“Extended Term Loans” has the meaning provided in Section 2.16(a).

“Extending Revolving Credit Lender” has the meaning provided in Section 2.16(c).

“Extending Term Lender” has the meaning provided in Section 2.16(c).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning provided in Section 2.16(d).

“Extension Election” has the meaning provided in Section 2.16(c).

“Extension Minimum Condition” means a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Company’s sole discretion) of any or all applicable Classes be submitted for Extension.

“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.

“Facility” means a given Class of Term Loans or Revolving Credit Commitments, as the context may require.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith.

“FATCA” means current Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version thereof that is substantively comparable) or any current or future Treasury regulations or other administrative guidance promulgated thereunder, any official interpretations thereof and any agreement entered into pursuant thereto, including any intergovernmental agreements and any rules or guidance implementing such intergovernmental agreements.

“FATCA Deduction” means a deduction or withholding from a payment under a Loan Document required by FATCA.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means each of (i) the Refinancing Facilities Fee Letter and (ii) any fee letter between the Administrative Agent and the Company in relation to the role of the Administrative Agent under this Agreement.

“Finance Parties” means the Administrative Agent, the Arrangers, the Bookrunners, and the Lenders and “Finance Party” means any of them.

“Financial Covenant” has the meaning specified in Section 7.02.

“Finco” means LGE Coral Holdco Limited, and any and all successors thereto.

“Finco Interim Facility” means the Interim Credit Agreement dated as of November 16, 2015 by and among Finco, the Agent and the lenders party thereto, as amended as of November 16, 2015 and as may be further amended from time to time.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company, or of a Permitted Affiliate Parent, in each case, which is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share or other applicable share provided under this Agreement of the outstanding L/C Obligations relating to Letters of Credit other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share or other applicable share provided under this Agreement of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Group Structure Chart” means the structure chart showing the proposed structure of the Restricted Group following the completion of the Liberty Acquisition in the form delivered to the Administrative Agent, as may be supplemented or amended from time to time.

“Guaranteed Obligations” has the meaning specified in Section 11.01.

“Guarantors” has the meaning set forth in the definition of “Collateral and Guarantee Requirement” and shall include each Restricted Subsidiary that shall have become a Guarantor pursuant to Section 6.11 and each member of the Restricted Group and each Permitted Affiliate Parent that shall have become a Guarantor pursuant to Section 10.21(c). For avoidance of doubt, the Company in its sole discretion may cause any Restricted Subsidiary that is not a Guarantor to guarantee the Obligations by causing such Restricted Subsidiary to execute a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, and any such Restricted Subsidiary shall be a Guarantor and Loan Party hereunder for all purposes. For the avoidance of doubt, each Initial Borrower is a Guarantor in respect of Secured Hedge Agreements and Treasury Services Agreements to which that Initial Borrower is not party.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, electromagnetic radio frequency or microwave emissions that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.

“Hedge Bank” means any Person which is a party to a Secured Hedge Agreement or a Treasury Services Agreement and that is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent on the Closing Date or at the time it enters into such Secured Hedge Agreement or a Treasury Services Agreement, as applicable, in its capacity as a party thereto and that, in the case of a Secured Hedge Agreement is designated a “Hedge Bank” with respect to such Secured Hedge Agreement in writing from the Borrowers to the Administrative Agent, and (other than a Person already party hereto as a Lender) that (a) delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the Administrative Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 10.05, 10.15 and 10.16 and Article IX as if it were a Lender, and (b) is or has become a party to the Existing Intercreditor Agreement as a Hedging Bank (as defined in the Existing Intercreditor Agreement) in accordance with the provisions of the Existing Intercreditor Agreement.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“IFRS” means the accounting standards issued by the International Accounting Standards Board and its predecessors, as in effect as of the Signing Date or, for purposes of Section 4.03 of Annex II, as in effect from time to time; provided that at any date after the Signing Date the Company may make an irrevocable election to establish that “IFRS” shall mean IFRS as in effect on a date that is on or prior to the date of such election. Except as otherwise expressly provided below or in this Agreement, all ratios and calculations based on IFRS contained in this Agreement shall be computed in conformity with IFRS. At any time after the Signing Date, the Company may elect to apply for all purposes of this Agreement, in lieu of IFRS, GAAP and, upon such election, references to IFRS herein will be construed to mean GAAP as in effect on the Signing Date; provided that (1) all financial statements and reports to be provided, after such election, pursuant to this Agreement shall be prepared on the basis of GAAP as in effect from time to time (including that, upon first reporting its fiscal year results under GAAP, the financial statements of the Reporting Entity shall be restated on the basis of GAAP for the year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of GAAP), and (2) from and after such election, all ratios, computations and other determinations based on IFRS contained in this Agreement shall, at the Company’s option (a) continue to be computed in conformity with IFRS (provided that, following such election, the annual, semi-annual and quarterly information required by Section 4.03(a)(1), Section 4.03(a)(2) and Section 4.03(a)(3) of Annex II shall include a reconciliation, either in the footnotes thereto or in a separate report delivered therewith, of such IFRS presentation to the corresponding GAAP presentation of such financial information), or (b) be computed in conformity with GAAP with retroactive effect being given thereto assuming that such election had been made on the Signing Date. Thereafter, the Company may, at its option, elect to apply IFRS or GAAP and compute all ratios, computations and other determinations based on IFRS or GAAP, as applicable, all on the basis of the foregoing provisions of this definition of IFRS.

“Increase Confirmation” means an Increase Confirmation, in substantially the form of Exhibit N, to be executed and delivered by each Lender with a commitment under the Finco Interim Facility in accordance with Section 2.01(b)(ii).

“Indemnified Taxes” means, with respect to the Administrative Agent or any Lender, all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than (i) any Taxes imposed on or measured by its net income, however denominated, and franchise (and similar) Taxes imposed on it in each case, imposed by a jurisdiction (or political subdivision thereof) as a result of such recipient being organized in or having its principal office or applicable lending office in such jurisdiction, or as a result of any other connection between the Administrative Agent or such Lender and such jurisdiction other than any connections arising solely from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing, any Loan Document, (ii) any Taxes attributable to the failure by such Agent or Lender to comply with Section 3.01(d), (iii) any branch profits Taxes imposed by the United States under Section 884(a) of the Code or any similar Tax imposed by any other jurisdiction described in (i), (iv) in the case of a Lender (other than an assignee pursuant to a request by the Company under Section 3.11), any U.S. federal Tax that is, or would be required to be withheld imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date (which, for the avoidance of doubt, is no earlier than the date hereof) on which such Lender (a) acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires its interest in such Loan or (b) or designates a new Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it designated a new Lending Office, (v) any Taxes imposed under FATCA, (vi) U.S. backup withholding Taxes, (vii) Taxes resulting from the gross negligence or willful misconduct of the Administrative Agent or Lender, (viii) any Tax which is compensated by a Tax Payment under Section 3.02, or would have been so compensated but for one of the exclusions in Section 3.02 and (x) for the avoidance of doubt, interest, penalties, and additions to tax on the amounts described in clauses (i) through (viii) hereof.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Initial Additional Facility Lender” means a person which becomes a Lender under an Additional Facility pursuant to Section 2.14.

“Initial Borrowers” has the meaning specified in the preliminary statements to this Agreement

“Initial Joinder Agreement” means the joinder agreement, in substantially the form of Exhibit O, to be executed and delivered by the Initial Borrowers and the Guarantors (if any) party thereto.

“Initial Joinder Effective Date” means the effective date of the Initial Joinder Agreement.

“Initial Revolving Credit Commitment” means, as to each Revolving Credit Lender, its Revolving Credit Commitment as of the Closing Date, as may be increased from time to time pursuant to an Increase Confirmation or an Additional Revolving Facility. The aggregate amount of Initial Revolving Credit Commitments is $356,920,000.

“Initial Term Loans” means, individually or collectively, the Term B-1 Loans and the Term B-2 Loans.

“Intellectual Property” means patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of the business of the Loan Parties as currently conducted.

“Intercreditor Agreements” means the Existing Intercreditor Agreement and any Additional Intercreditor Agreement, collectively, in each case to the extent in effect.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (or less than one month with respect to Revolving Credit Loans) or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, twelve months or such other period, as selected by the relevant Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the applicable Maturity Date.

“IP Rights” has the meaning set forth in Section 5.15.

“IRS” means the U.S. Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit or Alternative Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit or Alternative Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer or the relevant Alternative L/C Issuer, as applicable, and the relevant Borrower (or any Subsidiary) or in favor of the L/C Issuer or the relevant Alternative L/C Issuer, as applicable, and relating to such Letter of Credit or Alternative Letter of Credit, as applicable.

“ITA” means the United Kingdom Income Tax Act 2007.

“Latest Maturity Date” means, at any date of determination and with respect to the specified Loans or Commitments (or in the absence of any such specification, all outstanding Loans and Commitments hereunder), the latest Maturity Date applicable to any such Loans or Commitments hereunder at such time, including the latest maturity date of any Extended Term Loan, any Extended Revolving Credit Commitment, any Refinancing Term Loans, any Refinancing Revolving Credit Commitments or any Additional Facility, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender in respect of a Letter of Credit, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit or Alternative Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means The Bank of Nova Scotia, and any other Lender that becomes an L/C Issuer in accordance with Section 2.03(k) or 10.07(j), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit and Alternative Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings and the aggregate of all Drawn Amounts including all Alternative L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit or Alternative Letter of Credit, the amount of such Letter of Credit or Alternative Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit or Alternative Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit or Alternative Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph to this Agreement (and includes, for avoidance of doubt, each Term B-1 Lender and each Term B-2 Lender) and, as the context requires, includes an L/C Issuer, an Alternative L/C Issuer, the Swing Line Lender, any Initial Additional Facility Lender, any assignee which becomes a Lender under an Additional Facility pursuant to an Assignment and Assumption and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any letter of credit issued hereunder, other than an Alternative Letter of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit or Alternative Letter of Credit in the form from time to time in use by the relevant L/C Issuer or Alternative L/C Issuer, as applicable.

“Letter of Credit Expiration Date” means, with respect to any Letter of Credit or Alternative Letter of Credit, the day that is five (5) Business Days prior to the scheduled Latest Maturity Date then in effect for the Participating Revolving Credit Commitments (taking into account the Maturity Date of any conditional Participating Revolving Credit Commitment that will automatically go into effect on or prior to such Maturity Date (or, if such day is not a Business Day, the next preceding Business Day)).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $10,000,000 (or such greater amount as may be agreed between a Borrower and an L/C Issuer) and (b) the aggregate amount of the Participating Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Participating Revolving Credit Commitments.

“Liberty Acquisition” means the acquisition by Liberty Global, directly or indirectly, of the Liberty Acquisition Target pursuant to a scheme of arrangement or otherwise.

“Liberty Acquisition Target” means Cable & Wireless Communications plc, and any and all successors thereto.

“Liberty Global” means Liberty Global plc, and any and all successors thereto.

“LIBOR” has the meaning set forth in clause (a) of the definition of “Eurocurrency Rate”.

“Loan” means an extension of credit by a Lender (x) to a Borrower in the form of a Term Loan, and (y) to a Borrower in the form of a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) any Refinancing Amendment, or Extension Amendment, (v) each Letter of Credit Application, (vi) any Additional Facility Joinder Agreement, (vii) each Fee Letter and (viii) any other document designated as a Loan Document by the Company and the Administrative Agent.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Long Stop Date” means (i) July 31, 2016, (ii) if the FCC Condition (as defined in the C&W Co-operation Agreement) has not been satisfied prior to July 31, 2016, December 16, 2016 or (iii) such later date (if any) as may be agreed by the Required Lenders and Finco.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means any event or circumstance that has a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their payment obligations under any Loan Document to which the Company or any of the Loan Parties is a party.

“Material Subsidiary” means, as of any date of determination, any Restricted Subsidiary that accounts for more than 5% on an unconsolidated basis of Consolidated EBITDA for the most recent Test Period.

“Maturity Date” means (i) with respect to the Initial Term Loans, December 31, 2022, (ii) with respect to the Initial Revolving Credit Commitments, July 31, 2021, (iii) with respect to any Class of Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date as specified in the applicable Extension Request accepted by the respective Lender or Lenders, (iv) with respect to any Refinancing Term Loans or Refinancing Revolving Credit Commitments, the final maturity date as specified in the applicable Refinancing Amendment and (v) with respect to any Additional Facility Loan, the final maturity date as specified in the applicable Additional Facility Joinder Agreement; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning specified in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Non-Consenting Lender” has the meaning set forth in Section 3.11.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“non-Expiring Credit Commitment” has the meaning provided in Section 2.04(g).

“Non-extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Funding Lender” has the meaning specified in Section 10.07(c)(i).

“Non-U.S. Jurisdiction” means each jurisdiction of organization of a Subsidiary of the Company other than the United States (or any state thereof) or the District of Columbia.

“Note” means a Term Note, a Revolving Credit Note or a Swing Line Note, as the context may require.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit or Alternative Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) obligations of any Loan Party arising under any Secured Hedge Agreement or any Treasury Services Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit or Alternative Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OID” means original issue discount.

“Organization Documents” means, (a) with respect to any corporation or exempted company, the certificate or articles of incorporation and the bylaws or memorandum and articles of association (or equivalent or comparable constitutive documents with respect to any Non-U.S. Jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning specified in Section 2.05(b)(ii).

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing and any refinancings of outstanding Drawn Amounts under Alternative Letters of Credit as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding Dollar Equivalent thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of (i) outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) and (ii) outstanding Drawn Amounts under related Alternative Letters of Credit (including any refinancing of outstanding Drawn Amounts under related Alternative Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit or Alternative Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of the Federal Funds Rate and an overnight rate determined by the Administrative Agent, an L/C Issuer or the Swing Line Lender, as applicable, in accordance with banking industry rules on interbank compensation (b) with respect to any amount denominated in any Available Currency other than Dollars, the rate of interest per annum at which overnight deposits in such Available Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent or the L/C Issuer, as applicable, in the applicable offshore interbank market for such Available Currency to major banks in such interbank market.

“Panel” means the Panel on Takeovers and Mergers.

“Participant” has the meaning specified in Section 10.07(e).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participating Revolving Credit Commitments” means (1) the Initial Revolving Credit Commitments (including any Extended Revolving Credit Commitments in respect thereof) and (2) those additional Revolving Credit Commitments (and both (x) Additional Revolving Facilities to such Class and (y) Extended Revolving Credit Commitments in respect thereof) established pursuant to a Refinancing Amendment for which an election has been made to include such Commitments for purposes of the issuance of Letters of Credit or the making of Swing Line Loans; provided that, with respect to clause (2), the effectiveness of such election may be made conditional upon the maturity of one or more other Participating Revolving Credit Commitments. At any time at which there is more than one Class of Participating Revolving Credit Commitments outstanding, the mechanics and arrangements with respect to the allocation of Letters of Credit and Swing Line Loans among such Classes will be subject to procedures agreed to by the Company and the Administrative Agent.

“Participating Revolving Credit Lender” means any Lender holding a Participating Revolving Credit Commitment.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Affiliate Group Designation Date” means any date on which the Administrative Agent provides confirmation to the Company that the conditions set out in Section 10.21(a) are satisfied.

“Permitted Affiliate Parent” has the meaning specified in Section 10.21(a).

“Platform” means IntraLinks, SyndTrak or another similar electronic system where Company Materials are made available.

“Pledge Agreement” means (i) each share charge and each related confirmation listed on Schedule II, (ii) any pledge agreement entered into in connection with a Subordinated Shareholder Loan in favor of the Security Trustee for the benefit of the Secured Parties and (iii) any other pledge agreements made by any other Loan Party in favor of the Security Trustee for the benefit of the Secured Parties.

“Proceeding” has the meaning set forth in Section 10.05.

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time; provided that, in the case of the Revolving Credit Commitments of any Class, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof; and provided further that, if any Lender has issued an Alternative Letter of Credit, such Lender’s Revolving Credit Commitment shall be reduced by the aggregate face amount of such Alternative Letter of Credit for so long as such Alternative Letter of Credit is outstanding (subject to subclause (2) of Section 2.03(c)(B)(ii)).

“Qualified ECP Guarantor” means in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and which may cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act (or any successor provision thereto).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Stock.

“Qualifying Assignment” means any assignment of a Loan to an Affiliated Lender in connection with an Additional Facility and where following such assignment the Affiliated Lender assigns the relevant Loans under the Additional Facility to other Lenders that are not Affiliated Lenders within 15 Business Days of the initial assignment to the Affiliated Lender, provided that no Default or Event of Default has occurred and is continuing.

“Qualifying Lender” means in relation to a payment of interest on a participation in a Loan, a Lender which is: (a) a UK Bank Lender; (b) a UK Non-Bank Lender; or (c) a UK Treaty Lender.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Debt” has the meaning set forth in Section 2.15(a).

“Refinancing Amendment” has the meaning set forth in Section 2.15(f).

“Refinancing Commitments” has the meaning set forth in Section 2.15(a).

“Refinancing Facility Closing Date” has the meaning set forth in Section 2.15(d).

“Refinancing Facilities Fee Letter” means the fee letter, dated as of November 16, 2015 by and among the Arrangers and Finco, as amended from time to time.

“Refinancing Lender” has the meaning set forth in Section 2.15(c).

“Refinancing Loan” has the meaning set forth in Section 2.15(b).

“Refinancing Loan Request” has the meaning set forth in Section 2.15(a).

“Refinancing Revolving Credit Commitments” has the meaning set forth in Section 2.15(a).

“Refinancing Revolving Credit Lender” has the meaning set forth in Section 2.15(c).

“Refinancing Revolving Loan” has the meaning set forth in Section 2.15(b).

“Refinancing Term Commitments” has the meaning set forth in Section 2.15(a).

“Refinancing Term Lender” has the meaning set forth in Section 2.15(c).

“Refinancing Term Loan” has the meaning set forth in Section 2.15(b).

“Register” has the meaning set forth in Section 10.07(d).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Rejection Notice” has the meaning specified in Section 2.05(b)(vii).

“Related Indemnified Person” of an Agent, Lender, Arranger or Bookrunner means (1) any controlling Person or controlled Affiliate of such Person, (2) the respective directors, officers, or employees of such Person or any of its controlling Persons or controlled Affiliates and (3) the respective agents or representatives of such Person or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Person, controlling person or such controlled Affiliate; provided that each reference to a controlled Affiliate, director, officer or employee in this definition pertains to a controlled Affiliate, director, officer or employee involved in the negotiation or syndication of this Agreement and the Facilities.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

“Replaced Term Loans” has the meaning specified in Section 10.01.

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the otherwise applicable notice period has been waived by regulation or otherwise by the PBGC.

“Repricing Transaction” means (a) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans with the proceeds of, or any conversion of Initial Term Loans into, any new or replacement tranche of secured term loans the primary purpose or result of which is to reduce the All-In Yield applicable to such Initial Term Loans or (b) any amendment, amendment and restatement or other modification to this Agreement, the primary purpose or result of which is to reduce the All-In Yield applicable to the Initial Term Loans; provided that any refinancing or repricing of the Initial Term Loans shall not constitute a Repricing Transaction if such refinancing or repricing is in connection with a transaction that would result in a Change of Control.

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Class Lenders” means, as of any date of determination, with respect to one or more Facilities, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility or Facilities (with the aggregate Dollar Equivalent of each Lender’s risk participation and funded participation in L/C Obligations relating to Letters of Credit and Swing Line Loans, as applicable, as calculated by the Administrative Agent, under such Facility or Facilities being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments under such Facility or Facilities; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility or Facilities held, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Class Lenders; provided, further, that, the Loans of any Affiliated Lender shall be excluded for purposes of making a determination of Required Class Lenders as set forth in Section 10.07(m); provided, further¸ that any Commitments or Loans in relation to which a cancellation or prepayment notice (as applicable) has been delivered in accordance with Section 2.05(a) (to the extent such notice is unconditional) or Section 2.05(b) (to the extent the applicable Lenders have not declined the proceeds from such prepayment pursuant to Section 2.05(b)(vii)) shall be excluded for purposes of making a determination of Required Class Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate Dollar Equivalent of each Lender’s risk participation and funded participation in L/C Obligations relating to Letters of Credit and Swing Line Loans, as calculated by the Administrative Agent, being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that, the Loans of any Affiliated Lender shall be excluded for purposes of making a determination of Required Lenders as set forth in Section 10.07(m); provided, further¸ that any Commitments or Loans in relation to which a cancellation or prepayment notice (as applicable) has been delivered in accordance with Section 2.05(a) (to the extent such notice is unconditional) or Section 2.05(b) (to the extent the applicable Lenders have not declined the proceeds from such prepayment pursuant to Section 2.05(b)(vii)) shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders under the Initial Revolving Credit Commitments (including, for purposes of this definition of “Required Revolving Credit Lenders” (x) any Extended Revolving Credit Commitments in respect thereof and (y) any Refinancing Revolving Credit Commitments in respect thereof and (z) Lenders under Additional Revolving Facilities that are entitled to vote with respect to the relevant matter) holding more than 50% of the sum of the (a) Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and all L/C Obligations (with the aggregate amount of each Lender’s risk participation (in respect of Letters of Credit) and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) under the Initial Revolving Credit Commitments and (b) aggregate unused Initial Revolving Credit Commitments; provided that unused Revolving Credit Commitments of, and the portion of the Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and all L/C Obligations held, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders; provided, further, that any Commitments or Loans in relation to which a cancellation or prepayment notice (as applicable) has been delivered in accordance with Section 2.05(a) (to the extent such notice is unconditional) or Section 2.05(b) (to the extent the applicable Lenders have not declined the proceeds from such prepayment pursuant to Section 2.05(b)(vii)) shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief operating officer, chief administrative officer, secretary or assistant secretary, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party (including pursuant to powers granted to such person under power of attorney). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Group” means the Company, any Permitted Affiliate Parent and any Subsidiary of the Company or of a Permitted Affiliate Parent (including any Borrower) from time to time, but excluding any Unrestricted Subsidiary.

“Revolver Extension Request” has the meaning provided in Section 2.16(b).

“Revolver Extension Series” has the meaning provided in Section 2.16(b).

“Revolving Credit Availability Period” means the period from and including the Shareholder Approval Date to and including the date falling thirty (30) days prior to the Maturity Date of the Initial Revolving Credit Commitments; provided that if the Shareholder Approval Date has not occurred on or prior to the Long Stop Date, the Revolving Credit Availability Period shall automatically terminate on such date; provided further that, without limitation, Letters of Credit may be issued on the Closing Date to backstop or replace letters of credit, guarantees and performance or similar bonds outstanding on the Closing Date (including deemed issuances of the Existing Letters of

Credit under this Agreement). Notwithstanding the foregoing, the Revolving Credit Loans shall be used when drawn to repay in full all outstanding amounts and terminate all commitments under the Existing Revolving Credit Agreement.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period, made by each of the Revolving Credit Lenders pursuant to Section 2.01(b) (other than Revolving Credit Loans made pursuant to Section 2.14).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers, (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Revolving Credit Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment, (iii) an Extension or (iv) an Additional Facility Commitment. The amount of each Revolving Credit Lender’s Commitment is set forth in Schedule 1.01A under the caption “Revolving Credit Commitment” and the Register or in the Assignment and Assumption, in each case, as may be amended pursuant to any Increase Confirmation, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed, increased or decreased its Revolving Credit Commitment, as the case may be.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the amount of the Outstanding Amount of such Revolving Credit Lender’s Revolving Credit Loans, the Outstanding Amount of all L/C Obligations of such Revolving Credit Lender under Alternative Letters of Credit issued by such Revolving Credit Lender and its Pro Rata Share or other applicable share provided for under this Agreement of the Dollar Equivalent of the L/C Obligations in respect of Letters of Credit and the Swing Line Obligations, as calculated by the Administrative Agent, at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if Revolving Credit Commitments have terminated, Revolving Credit Exposure.

“Revolving Credit Loans” means any loan made pursuant to the Initial Revolving Credit Commitments, any Additional Revolving Facility, any Refinancing Revolving Loan or any loan under any Extended Revolving Credit Commitments, as the context may require.

“Revolving Credit Note” means a promissory note of a Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing the aggregate Indebtedness of such Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to such Borrower.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or Her Majesty’s Treasury of the United Kingdom and (b) any other Person organized in a Sanctioned Country or controlled (as determined by applicable law) by any Person that is a Sanctioned Person.

“Scheme Effective Date” means the date upon which a copy of the court order sanctioning the scheme of arrangement in connection with the Liberty Acquisition is filed with the Registrar of Companies in accordance with section 899(4) of the Companies Act 2006 of England and Wales, as amended from time to time.

“Secured Hedge Agreement” means any Interest Rate Agreement, Commodity Agreement or Currency Agreement permitted under Annex II that is entered into by and between the Borrower or any Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Security Trustee” means BNP Paribas, and any and all successors thereto, in its capacity as security trustee under the Existing Intercreditor Agreement.

“Shareholder Approval Date” means the later to occur of (i) the date on which the shareholders of the Liberty Acquisition Target representing at least 75% by value and a majority in number of each class of shares outstanding in the Liberty Acquisition Target vote in favor of the Liberty Acquisition and (ii) the date on which the requisite number of shareholders of Liberty Global vote in favor of the Liberty Acquisition.

“Signing Date” means the date on which this Agreement is executed by Finco, the Administrative Agent and the Lenders.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Representations” means those representations and warranties set forth in Section 5.01(a)(i) (only with respect to organizational existence of the Initial Borrowers), and in Sections 5.01(a)(ii)(B), 5.02(a), 5.02(b)(i) and 5.04 (in each case, with respect to the Initial Borrowers and this Agreement, the Existing Intercreditor Agreement and the Refinancing Facilities Fee Letter only).

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means the Bank of Nova Scotia, in its capacity as provider of Swing Line Loans or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B hereto.

“Swing Line Note” means a promissory note of a Borrower payable to the Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-4 hereto, evidencing the aggregate Indebtedness of such Borrower to the Swing Line Lender resulting from the Swing Line Loans.

“Swing Line Obligations” means, as at any date of determination, the aggregate Outstanding Amount of all Swing Line Loans.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $3,000,000 and (b) the aggregate amount of the Participating Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Participating Revolving Credit Commitments.

“Taxes” means all present or future taxes, imposts, duties, deductions, levies, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority including interest, penalties and additions to tax.

“Tax Credit” means a credit against, relief or remission for, or repayment of any tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a UK Payment, other than (i) a FATCA Deduction or (ii) a deduction or withholding for or on account of any Bank Levy (or otherwise attributable to, or arising as a consequence of, a Bank Levy).

“Tax Payment” means the increase in a payment made by a Loan Party to a Finance Party under Section 3.02.

“Telecommunications, Cable and Broadcasting Laws” means all laws, statutes, regulations and judgments relating to broadcasting or telecommunications or cable television or broadcasting applicable to any member of the Restricted Group, and/or the business carried on by, any member of the Restricted Group (for the avoidance of doubt, not including laws, statutes, regulations or judgments relating solely to consumer credit, data protection or intellectual property).

“Term B-1 Availability Period” means the period from and including the Shareholder Approval Date to and including earliest to occur of (i) the Long Stop Date, (ii) the date falling sixty (60) Business Days following the Scheme Effective Date and (iii) the date on which Liberty Global notifies the Administrative Agent in writing that its offer to consummate the Liberty Acquisition is permanently withdrawn.

“Term B-1 Borrowing” means a borrowing consisting of Term B-1 Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term B-1 Lenders pursuant to Section 2.01(a).

“Term B-1 Lender” means, at any time, any Lender that has a Term B-1 Loan Commitment or a Term B-1 Loan at such time.

“Term B-1 Loan” means the term loans made by the Term B-1 Lenders to any Borrower pursuant to Section 2.01(a) as such loans may be increased pursuant to the terms of Section 2.14.

“Term B-1 Loan Commitments” means, as to each Term B-1 Lender, its obligation to make a Term B-1 Loan to any Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in the Register or in the Assignment and Assumption pursuant to which such Term B-1 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Term B-1 Loan Commitments as of the date hereof is $440,000,000.

“Term B-1 Loan Commitment Termination Date” means the earlier of (i) the last date of the Term B-1 Availability Period and (ii) with respect to any Term B-1 Loan Commitment that is terminated pursuant to Section 2.06, the termination date of such Term B-1 Loan Commitment.

“Term B-2 Availability Period” means the period from and including the Signing Date to and including the earlier of (i) the Long Stop Date and (ii) the date falling sixty (60) Business Days following the Scheme Effective Date or, if later, the date on which Liberty Acquisition Target is reregistered as a private limited company.

“Term B-2 Borrowing” means a borrowing consisting of Term B-2 Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term B-2 Lenders pursuant to Section 2.01(a).

“Term B-2 Lender” means, at any time, any Lender that has a Term B-2 Loan Commitment or a Term B-2 Loan at such time.

“Term B-2 Loan” means the term loans made by the Term B-2 Lenders to any Borrower pursuant to Section 2.01(a) as such loans may be increased pursuant to the terms of Section 2.14.

“Term B-2 Loan Commitments” means, as to each Term B-2 Lender, its obligation to make a Term B-2 Loan to any Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in the Register or in the Assignment and Assumption pursuant to which such Term B-2 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Term B-2 Loan Commitments as of the date hereof is $360,000,000.

“Term B-2 Loan Commitment Termination Date” means the earlier of (i) the last date of the Term B-2 Availability Period and (ii) with respect to any Term B-2 Loan Commitment that is terminated pursuant to Section 2.06, the termination date of such Term B-2 Loan Commitment.

“Term Borrowing” means the Term B-1 Borrowing or the Term B-2 Borrowing, as applicable.

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to any Borrower hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term B-1 Lender or Term B-2 Lender pursuant to an Assignment and Assumption, (ii) a Refinancing Amendment, (iii) an Extension or (iv) an Additional Facility Commitment. The amount of each Lender’s Commitment is set forth in the Register or in the Assignment and Assumption, Extension Amendment, Refinancing Amendment or Additional Facility Joinder Agreement pursuant to which such Lender shall have assumed, increased or decreased its Term Commitment, as the case may be.

“Term Lender” means any Term B-1 Lender or Term B-2 Lender or any Lender that commits to provide any Additional Facility Loan that is a term loan, any Refinancing Term Loan, or any Extended Term Loan, as the context may require.

“Term Loan” means the Term B-1 Loan, the Term B-2 Loan, any Additional Facility Loan that is a term loan, any Refinancing Term Loan or any Extended Term Loan, as the context may require.

“Term Loan Extension Request” has the meaning provided in Section 2.16(a).

“Term Loan Extension Series” has the meaning provided in Section 2.16(a).

“Term Note” means a promissory note of a Borrower payable to any Term Lender or its registered assigns, in substantially the form of, in the case of Term B-2 Loans, Exhibit C-1 and, in the case of Term B-1 Loans, Exhibit C-2 hereto evidencing the aggregate Indebtedness of such Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Threshold Amount” means $75,000,000.

“Total Additional Facility Commitment” means, in relation to an Additional Facility, the aggregate for the time being of the Additional Facility Commitments for that Additional Facility.

“Total Term B-1 Loan Commitment” means the sum of Term B-1 Loan Commitments of all the Term B-1 Lenders.

“Total Term B-2 Loan Commitment” means the sum of Term B-2 Loan Commitments of all the Term B-2 Lenders.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trading Price” means, in respect of any Unfunded Amount, the amount (expressed as a percentage) notified by the Administrative Agent to the relevant Non-Funding Lender as being the bid price at which the Administrative Agent is able to sell the Unfunded Amount pursuant to one or more secondary trades, as determined by the Administrative Agent (acting reasonably) on or around the date of the relevant Deemed Transfer Notice.

“Transferred Guarantor” has the meaning specified in Section 11.09.

“Treasury Services Agreement” means any agreement between the Company or any Subsidiary and any Hedge Bank relating to treasury, depository, credit card, debit card and cash management services or automated clearinghouse transfer of funds or any similar services.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UK Bank Lender” means, in relation to a payment of interest on a participation in a Loan, a Lender which is beneficially entitled to that payment and (a) if the participation in that Loan was made by it, is a Lender which is a “bank” (as defined for the purposes of section 879 of the ITA in section 991 of the ITA) and within the charge to United Kingdom corporation tax as regards that payment or would be within such charge as respects such payment apart from section 18A of CTA and or (b) if the participation in that Loan was made by a different person, such person was a “bank” (as defined for the purposes of section 879 of the ITA in section 991 of the ITA) at the time that Loan was made, and is a lender which is within the charge to United Kingdom corporation tax as respect to that payment.

“UK Non-Bank Lender” means, in relation to a payment of interest on a Loan: (a) a Lender which is beneficially entitled to the income in respect of which that payment is made and is a UK Resident company (such that the payment is within the category of excepted payments described at section 933 ITA); or (b) a Lender to which such payment would fall within one of the categories of excepted payments described at sections 934 to 937 ITA inclusive, where H.M. Revenue & Customs has not given a direction under section 931 ITA which relates to that payment of interest on a Loan to such Borrower.

“UK Borrower” means the Original Borrower and any Borrower which is resident in the United Kingdom for tax purposes.

“UK Payment” has the meaning provided in Section 3.01(a).

“UK Resident” means a person who is resident in the United Kingdom for the purposes of the CTA, and “non-UK Resident” shall be construed accordingly.

“UK Treaty Lender” means in relation to a payment of interest on a Loan, a Lender which is entitled to claim full relief from liability to taxation otherwise imposed by the United Kingdom on interest under a Double Taxation Treaty and which does not carry on business in (a) the United Kingdom, or (b) the Cayman Islands, in either case through a permanent establishment with which that Lender’s participation in that Loan is effectively connected and, in relation to any payment of interest on any Loan made by that Lender, the Borrower has, received notification (or will have received notification prior to the end of the first Interest Period hereunder) in writing from H.M. Revenue & Customs authorising the Borrower to pay interest on such Loans without any Tax Deduction, including where such notification is provided as a result of the Lender using HMRC DT Treaty Passport Scheme.

“Unfunded Amount” has the meaning specified in Section 10.07(c)(i).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning set forth in Section 3.01(d)(ii)(C) and is in substantially the form of Exhibit H hereto.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(A)(i).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“VAT” means (a) value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature imposed in compliance with the Council Directive 2006/112/EC on the common system of value added tax as implemented by a member state of the European Union; and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“Wider Group” means Liberty Global and its Subsidiaries from time to time (other than the Restricted Group).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” (and its correlatives) means by way of example and not as a limitation.

(e) The word “or” is not exclusive.

(f) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(h) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(i) For purposes of determining compliance with any Section of Annex II at any time, in the event that any Lien, Permitted Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Asset Disposition, Restricted Payment, Affiliate Transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Company in its sole discretion at such time.

Section 1.03 Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with IFRS, except as otherwise specifically prescribed herein.

Section 1.04 Rounding.

Any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05 References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07 Timing of Payment of Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Letters of Credit and Alternative Letters of Credit.

Unless otherwise specified herein, the amount of a Letter of Credit or Alternative Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit, as calculated by the Administrative Agent, in effect at such time; provided, however, that with respect to any Letter of Credit or Alternative Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit or Alternative Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit or Alternative Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.09 Cashless Roll.

Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

Section 1.10 Existing Intercreditor Agreement:

Pursuant to clause 1.3(v) (Construction) of the Existing Intercreditor Agreement, whereby “RCF Agreement” (as defined therein) includes that agreement as replaced by this Agreement, terms used but not defined in the Existing Intercreditor Agreement have the same meaning given to them in this Agreement. For the purposes of the Existing Intercreditor Agreement:

(a) “Group” means the Restricted Group; and

(b) “Security” means a Lien.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01 The Loans.

(a) The Initial Term Loans

(i) The Term B-1 Borrowings. (i) Subject to the terms and conditions set forth herein, each Term B-1 Lender severally agrees to make to the Original Co-Borrower, following the execution and delivery by the Initial Borrowers of the Initial Joinder Agreement, one or more Term B-1 Loans denominated in Dollars from time to time, on any Business Day during the Term B-1 Availability Period in an aggregate amount not to exceed (x) for any such Term B-1 Lender, the Available Term B-1 Loan Commitment of such Term B-1 Lender as of the date of such Borrowing (immediately prior to giving effect thereto) and (y) in the aggregate, the Total Term B-1 Loan Commitment as of the date of such Borrowing (immediately prior to giving effect thereto), each such Term B-1 Loan to be funded by each such Term B-1 Lender on a pro rata basis in accordance with the percentage of the Total Term B-1 Loan Commitment represented by its Term B-1 Loan Commitment and (ii) subject to the terms and conditions set forth in any Refinancing Amendment providing for, as applicable, the making, exchange, renewal, replacement or refinancing of Term B-1 Loans, each Term B-1 Lender party thereto severally agrees to, as applicable, make, exchange, renew, replace or refinance Term B-1 Loans on the date specified therein in an aggregate amount not to exceed the amount of such Term B-1 Lender’s Term B-1 Loan Commitment as set forth therein.

(ii) The Term B-2 Borrowings. (i) Subject to the terms and conditions set forth herein, each Term B-2 Lender severally agrees to make to the Original Co-Borrower, following the execution and delivery by the Initial Borrowers of the Initial Joinder Agreement, one or more Term B-2 Loans denominated in Dollars from time to time, on any Business Day during the Term B-2 Availability Period in an aggregate amount not to exceed (x) for any such Term B-2 Lender, the Available Term B-2 Loan Commitment of such Term B-2 Lender as of the date of such Borrowing (immediately prior to giving effect thereto) and (y) in the aggregate, the Total Term B-2 Loan Commitment as of the date of such Borrowing (immediately prior to giving effect thereto), each such Term B-2 Loan to be funded by each such Term B-2 Lender on a pro rata basis in accordance with the percentage of the Total Term B-2 Loan Commitment represented by its Term B-2 Loan Commitment and (ii) subject to the terms and conditions set forth in any Refinancing Amendment providing for, as applicable, the making, exchange, renewal, replacement or refinancing of Term B-2 Loans, each Term B-2 Lender party thereto severally agrees to, as applicable, make, exchange, renew, replace or refinance Term B-2 Loans on the date specified therein in an aggregate amount not to exceed the amount of such Term B-2 Lender’s Term B-2 Loan Commitment as set forth therein.

(iii) The Initial Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. The Initial Term Loans (if and when funded) shall have the same terms and shall be treated as a single class for all purposes, except that interest on the Initial Term Loans shall commence to accrue from the applicable funding date thereof. Amounts borrowed, exchanged, renewed, replaced or refinanced under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) The Revolving Credit Borrowings.

(i) Subject to the terms and conditions set forth herein, each Revolving Credit Lender with any Revolving Credit Commitment severally agrees to make Revolving Credit Loans denominated in one or more Available Currencies pursuant to Section 2.02 from its applicable Lending Office to the Borrowers from time to time following the execution and delivery by the Initial Borrowers of the Initial Joinder Agreement, from time to time, on any Business Day during the Revolving Credit Availability Period, in an aggregate Dollar Equivalent, calculated by the Administrative Agent, not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations in respect of Letters of Credit, plus the Outstanding Amount of all L/C Obligations of such Revolving Credit Lender under Alternative Letters of Credit issued by such Revolving Credit Lender, plus such Revolving Credit Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans, shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. Any revolving loans made under the Additional Facility Joinder Agreement are continued as Loans hereunder.

(ii) Each Lender that has, as of the Signing Date, a commitment under the Finco Interim Facility shall, upon the cancellation or payment in full of all principal and accrued interest outstanding under the Finco Interim Facility, execute and deliver to the Administrative Agent an Increase Confirmation, reflecting an increase in such Lender’s Initial Revolving Credit Commitment in a principal amount equal to the amount set forth on Schedule 2.01(b)(ii).

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each Additional Facility Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the irrevocable notice of the relevant Borrower, to the Administrative Agent which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (1) 1:00 p.m. two (2) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (2) 1:00 p.m. on the requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in subclause (1) above may be delivered no later than one (1) Business Day prior to the requested date of the Borrowing in the case of the initial Revolving Credit Borrowing, the initial Term B-1 Borrowing and the initial Term B-2 Borrowing. Each telephonic notice by a Borrower, pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum Dollar Equivalent of $1,000,000 or a whole multiple of a Dollar Equivalent of $100,000 in excess thereof, unless otherwise specified in an Additional Facility Joinder Agreement in relation to any Additional Facility. Except as provided in Section 2.03(c) and 2.04(b), each Borrowing of or conversion to Base Rate Loans shall be in a minimum Dollar Equivalent of $1,000,000 or a whole multiple of a Dollar Equivalent of $100,000 in excess thereof, unless otherwise specified in an Additional Facility Joinder Agreement in relation to any

Additional Facility. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the requesting Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the Dollar Equivalent, of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) in the case of Revolving Credit Loans, the currency in which the Revolving Credit Loans to be borrowed, continued or converted are to be denominated and (vii) wire instructions of the account(s) to which funds are to be disbursed (it being understood, for the avoidance of doubt, that the amount to be disbursed to any particular account may be less than the minimum or multiple limitations set forth above so long as the aggregate amount to be disbursed to all such accounts pursuant to such Borrowing meets such minimums and multiples). The currency specified in a Committed Loan Notice for an Additional Facility must be Dollars or such other currency as may be agreed between the relevant Borrower and the Additional Facility Lenders under such Additional Facility. If, (x) with respect to any Eurocurrency Rate Loans denominated in Dollars, a Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans and (y) with respect to any Eurocurrency Rate Loans denominated in any Available Currency (other than Dollars), a Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Eurocurrency Rate Loans with an Interest Period of one (1) month. Any such automatic conversion to Base Rate Loans or Eurocurrency Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. If no currency is specified, the requested Borrowing shall be in Dollars.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by a Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than the later of 12:00 noon on the Business Day specified in the applicable Committed Loan Notice and one hour after written notice of such Borrowing is delivered by the Administrative Agent to such Lender; provided, that, on the Closing Date (or with respect to any Additional Facility, as specified in the relevant Additional Facility Joinder Agreement), such funds may be made available at such earlier time as may be agreed among the relevant Lenders, the relevant Borrower and the Administrative Agent for the purpose of consummating the Transactions (or, in the case of any Additional Facility, the relevant transactions). The Administrative Agent shall make all funds so received available to the relevant Borrower in like funds as received by the Administrative Agent either by (i) crediting the account(s) of the relevant Borrower on the books of the Administrative Agent with the amount of such funds or (ii) the wire transfer of such funds, in each case in accordance with instructions provided by the relevant Borrower to (and reasonably acceptable to) the Administrative Agent; provided that if there are Swing Line Loans or L/C Borrowings outstanding on the date the Committed Loan Notice with respect to a Borrowing under any Class of Revolving Credit Commitments is given by the relevant Borrower, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing, second, to the payment in full of any such Swing Line Loans, and third, to the relevant Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the relevant Borrower pays the amount due, if any, under Section 3.09 in connection therewith. During the occurrence and continuation of an Event of Default, the Administrative Agent or the Required Lenders may require by notice to the Borrowers that no Loans denominated in Dollars may be converted to or continued as Eurocurrency Rate Loans and Loans denominated in an Available Currency other than Dollars may only be continued as Eurocurrency Rate Loans with an Interest Period of one (1) month.

(d) The Administrative Agent shall promptly notify the relevant Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the relevant Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than 10 Interest Periods in effect unless otherwise agreed between the relevant Borrower and the Administrative Agent; provided that, after the establishment of any new Class of Loans pursuant to an Additional Facility Joinder Agreement, a Refinancing Amendment or Extension Amendment, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by 3 Interest Periods for each applicable Class so established.

(f) The failure of any Lender to make a Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender on the date of any Borrowing.

(g) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share or other applicable share provided for under this Agreement available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the relevant Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the relevant Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the relevant Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the relevant Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the relevant Borrower the amount of such interest paid by the relevant Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the relevant Borrower shall be without prejudice to any claim the relevant Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(h) Upon receipt of a Committed Loan Notice for an Additional Facility, the Administrative Agent shall promptly notify each Additional Facility Lender of the aggregate amount of the Additional Facility Borrowing and of the amount of such Additional Facility Lender’s pro rata portion thereof, which shall be based on their respective Additional Facility Commitment. Each Additional Facility Lender will make the amount of its pro rata portion of the Additional Facility Borrowing available to the Administrative Agent for the account of the relevant Borrower at the New York office of the Administrative Agent specified on Schedule 10.02 prior to the time specified in the relevant Additional Facility Joinder Agreement, in funds immediately available to the Administrative Agent.

(i) No more than one Committed Loan Notice may be made under each Additional Facility unless an Additional Facility Joinder Agreement specifies otherwise, in which case the maximum number of requests for Additional Facility Loans under that Additional Facility will be as set out in that Additional Facility Joinder Agreement.

(j) Unless the Administrative Agent agrees otherwise, or unless otherwise agreed in the Additional Facility Joinder Agreement, no more than five (5) Additional Facility Loans may be outstanding at any one time under each Additional Facility (other than Additional Facilities that are Revolving Credit Loans).

Section 2.03 Letters of Credit and Alternative Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from and including the Shareholder Approval Date until the Letter of Credit Expiration Date, to issue Letters of Credit, at sight denominated in an Available Currency for the account of a Borrower (provided that any Letter of Credit may be for the benefit of any Subsidiary of a Borrower and may be issued for the joint and several account of a Borrower and a Restricted Subsidiary to the extent otherwise permitted by this Agreement) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Participating Revolving Credit Lenders severally agree to participate in Letters of Credit (but shall not, for the avoidance of doubt, participate in Alternative Letters of Credit) issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Participating Revolving Credit Lender would exceed such Lender’s Participating Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations in respect of Letters of Credit would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, a Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly a Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) Each Borrower and each Existing L/C Issuer listed in Schedule 1.01B agrees that the Existing Letter of Credit set forth beside its name in Schedule 1.01B shall be deemed to be an Alternative Letter of Credit established under the Revolving Credit Commitments on a bilateral basis in respect of all or any part of its Revolving Credit Commitment for all purposes under this Agreement.

(iii) Subject to the terms and conditions set forth herein, (A) each Existing L/C Issuer agrees (1) to amend or renew the Existing Letters of Credit, in accordance with Section 2.03(b), and (2) to honor drafts under the Existing Letters of Credit and (B) with respect to Alternative Letters of Credit that are not Existing Letters of Credit, each Alternative L/C Issuer (or an Affiliate of such an Alternative L/C Issuer) may, in its discretion, upon request of a Borrower, (1) from time to time on any Business Day during the period from and including the Shareholder Approval Date until the Letter of Credit Expiration Date, agree to issue Alternative Letters of Credit on a bilateral basis to a Borrower at sight denominated in an Available Currency for the account of a Borrower (provided that any Alternative Letter of Credit may be for the benefit of any Subsidiary of a Borrower and may be issued for the joint and several account of a Borrower and a Restricted Subsidiary to the extent otherwise permitted by this Agreement) and to amend or renew Alternative Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Alternative Letters of Credit provided that no Alternative L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Alternative Letter of Credit, if as of the date of such L/C Credit Extension, the Revolving Credit Exposure of that Alternative L/C Issuer would exceed such Alternative L/C Issuer’s Revolving Credit Commitment. Within the foregoing limits, and subject to the terms and conditions hereof, a Borrower’s ability to obtain Alternative Letters of Credit shall be fully revolving, and accordingly a Borrower may, during the foregoing period, obtain Alternative Letters of Credit to replace Alternative Letters of Credit that have expired or that have been drawn upon and reimbursed.

(iv) No L/C Issuer or Alternative L/C Issuer shall be under any obligation to issue any Letter of Credit or Alternative Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer or Alternative L/C Issuer from issuing such Letter of Credit or Alternative Letter of Credit, or any Law applicable to such L/C Issuer or Alternative L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer or Alternative L/C Issuer shall prohibit, or direct that such L/C Issuer or Alternative L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit or Alternative Letter of Credit in particular or shall impose upon such L/C Issuer or Alternative L/C Issuer with respect to such Letter of Credit or Alternative Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer or Alternative L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer or Alternative L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer or Alternative L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit or Alternative Letter of Credit would occur more than twelve (12) months after the date of issuance or last renewal, unless (1) each Appropriate Lender has approved of such expiration date or (2) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit or Alternative Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to such L/C Issuer or Alternative L/C Issuer, as applicable;

(C) the expiry date of such requested Letter of Credit or Alternative Letter of Credit would occur after the Letter of Credit Expiration Date, unless (1) each Appropriate Lender has approved such expiry date or (2) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit or Alternative Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to such L/C Issuer or Alternative L/C Issuer, as applicable, and the Administrative Agent;

(D) the issuance of such Letter of Credit or Alternative Letter of Credit would violate any policies of the L/C Issuer or Alternative L/C Issuer, as applicable, applicable to letters of credit generally;

(E) with respect to any Letter of Credit, any Participating Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements reasonably satisfactory to it and the relevant Borrower to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the participation in Letters of Credit by such Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the L/C Obligations in respect of such Letter of Credit; and

(F) such Letter of Credit or Alternative Letter of Credit is denominated in a currency other than an Available Currency.

(v) No L/C Issuer or Alternative L/C Issuer shall be under any obligation to amend any Letter of Credit or Alternative Letter of Credit if (A) such L/C Issuer or Alternative L/C Issuer would have no obligation at such time to issue such Letter of Credit or Alternative Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit or Alternative Letter of Credit does not accept the proposed amendment to such Letter of Credit or Alternative Letter of Credit. Notwithstanding anything herein to the contrary, the expiry date of any Letter of Credit or Alternative Letter of Credit denominated in a currency other than Dollars or Sterling must be approved by the relevant L/C Issuer or Alternative L/C Issuer in its sole discretion even if it is less than twelve months after the date of issuance or last renewal and any Auto-Extension Letter of Credit denominated in a currency other than Dollars or Sterling shall be issued only at the sole discretion of the relevant L/C Issuer or Alternative L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit and Alternative Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit or Alternative Letter of Credit shall be issued or amended, as the case may be, upon the request of the relevant Borrower, delivered to an L/C Issuer or Alternative L/C Issuer, as applicable (with a copy to the Administrative Agent), in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer or Alternative L/C Issuer, as applicable, and the Administrative Agent not later than 12:30 p.m. at least one (1) Business Day prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer or Alternative L/C Issuer, as applicable, may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit or Alternative Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer or Alternative L/C Issuer, as applicable: (a) the proposed issuance date of the requested Letter of Credit or Alternative Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (g) the Available Currency in which the requested Letter of Credit or Alternative Letter of Credit is to be issued will be denominated; and (h) such other matters as the relevant L/C Issuer or Alternative L/C Issuer, as applicable, may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit or Alternative Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer or Alternative L/C Issuer, as applicable, (1) the Letter of Credit or Alternative Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer or Alternative L/C Issuer, as applicable, may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer or Alternative L/C Issuer, as applicable, will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the relevant Borrower, and, if not, such L/C Issuer or Alternative L/C Issuer, as applicable, will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer or Alternative L/C Issuer, as applicable, of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer or with respect to an Alternative Letter of Credit other than an Existing Letter of Credit, on the requested date, issue a Letter of Credit or Alternative Letter of Credit for the account of that Borrower (and, if applicable, its applicable Subsidiary) or enter into the applicable amendment, as the case may be. With respect to the issuance of any Letter of Credit, (but not, for the avoidance of doubt, any Alternative Letter of Credit), immediately upon such issuance, each Participating Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the stated amount of such Letter of Credit.

(iii) If a Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree (and an Alternative L/C Issuer may agree) to issue a Letter of Credit or Alternative Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must (or, in the case of any Alternative Letter of Credit, may) permit the relevant L/C Issuer or Alternative L/C Issuer, as applicable, to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit or Alternative Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit or Alternative Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer or Alternative L/C Issuer, as applicable, the relevant Borrower shall not be required to make a specific request to the relevant L/C Issuer or Alternative L/C Issuer, as applicable, for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer or Alternative L/C Issuer, as applicable, to permit the extension of such Letter of Credit or Alternative Letter of Credit at any time to an expiry date that is, unless the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit or Alternative Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the relevant L/C Issuer or Alternative L/C Issuer, as applicable, not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer or Alternative L/C Issuer, as applicable, shall not permit any such extension if (A) the relevant L/C Issuer or Alternative L/C Issuer, as applicable, has determined that it would have no obligation at such time to issue such Letter of Credit or Alternative Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-extension Notice Date from the Administrative Agent, any Participating Revolving Credit Lender (with respect to any Letter of Credit only, and not with respect to any Alternative Letter of Credit) or the relevant Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after issuance of any Letter of Credit or Alternative Letter of Credit or any amendment to a Letter of Credit or Alternative Letter of Credit, the relevant L/C Issuer or Alternative L/C Issuer, as applicable, will also deliver to the relevant Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or Alternative Letter of Credit or amendment thereof.

(c) Drawings and Reimbursements; Funding of Participations.

(A) With respect to any Letter of Credit:

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the relevant Borrower and the Administrative Agent thereof. Not later than 12:00 noon on the second Business Day following any payment by an L/C Issuer under a Letter of Credit with notice to that Borrower (each such date, an “Honor Date”), that Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in Dollars (it being understood that in the case of a Letter of Credit denominated in an Available Currency other than Dollars, the amount of such Letter of Credit shall be determined by taking the Dollar Equivalent, calculated by the Administrative Agent, of such Letter of Credit); provided that if such reimbursement is not made on the date of drawing, such Borrower shall pay interest to the relevant L/C Issuer on such amount at the rate applicable to Base Rate Loans under the applicable Participating Revolving Credit Commitments (without duplication of interest payable on L/C Borrowings). The L/C Issuer shall notify the Borrower of the Dollar Equivalent of the drawing promptly following the determination or revaluation thereof. If that Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the Dollar Equivalent, calculated by the Administrative Agent, thereof in the case of an Available Currency other than Dollars) (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share or other applicable share provided for under this Agreement thereof. In such event, (x) in the case of an Unreimbursed Amount denominated in Dollars, such Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans and (y) in the case of an Unreimbursed Amount denominated in an Available Currency (other than Dollars), such Borrower shall be deemed to have requested a Revolving Credit Borrowing of Eurocurrency Rate Loans, in each case, under the Participating Revolving Credit Commitments to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Participating Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(A)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(A)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer in Dollars at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(A)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan under the Participating Revolving Credit Commitments to a Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, a Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the Dollar Equivalent of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(A)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c)(A) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Participating Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c)(A), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV; (C) any adverse change in the condition (financial or otherwise) of the Loan Parties; (D) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other L/C Issuer; or (E) any other circumstance, occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Participating Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c)(A) is subject to the conditions set forth in Section 4.02 (other than delivery by the relevant Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the relevant Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Participating Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c)(A) by the time specified in Section 2.03(c)(A)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the relevant L/C Issuer submitted to any Participating Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(A)(vi) shall be conclusive absent manifest error.

(B) With respect to any Alternative Letter of Credit:

(i) Upon receipt from the beneficiary of any Alternative Letter of Credit of any notice of a drawing under such Alternative Letter of Credit, the relevant Alternative L/C Issuer shall notify promptly the relevant Borrower and the Administrative Agent thereof. Not later than 12:00 noon on the second Business Day following any payment by an Alternative L/C Issuer under an Alternative Letter of Credit with notice to that Borrower, that Borrower shall reimburse such Alternative L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in Dollars (it being understood that in the case of an Alternative Letter of Credit denominated in an Available Currency other than Dollars, the amount of such Alternative Letter of Credit shall be determined by taking the Dollar Equivalent, calculated by the Administrative Agent, of such Alternative Letter of Credit); provided that if such reimbursement is not made on the date of drawing, such Borrower shall pay interest to the relevant Alternative L/C Issuer on such amount at the rate applicable to Base Rate Loans under the applicable Revolving Credit Commitments (without duplication of interest payable on Alternative L/C Borrowings). The Alternative L/C Issuer shall notify the Borrower of the Dollar Equivalent of the drawing promptly following the determination or revaluation thereof (such amount, the “Drawn Amount”). Any notice given by an Alternative L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(B)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) The Borrower may elect to fund all or part of any Drawn Amount by way of a Revolving Credit Borrowing. For the purposes of any such Revolving Credit Borrowing, (1) the Borrower shall, at the same time as it delivers a Request for Credit Extension in respect thereof, notify the Administrative Agent that the Revolving Credit Borrowing is for the purpose of funding the Borrower’s reimbursement obligations in respect of such Drawn Amount, and (2) for purposes of calculating the Pro Rata Share of the Revolving Credit Lender that has issued the Alternative Letter of Credit under which such Drawn Amount is payable, the participation of such Revolving Credit Lender in such Alternative Letter of Credit shall not be deducted from such Revolving Credit Lender’s Revolving Credit Commitment and such Revolving Credit Lender’s Pro Rata Share of such Revolving Credit Borrowing shall be treated as if applied in or towards repayment of the Drawn Amount so that such Revolving Credit Lender will not be required to make a cash payment under Section 2.12 in respect of its participation in the relevant Revolving Credit Borrowing to the extent such Revolving Credit Borrowing is in an amount not exceeding such Drawn Amount.

(d) Repayment of Participations in respect of Letters of Credit.

(i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Participating Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c)(A), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the relevant Borrower or any other Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the Dollar Equivalent received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(A)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Original Borrower or any other Borrower to reimburse the relevant L/C Issuer or Alternative L/C Issuer, as applicable, for each drawing under each Letter of Credit or Alternative Letter of Credit issued by it and to repay each L/C Borrowing or Alternative L/C Borrowing, as applicable, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit or Alternative Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit or Alternative Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or Alternative L/C Issuer, as applicable, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or Alternative Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit or Alternative Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit or Alternative Letter of Credit;

(iv) any payment by the relevant L/C Issuer or Alternative L/C Issuer, as applicable, under such Letter of Credit or Alternative Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit or Alternative Letter of Credit; or any payment made by the relevant L/C Issuer or Alternative L/C Issuer, as applicable, under such Letter of Credit or Alternative Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit or Alternative Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit or Alternative Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer or Alternative L/C Issuer from liability to each Borrower to the extent of any direct damages (as opposed to consequential, punitive, special or exemplary damages, claims in respect of which are waived by each Borrower to the extent permitted by applicable Law) suffered by each Borrower that are caused by such L/C Issuer’s or Alternative L/C Issuer’s gross negligence, bad faith or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit or Alternative Letter of Credit comply with the terms thereof.

(f) Role of L/C Issuers and Alternative L/C Issuers. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit or Alternative Letter of Credit, the relevant L/C Issuer or Alternative L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit or Alternative Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers or Alternative L/C Issuers, as applicable, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer or Alternative L/C Issuer, as applicable, shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the Participating Revolving Credit Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit, Alternative Letter of Credit or Letter of Credit Application. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit or Alternative Letter of Credit; provided that this assumption is not intended to, and shall not, preclude a Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers or Alternative L/C Issuers, as applicable, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer or Alternative L/C Issuer, as applicable, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against an L/C Issuer or Alternative L/C Issuer, as applicable, and such L/C Issuer or Alternative L/C Issuer, as applicable, may be liable to that Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, punitive or exemplary, damages suffered by that Borrower which that Borrower proves were caused by such L/C Issuer’s or Alternative L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s or Alternative L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit or Alternative Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit or Alternative Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer and Alternative L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer or Alternative L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or Alternative Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) If, as of any Letter of Credit Expiration Date, any applicable Letter of Credit or Alternative Letter of Credit for any reason remains outstanding and partially or wholly undrawn, (ii) if, with respect to any Letter of Credit (but not with respect to any Alternative Letter of Credit) any Event of Default occurs and is continuing and the Administrative Agent or the Lenders holding a majority of the Participating Revolving Credit Commitments, as applicable, require the relevant Borrower or any other Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02, (iii) if, with respect to any Alternative Letter of Credit, any Event of Default occurs and is continuing and the relevant Alternative L/C Issuer requires the relevant Borrower or any other Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02, or (iv) if an Event of Default set forth under Section 8.01(f) occurs and is continuing, the Original Borrower or any other Borrower shall Cash Collateralize the then Outstanding Amount of all of its (or, in the case of clause (i), the applicable) L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default or the applicable Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 p.m., New York City time, on (x) in the case of the immediately preceding clauses (i) or (ii), (1) the Business Day that a Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon, New York City time, or (2) if clause (1) above does not apply, the Business Day immediately following the day that a Borrower receives such notice and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, an L/C Issuer or the Swing Line Lender, the Original Borrower or any other Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer or Alternative L/C Issuer, as applicable, and (with respect to any Letter of Credit) the Appropriate Lenders, as collateral for the relevant L/C Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable L/C Issuer or Alternative L/C Issuer, as applicable, shall agree, in their sole discretion, other credit support, in each case (“Cash Collateral”) pursuant to documentation in form, amount and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer or Alternative L/C Issuer, as applicable, (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings. Each Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Alternative L/C Issuers and (with respect to any Letter of Credit) the Participating Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative

Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all relevant L/C Obligations, a Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit or Alternative Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer or Alternative L/C Issuer, as applicable. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the relevant Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit or Alternative Letter of Credit pursuant to this Section 2.03(g) is cured or otherwise waived, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit or Alternative Letter of Credit shall be refunded to the relevant Borrower. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and/or other obligations secured thereby, the Original Borrower or any other Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. In addition, the Administrative Agent may request at any time and from time to time after the initial deposit of Cash Collateral that additional Cash Collateral be provided by the Original Borrower or any Borrower in order to protect against the results of exchange rate fluctuations with respect to Letters of Credit or Alternative Letters of Credit denominated in currencies other than Dollars.

(h) Letter of Credit and Alternative Letter of Credit Fees.

(i) With respect to any Letter of Credit, the Original Borrower or any other Borrower shall pay to the Administrative Agent for the account of each Participating Revolving Credit Lender in accordance with its Pro Rata Share or other applicable share provided for under this Agreement a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum Dollar Equivalent is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in Dollars on the last Business Day of each of March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the applicable Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(ii) With respect to any Alternative Letter of Credit, the Original Borrower or any other Borrower shall pay directly to the applicable Alternative L/C Issuer such fees as are agreed between the Company and such Alternative L/C Issuer.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. With respect to any Letter of Credit, the Original Borrower or any other Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to such Letter of Credit issued by it equal to 0.125% per annum of the maximum Dollar Equivalent available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum Dollar Equivalent increases periodically pursuant to the terms of such Letter of Credit) or such other fee as agreed between the Company and the L/C Issuer. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable in Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Original Borrower or any other Borrower shall pay directly to each L/C Issuer for its own account with respect to each Letter of Credit the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in this Agreement or any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k) Addition of an L/C Issuer or Alternative L/C Issuer. A Revolving Credit Lender reasonably acceptable to the Company and the Administrative Agent may become an additional L/C Issuer or Alternative L/C Issuer hereunder pursuant to a written agreement among the Company, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Participating Revolving Credit Lenders of any such additional L/C Issuer or Alternative L/C Issuer.

(l) Existing Letters of Credit. The parties hereto agree that the Existing Letters of Credit shall be deemed Alternative Letters of Credit for all purposes under this Agreement, without any further action by the Borrowers.

(m) Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date in respect of any Participating Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if one or more other Participating Revolving Credit Commitments are then in effect (or will automatically be in effect upon such maturity), such Letter of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Participating Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 2.03(c) and (d)) under (and ratably participated in by Participating Revolving Credit Lenders pursuant to) the non-terminating Participating Revolving Credit Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Participating Revolving Credit Commitments continuing at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i) and unless provisions reasonably satisfactory to the applicable L/C Issuer for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have been agreed upon, the Company shall, on or prior to the applicable Maturity Date, cause all such Letters of Credit to be replaced and returned to the applicable L/C Issuer undrawn and marked “cancelled” or to the extent that the Company is unable to so replace and return any Letter(s) of Credit, such Letter(s) of Credit shall be secured by a “back to back” letter of credit reasonably satisfactory to the applicable L/C Issuer or the Company shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g). Commencing with the Maturity Date of any Class of Revolving Credit Commitments, the Letter of Credit Sublimit shall be in an amount agreed solely with the L/C Issuer.

(n) Letter of Credit and Alternative Letter of Credit Reports. For so long as any Letter of Credit or Alternative Letter of Credit issued by an L/C Issuer or Alternative L/C Issuer, as applicable, is outstanding, such L/C Issuer or Alternative L/C Issuer, as applicable, shall deliver to the Administrative Agent on the last Business Day of each calendar month, and on each date that an L/C Credit Extension occurs with respect to any such Letter of Credit or Alternative Letter of Credit, a report in the form of Exhibit L, appropriately completed with the information for every outstanding Letter of Credit or Alternative Letter of Credit issued by such L/C Issuer or Alternative L/C Issuer, as applicable.

(o) Letters of Credit and Alternative Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit or Alternative Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the applicable L/C Issuer or Alternative L/C Issuer, as applicable hereunder for any and all drawings under such Letter of Credit or Alternative Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit or Alternative Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

(p) Amendments to Alternative Letters of Credit. No amendment or waiver of a term of any Alternative Letter of Credit shall require the consent of any Lender other than the relevant Alternative L/C Issuer unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Section 2). In such a case, Section 10.01 (Amendments, etc.) will apply.

Section 2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans in Dollars to a Borrower (each such loan, a “Swing Line Loan”), from time to time on any Business Day during the period beginning on the Business Day after the Shareholder Approval Date until the date which is one Business Day prior to the Maturity Date of the Participating Revolving Credit Commitments (taking into account the Maturity Date of any Participating Revolving Credit Commitment that will automatically come into effect on such Maturity Date) in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of the Swing Line Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan (i) the Revolving Credit Exposure under such Participating Revolving Credit Commitments shall not exceed the aggregate Participating Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender (other than the Swing Line Lender), plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Participating Revolving Credit Commitment then in effect; provided, further, that a Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, a Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Participating Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon a Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000 (and any amount in excess of $1,000,000 shall be an integral multiple of $100,000) and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of that Borrower. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice (by telephone or in writing), the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to that Borrower. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Participating Revolving Credit Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swing Line Loans. A Borrower shall repay to the Swing Line Lender each Defaulting Lender’s portion (after giving effect to Section 2.17(a)(iv)) of each Swing Line Loan promptly following demand by the Swing Line Lender.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of a Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Participating Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the amount of Swing Line Loans of that Borrower then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Participating Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Participating Revolving Credit Lender shall make an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Participating Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan, as applicable, to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender. Upon the remission by the Administrative Agent to the Swing Line Lender of the full amount specified in such Committed Loan Notice, that Borrower shall be deemed to have repaid the applicable Swing Line Loan.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Participating Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Participating Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Participating Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Participating Revolving Credit Lender pays such amount, the amount so paid shall constitute such Lender’s Revolving Credit Loan including in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Participating Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, a Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or the failure to satisfy any condition in Article IV, (C) any adverse change in the condition (financial or otherwise) of the Loan Parties, (D) any breach of this Agreement, or (E) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Participating Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay the applicable Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Participating Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Participating Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the relevant Borrower for interest on the Swing Line Loans. Until each Participating Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of any Swing Line Loan, interest in respect of such Pro Rata Share or other applicable share provided for under this Agreement shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. A Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date shall have occurred in respect of any Participating Revolving Credit Commitments (the “Expiring Credit Commitment”) at a time when other Participating Revolving Credit Commitments are in effect (or will automatically be in effect upon such maturity) with a longer maturity date (each a “non-Expiring Credit Commitment” and collectively, the “non-Expiring Credit Commitments”), then each outstanding Swing Line Loan on the earliest occurring Maturity Date shall be deemed reallocated to the non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such non-Expiring Credit Commitments, immediately prior to such reallocation (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(m)) the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid or cash collateralized in a manner reasonably satisfactory to the Swing Line Lender and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall still be obligated to pay Swing Line Loans allocated to the Participating Revolving Credit Lenders holding the Expiring Credit Commitments at the Maturity Date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the Maturity Date of the Expiring Credit Commitment.

Section 2.05 Prepayments.

(a) Optional. (i) The Borrowers may, upon notice to the Administrative Agent by the Borrowers, at any time or from time to time voluntarily prepay any Class or Classes of Term Loans and Revolving Credit Loans of any Class or Classes in whole or in part without premium or penalty, except as set forth in Section 2.05(a)(vi); provided that (1) such notice must be received by the Administrative Agent not later than 11:30 a.m. (New York City time) (A) two (2) Business Days prior to any date of prepayment of Eurocurrency Rate Loans (unless otherwise agreed by the Administrative Agent) and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum Dollar Equivalent of $1,000,000, or a whole multiple of a Dollar Equivalent of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; and (3) any prepayment of Base Rate Loans shall be in a minimum Dollar Equivalent of $1,000,000 or a whole multiple of a Dollar Equivalent of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be, as set forth in Section 2.05(c), accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.09.

Each prepayment of the principal of, and interest on, any Revolving Credit Loans denominated in an Available Currency shall be made in the relevant Available Currency. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), a Borrower may in its sole discretion select the Borrowing or Borrowings to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share provided for under this Agreement.

(ii) The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Borrowers may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing shall not be consummated or shall otherwise be delayed.

(iv) Voluntary prepayments of any Class of Term Loans permitted pursuant to Section 2.05(a)(i) shall be applied in a manner determined at the discretion of the Borrowers and specified in the notice of prepayment.

(v) [Reserved].

(vi) Notwithstanding the foregoing, in the event that, on or prior to the date that is twelve months after the Scheme Effective Date, a Borrower (x) prepays, refinances, substitutes or replaces any Initial Term Loans pursuant to a Repricing Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.05(b)(iii) that constitutes a Repricing Transaction), or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, such Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Initial Term Loans outstanding immediately prior to such amendment. Such amounts shall be due and payable within five Business Days of the date of effectiveness of such Repricing Transaction.

(b) Mandatory. (i) [Reserved].

(ii) If any member of the Restricted Group makes any Asset Disposition that results in the realization or receipt by any member of the Restricted Group of Net Available Cash, the relevant Borrower shall cause to be prepaid on the date of the realization or receipt by any member of the Restricted Group of such Net Available Cash (or, in the event of Net Available Cash which may be reinvested as set forth below in this clause (ii), on the date such reinvestment period expires), subject to clause (b)(vii) of this Section 2.05, an aggregate principal amount of Loans in an amount to ensure that the Consolidated Senior Secured Net Leverage Ratio does not exceed 4.00:1.00 on a pro forma basis after taking into account such Asset Dispositions and prepayments (but ignoring such Net Available Cash for purposes of determining compliance); provided that at the option of the Borrowers, the Borrowers may use all or any portion of the Net Available Cash received in connection with an Asset Disposition in the business of the Restricted Group, including to make acquisitions, investments, capital expenditures or operational expenditures, in each case within 12 months of such receipt, and such proceeds shall not be required to be applied to prepay the Loans except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds is not so used within such 12 month period but within such 12 month period is contractually committed to be used, then if such proceeds are not so used within 180 days from the end of such 12 month period, then such remaining portion shall be required to prepay the Loans (to the extent otherwise required by this clause (b)(ii)), as of the date or such termination; and provided further that, if at the time that any such prepayment would be required, the Borrowers (or any Restricted Subsidiary) is required to offer to repurchase other Senior Secured Indebtedness pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Asset Disposition (such Senior Secured Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrowers may apply such Net Available Cash on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; and provided further that no such prepayment under this Section 2.05(b)(ii) shall be required where the amount of any such prepayment would be less than the greater of $100,000,000 and 3.0% of Total Assets.

(iii) If any member of the Restricted Group incurs or issues any Indebtedness after the Closing Date not permitted to be incurred or issued pursuant to Section 4.09 of Annex II, the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all net cash proceeds received therefrom on or prior to the date of receipt by such member of the Restricted Group of such net cash proceeds.

(iv) If any Borrower incurs or issues any Refinancing Loans resulting in net cash proceeds (as opposed to such Refinancing Loans arising out of an exchange of existing Term Loans for such Refinancing Loans), such Borrower (or the Company on its behalf) shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all net cash proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by such Borrower of such net cash proceeds.

(v) If for any reason the aggregate Outstanding Amount of Revolving Credit Loans, Swing Line Loans and L/C Obligations at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrowers shall promptly prepay Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(v) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect.

(vi) Each prepayment of Term Loans pursuant to Section 2.05(b) (A) shall be applied either (x) ratably to each Class of Term Loans then outstanding or (y) as requested by a Borrower in the notice delivered pursuant to clause (vii) below, to any Class or Classes of Term Loans, (B) shall be applied, with respect to each such Class for which prepayments will be made (treating for this purpose, for the avoidance of doubt, the Term B-1 Loans and the Term B-2 Loans as a single class), in a manner determined at the discretion of the Borrower in the applicable notice and (C) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Share (or other applicable share provided by this Agreement) of each such Class of Term Loans, subject to clause (vii) of this Section 2.05(b). Notwithstanding clause (A) above, (1) in the case of prepayments pursuant to Section 2.05(b)(iv), such prepayment shall be applied in accordance with this clause (vi) solely to those applicable Classes of Term Loans selected by the Borrower and specified in the applicable Refinancing Amendment or notice (i.e., the applicable Refinanced Debt) and (2) any Additional Facility Joinder Agreement or Extension Amendment may provide (including on an optional basis as elected by the Borrower) for a less than ratable application of prepayments to any Class of Term Loans established thereunder.

(vii) A Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made by said Borrower pursuant to clauses (ii) and (iii) of this Section 2.05(b) at least two (2) Business Days prior to the date of such prepayment (unless otherwise agreed by the Administrative Agent). Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by such Borrower. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Term Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (ii) and (iii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be offered to the Term Lenders not so declining such prepayment on a pro rata basis in accordance with the amounts of the Term Loans of such Lender (with such non-declining Term Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent such non-declining Term Lenders elect to decline their Pro Rata Share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall be retained by a Borrower.

(viii) Notwithstanding any other provisions of this Section 2.05, (i) to the extent that any of or all the Net Available Cash of any Asset Disposition by a Restricted Subsidiary is prohibited or delayed by applicable local law from being repatriated to the jurisdiction of the relevant Borrower, the portion of such Net Available Cash so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Restricted Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the jurisdiction of the relevant Borrower (a Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Restricted Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, such repatriation will be promptly effected and an amount equal to such repatriated Net Available Cash will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05(b) to the extent provided herein and (ii) to the extent that a Borrower has determined in good faith that repatriation of any of or all the Net Available Cash of any such Asset Disposition would have material adverse tax consequences (as determined in good faith by a Borrower) with respect to such Net Available Cash, such Net Available Cash so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Restricted Subsidiary.

(ix) Upon becoming aware of a Change of Control (excluding a Change of Control upon the consummation of the Liberty Acquisition):

(A) the Company or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, as applicable, shall promptly notify the Administrative Agent; and

(B) if the Required Lenders so require, the Administrative Agent shall, by not less than 30 Business Days’ notice to the Company, cancel each Facility and declare all outstanding Borrowings, together with accrued interest and all other relevant amounts accrued under the Loan Documents immediately due and payable, whereupon each Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

(c) Interest Funding Losses, Etc. (i) Except to the extent otherwise agreed by each Lender so being prepaid, all prepayments of Loans (other than any Revolving Credit Loan that is a Base Rate Loan and any Swing Line Loan) shall be accompanied by all accrued and unpaid interest thereon through but not including the date of such prepayment, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.09.

(ii) So long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05 (but excluding prepayments required under Section 2.05(b)(iv)), prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, a Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from such Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05. Such deposit shall be deemed to be a prepayment of such Loans by a Borrower for all purposes under this Agreement.

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. A Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent at least three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000, or any whole multiple of $100,000 in excess thereof or, if less, the entire amount thereof and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Participating Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess. Except as provided in the immediately preceding sentence, the amount of any such Revolving Credit Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by a Borrower. Notwithstanding the foregoing, a Borrower may rescind or postpone any notice of termination of any Commitments if such termination would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Term Commitment of each Term B-1 Lender with a Term B-1 Loan Commitment shall terminate on the Term B-1 Loan Commitment Termination Date. The

Term Commitment of each Term B-2 Lender with a Term B-2 Loan Commitment shall terminate on the Term B-2 Loan Commitment Termination Date. The Term Commitment of each Term Lender with respect to any Refinancing Term Loan or any Term Loan Extension Series shall be automatically and permanently reduced to $0 upon the funding of Term Loans to be made by it on the date set forth in the corresponding Refinancing Amendment or Extension Amendment. The Revolving Credit Commitment of each Revolving Credit Lender shall automatically and permanently terminate on the Maturity Date for the applicable Class of Revolving Credit Commitments; provided that (x) the foregoing shall not release any Revolving Credit Lender from any liability it may have for its failure to fund Revolving Credit Loans, L/C Advances or participations in Swing Line Loans that were required to be funded by it on or prior to such Maturity Date and (y) the foregoing will not release any Revolving Credit Lender from any obligation to fund its portion of L/C Advances or participations in Swing Line Loans with respect to Letters of Credit issued or Swing Line Loans made prior to such Maturity Date. Each Additional Facility Commitment shall terminate on the date specified in the relevant Additional Facility Joinder Agreement.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.11). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.07 Repayment of Loans.

(a) Term Loans. (i) The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for any Class of Term Loans, the aggregate principal amount of all Term Loans of such Class outstanding on such date.

(ii) The amount of any such payment set forth in clause (i) above shall be adjusted to account for the addition of any Extended Term Loans or Refinancing Term Loans to contemplate (A) the reduction in the aggregate principal amount of any Term Loans that were paid down in connection with the incurrence of such Extended Term Loans or Refinancing Term Loans, and (B) any increase to payments to the extent and as required pursuant to the terms of any applicable Extension Amendment or Refinancing Amendment.

(iii) Any Borrower which has drawn an Additional Facility Loan shall repay such Loan under the Additional Facility in accordance with the provisions of the relevant Additional Facility Joinder Agreement.

(b) Revolving Credit Loans. The Borrowers shall, jointly and severally, repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for any Class of Revolving Credit Commitments the aggregate outstanding principal amount of all Revolving Credit Loans made in respect of such Revolving Credit Commitments.

(c) Swing Line Loans. The Borrowers shall repay the aggregate principal amount of each Swing Line Loan on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Latest Maturity Date for the Participating Revolving Credit Commitments.

Section 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans made under the Initial Revolving Credit Commitments.

(b) During the continuance of a Default under Section 8.01(a), Borrowers shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Each Additional Facility Loan shall bear interest at a rate specified in the Additional Facility Joinder Agreement.

Section 2.09 Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Credit Lender under each Class of Revolving Credit Commitments in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, a commitment fee equal to the Applicable Rate with respect to Revolving Credit Loan commitment fees for such Class times the actual daily amount by which the aggregate Revolving Credit Commitment for the applicable Class of Revolving Credit Commitments exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans for such Class of Revolving Credit Commitments and (B) the Outstanding Amount of L/C Obligations for such Class of Revolving Credit Commitments; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on each Class of Revolving Credit Commitments (unless otherwise specified in the relevant Additional Facility Joinder Agreement) shall accrue at all times from the funding date for such Class or, in the case of the Initial Revolving Commitments, the date on which the Existing Revolving Credit Agreement is cancelled and all outstanding amounts thereunder are repaid in full, until the date falling thirty (30) days prior to the Maturity Date for such Class of Revolving Credit Commitments, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December, commencing with the first such date during the first full fiscal quarter to occur after the funding date for such Class, and on the Maturity Date for such Class of Revolving Credit Commitments. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. Finco and each Borrower shall pay to the Administrative Agent and/or the Arrangers, as applicable, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between such Borrower and the applicable Agent).

(c) Additional Facility Fees. If specified in the relevant Additional Facility Joinder Agreement, Borrowers shall pay to the Administrative Agent (for the account of each Lender under the relevant Additional Facility) an upfront fee computed at the rate specified in the relevant Additional Facility Joinder Agreement on that Lender’s Commitment under that Additional Facility in accordance with the terms therein.

Section 2.10 Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate or the prime rate) or Revolving Credit Loans denominated in Sterling shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. In computing interest on any Loan, the day such Loan is made or converted to a Loan of a different Type shall be included and the date such Loan is repaid or converted to a Loan of a different type, as the case may be, shall be excluded. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of each Borrower under this Agreement and the other Loan Documents.

Section 2.12 Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to payments in an Available Currency (other than Dollars) and in respect of Alternative Letters of Credit, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder in an Available Currency (other than Dollars) except in respect of Alternative Letters of Credit shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in such Available Currency and in Same Day Funds not later than 2:00 p.m. (London time) on the dates specified herein. If, for any reason, the Borrowers are prohibited by any Law from making any required payment hereunder in an Available Currency (other than Dollars) except in respect of Alternative Letters of Credit, the Borrowers shall make such payment in Dollars in the Dollar Equivalent, as calculated by the Company, of the Available Currency payment amount. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share provided for under this Agreement) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m. in the case of Dollars or (ii) after 2:00 pm (London time) in the case of payments in an Available Currency (other than Dollars), shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Payments owing to an Alternative L/C Issuer in respect of reimbursement obligations under an Alternative Letter of Credit shall, to the extent not paid with the proceeds of a Revolving Credit Borrowing, be made directly by the relevant Borrower to such Alternative L/C Issuer.

(b) If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless a Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if a Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to a Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein or required by court order, any Lender shall obtain payment in respect of any principal or interest on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal or interest on such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For the avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder or (C) any receipt or recovery by a Lender in its capacity as an Alternative L/C Issuer at any time prior to the Administrative Agent having exercised any of its rights under Section 8.02 (an “Acceleration Event”); following the occurrence of an Acceleration Event, the provisions of this paragraph shall apply to all receipts and recoveries by Alternative L/C Issuers. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For purposes of subclause (vi)(a) of the definition of Indemnified Taxes, a Lender that acquires a participation pursuant to this Section 2.13 shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

Section 2.14 Additional Facilities.

(a) By at least two Business Days’ notice to the Administrative Agent (or such shorter period as the Administrative Agent shall agree), and pursuant to the terms and conditions in this Section 2.14 and in the applicable Additional Facility Joinder Agreement, an Additional Facility may be provided to any Loan Party in an aggregate principal amount not to exceed the Additional Facility Available Amount, provided that (i) on the date of the proposed Additional Facility Loan all representations and warranties to be made in a Request for Credit Extension in accordance with Section 4.03 are true and correct in all material respects (or, with respect to any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language, in all respects) on and as of the date of the proposed Additional Facility Loan with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to any such representation or warranty that is qualified as to

“materiality”, “Material Adverse Effect” or similar language, in all respects) as of such earlier date, and (ii) no Event of Default is continuing on such date or would occur after giving effect to the proposed advance; provided, further, that in connection with any Additional Facility the primary purpose of which is to finance a Limited Condition Transaction, the conditions set forth in the foregoing clauses (i) and (ii) shall not be required to be satisfied (other than to the extent required by the Additional Facility Lenders party thereto).

(b) Any person may become a Lender under this Agreement by delivering to the Administrative Agent an Additional Facility Joinder Agreement which must be duly executed by that person, the Administrative Agent, the applicable Borrower and the relevant Additional Borrower (if any). That person shall become a Lender on the date specified in the Additional Facility Joinder Agreement. Additional Facilities may be provided by any existing Lender, but no existing Lender will have an obligation to make an Additional Facility Commitment nor will the applicable Borrower have any obligation to approach any existing Lender to provide any Additional Facility Commitment.

(c) Upon the relevant person becoming a Lender, the total of the Commitments under this Agreement shall be increased by the amount set out in the relevant Additional Facility Joinder Agreement as that Lender’s Additional Facility Commitment.

(d) Each Lender under an Additional Facility will grant to the applicable Borrower a term or revolving loan facility in the amount specified in the relevant Additional Facility Joinder Agreement during the Additional Facility Availability Period specified in the Additional Facility Joinder Agreement, subject to the terms of this Agreement.

(e) No Additional Facility shall have the benefit of any guarantee unless the existing Lenders also share in such guarantee. The execution by the applicable Borrower, the Guarantors and the relevant Additional Borrower of the Additional Facility Joinder Agreement shall constitute confirmation by each Guarantor that its obligations under the Guaranty shall extend to the total of the Commitments as increased by the addition of the relevant Lender’s Commitment and shall be owed to each Secured Party including the relevant Lender but otherwise shall continue unaffected.

(f) The aggregate amount of all outstanding Additional Facility Loans under an Additional Facility shall not at any time exceed the relevant Total Additional Facility Commitments for that Additional Facility.

(g) The aggregate amount of the participations of a Lender in Additional Facility Loans under an Additional Facility shall not at any time exceed that Lender’s Additional Facility Commitment for that Additional Facility at that time.

(h) No Additional Facility shall have the benefit of any security unless the existing Lenders also share in such security. The effectiveness of an Additional Facility shall be subject to customary reaffirmation in respect of any Collateral Documents and, to the extent reasonably requested by the Administrative Agent, delivery of a written opinion of counsel to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent.

(i) in respect of each Additional Facility:

(i) each Additional Facility Borrower for that Additional Facility is a Loan Party;

(ii) the principal amount, interest rate, interest periods, Latest Maturity Date, use of proceeds, repayment schedule, availability, fees, incorporation of relevant clauses relating to, or in connection with, any Additional Facility and related provisions, and the currency of that Additional Facility shall be agreed by the relevant Additional Facility Borrowers and the relevant Additional

Facility Lenders (and, in the case of currency and incorporation of the relevant clauses relating to, or in connection with, any Additional Facility which is a revolving facility, the Administrative Agent) and set out in the relevant Additional Facility Joinder Agreement;

(iii) the relevant Additional Facility Joinder Agreement shall specify whether that Additional Facility is in form of a term loan or a revolving loan;

(iv) Notwithstanding anything to the contrary in this Agreement, (A) any Additional Revolving Facility may provide for the ability on a voluntary basis to permanently repay and terminate or reduce any Revolving Credit Commitments on a pro rata basis, less than or greater than a pro rata basis with other outstanding revolving Facilities hereunder and (B) any Additional Facility Loan in the form of a term loan may participate on a pro rata basis, less than or greater than a pro rata basis in any voluntary prepayments of the Term Loans hereunder under other outstanding Classes of Term Loans, and on a pro rata basis or less than a pro rata basis in any mandatory prepayments of the Term Loans hereunder under other outstanding Classes of Term Loans; and

(v) subject to sub-clauses (i), (ii) and (iv) above, the general terms of that Additional Facility shall be consistent in all material respects with the terms of this Agreement.

(j) The Borrowers may pay to any Additional Facility Lender a fee in the amount and at the times agreed between the applicable Borrower and that Additional Facility Lender.

(k) Each Additional Facility Lender shall become a party to this Agreement and be entitled to share in the Collateral in accordance with the terms of the Intercreditor Agreements and the Collateral Documents pari passu with the Lenders under the other Facilities provided that the Additional Facility Borrowers and the relevant Additional Facility Lender may agree that an Additional Facility shares in the Collateral on a junior basis to the other Facilities which, if so agreed, shall be set out in the relevant Additional Facility Joinder Agreement. In addition, each Additional Facility Lender shall be subject to the Existing Intercreditor Agreement or enter into equivalent intercreditor arrangements having a similar effect.

(l) Each party to this Agreement (other than each proposed Additional Facility Lender, the applicable Borrower and each Additional Facility Borrower) irrevocably authorizes and instructs the Administrative Agent to execute on its behalf any Additional Facility Joinder Agreement which has been duly completed and signed on behalf of each proposed Additional Facility Lender, the applicable Borrower and each proposed Additional Facility Borrower and each Loan Party agrees to be bound by such joinder.

(m) On the Additional Facility Commencement Date:

(i) each Additional Facility Lender party to that Additional Facility Joinder Agreement, each other Finance Party and the Loan Parties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had each Additional Facility Lender been a Lender on the Closing Date, with the rights and/or obligations assumed by it as a result of that accession and with the Commitment specified by it as its Additional Facility Commitment; and

(ii) each Additional Facility Lender shall become a party to this Agreement as an “Additional Facility Lender”.

(n) [Reserved].

(o) With the prior written consent of the Company, the Administrative Agent is authorized and instructed to enter into such documentation as is reasonably required to amend this Agreement and any other Loan Document (in accordance with the terms of this Section 2.14) to reflect the terms of each Additional Facility without the consent of any Lender other than each applicable Additional Facility Lender, including amendments as deemed necessary by the Administrative Agent in its reasonable judgment to effect any lien or payment subordination and associated rights of the applicable Lenders to the extent any Additional Facilities are to rank junior in right of security or payment or to address technical issues relating to funding and payments.

(p) This Section 2.14 shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

(q) The facilities under which any Term Commitments or Revolving Credit Commitments have been made available may be increased by any amount by the execution by any Lender or Additional Facility Lender of one or more Additional Facility Joinder Agreements (under which the Maturity Date, Applicable Rate and any other economic terms applicable to the relevant Additional Facility Commitments are the same as those applicable to the existing Term Commitments or Revolving Credit Commitments); provided, however, that any such increase shall only be permitted if the Indebtedness represented thereby has been incurred in compliance with the conditions set out under this Section 2.14 for the provision of an Additional Facility to any Loan Party. Following any such increase, references to Term Loans and Revolving Credit Loans, as applicable, and the Lenders in respect of the Term Loans and Revolving Credit Loans, as applicable, shall include Lenders and Loans made under any such Additional Facility Joinder Agreements.

Section 2.15 Refinancing Amendments.

(a) Refinancing Commitments. A Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (a “Refinancing Loan Request”), request (A) a new Class of term loans (any such new Class, “Refinancing Term Commitments”) or (B) the establishment of a new Class of revolving credit commitments (any such new Class, “Refinancing Revolving Credit Commitments” and collectively with any Refinancing Term Commitments, “Refinancing Commitments”), in each case, established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, existing Loans or Commitments (including any Additional Facilities) (with respect to a particular Refinancing Commitment or Refinancing Loan, such existing Loans or Commitments, “Refinanced Debt”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b) Refinancing Loans. On any Refinancing Facility Closing Date on which any Refinancing Term Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.15, (i) each Refinancing Term Lender of such Class shall make a Loan to the Borrower (a “Refinancing Term Loan”) in an amount equal to its Refinancing Term Commitment of such Class and (ii) each Refinancing Term Lender of such Class shall become a Lender hereunder with respect to the Refinancing Term Commitment of such Class and the Refinancing Term Loans of such Class made pursuant thereto. On any Refinancing Facility Closing Date on which any Refinancing Revolving Credit Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.15, (i) each Refinancing Revolving Credit Lender of such Class shall make its Commitment available to the Borrower (when borrowed, a “Refinancing Revolving Loan” and collectively with any Refinancing Term Loan, a “Refinancing Loan”) in an amount equal to its Refinancing Revolving Credit Commitment of such Class and (ii) each Refinancing Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Refinancing Revolving Credit Commitment of such Class and the Refinancing Revolving Loans of such Class made pursuant thereto; provided that to the extent any Refinancing Loan does not rank equal or junior to the Refinanced Debt, the principal amount of such Refinancing Loan (or any Collateral securing such Refinancing Loan) does not exceed the aggregate sum of (subject to clause (e)(i)(F) of this Section 2.15): (A) any amounts of Indebtedness available to be incurred pursuant to Section 4.09(b)(17) and 4.09(b)(21) of Annex II; plus (B) any amounts of Indebtedness available to provide all or a portion of the funds pursuant to Section 4.09(b)(14) of Annex II; plus (C) an amount equal to accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, OID and upfront fees associated with the refinancing; plus (D) an unlimited amount, so long as after giving pro forma effect to the making of such Refinancing Loan, (y) the Consolidated Net Leverage Ratio does not exceed 4.00:1.00 and (z) to the extent such Refinancing Loan constitutes Senior Secured Indebtedness, the Consolidated Senior Secured Net Leverage Ratio does not exceed 2.50:1.00.

(c) Refinancing Loan Request. Each Refinancing Loan Request from the applicable Borrower pursuant to this Section 2.15 shall set forth the requested amount and proposed terms of the relevant Refinancing Term Loans or Refinancing Revolving Credit Commitments. Refinancing Term Loans may be made, and Refinancing Revolving Credit Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the applicable Borrower have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, a “Refinancing Revolving Credit Lender” or “Refinancing Term Lender,” as applicable, and, collectively, “Refinancing Lenders”); provided that (i) the Administrative Agent, the Swing Line Lender and each L/C Issuer shall have consented (not to be unreasonably withheld or delayed) to such Additional Lender’s making such Refinancing Term Loans or providing such Refinancing Revolving Credit Commitments to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Term Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender, (ii) with respect to Refinancing Term Commitments, any Affiliated Lender providing a Refinancing Term Commitment shall be subject to the same restrictions set forth in Section 10.07(k) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (iii) Affiliated Lenders may not provide Refinancing Revolving Credit Commitments.

(d) Effectiveness of Refinancing Amendment. The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction on the date thereof (a “Refinancing Facility Closing Date”) of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:

(i) after giving effect to such Refinancing Commitments, the conditions of Sections 4.03(a) and (b) shall be satisfied (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.03 shall be deemed to refer to the effective date of such Refinancing Amendment);

(ii) each Refinancing Commitment shall be in an aggregate principal amount that is not less than $1,000,000 in the case of a Refinancing Revolving Credit Commitment and $15,000,000 in the case of a Refinancing Term Commitment (provided that such amount may be less than $1,000,000 and $15,000,000, respectively, if such amount is equal to (x) the entire outstanding principal amount of Refinanced Debt that is in the form of Term Loans or (y) the entire principal amount of Refinanced Debt that is in the form of Revolving Credit Commitments); and

(iii) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Refinancing Lenders are provided with the benefit of the applicable Loan Documents.

(e) Required Terms. The terms, provisions and documentation of the Refinancing Term Loans and Refinancing Term Commitments or the Refinancing Revolving Loans and

Refinancing Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Borrower and the applicable Refinancing Lenders providing such Refinancing Commitments, and except as otherwise set forth herein, to the extent not identical to any Class of Term Loans or Revolving Credit Commitments, as applicable, each existing on the Refinancing Facility Closing Date, shall be consistent with clauses (i) and (ii) below, as applicable, and otherwise reasonably satisfactory to the Administrative Agent. In any event:

(i) the Refinancing Term Loans:

(A) as of the Refinancing Facility Closing Date, shall not have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Debt,

(B) as of the Refinancing Facility Closing Date, shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt,

(C) shall have an Applicable Rate and Eurocurrency Rate or Base Rate floor (if any), and subject to clauses (e)(i)(A) and (e)(i)(B) above, amortization determined by the Borrower and the applicable Refinancing Term Lenders,

(D) shall have fees determined by the Borrower and the applicable Refinancing Term Loan arranger(s),

(E) may participate on a pro rata basis, less or greater than pro rata basis in any voluntary prepayments or cancellations hereunder or on a pro rata basis or less than pro rata basis in any mandatory prepayments of Term Loans hereunder, or if junior in right of security, shall be on a junior basis with respect thereto,

(F) shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, OID and upfront fees associated with the refinancing, and

(G) (I) shall rank pari passu or junior in right of payment with the Obligations under Term Loans and Revolving Credit Loans that are senior in right of payment and (II) shall be secured by the Collateral and shall rank pari passu or junior in right of security with the Obligations under Term Loans and Revolving Credit Loans that are secured on a first lien basis (and, if applicable, subject to a subordination agreement (or, alternatively, terms in the Refinancing Amendment substantially similar to those in such applicable agreement, as agreed by the Borrower and Administrative Agent) or other intercreditor agreement or arrangement reasonably satisfactory to the Borrower and the Administrative Agent);

(H) to the extent applicable, shall be subject to the Existing Intercreditor Agreement, and

(ii) the Refinancing Revolving Credit Commitments and Refinancing Revolving Loans:

(A) (I) shall rank pari passu or junior in right of payment with the Obligations under the Term Loans and Revolving Credit Loans that are senior in right of payment and (II) shall rank pari passu in right of security with the Obligations under the Term Loans and Revolving Credit Loans that are secured on a first lien basis,

(B) shall not have a final scheduled maturity date or commitment reduction date earlier than the Maturity Date or commitment reduction date, respectively, with respect to the Refinanced Debt,

(C) shall provide that the borrowing and repayment (except for (1) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (2) repayments required upon the Maturity Date of the Refinancing Revolving Credit Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments (in accordance with clause (E) below)) of Loans with respect to Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date shall be made on a pro rata basis or less than a pro rata basis (but not more than a pro rata basis) with all other Revolving Credit Commitments then existing on the Refinancing Facility Closing Date,

(D) may be elected to be included as additional Participating Revolving Credit Commitments under the Refinancing Amendment, subject to the consent of the Swing Line Lender and each L/C Issuer, and on the Refinancing Facility Closing Date all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Participating Revolving Credit Lenders in accordance with their percentage of the Participating Revolving Credit Commitments existing after giving effect to such Refinancing Amendment, provided, such election may be made conditional upon the termination of one or more other Participating Revolving Credit Commitments,

(E) may provide that the permanent repayment of Revolving Credit Loans with respect to, and termination or reduction of, Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date be made on a pro rata basis, less than pro rata basis or greater than pro rata basis with all other Revolving Credit Commitments,

(F) shall provide that assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans then existing on the Refinancing Facility Closing Date,

(G) shall have an Applicable Rate and Eurocurrency Rate or Base Rate floor (if any) determined by the Borrower and the applicable Refinancing Revolving Credit Lenders,

(H) shall have fees determined by the Borrower and the applicable Refinancing Revolving Credit Commitment arranger(s),

(I) shall not have a greater principal amount of Commitments than the principal amount of the Commitments of the Refinanced Debt and accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, OID and upfront fees associated with the refinancing; and

(J) shall be subject to the Existing Intercreditor Agreement.

(f) Refinancing Amendment. Commitments in respect of Refinancing Term Loans and Refinancing Revolving Credit Commitments shall become additional Commitments pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Refinancing Lender providing such

Commitments, the Administrative Agent and, for purposes of any election pursuant to Section 2.15(e)(ii)(D), the Swing Line Lender and each L/C Issuer. The Refinancing Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, including amendments as deemed necessary by the Administrative Agent in its reasonable judgment to effect any lien or payment subordination and associated rights of the applicable Lenders to the extent any Refinancing Loans are to rank junior in right of security or payment or to address technical issues relating to funding and payments. The applicable Borrower will use the proceeds of the Refinancing Term Loans and Refinancing Revolving Credit Commitments to extend, renew, replace, repurchase, retire or refinance, substantially concurrently, the applicable Refinanced Debt.

(g) [Reserved].

(h) [Reserved].

(i) This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Notwithstanding anything in this Agreement to the contrary, nothing in this Section 2.15 will be construed to limit the provisions in Section 2.14.

Section 2.16 Extension of Term Loans; Extension of Revolving Credit Loans.

(a) Extension of Term Loans. The applicable Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (an “Existing Term Loan Tranche”) be amended to extend the scheduled Maturity Date(s) with respect to the Term Loans of such Existing Term Loan Tranche (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Term Loans, the applicable Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other similar fees payable in connection therewith that are not generally shared with all relevant Lenders) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are intended to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Extended Term Loans and Refinancing Term Loans hereunder which have more than five (5) different Maturity Dates; (ii) the All-In Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the All-In Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the applicable Borrower and the Lenders thereof; provided, that no Extended Term Loans may be optionally prepaid prior to the Maturity Date of the Term Loans, unless such optional prepayment is accompanied by a pro rata optional prepayment of the Term Loans; provided, however, that (A) no Event of Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) in no event shall the Maturity Date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the Maturity Date of the Existing Term Loan Tranche, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of the Existing Term Loan Tranche, (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (E) any Extended Term Loans may participate on a pro rata basis or less than or greater than a pro rata basis in any voluntary repayments or prepayments of principal of Term Loans hereunder and on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis except in the case of a prepayment under Section 2.05(b)(iv) and Section 2.05(b)(vi)(A)(y)), in any mandatory repayments or prepayments of Term Loans hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionately increased). The applicable Borrower may impose an Extension Minimum Condition with respect to any Term Loan Extension Request, which may be waived by the said Borrower in its sole discretion.

(b) Extension of Revolving Credit Commitments. The applicable Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Revolving Credit Commitments, the applicable Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with all relevant Lenders) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Credit Commitments under the Existing Revolver Tranche from which such Extended Revolving Credit Commitments are to be amended, except that: (i) the Maturity Date of the Extended Revolving Credit Commitments may be delayed to a later date than the Maturity Date of the Revolving Credit Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Extended Revolving Credit Commitments which have more than five (5) different Maturity Dates; (ii) the All-In Yield with respect to extensions of credit under the Extended Revolving Credit Commitments (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the All-In Yield for extensions of credit under the Revolving Credit Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments); and (iv) all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Credit Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (II) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments); provided, further, that (A)

no Event of Default shall have occurred and be continuing at the time a Revolver Extension Request is delivered to Lenders, (B) in no event shall the Maturity Date of any Extended Revolving Credit Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder and (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Credit Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche.

(c) Extension Request. The applicable Borrower shall provide the applicable Extension Request at least two (2) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Credit Commitments amended into Extended Revolving Credit Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Credit Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Credit Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Credit Commitments, as applicable, included in each such Extension Election.

(d) Extension Amendment. Extended Term Loans and Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the applicable Borrower, the Administrative Agent and each Extending Term Lender or Extending Revolving Credit Lender, as applicable, providing an Extended Term Loan or Extended Revolving Credit Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Sections 2.16(a) or (b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans required to be paid thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.07), (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) address technical issues relating to funding and payments and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the applicable Borrower, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e) No conversion of Loans pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(f) This Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Notwithstanding anything in this Agreement to the contrary, nothing in this Section 2.16 will be construed to limit the provisions in Section 2.14.

Section 2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Pro Rata Share” of each Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations shall be computed without giving effect to the Participating Revolving Credit Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Participating Revolving Credit Commitment of that Non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Non-Defaulting Lender under such Participating Revolving Credit Commitments. Subject to Section 2.19 (Acknowledgment and Consent to Bail-in of EEA Financial Institution), no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent, Swing Line Lender and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) Termination of Revolving Credit Commitments. The Borrowers shall have the right to terminate the Revolving Credit Commitment of a Defaulting Lender in accordance with Section 2.06 solely to the extent such termination does not cause the Revolving Credit Exposure to exceed the Revolving Credit Commitment.

Section 2.18 General limitation on Borrower’s Obligation

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Borrower under this Agreement would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability hereunder, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Borrower, any Loan Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 2.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE III.

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Save in respect of any payments in connection with any Loan to a UK Borrower (a “UK Payment”) (to which Section 3.02 shall apply in place of this Section 3.01(a)) and except as provided in this Section 3.01, any and all payments made by or on account of each Borrower (the term Borrower under Article III being deemed to include any Subsidiary for whose account a Letter of Credit or Alternative Letter of Credit is issued) or Guarantor under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by any Law. If any Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Finance Party, (i) if the Tax in question is an Indemnified Tax or Other Tax, the sum payable by any Borrower or any Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums paid under this Section 3.01), each Lender (or, in the case of a payment made to the Administrative Agent, an Arranger or a Bookrunner for its own account, the Administrative Agent or such Arranger or Bookrunner) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if any Borrower or any Guarantor is the applicable withholding agent, it shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence acceptable to such Finance Party.

(b) In addition, each Borrower agrees to pay any and all present or future stamp, court or documentary Taxes and any other excise, property, intangible or mortgage recording Taxes, imposed by any Governmental Authority, which arise from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under or otherwise with respect to, any Loan Document excluding, in each case, any such Tax imposed as a result of a Finance Party’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”), except for Assignment Taxes resulting from any such Assignment and Assumption, participation, transfer, assignment or designation, that is requested or required in writing by a Borrower (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c) Each Borrower and each Guarantor agrees to indemnify each Finance Party (i) the full amount of Indemnified Taxes and Other Taxes payable by such Finance Party (including Indemnified Taxes and Other Taxes imposed on or attributable to amounts payable under this Section 3.01) and (ii) any expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by such Finance Party (or by Administrative Agent on behalf of such Lender) to the Company, accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Company or any other Person.

(d) For the avoidance of doubt this Section 3.01(d) shall not apply in respect of UK Payments, which are dealt with in Section 3.02. Each Finance Party shall, at such times as are reasonably requested by a Borrower or the Administrative Agent, provide that Borrower and the Administrative Agent with any documentation prescribed by Law or reasonably requested by that Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender and Agent shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly and on or before the date such documentation expires, becomes obsolete or inaccurate, to that Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by that Borrower or the Administrative Agent) or promptly notify that Borrower and the Administrative Agent in writing of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any form pursuant to this clause (d) that such Lender is not legally eligible to deliver.

Without limiting the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Company and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of IRS Form W-9 (or any successor forms) certifying that such Lender is exempt from U.S. federal backup withholding, provided, however, that if the Lender is a disregarded entity for U.S. federal income tax purposes, it shall provide the appropriate withholding form of its owner (together with supporting documentation).

(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Company and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed original copies of IRS Form W-8BEN or W-8BEN-E, as applicable, (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(B) two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate substantially in the form of Exhibit H hereto (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of IRS Form W-8BEN or W-8BEN-E, as applicable, (or any successor forms),

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, W 8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such partner(s)), or

(E) two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents.

(iii) Each Agent that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Company and the Administrative Agent two properly completed and duly signed original copies of IRS Form W-9 with respect to fees received for its own account, certifying that such Agent is exempt from U.S. federal backup withholding. Each Agent that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Company and the Administrative Agent two properly completed and duly signed original copies of IRS Form W-8ECI with respect to fees received for its own account.

(e) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by Laws and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Laws and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. For purposes of this clause (e), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Any Lender or the Administrative Agent claiming any additional amounts payable pursuant to this Section 3.01 or a Tax Payment shall use its reasonable efforts to mitigate or reduce the additional amounts payable, which reasonable efforts may include a change in the jurisdiction of its Lending Office (or any other measures reasonably requested by the Company) if such a change or other measures would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise disadvantageous to such Lender.

(g) If any Lender or the Administrative Agent determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by a Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by the Loan Party under this Section 3.01(g) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender or Administrative Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Administrative Agent or Lender on such interest); provided that the Loan Parties, upon the request of the Lender or the Administrative Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Notwithstanding anything to the contrary in this Section 3.01(g), in no event will a Lender or Administrative Agent be required to pay any amount to a Loan Party pursuant to this Section 3.01(g) the payment of which would place the Lender or Administrative Agent in a less favorable net after-Tax position than the Lender or Administrative Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Company or any other Person.

(h) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01 and the definition of “Indemnified Taxes”, include any L/C Issuer, any Alternative L/C Issuer and any Swing Line Lender.

Section 3.02 U.K. Taxes.

(a) Each UK Payment made by a Loan Party under a Loan Document shall be made by it without any Tax Deduction, unless a Tax Deduction is required by Law.

(b) As soon as it becomes aware that it is or will be required by Law to make a Tax Deduction (or that there is any change in the rate at which or the basis on which such Tax Deduction is to be made) the relevant Loan Party shall notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent and the relevant Loan Party upon becoming so aware in respect of a payment payable to that Lender.

(c) If a Tax Deduction is required by Law to be made by a Loan Party, the amount of the payment due shall, unless paragraph (f) below applies, be increased to an amount so that, after the required Tax Deduction is made, the payee receives an amount equal to the amount it would have received had no Tax Deduction been required.

(d) If a Tax Deduction is required by Law to be made by the Administrative Agent or the Security Trustee (other than by reason of the Administrative Agent or the Security Trustee performing its obligations as such under this Agreement through an office located outside the United Kingdom) from any payment to any Finance Party which represents an amount or amounts received from a Loan Party, that Loan Party shall, unless paragraph (f) below applies, pay directly to that Finance Party an amount which, after making the required Tax Deduction enables the payee of that amount to receive an amount equal to the payment which it would have received if no Tax Deduction had been required.

(e) If a Tax Deduction is required by Law to be made by the Administrative Agent or the Security Trustee from any payment to any Finance Party under paragraph (d) above, the Administrative Agent or the Security Trustee as appropriate shall unless paragraph (f) below applies, make that Tax Deduction and any payment required in connection with that Tax Deduction to the relevant taxing authority within the time allowed and in the minimum amount required by Law and within 30 days of making either a Tax Deduction or any payment in connection with that Tax Deduction, the Administrative Agent or the Security Trustee making that Tax Deduction or other payment shall deliver to the relevant Loan Party evidence that the Tax Deduction or other payment has been made or accounted for to the relevant tax authority.

(f) No Loan Party is required to make a Tax Payment to a Lender under paragraphs (c) or (d) above for a Tax Deduction in respect of Tax imposed by the United Kingdom on a payment of interest by a UK Borrower in respect of a participation in a Loan by that Lender to the UK Borrower where that Lender is not a Qualifying Lender on the date on which the relevant payment of interest is due (otherwise than as a consequence of a Change in Tax Law) to the extent that payment could have been made without a Tax Deduction if that Lender had been a Qualifying Lender on that date.

(g) The relevant Loan Party which is required to make a Tax Deduction shall make that Tax Deduction and any payment required in connection with that Tax Deduction to the relevant taxing authority within the time allowed and in the minimum amount required by Law.

(h) Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the relevant Loan Party making that Tax Deduction or other payment shall deliver to the Administrative Agent for the Finance Party entitled to the interest to which such Tax Deduction or payment relates, evidence that the Tax Deduction or other payment has been made or accounted for to the relevant tax authority.

Section 3.03 Lender UK Tax Status

(a) Each Lender in respect of a Loan to a UK Borrower represents and warrants to the Administrative Agent and to each UK Borrower:

(i) in the case of a Lender party to this Agreement at the Signing Date, that as at the Signing Date, it has the tax status set out opposite its name in Schedule III; or

(ii) in the case of any other Lender, that as at the relevant effective date specified in each Assignment and Assumption or the relevant effective date specified in each Increase Confirmation, it is:

(A) a UK Bank Lender;

(B) a UK Non-Bank Lender and falls within paragraph (a) or (b) of the definition thereof; or

(C) a UK Treaty Lender,

as the same shall be expressly indicated in the relevant Assignment and Assumption or Increase Confirmation.

(b) Each Lender expressed to be a “UK Non-Bank Lender” in Schedule III (Lender Tax Status) or in the Assignment and Assumption or Increase Confirmation pursuant to which it becomes a Lender represents and warrants to:

(i) the Administrative Agent and to each UK Borrower, on the Signing Date, or on the relevant effective date specified in each Assignment and Assumption or the relevant effective date specified in each Increase Confirmation (as the case may be) that it is within paragraph (a) of the definition of UK Non-Bank Lender on that date (unless, if it is not within such paragraph (a), it is within paragraph (b) of such definition on that date, and has notified the Administrative Agent of the circumstances by virtue of which it falls within such paragraph (b) and has provided evidence of the same to each UK Borrower if and to the extent requested to do so, by the Administrative Agent or a UK Borrower; and

(ii) the Administrative Agent and to each UK Borrower, that unless it notifies the Administrative Agent and each UK Borrower to the contrary in writing prior to any such date, its representation and warranty in paragraph (i) above is true in relation to that Lender’s participation in each Loan made to a UK Borrower, on each date that the relevant UK Borrower makes a payment of interest in relation to such Loan.

(c)

(i) A Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any Loan Party) by including its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule III.

(ii) A new lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any Loan Party) by including its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption or Increase Confirmation which it executes.

(iii) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (c)(i) or paragraph (c)(ii) above, then no Loan Party shall make any filing under or in relation to the HMRC DT Treaty Passport Scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless that Lender otherwise agrees.

(iv) Each Loan Party that makes a UK Payment to which that Lender is entitled shall cooperate with the Lender in completing any procedural formalities as may be necessary for the relevant Loan Party to obtain authorisation to make that payment without a Tax Deduction (including where a Lender includes the indication described in paragraphs (c)(i) or (c)(ii) above, filing with HMRC, within any applicable time limit, a form DTTP2 or such equivalent or other HMRC form(s) as may be required to be filed pursuant to the HMRC DT Treaty Passport Scheme in respect of that Lender, completed in accordance with the information provided by that Lender); provided, however, that nothing in this paragraph (c)(i) shall require a Lender to disclose any confidential information or information regarding its business, tax affairs or tax computations (including, without limitation, its tax returns or its calculations).

(d)

(i) If, in relation to any interest payment to a Lender on a Loan:

(A) that Lender has confirmed to the UK Borrower and to the Administrative Agent before that interest payment would otherwise fall due that:

(1) it has completed, where applicable, the necessary procedural formalities referred to in, and otherwise complied with, paragraph (c) above; and

(2) H.M. Revenue & Customs has not declined to issue the authorisation referred to in the definition of “UK Treaty Lender” (the “Authorisation”) to that Lender in relation to that Loan, or if H.M. Revenue & Customs has declined, the Lender is disputing that decision in good faith; and

(B) the UK Borrower has not received the Authorisation,

then, such Lender may elect, by not less than 5 Business Days prior confirmation in writing to the Administrative Agent, that such interest payment (the “Relevant Interest Payment”) shall not be due and payable under Section 2.08(c) until the date which is 5 Business Days after the earlier of:

(C) the date on which the Authorisation is received by the relevant UK Borrower;

(D) the date that Lender confirms to the relevant UK Borrower and the Administrative Agent that it is not entitled to claim full relief from liability to taxation otherwise imposed by the United Kingdom (in relation to that Lender’s participation in Loans made to the Borrower) on interest under a Double Taxation Treaty in relation to the Relevant Interest Payment; and

(E) the earlier of (I) the date which is 6 months after the date on which the Relevant Interest Payment had otherwise been due and payable and (II) the date of final repayment (whether scheduled, voluntary or mandatory) of principal in respect of the Relevant Interest Payment.

(ii) For the avoidance of doubt, in the event that sub-paragraph (i) above applies, the Interest Period to which the Relevant Interest Payment relates shall not be extended and the start of the immediately succeeding Interest Period shall not be delayed.

(e) Any Lender which was a Qualifying Lender when it became party to this Agreement but subsequently ceases to be a Qualifying Lender (other than by reason of a Change in

Tax Law) shall promptly notify each UK Borrower of that event, provided that if there is a Change in Tax Law which in the reasonable opinion of the relevant UK Borrower may result in any Lender which was a Qualifying Lender when it became a party to this Agreement ceasing to be a Qualifying Lender, such Qualifying Lender shall co-operate with each UK Borrower and provide reasonable evidence requested by each UK Borrower in order for the UK Borrower to determine whether such Lender has ceased to be a Qualifying Lender provided, however, that nothing in this paragraph (e) shall require a Lender to disclose any confidential information or information regarding its business, tax affairs or tax computations (including without limitation, its tax returns or its calculations).

(f) For the purposes of paragraphs (a) to (e) above, each Lender shall promptly deliver such documents evidencing its corporate and tax status as the Administrative Agent or the relevant UK Borrower may reasonably request, provided that in the event that any Lender fails to comply with the foregoing requirement, the UK Borrower shall be permitted:

(i) to withhold and retain an amount in respect of the applicable withholding tax estimated in good faith by the Borrower to be required to be withheld in respect of interest payable to such Lender; or

(ii) subject to the provisions of paragraph (a) of Section 10.07, to refuse to grant its consent to such transfer.

(g) In the event that either the Administrative Agent or any UK Borrower has reason to believe that any representation given by a Lender in accordance with this Section 3.03 is incorrect or inaccurate, the Administrative Agent or the relevant UK Borrower (as the case may be) shall promptly inform the other party and the relevant Lender, and may thereafter request such documents relating to the corporate and tax status of such Lender as the Administrative Agent or the UK Borrower may reasonably require for the purposes of determining whether or not such representation was indeed incorrect.

(h) If, following delivery of such documentation and following consultation between the Administrative Agent, the relevant UK Borrower and the relevant Lender, the UK Borrower concludes (acting reasonably and in good faith) that there is insufficient evidence to determine the relevant tax status of such Lender, the UK Borrower shall be permitted in respect of such Lender, to withhold and retain an amount in respect of the applicable withholding tax estimated in good faith by the UK Borrower to be required to be withheld in respect of interest payable to such Lender until such time as that Lender has delivered sufficient evidence of its tax status to the Administrative Agent and the UK Borrower.

Section 3.04 Value Added Tax

(a) All consideration expressed to be payable under a Loan Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. Subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Loan Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT concurrently against the issue of an appropriate invoice.

(b) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) in connection with a Loan Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration), (i) if the Supplier is required to account to the relevant tax authority for the VAT, the Subject Party must also pay to the Supplier and, (ii) if the Recipient is required to account to the relevant tax authority for the VAT the Subject Party must pay to the Recipient, (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. Where paragraph (i) applies, the Recipient must promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of the VAT chargeable on that supply. Where paragraph (ii) applies, the Subject Party must only pay to the Recipient an amount equal to the amount of such VAT to the extent that the Recipient reasonably determines that it is not entitled to a credit or repayment from the relevant tax authority in respect of that VAT.

(c) Where a Loan Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party for the full amount of such costs and expenses including such costs that represent VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(d) Any reference in this Section 3.04 to any Party shall, at any time when such Party is treated as a member of a group including but not limited to any fiscal unities for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 or in the relevant legislation of any jurisdiction having implemented Council Directive 2006/112/EC on the common system of value added tax).

(e) If VAT is chargeable on any supply made by a Finance Party to any Party under a Loan Document and if reasonably requested by such Finance Party, that Party must give the Finance Party details of its VAT registration number and any other information as is reasonably requested in connection with the Finance Party’s reporting requirements for the supply and at such time that the Finance Party may reasonably request it.

Where a Borrower is required to make a payment under paragraph (b) above, such amount shall not become due until the Borrower has received a formal invoice detailing the amount to be paid.

Section 3.05 UK Tax Credit

(a) If a Loan Party makes a Tax Payment and the relevant Finance Party determines, in its sole opinion, that:

(i) a Tax Credit is attributable to that Tax Payment; and

(ii) that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall (subject to paragraph (b) below and to the extent that such Finance Party can do so without prejudicing the availability and/or the amount of the Tax Credit and the right of that Finance Party to obtain any other benefit, relief or allowance which may be available to it) pay to either the relevant Loan Party such amount which that Finance Party determines, in its sole opinion, will leave it (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been required to be made by the relevant Loan Party.

(b) Each Finance Party shall have an absolute discretion as to the time at which and the order and manner in which it realises or utilises any Tax Credits and shall not be obliged to arrange its business or its tax affairs in any particular way in order to be eligible for any credit or refund or similar benefit.

(c) No Finance Party shall be obliged to disclose to any other person any information regarding its business, tax affairs or tax computations (including, without limitation, its tax returns or its calculations).

(d) If a Finance Party has made a payment to a Loan Party pursuant to this Section 3.05 on account of a Tax Credit and it subsequently transpires that that Finance Party did not receive that Tax Credit, or received a reduced Tax Credit, such Loan Party, shall, on demand, pay to that Finance Party the amount which that Finance Party determines, acting reasonably and in good faith, will put it (after that payment is received) in the same after-tax position as it would have been in had no such payment or a reduced payment been made to such Loan Party.

No Finance Party shall be obliged to make any payment under this Section 3.05 if, by doing so, it would contravene the terms of any applicable Law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).

Section 3.06 Illegality.

If any Lender reasonably determines that any Law or its interpretation or application thereof has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Available Currency (other than Dollars) in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, (I) if applicable and such Loans are denominated in Dollars, convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate) or (II) if applicable and such Loans are denominated in an Available Currency (other than Dollars), to the extent the applicable Borrower and all Appropriate Lenders agree, convert such Loans to Loans bearing interest at an alternative rate mutually acceptable to the applicable Borrower and all of the Appropriate Lenders, in each case either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment and conversion.

Section 3.07 Inability to Determine Rates.

If the Required Lenders reasonably determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount, currency and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein or, in the case of a pending request for a Loan denominated in an Available Currency (other than Dollars), the Company and Lenders may establish a mutually acceptable alternative rate.

Section 3.08 Increased Cost and Reduced Return; Capital Adequacy; Eurocurrency Rate Loan Reserves.

(a) If any Lender reasonably determines that as a result of a Change in Law, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or (as the case may be) issuing, participating in or maintaining Letters of Credit or Alternative Letters of Credit (or maintaining its obligations to participate in or issue any Letters of Credit or Alternative Letters of Credit), or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (including any Taxes (other than (i) Indemnified Taxes or Other Taxes or (ii) Taxes excluded from the definition of Indemnified Taxes or Other Taxes), including by imposing, modifying or holding applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and excluding for purposes of this Section 3.08(a) any such increased costs or reduction in amount resulting from reserve requirements contemplated by Section 3.08(b) or the definition of Eurocurrency Rate), then from time to time within five (5) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.10), the Company shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it, or participations in or issuance of Letters of Credit or Alternative Letters of Credit by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Company will pay to such Lender, as the case may be, within five (5) days after demand by such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) The Company shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable Eurocurrency Rate Loan of the Company equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financing regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurocurrency Rate Loans of the Company, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice five (5) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

Section 3.09 Funding Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan of any Borrower on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan of that Borrower on the date or in the amount notified by that Borrower;

including any loss or expense (excluding loss of anticipated profits or margin) arising from the liquidation or reemployment of funds obtained by it to maintain such Eurocurrency Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.10 Matters Applicable to All Requests for Compensation.

(a) If any Lender requests compensation under Section 3.08, or the Company or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.06, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or issuing Letters of Credit or Alternative Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.08, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.06, as applicable, and (ii) in each case, would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect; provided nothing in this Section 3.10(a) shall affect or postpone any Obligations of the Company or any Borrower or the rights of the Lenders under this Article III.

(b) Each Lender may make any Credit Extension to a Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of that Borrower to repay the Credit Extension in accordance with the terms of this Agreement.

(c) If any Lender requests compensation by the Company or any Borrower under Section 3.08, the Company or a Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.10(e) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of Section 3.01, 3.06, 3.07 or 3.08 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of Section 3.01, 3.06, 3.07 or 3.08 for any increased costs incurred or reductions suffered more than two hundred and seventy (270) days prior to the date that such Lender notifies the Company or a Borrower of the event giving rise to such claim and of such Lender’s intention to claim compensation therefor (except that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) If the obligation of any Lender to make or continue any Eurocurrency Rate Loan or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.10(b) hereof, such Lender’s applicable Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of any immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.06, 3.07 or 3.08 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(f) If any Lender gives notice to the Company or a Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.06, 3.07 or 3.08 hereof that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.10 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

(g) Any Finance Party claiming compensation under this Article III shall deliver a certificate to the Company setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive on the absence of manifest error. In determining such amounts, such Finance Party may use any reasonable averaging and attribution methods.

Section 3.11 Replacement of Lenders under Certain Circumstances.

If (i) any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.06 or Section 3.08, (ii) a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or 3.08 or make a Tax Payment and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.01(f), (iii) any Lender is a Non-Consenting Lender, (iv) any Lender becomes a Defaulting Lender, or (v) any other circumstance exists hereunder that gives any Borrower the right to replace a Lender as a party hereto, then that Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver and amendment) and the related Loan Documents to one or more Eligible Assignees (provided that neither the Administrative Agent nor any Lender shall have any obligation to that Borrower to find a replacement Lender or other such Person) that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Company shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b)(ii)(D);

(b) such Lender shall have received payment of an amount equal to the applicable outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.09) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company;

(c) such Lender being replaced pursuant to this Section 3.11 shall (1) execute and deliver an Assignment and Assumption with respect to all, or a portion as applicable, of such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (2) deliver any Notes evidencing such Loans to a Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment may be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(d) the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e) in the case of any such assignment resulting from a claim for compensation under Section 3.08 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(f) such assignment shall not conflict with applicable Laws;

(g) any Lender that acts as an L/C Issuer or Alternative L/C Issuer may not be replaced hereunder at any time when it has any Letter of Credit or Alternative Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer or Alternative L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or Alternative L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer or Alternative L/C Issuer) have been made with respect to each such outstanding Letter of Credit or Alternative Letter of Credit; and

(h) the Lender that acts as the Administrative Agent cannot be replaced in its capacity as Administrative Agent other than in accordance with Section 9.06,

In the event that (i) the Company or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each affected Lender or all the Lenders with respect to a certain Class or Classes of the Loans and/or Commitments and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Class, the Required Class Lenders) have agreed (but solely to the extent required by Section 10.01) to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

In connection with any such replacement, (i) if the Lender to be replaced is a Non-Consenting Lender, the Company shall pay to each Non-Consenting Lender, concurrently with the effectiveness of the respective assignment, the fee set forth in Section 2.05(a)(vi) to the extent applicable and (ii) if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption Agreement to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Section 3.12 Survival.

All of each Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and the Loan Documents and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01 Conditions to Effectiveness of the Commitments.

The effectiveness of the Commitments of the Lenders are subject to the satisfaction of the following conditions precedent, except as otherwise agreed between Finco and the Administrative Agent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or pdf copies or other facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of Finco, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement by Finco;

(ii) an opinion from Ropes & Gray International LLP, English legal counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent;

(iii) an opinion from Ropes & Gray International LLP, New York legal counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent;

(iv) the Administrative Agent’s receipt of a copy of the following documents, in each case in respect of Finco: (x) its constitutional documents, (y) a resolution of its Board of Directors and (z) a specimen signature of each person authorized by the resolution referred to in clause (y); and

(b) The Administrative Agent (for and on behalf of the Lenders) shall have received, at least 3 days prior to the Signing Date, all documentation and other information satisfactory to each Finance Party (acting reasonably) about Finco required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, that has been requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (through the Administrative Agent and for itself) in writing at least 10 days prior to the Signing Date.

Section 4.02 Conditions to Certain Funds Drawing.

The obligations of the Lenders to extend any Initial Term Loan and any Certain Funds Revolving Credit Extension are subject only to the satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or pdf copies or other facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of each Initial Borrower each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of the Initial Joinder Agreement by each Initial Borrower;

(ii) the Administrative Agent’s receipt of a copy of the following documents, in each case in respect of each Initial Borrower: (x) its constitutional documents, (y) a resolution of its Board of Directors and (z) a specimen signature of each person authorized by the resolution referred to in clause (y);

(iii) an opinion from New York counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent; and

(iv) an opinion from Cayman Islands counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(b) The Specified Representations shall be true and correct in all material respects.

(c) No Certain Funds Default shall exist or would result from such proposed Credit Extension or from the application of proceeds therefrom.

(d) All amounts outstanding under the Existing Revolving Credit Agreement shall have been repaid in full, or shall be repaid in full with the proceeds of the initial Loans, and the commitments thereunder shall have been, or shall be substantially simultaneously with such repayment, cancelled in full.

(e) Solely with respect to the Term B-1 Loans, an irrevocable notice of redemption shall have been issued in accordance with the terms of the indenture governing the 2020 Notes prior to, or substantially simultaneously with, the funding of the Term B-1 Loans.

(f) Solely with respect to the Term B-2 Loans, (i) the Scheme Effective Date shall have occurred and (ii) the Liberty Acquisition Target shall have re-registered as a private limited company.

(g) The Administrative Agent shall have received a Request for Credit Extension.

(h) The Administrative Agent (for and on behalf of the Lenders) shall have received, at least 3 days prior to the date of accession of any Borrower and any Guarantor to this Agreement, all documentation and other information satisfactory to each Finance Party (acting reasonably) about each such Borrower and each such Guarantor required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, that has been requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (through the Administrative Agent and for itself) in writing at least 10 days prior to the date of accession of such Borrower and/or Guarantor to this Agreement.

(i) It shall not be unlawful in any applicable jurisdiction for that Lender to perform its obligations to lend its participation of the relevant Initial Term Loan or Certain Funds Revolving Credit Extension, as applicable.

(j) Evidence that the Agreement has been designated as a “Permitted Senior Document” as defined in and in accordance with the Existing Intercreditor Agreement.

Section 4.03 Conditions to all other Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than (i) with respect to an Initial Term Loan or a Certain Funds Revolving Credit Extension during the Certain Funds Period and (ii) with respect to a Limited Condition Transaction and (iii) a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans, but including Additional Facility Loans) is subject to the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, to the extent such documents have not previously been delivered pursuant to Section 4.02(a) and without duplication of 4.02(a), each of which shall be originals or pdf copies or other facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of the Initial Joinder Agreement by each Initial Borrower;

(ii) the Administrative Agent’s receipt of a copy of the following documents, in each case in respect of each Initial Borrower: (x) its constitutional documents, (y) a resolution of its Board of Directors and (z) a specimen signature of each person authorized by the resolution referred to in clause (y);

(iii) an opinion from New York counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent;

(iv) an opinion from Cayman Islands counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(b) The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, however, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(c) No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(d) The Administrative Agent and, if applicable, the relevant L/C Issuer or Alternative L/C Issuer or the Swing Line Lender, as applicable, shall have received a Request for Credit Extension in accordance with the requirements hereof.

(e) The Administrative Agent (for and on behalf of the Lenders) shall have received, and without duplication of 4.02(a), at least 3 days prior to the date of accession of any Borrower and any Guarantor to this Agreement, all documentation and other information satisfactory to each Finance Party (acting reasonably) about each such Borrower and each such Guarantor required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, that has been requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (through the Administrative Agent and for itself) in writing at least 10 days prior to the date of accession of such Borrower and/or Guarantor to this Agreement.

Each Request for Credit Extension (other than (i) with respect to an Initial Term Loan or a Certain Funds Revolving Credit Extension during the Certain Funds Period and (ii) with respect to a Limited Condition Transaction and (iii) a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

Section 4.04 Certain Funds Period.

During the Certain Funds Period and notwithstanding (i) any provision to the contrary in this Agreement or the other Loan Documents or otherwise or (ii) that any condition set out in Section 4.01 or Section 4.02 may subsequently be determined to not have been satisfied or that any representation given was incorrect, none of the Lenders nor the Administrative Agent shall, unless a Certain Funds Default has occurred and is then continuing be entitled to:

(a) cancel any of its Commitments to the extent to do so would prevent or limit the making of a Loan;

(b) rescind, terminate or cancel the Loan Documents or the Commitments or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent, delay or limit the making of a Loan;

(c) declare any Loan due and payable or payable on demand or require any repayment or prepayment, including under Section 2.05;

(d) prevent or limit the making of any Loan, whether by cancellation, rescission or termination of the Commitments;

(e) refuse to participate in the making of any Initial Term Loan or any Certain Funds Revolving Credit Extension (subject in each case to satisfaction of the applicable conditions set forth in Sections 4.01 and 4.02);

(f) exercise any right of set-off or counterclaim or similar right or remedy in respect of a Loan to the extent to do so would prevent, delay or limit the making of a Loan or prevent a Loan from remaining outstanding; or

(g) cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Document to the extent to do so would prevent, limit or delay the making of a Loan or prevent a Loan from remaining outstanding;

provided that, immediately upon the expiry of the Certain Funds Period, subject to the express provisions of this Agreement and the other Loan Documents, all such rights, remedies and entitlements shall be available to the Lenders and the Administrative Agent notwithstanding that they may not have been used or been available for the use during the Certain Funds Period.

Section 4.05 Compliance with Conditions.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in Section 4.01 or Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Signing Date specifying its objection thereto.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Loan Party and Finco (only with respect to Section 5.13(a) and 5.18) represents and warrants to the Administrative Agent and the Lenders at the time of each Credit Extension (to the extent required to be true and correct for such Credit Extension pursuant to Article IV) that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws.

(a) Each Loan Party and each member of the Restricted Group that is a Material Subsidiary (i) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (ii) has all requisite power and authority to (A) own or lease its assets and carry on its business as currently conducted and (B) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (iii) is duly qualified and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (iv) is in compliance with all applicable Laws, orders, writs and injunctions and (v) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (i) (other than with respect to any Borrower), (ii)(A) (other than with respect to any Borrower), (iii), (iv) or (v), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) The Original Borrower is duly incorporated with limited liability as an exempted company under the laws of the Cayman Islands, validly existing and in good standing under the laws of the Cayman Islands with the full power to enter into, exercise its rights and perform its obligations under this Agreement and the other Loan Documents to which it is a party.

(c) In the case of the Original Borrower, it is resident for Tax purposes in the United Kingdom.

Section 5.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the borrowings under, and the use of proceeds of the Initial Term Loans and the Initial Revolving Credit Commitments, (a) have been (or will be, in the case of the Initial Term Loans, on or prior to the date of any borrowing thereunder) duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 4.12 of Annex II), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (iii) violate any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity principles of good faith and fair dealing, and (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of or security interests in any Equity Interests in Foreign Subsidiaries.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The consolidated financial statements of the Reporting Entity most recently delivered to the Administrative Agent fairly present in all material respects the financial condition and the consolidated financial position of the Reporting Entity as of the dates thereof and their results of operations for the period covered thereby in accordance with IFRS consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Restricted Group or against any of their properties or revenues (other than actions, suits, proceedings and claims in connection with the Transactions) that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 Ownership of Property; Liens.

(a) Each Loan Party and each member of the Restricted Group that is a Material Subsidiary has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all of its property necessary in the ordinary conduct of its business, free and clear of all Liens except Permitted Liens and except where the failure to have such title or other interest could not have or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Loan Party and each member of the Restricted Group that is a Material Subsidiary has complied with all obligations under all leases to which it is a party, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, and all such leases are in full force and effect, except those in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.

Section 5.08 Environmental Matters.

Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) each member of the Restricted Group and its respective properties and operations are in compliance with all Environmental Laws, which includes obtaining and maintaining all applicable Environmental Permits required under such Environmental Laws to carry on the business of the members of the Restricted Group;

(b) the members of the Restricted Group have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties nor any of the Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the members of the Restricted Group, threatened in writing, under any Environmental Law the effect of which would be to impose liability on any member of the Restricted Group under such Environmental Law or to revoke or modify any Environmental Permit held by any of the Loan Parties; and

(c) there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities owned, operated or leased by any of the members of the Restricted Group, or, to the knowledge of the members of the Restricted Group, Real Property formerly owned, operated or leased by any member of the Restricted Group that, in any case, could reasonably be expected to require any member of the Restricted Group to perform any investigation, remedial activity or corrective action or cleanup under Environmental Laws or could otherwise reasonably be expected to result in any member of the Restricted Group incurring liability under Environmental Laws.

Section 5.09 Taxes.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, there is no pending claim for a Tax deficiency or assessment known to any Loan Party or any member of the Restricted Group against any Loan Party or any member of the Restricted Group that would, individually or in the aggregate, have or is reasonably likely to have a Material Adverse Effect.

(b) It is not materially overdue in the filing of any Tax returns required to be filed by it (where such late filing might result in any material fine or penalty on it) and it has paid within any period required by law all Taxes shown to be due on any Tax returns required to be filed by it or on any assessments made against it (other than Tax liabilities being contested by it in good faith and where it has made adequate reserves for such liabilities or where such overdue filing, or non-payment, or a claim for payment, in each such case would not have or not be reasonably likely to have a Material Adverse Effect).

Section 5.10 ERISA Compliance.

(a) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Pension Plan and Multiemployer Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable Federal or state Laws.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); and (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, except, with respect to each of the foregoing clauses of this Section 5.10(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.11 Pensions.

Each Loan Party and each member of Restricted Group that is a Material Subsidiary is in compliance with its statutory obligations in relation to the Cable & Wireless Superannuation Fund, except as would not reasonably be expected to result in a Material Adverse Effect.

Section 5.12 Margin Regulations; Investment Company Act.

(a) No Loan Party and no Restricted Subsidiary is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit or Alternative Letter of Credit will be used for any purpose that violates Regulation U, Regulation T and Regulation X of the Board.

(b) No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13 Disclosure.

(a) To the knowledge of Finco, the information package, dated November 9, 2015, provided to the Arrangers and Bookrunners in connection with the Transactions, as of its date (other than projected financial information, pro forma financial information and information of a general economic or industry nature included therein) when taken as a whole does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information included in such information package, Finco represents that, to its knowledge, such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

(b) No report, financial statement, certificate or other written information (excluding for the avoidance of doubt, the information package provided to the Arrangers and Bookrunners in connection with the Transactions, as of its date), furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to the Administrative Agent or any Lender under this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Company represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.14 Labor Matters.

Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party or member of the Restricted Group that is a Material Subsidiary pending or, to the knowledge of the Company, threatened and (b) hours worked by and payments made to employees of the Company or any of the Restricted Subsidiaries have been in compliance with the Fair Labor Standards Act or any other applicable Laws dealing with such matters.

Section 5.15 Intellectual Property; Etc.

Each Loan Party and each member of the Restricted Group that is a Material Subsidiary owns, licenses or possesses the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and such IP Rights do not conflict with the rights of any Person, except to the extent the absence of such IP Rights and such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, the operation of the respective businesses of each Loan Party and member of the Restricted Group that is a Material Subsidiary as currently conducted does not infringe upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights is pending or, to the knowledge of the Company, threatened in writing against any Loan Party or any member of the Restricted Group that is a Material Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.16 Solvency.

On the date of funding of each of Term B-1 Loan and Term B-2 Loan, the Company and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.17 Group Structure Chart.

The Group Structure Chart sets out a description (giving effect to the transactions to occur substantially simultaneously with the Scheme Effective Date) which will be true and complete in all material respects as at the completion of the Liberty Acquisition in respect of the corporate ownership structure of the Company and its Restricted Group.

Section 5.18 USA Patriot Act, Anti-Corruption Laws and Sanctions.

(a) To the extent applicable, Finco, each Loan Party and each of its Subsidiaries, is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA Patriot Act.

(b) (i) No part of the proceeds of the Loans (or any Letters of Credit or Alternative Letters of Credit) will be used directly or, to the knowledge of Finco, each Loan Party and each of its Subsidiaries, indirectly, (A) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or (B) except as would not reasonably be expected to have a Material Adverse Effect, in violation of any other Anti-Corruption Laws and (ii) Finco, each Loan Party and each of its Subsidiaries and, to the knowledge of Finco, each Loan Party and each of its Subsidiaries, their respective directors, officers and employees, are currently in compliance with (A) the FCPA in all material respects and (B) except as would not reasonably be expected to have a Material Adverse Effect, any and other Anti-Corruption Laws.

(c) (i) No Loan Party or any of its Subsidiaries nor Finco will directly, or to the knowledge of such Loan Party or its Subsidiaries or Finco, indirectly, use the proceeds of the Loans in violation of applicable Sanctions or otherwise knowingly make available such proceeds to any Person for the purpose of financing the activities of any Sanctioned Person, except to the extent licensed, exempted or otherwise approved by a competent governmental body responsible for enforcing such Sanctions, (ii) no Loan Party or any of its Subsidiaries nor Finco, or to the knowledge of such Loan Party or its Subsidiaries or Finco, their respective directors, officers or employees or, to the knowledge of the Company, any controlled Affiliate of the Company, the Company or its Subsidiaries that will act in any capacity in connection with or benefit from any Facility, is a Sanctioned Person and (iii) no Loan Party or its Subsidiaries or Finco or, to the knowledge of such Loan Party or its Subsidiaries or Finco, their respective directors, officers and employees, are in violation of applicable Sanctions in any material respect.

Section 5.19 Collateral Documents.

(a) Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery of certificates representing securities required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Security Trustee for the benefit of the Secured Parties, except as otherwise provided hereunder, including subject to Liens permitted by Section 4.12 of Annex II, a legal, valid, enforceable and perfected first priority Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein.

(b) Notwithstanding anything herein (including this Section 5.19) or in any other Loan Document to the contrary, neither the Company nor any other Loan Party makes any representation or warranty as to (A) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (B) on the Closing Date and until required pursuant to Section 6.11 or Section 6.16, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest.

Section 5.20 Telecommunications, Cable and Broadcasting Laws.

To the best of its knowledge and belief, it is in compliance in all material respects with all Telecommunications, Cable and Broadcasting Laws (but excluding for these purposes only, breaches of Telecommunications, Cable and Broadcasting Laws which have been expressly waived by the relevant regulatory authority), in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank have been made) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit or Alternative Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or Alternative L/C Issuer, as applicable, or such Letter of Credit or Alternative Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer or Alternative L/C Issuer, as applicable), then from and after the Initial Joinder Effective Date, the Company shall, with respect to the covenants set forth in Sections 6.01 and 6.02 and, with respect to the other covenants set forth in this Article VI, the Loan Parties shall and shall cause each member of the Restricted Group to:

Section 6.01 Company Materials.

The Company hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that so long as the Company is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Finance Parties to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the other Finance Parties shall treat the Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Company shall be under no obligation to mark the Company Materials “PUBLIC.”

Section 6.02 Compliance Certificates and other Information.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) Business Days after the delivery of the financial statements referred to in Section 4.03(a)(1), (2) and (3) of Annex II, a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Company or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S 8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02 (provided, however, that to the extent any such reports or registration statements are filed on the SEC’s website or on the Reporting Entity’s or Liberty Global’s website, such documents shall be deemed to be delivered to the Administrative Agent);

(c) promptly after the furnishing thereof, in connection with the Existing Senior Notes, the 2019 Sterling Bonds, the Columbus Senior Notes or any other Indebtedness of the Restricted Group, in each case, in a principal amount in excess of the Threshold Amount, copies of any material notices received by any Loan Party (other than in the ordinary course) or material statements or material reports furnished to the holders of such Indebtedness generally (other than in the ordinary course or in connection with any board observer or similar rights) of the Company or of any of the Restricted Subsidiaries and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02 (provided, however, that to the extent any such notices, statements or reports are filed on the SEC’s website or on the Reporting Entity’s or Liberty Global’s website, such documents shall be deemed to be delivered to the Administrative Agent);

(d) together with the delivery of each annual Compliance Certificate pursuant to Section 6.02(a), a list of each Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (to the extent that there have been any changes in the identity or status of any Subsidiary as an Unrestricted Subsidiary since the later of the Closing Date and the most recent list provided); and

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Section 6.03 Notices.

Promptly after a Responsible Officer of a Loan Party has obtained actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default; or

(b) of the occurrence of an ERISA Event which could reasonably be expected to result in a Material Adverse Effect; and

(c) of the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against the Company or any of the Restricted Subsidiaries, that could in each case reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of such Loan Party (x) that such notice is being delivered pursuant to Section 6.03(a), (b) or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.

Section 6.04 Payment of Taxes.

Pay, discharge or otherwise satisfy, as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with IFRS or (b) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization, and

(b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises material to the ordinary conduct of its business, except, in the case of clause (a) (other than with respect to any Borrower) or (b), to the extent (i) that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to any merger, consolidation, liquidation, dissolution or Asset Disposition permitted in Annex II.

Section 6.06 Maintenance of Properties.

Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

Section 6.07 Maintenance of Insurance.

Maintain with insurance companies that the Company believes (in the good faith judgment of its management) are reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Restricted Group) as are customarily carried under similar circumstances by such other Persons.

Section 6.08 Compliance with Laws.

Comply in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith would not have or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09 Books and Records.

Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with IFRS and which reflect all material financial transactions and matters involving the assets and business of a member of the Restricted Group, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10 Inspection Rights.

While an Event of Default is continuing or if the Administrative Agent has reasonable grounds to believe that an Event of Default may exist and at other times if the Administrative Agent has reasonable grounds for such request, permit, upon reasonable prior notice to the Company, the Administrative Agent and accountants or other professional advisers and independent contracts of the Administrative Agent to:

(a) visit and inspect the properties of any member of the Restricted Group during normal business hours;

(b) inspect its books and records other than records which the relevant member of the Restricted Group is prohibited by law, regulation or contract from disclosing to the Administrative Agent; and

(c) discuss with its principal officers and auditors its business, assets, liabilities, financial position, results of operations and business prospects provided that (A) any such discussion with the auditors shall only be on the basis of the audited financial statements of the Restricted Group and any compliance certificates issued by the auditors and (B) representatives of the Company shall be entitled to be present at any such discussion with the auditors.

Section 6.11 Additional Collateral; Additional Guarantors.

At the Borrowers’ expense, subject to the limitations and exceptions of this Agreement, including the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including in relation to any provision of this Agreement which requires the Loan Parties or any member of the Restricted Group to deliver a Collateral Document for the purposes of granting any guarantee or Collateral for the benefit of the Secured Parties and the Administrative Agent agrees to execute, as soon as reasonably practicable, any such guarantee or Collateral Document which is presented to it for execution.

Section 6.12 Compliance with Environmental Laws.

(a) Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties and each member of the Restricted Group are required by applicable Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

(b) The Loan Parties shall (and the Parent shall cause each member of the Restricted Group to) promptly notify the Administrative Agent of any Environmental Liabilities or claims (to the best of such Loan Party’s or member of the Restricted Group’s knowledge and belief) pending or threatened against it which, if substantiated, has or is reasonably likely to have a Material Adverse Effect.

(c) No Loan Party shall (and the Parent shall not permit any member of the Restricted Group to) permit or allow to occur any discharge, release, leak, migration or other escape of any Hazardous Materials into the Environment on, under or from any property owned, leased, occupied or controlled by it, where such discharge, release, leak, migration or escape has or is reasonably likely to have a Material Adverse Effect.

Section 6.13 Further Assurances.

Promptly upon reasonable request by the Administrative Agent and/or the Security Truste (as applicable) (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent and/or the Security Trustee (as applicable) may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement.

Section 6.14 Designation of Subsidiaries.

The Company may at any time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary, in accordance with the provisions set forth in Annex I and Annex II.

Section 6.15 Use of Proceeds.

Use the proceeds of any Borrowing, Letter of Credit or Alternative Letter of Credit for any purpose not otherwise prohibited under this Agreement, including using:

(a) the proceeds of the Term B-1 Loans to (i) finance the redemption of the 2020 Notes including accrued and unpaid interest and any make-whole or other applicable premium, (ii) to cover fees, costs, expenses and other amounts in connection with the Facilities or other transactions related thereto and (iii) for any general corporate purposes of the Restricted Group;

(b) the proceeds of the Term B-2 Loans to (i) pay, directly or indirectly, the Special Dividend, (ii) to cover fees, costs, expenses and other amounts in connection with the Facilities, the Liberty Acquisition and other transactions related thereto, (iii) to finance any payments to be made in respect of any pension fund of the Restricted Group, (iv) for any general corporate purposes of the Restricted Group and (v) after the Scheme Effective Date, to fund a dividend or distribution to Finco for the purpose of refinancing any indebtedness outstanding under the Finco Interim Facility; and

(c) the proceeds of the Revolving Credit Loans to (i) finance ongoing working capital requirements and for general corporate purposes of the Restricted Group, (ii) to refinance any outstanding loans, letters of credit, ancillaries or other amounts under the Existing Revolving Credit Agreement, including any prepayment fees and related fees, costs and expenses, (iii) to finance any payments to be made or letters of credit to be issued in respect of any pension fund of the Restricted Group and (iv) to cover fees, costs and expenses in connection with the Facilities, the Liberty Acquisition or other transactions related thereto; provided that no Revolving Credit Loan shall be used to finance the consideration payable in connection with the Liberty Acquisition at any time prior to the re-registration of Liberty Acquisition Target as a private limited company.

Section 6.16 Post-Closing Actions.

Complete each of the actions described on Schedule 6.16 as soon as commercially reasonable and by no later than the date set forth in Schedule 6.16 with respect to such action or such later date as the Administrative Agent and/or the Security Trustee, as applicable, may reasonably agree (and in no event shall completion of such actions be required as a condition to funding the Initial Term Loans or a Certain Funds Revolving Credit Extension).

Section 6.17 Subordinated Shareholder Loans.

No later than 45 days following the incurrence by any member of the Restricted Group of any Subordinated Shareholder Loan (or such longer period as specified in Schedule 6.16, or as the Administrative Agent may agree in its discretion), the Company or such member of the Restricted Group will cause each creditor in respect of any such Indebtedness to enter into a Pledge Agreement, in substantially the form attached as Exhibit F, with respect to such Indebtedness.

Section 6.18 Maintenance of Intellectual Property.

Except as otherwise permitted by this Agreement, each Loan Party shall, and shall cause each member of the Restricted Group to:

(a) make such registrations and pay such fees and similar amounts as are necessary to keep the registered Intellectual Property owned by any member of the Restricted Group and which is material to the conduct of the business of the Restricted Group as a whole from time to time;

(b) take such steps as are necessary and commercially reasonable (including the institution of legal proceedings) to prevent third parties infringing those Intellectual Property referred to in clause (a) above and (without prejudice to clause (a) above) take such other steps as are reasonably practicable to maintain and preserve its interests in those rights, except where failure to do so will not have or be reasonably likely to have a Material Adverse Effect;

(c) ensure that any license arrangements in respect of the Intellectual Property referred to in clause (a) entered into with any third party are entered into on arm’s length terms and in the ordinary course of business (which shall include, for the avoidance of doubt, any such licensing arrangements entered into in connection with outsourcing on normal commercial terms) and will not have or be reasonably likely to have a Material Adverse Effect.

Section 6.19 Change in Accounting Practices.

(a) The Company shall notify the Administrative Agent if it elects to make one or more changes in any material accounting policies, practices or procedures whether resulting from the Company’s decision at any time to adopt GAAP or otherwise and, in such event the Company shall provide, at the time of such notice, in respect of any change in the basis upon which the financial information required to be delivered under Section 4.03(a)(1), (2) or (3) of Annex II is prepared, either (i) a statement (providing reasonable detail) confirming the changes would have no material effect on the operation of the Consolidated Net Leverage Ratio or Consolidated Senior Secured Net Leverage Ratio or (ii) a description of the changes and the adjustments that would be required to be made to that financial information in order to cause them to reflect the accounting policies, practices or procedures prior to such change and sufficient information, in such detail and format as may be reasonably required by the Administrative Agent, to enable the Lenders to make a comparison between the financial positions indicated by that financial information and by the financial information required to be delivered under Section 4.03(a)(1),(2) and (3) of Annex II. Following the delivery of any such notice, the Required Lenders shall have the right to request, and following any such request the Company shall use commercially reasonable efforts to provide, the statement contemplated by clause (i) of the immediately preceding sentence or the description contemplated by clause (ii) of the immediately preceding sentence, as applicable, relating to the financial information required to be delivered under Section 4.03(a)(1), (2) or (3) of Annex II, as applicable, for the most recently completed quarter.

(b) In the event of any changes to the Company’s accounting policies, practices or procedures other than resulting from the Company’s decision at any time to adopt GAAP, if the Company notifies the Administrative Agent that it is no longer practicable to test compliance with the Consolidated Net Leverage Ratio and Consolidated Senior Secured Net Leverage Ratio against the financial information required to be delivered pursuant to Section 4.03(a)(1) or (2) of Annex II:

(i) the Administrative Agent and the Company shall enter into negotiations with a view to agreeing upon an alternative definitions of Consolidated Net Leverage Ratio or Consolidated Senior Secured Net Leverage Ratio in order to maintain a consistent basis for such financial covenants (and for approval by the Required Lenders); and

(ii) if the Administrative Agent and the Company agree upon alternative definitions of Consolidated Net Leverage Ratio and Consolidated Senior Secured Net Leverage Ratio that are acceptable to the Required Lenders, such alternative financial covenants shall be binding on all parties hereto; and

(iii) if, after three months following the date of the notice given to the Administrative Agent pursuant to this Section 6.19(b), the Administrative Agent and the Company cannot agree upon alternative financial covenants that are acceptable to the Required Lenders, the Administrative Agent shall refer the matter to any of the auditors as may be agreed between the Company and the Administrative Agent for determination of the adjustments required to be made to such financial information or the calculation of such ratios to take account of such change, such determination to be binding on the parties hereto, provided that pending such determination (but not thereafter) the Company shall continue to prepare financial information and calculate such covenants in accordance with Section 6.19(a) above.

(c) In the event of any changes to such accounting policies, practices or procedures resulting from the Company’s decision at any time to adopt GAAP, if the Company notifies the Administrative Agent that it is no longer practicable to test compliance with the Consolidated Net Leverage Ratio or Consolidated Senior Secured Net Leverage Ratio against the financial information required to be delivered pursuant to Section 4.03(a)(1) or (2) of Annex II:

(i) the Company shall provide the Administrative Agent with (A) revised financial covenant ratio levels to replace those contained in the Financial Covenant and for purposes of determining compliance with any provision of this Agreement (including Annex II) by reference to the Consolidated Net Leverage Ratio or Consolidated Senior Secured Net Leverage Ratio (the “Revised Ratios”) and (B) relevant financial covenant definitions to replace those contained in Annex I (the “Revised Definitions”), in each case resulting from the adoption of GAAP by the Company and that are substantially equivalent to the financial covenant ratio levels and definitions in existence at such time on the basis of IFRS, as confirmed by a report of a reputable accounting firm; and

(ii) the Revised Ratios and Revised Definitions shall become effective, and this Agreement shall be amended accordingly to reflect such amendments without any further consents from any Lender, if the Administrative Agent (acting on the instructions of the Required Lenders) has not objected (acting reasonably) to the implementation of the Revised Ratios and Revised Definitions within 60 days after receipt thereof, provided that, if at any time after the Company has adopted GAAP, it then elects to adopt IFRS, then this Agreement shall, immediately upon such election, be amended to reflect such amendments without any further consents by any Finance Party to implement a deletion of the Revised Ratios and Revised Definitions and to reinstate the financial covenant ratio levels contained in the Financial Covenant and for purposes of determining compliance with any provision of this Agreement (including Annex II) by reference to the Consolidated Net Leverage Ratio or Consolidated Senior Secured Net Leverage Ratio and the relevant financial covenant definitions contained in Annex I, in each case, as at the Signing Date (updated to reflect any other amendments made since the Signing Date) subject to any amendments in accordance with paragraphs (a) and (b) above.

Section 6.20 Maintenance of Ratings.

The Company shall use commercially reasonable efforts to continue to have the Loans hereunder rated by S&P, Fitch and/or Moody’s (but shall not be required to maintain any specific rating).

Section 6.21 “Know Your Client” Checks.

(a) If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement, (ii) any change in the status of a Loan Party or the composition of the shareholders of a Loan Party after the date of this Agreement, or (iii) a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of clause (iii), any prospective new Lender) to comply with “know your client” or similar reasonable identification procedures in circumstances where the necessary information is not already available to it, each Loan Party shall promptly upon the request of the Administrative Agent or any Lender (through the Administrative Agent) supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (through the Administrative Agent and for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in clause (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(b) Each Lender shall promptly upon the request of the Administrative Agent supply, or cause the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(c) The Company shall, by not less than five (5) Business Days prior written notice to the Administrative Agent, notify the Administrative Agent (which shall promptly notify the Lenders) of its intention to request that any person becomes an Additional Borrower or Additional Guarantor.

(d) Following the giving of any notice pursuant to clause (c) above, if the joinder of such Additional Borrower or Additional Guarantor obliges the Administrative Agent or any Lender to comply with “know your client” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Administrative Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your client” or other similar checks under all applicable laws and regulations pursuant to the joinder of such Subsidiary to this Agreement as an Additional Borrower or Additional Guarantor.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank have been made) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit or Alternative Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or Alternative L/C Issuer, as applicable, or such Letter of Credit or Alternative Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer or Alternative L/C Issuer, as applicable), then from and after the Initial Joinder Effective Date:

Section 7.01 Annex II. Each Loan Party shall, and, to the extent provided below and in Annex II to this Agreement, shall cause each of the Restricted Subsidiaries to, comply with the covenants set forth in Annex II to this Agreement.

Section 7.02 Financial Covenant.

(a) Subject to Section 8.04, the Company shall not permit, as of any Compliance Date, the Consolidated Senior Secured Net Leverage Ratio for the relevant Test Period to exceed 4.00:1.00 as of such Compliance Date (the “Financial Covenant”).

(b) If there is a dispute as to any interpretation of or computation for the Financial Covenant, the interpretation or computation of the auditors of the Company shall prevail.

The provisions of this Section 7.02 are for the benefit of the Revolving Credit Lenders only and the Required Revolving Credit Lenders may amend, waive or otherwise modify this Section 7.02 or the defined terms used for purposes of this Section 7.02 or waive any Default or Event of Default resulting from a breach of this Section 7.02 without the consent of any Lenders other than the Required Revolving Credit Lenders in accordance with the provisions of Section 10.01(a).

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default.

Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party or Finco (in respect of Section 8.01(a)(ii) only) fails to pay (i) within three (3) Business Days after the same becomes due, when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 4.07, 4.09, 4.10, 4.11, 4.12 or 4.15 of Annex II.

(c) Other Defaults.

(i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 4.03 of Annex II (as relates to delivery of financial information) and Section 6.02 of this Agreement and such failure continues for ninety (90) days after the earlier of (A) receipt by the Company of written notice thereof from the Administrative Agent and (B) such Loan Party becoming aware of that failure to comply;

(ii) Any Loan Party fails to perform or observe any other terms, covenant or agreement (not specified in Section 8.01(a) or (b) above or 8.01(c)(iii) below) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (A) receipt by the Company of written notice thereof from the Administrative Agent and (B) such Loan Party becoming aware of that failure to comply;

(iii) Any Loan Party fails to perform, observe or comply with the Financial Covenant and such failure to perform, observe or comply has not been cured pursuant to Section 8.04; provided that the Company’s failure to comply with the Financial Covenant shall not constitute an Event of Default with respect to any Term Loans or Term Commitments (or any Additional Revolving Credit Loans or Additional Revolving Credit Commitments that are not entitled to the benefit of the Financial Covenant) unless and until the Required Revolving Credit Lenders take, or direct the Administrative Agent to take, action in accordance with Section 8.02 and such action has not been rescinded on or before such date;

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party or Finco herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect (or, with respect to any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, in any respect (after giving effect to any qualification therein)) when made or deemed made and, in the event that such representation or warranty is capable of remedy, the misrepresentation is not remedied within 30 days after the earlier of: (A) receipt by the Company of written notice thereof from the Administrative Agent and (B) such Loan Party or Finco becoming aware of that misrepresentation; or

(e) Cross-Default.

(i) Subject to clause (ii) below, (A) any Indebtedness of a member of the Restricted Group is not paid when due or within any originally applicable grace period, (B) any Indebtedness of a member of the Restricted Group becomes prematurely due and payable or is placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Indebtedness, (C) any Indebtedness of a member of the Restricted Group becomes capable of being declared prematurely due and payable or placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Indebtedness; provided that, during the Certain Funds Period, any default or acceleration relating to a Revolving Credit Loan or a Term B-1 Loan hereunder shall not prevent the availability or utilization of a Certain Funds Revolving Credit Extension or the Term B-2 Loans in accordance with Section 4.02.

(ii) It shall not be an Event of Default under this Section 8.01(e): (A) where the aggregate principal amount (or, if the relevant Indebtedness relates to a Interest Rate Agreement, Commodity Agreement or Currency Agreement, the amount or value (as applicable)) or of all Indebtedness to which any event specified in paragraphs (i)(A), (B) or (C) above relates is less than the Threshold Amount or the equivalent in other currencies; (B) if the circumstance which would otherwise have caused an Event of Default under this Section 8.01(e) is being contested in good faith by appropriate action; (C) if the relevant Indebtedness is cash-collateralized and such cash is available for application in satisfaction of such Indebtedness; (D) if the relevant Indebtedness relates to Interest Rate Agreement, Commodity Agreement or Currency Agreement in respect of which a termination event occurs as a result of the refinancing or redemption of any Indebtedness of the Restricted Group at any time until the Maturity Date; (E) if such Indebtedness is owed by one member of the Restricted Group to another member of the Restricted Group or (F) with respect to any Term Loans or Term Commitments (or any Additional Revolving Credit Loans or Additional Revolving Credit Commitments that are not entitled to the benefit of the Financial Covenant), as a result of any failure to comply with the Financial Covenant unless and until the Required Revolving Credit Lenders take, or direct the Administrative Agent to take, action in accordance with Section 8.02 as a result of such failure to comply with the Financial Covenant; or

(f) Insolvency Proceedings, Etc. Any Borrower or any Loan Party that is a Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Attachment. Any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Restricted Group, taken as a whole and which could reasonably be expected to result in a Material Adverse Effect and such writ or warrant of attachment is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment and order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted as an Asset Disposition and under Section 4.15 of Annex II) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (other than contingent reimbursement or indemnification obligations), ceases to be in full force and effect; or any Loan Party or Finco contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party or Finco denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) [Reserved]; or

(k) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 6.11, 6.13 or 6.16 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 4.12 of Annex II, except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Administrative Agent and/or the Security Trustee (as applicable) to maintain possession of certificates actually delivered to it representing securities pledged or mortgaged under the Collateral Documents or to file Uniform Commercial Code continuation statements or (ii) any Lien created or purported to be created by the Collateral Documents shall cease to have the lien priority established or purported to be established by the applicable Intercreditor Agreement; or

(l) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party or an ERISA Affiliate in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect;

provided, however, that: (A) during the Clean-up Period in respect of the Liberty Acquisition if an event or circumstance exists that would constitute a breach of the representations and warranties or a breach of the covenants or a potential or actual Event of Default, such event or circumstance shall not constitute an Event of Default if such event of circumstance (I) is capable of remedy during the Clean-up Period in respect of the Liberty Acquisition and, if a member of the Restricted Group has become aware of such event or circumstance, in respect of which reasonable steps are being taken to ensure that such event or circumstance is being remedied, and (II) has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect; and (B) during the Clean-up Period in respect of any permitted acquisition or Permitted Investment, references to any Loan Party, any member of the Restricted Group or a Material Subsidiary in clause (b), clause (c)(i), clause (c)(ii) or clause (d) of this Section 8.01 will not include any entity that has been acquired pursuant to a permitted acquisition or Permitted Investment if the relevant event or circumstance that would, but for the operation of this clause (B), constitute a breach of the representations and warranties or a breach of the covenants or a potential or actual Event of Default (I) existed prior to the date of such permitted acquisition or Permitted Investment, (II) is capable of remedy during the Clean-Up Period and reasonable steps are being taken, having become aware of such event or circumstance, to ensure that such event or circumstance is being remedied, (III) was not procured or approved by any member of the Restricted Group and (IV) has not resulted in or could not be reasonably be expected to result in a Material Adverse Effect.

Section 8.02 Remedies Upon Event of Default.

Subject in all cases to the provisions of Section 4.04, if any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers or Alternative L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States or any Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuers or Alternative L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Notwithstanding anything to the contrary, if the only Events of Default then having occurred and continuing are pursuant to a failure to observe the Financial Covenant, the Administrative Agent shall only take the actions set forth in this Section 8.02 at the request of the Required Revolving Credit Lenders (as opposed to Required Lenders).

Section 8.03 Application of Funds.

Except as may be otherwise provided in any applicable Refinancing Amendment with respect to Obligations under the applicable Refinancing Loans (in each case, which shall not be more favorable to the holders of such Loans than the allocation described below) and subject to the Existing Intercreditor Agreement, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), subject to Section 4.04, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings, Alternative L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit) and Alternative L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawon amount of

Alternative Letters of Credit), and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, no amount received from any Guarantor shall be applied to any Excluded Swap Obligation or any Excluded Obligations of such Guarantor.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit or Alternative Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit or such Alternative Letters of Credit, as applicable, as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit or all Alternative Letters of Credit, as applicable, have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

Section 8.04 Borrower’s Right to Cure.

Notwithstanding anything to the contrary contained in Section 8.01 or Section 8.02:

(a) For the purpose of determining whether an Event of Default under the Financial Covenant has occurred, the Borrower may on one or more occasions designate any portion of the net cash proceeds from any Subordinated Shareholder Loans, sale or issuance of Qualified Equity Interests of the Borrower or contribution to the common capital of the Borrower (or from any other contribution to capital or issuance of any other Equity Interests on terms reasonably satisfactory to the Administrative Agent) (the “Cure Amount”), at the option of the Borrower, as an increase to Consolidated EBITDA or a deduction from the calculation of Indebtedness for the applicable fiscal quarter; provided that (i) such amounts to be designated are actually received by the Borrower on or after the first day of such applicable fiscal quarter and on or prior to the fifteenth (15th) Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”), (ii) such amounts do not exceed the aggregate amount necessary to cure any Event of Default under the Financial Covenant as of such date and (iii) the Borrower shall have provided notice to the Administrative Agent on the date such amounts are designated as a “Cure Amount” (it being understood that to the extent any such notice is provided in advance of delivery of a Compliance Certificate for the applicable period, the amount of such net cash proceeds that is designated as the Cure Amount may be different than the amount necessary to cure any Event of Default under the Financial Covenant and may be modified, as necessary, in a subsequent corrected notice delivered on or before the Cure Expiration Date (it being understood that in any event the final designation of the Cure Amount shall continue to be subject to the requirements set forth in clauses (i) and (ii) above)). The Cure Amount used to calculate Consolidated EBITDA or Indebtedness for one fiscal quarter shall be used and included when calculating Consolidated EBITDA or Indebtedness for each Test Period that includes such fiscal quarter.

(b) The parties hereby acknowledge that this Section 8.04 may not be relied on for purposes of calculating any financial ratios other than for determining actual compliance with Section 7.02 (and not pro forma compliance with Section 7.02 that is required by any other provision of this Agreement) and shall not result in any adjustment to any amounts (including the amount of Indebtedness) or increase in cash (and shall not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VII) with respect to the quarter with respect to which such Cure Amount was made other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

(c) In furtherance of clause (a) above, (A) upon actual receipt and designation of the Cure Amount by the Borrower, the Financial Covenant shall be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the Financial Covenant and any Event of Default under the Financial Covenant (and any other Default arising solely as a result thereof) shall be deemed not to have occurred for purposes of the Loan Documents, and (B) upon delivery to the Administrative Agent prior to the Cure Expiration Date of a notice from the Borrower stating its good faith intention to exercise its right set forth in this Section 8.04, neither the Administrative Agent on or after the last day of the applicable quarter nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under the Financial Covenant (and any other Default as a result thereof) until and unless the Cure Expiration Date has occurred without the Cure Amount having been received and designated.

(d) In each period of four consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure right set forth in this Section 8.04 is exercised.

(e) There can be no more than five (5) fiscal quarters in which the cure rights set forth in this Section 8.04 are exercised during the term of the Facilities.

ARTICLE IX.

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01 Appointment and Authority.

(a) Each of the Lenders and each L/C Issuer and Alternative L/C Issuer hereby irrevocably appoints The Bank of Nova Scotia to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Section 9.06 (solely with respect to the removal and consent rights of the Borrower set forth therein) and Section 9.10 (solely with respect to the requirement for execution, filing and other actions with respect to the Collateral Documents and other collateral documentation set forth therein) ) are solely for the benefit of the Administrative Agent, the Lenders, each L/C Issuer and each Alternative L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Security Trustee shall act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank), each L/C Issuer and each Alternative L/C Issuer, acknowledges and agrees that, upon becoming a party to the Existing Intercreditor Agreement, it shall have appointed and authorized the Security Trustee to act as the agent of such Lender, each L/C Issuer and each Alternative L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto, including without limiting the generality of the foregoing, the Security Trustee to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including the Existing Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by the Security Trustee shall bind the Lenders and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

Section 9.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender, an L/C Issuer or an Alternative L/C Issuer.

(e) Neither the Administrative Agent or the Security Trustee shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit or Alternative Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, an L/C Issuer or an Alternative L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender, L/C Issuer or Alternative L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender, L/C Issuer or Alternative L/C Issuer, prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit or Alternative Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents that is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1 appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX and the confidentiality obligations of the Administrative Agent under Section 10.08 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 9.06 Resignation of Administrative Agent.

The Administrative Agent may resign as the Administrative Agent upon ten (10) days’ notice to the Lenders and the Company; provided that if no successor agent is appointed in accordance with the terms set forth below within such 10-day period, the Administrative Agent shall not be permitted to resign until the earlier to occur of (x) the date of the appointment of the successor agent or (y) the date that is thirty (30) days after the last day of such 10-day period. If the Administrative Agent is subject to an Agent-Related Distress Event, the Required Lenders may remove the Administrative Agent upon ten (10) days’ notice. Upon the resignation or removal of the Administrative Agent under this Section 9.06, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders that is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, which such appointment shall be subject to the consent of the Company (which consent may be withheld at the Company’s sole discretion) at all times other than during the existence of an Event of Default under Section 8.01(a) or (f). If no successor agent is appointed by the Required Lenders prior to the effective date of the resignation or removal of the Administrative Agent, the retiring or removed Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders that is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders, an L/C Issuer or an Alternative L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, L/C Issuer or Alternative L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. So long as no Default or Event of Default has occurred and is continuing, the Company may in its absolute discretion, by notice to the Administrative Agent, require the Administrative Agent to resign by giving fifteen days’ notice, in which case the Administrative Agent shall resign and the Company shall appoint a successor Administrative Agent (without any Lender’s consent). The Company may exercise such right to replace the Administrative Agent twice during the life of the Facilities. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent. Upon resignation or removal, the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor on the Signing Date unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation or the removed Administrative Agent’s removal hereunder and under the other Loan Documents, hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent and the retiring or removed Administrative Agent shall continue to be subject to Section 10.08.

Any resignation by or removal of The Bank of Nova Scotia as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as L/C Issuer, Alternative L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, Alternative L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer, Alternative L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer and Alternative L/C Issuer shall issue letters of credit in substitution for the Letters of Credit or Alternative Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer and Alternative L/C Issuer to effectively assume the obligations of the retiring L/C Issuer and Alternative L/C Issuer with respect to such Letters of Credit or Alternative Letters of Credit.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender, L/C Issuer and Alternative L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, L/C Issuer and Alternative L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Administrative Agent or the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacity, as applicable, as the Administrative Agent, Lender, L/C Issuer or Alternative L/C Issuer hereunder.

Section 9.09 Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, but not obligated, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers, the Alternative L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers, the Alternative L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers, the Alternative L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, L/C Issuer and Alternative L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, the L/C Issuers and the Alternative L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, L/C Issuer or Alternative L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, L/C Issuer or Alternative L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender, L/C Issuer or Alternative L/C Issuer or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent and/or the Security Trustee, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent and/or the Security Trustee (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent and/or the Security Trustee shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent and/or the Security Trustee with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (h) of Section 10.01 of this Agreement), (iii) the Administrative Agent and/or the Security Trustee shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10 Collateral Matters.

Each of the Lenders (including in its capacities as a potential Hedge Bank), L/C Issuers and Alternative L/C Issuers irrevocably authorize the Administrative Agent and/or the Security Trustee,

(a) to enter into and sign for and on behalf of the Lenders as Secured Parties the Collateral Documents for the benefit of the Lenders and the Secured Parties,

(b) to agree, on behalf of the Lenders, to release any Lien on any property granted under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities which are accrued and payable under Treasury Services Agreements and Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank have been made) and the expiration or termination of all Letters of Credit and Alternative Letters of Credit (other than Letters of Credit or Alternative Letters of Credit that are Cash Collateralized or back-stopped by a letter of credit in form, amount and substance reasonably satisfactory to the Administrative Agent and/or the Security Trustee or a deemed reissuance under another facility as to which other arrangements satisfactory to the Administrative Agent and/or the Security Trustee and the relevant L/C Issuer or Alternative L/C Issuer, as applicable, shall have been made), (ii) at the time the property subject to such Lien is disposed or to be disposed as part of or in connection with any Asset Disposition permitted hereunder or under any other Loan Document (other than a lease and other than to a Person that is a Loan Party), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 11.09, (v) if such property becomes an Excluded Asset, (vi) to release and re-take any Lien on Collateral to the extent otherwise permitted by the terms thereof or (vii) to the extent such release is required pursuant to the terms of any Intercreditor Agreement; and

(c) to agree, on behalf of the Lenders, to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 4.12 of Annex II to the extent required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to agree to release or subordinate its interest in particular types or items of property pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item in accordance with the terms of the Loan Documents and this Section 9.10.

Section 9.11 Secured Cash Management Agreements and Secured Hedge Agreements.

Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Services Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.

The Lenders hereby authorize the Administrative Agent to enter into any intercreditor agreement or arrangement permitted under this Agreement and the Lenders acknowledge that any such intercreditor agreement is binding upon the Lenders.

Section 9.12 Withholding Tax Indemnity.

To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.12, include any L/C Issuer, any Alternative L/C Issuer and any Swing Line Lender.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Amendments, Etc.

(a) Except as otherwise provided in this Agreement, the Administrative Agent, if it has the prior written consent of the Required Lenders, and the Loan Parties may from time to time agree in writing to amend any Loan Document or to consent to or waive, prospectively or retrospectively, any of the requirements of any Loan Document and any amendments, consents or waivers so agreed shall be binding on all the Finance Parties and the Loan Parties; provided that any changes to the Financial Covenant or Section 8.04 and, in each case, any definition related thereto (as any such definition is used therein but not as otherwise used in this Agreement or any other Loan Document) or waiver of any Default or Event of Default resulting from a failure to perform or observe the Financial Covenant or Section 8.04 shall only require the consent of the Required Revolving Credit Lenders.

For the avoidance of doubt, any amendments relating to this Agreement shall only be made in accordance with the provisions of this Agreement and any amendments relating to an Interest Rate Agreement, Commodity Agreement or Currency Agreement shall only be made in accordance with the provisions of such Interest Rate Agreement, Commodity Agreement or Currency Agreement, in each case notwithstanding any other provisions of the Loan Documents.

An amendment, consent or waiver relating to the following matters (including any technical consequential amendments relating to such amendment, consent or waiver) may be made with the prior written consent of each Lender affected thereby and without the consent of any other Lender:

(i) without prejudice to Section 2.14, any increase in the principal amount of any Commitment of such Lender;

(ii) a reduction in the proportion of any amount received or recovered (whether by way of set-off, combination of accounts or otherwise) in respect of any amount due from any Loan Party under this Agreement to which such Lender is entitled;

(iii) a decrease in any Applicable Rate for, or the principal amount of, any Loan, any Letter of Credit or Alternative Letter of Credit or any interest payment, fees or other amounts due under this Agreement to such Lender from any Loan Party or any other party to this Agreement;

(iv) any change in the currency of payment of any amount under the Loan Documents;

(v) unless otherwise specified the deferral of the date for payment of any principal, interest, fee or any other amount due under this Agreement to such Lender from any Loan Party or any other party to this Agreement;

(vi) the deferral of any Maturity Date;

(vii) any reduction to the percentages set forth in the definition of Required Lenders, Required Revolving Credit Lenders or any other provision specifying the number of Lenders or proportion of Loans or Commitments required to take any action under the Loan Documents;

(viii) a change to this Section 10.01(a) and Section 10.01(e); or

(ix) any change to Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby.

Notwithstanding the foregoing, a waiver of issuance or release of any or all or substantially all of the Guarantors under the guarantees or Collateral under the Collateral Documents (except as expressly permitted by any Intercreditor Agreement or other arrangement permitted under this Agreement) shall require the consent of Lenders holding more than 90% of the aggregate Outstanding Amounts and available Commitments.

(b) The Administrative Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Section 10.01.

(c) Any amendment or waiver which:

(i) relates only to the rights or obligations applicable to a particular Class of Loan or Facility; and

(ii) does not materially and adversely affect the rights or interests of Lenders in respect of any other Class of Loan or Facility,

may be made in accordance with this Section 10.01 but as if references in this Section 10.01 to the specified proportion of Lenders (including, for the avoidance of doubt, each affected Lender) whose consent would, but for this Section 10.01(c) be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Class of Loan or Facility.

(d) (i) Notwithstanding any other provision of this Section 10.01 the Administrative Agent may at any time without the consent or sanction of the Lenders, concur with the Borrower in making any modifications to any Loan Document, which in the opinion of the Administrative Agent would be proper to make provided that the Administrative Agent is of the opinion that such modification:

(A) would not be materially prejudicial to the position of any Lender and in the opinion of the Administrative Agent such modification is of a formal, minor or technical nature or is to correct a manifest error;

(B) is of a minor, operational or technical nature; or

(C) relates to the increase in the principal amount of a Term B-2 Loan Commitment of a Lender in relation to any Facility and such increased Term B-2 Loan Commitment has been requested by the Borrower to fund any original issue discount required to be paid to that Lender in relation to that Facility.

(ii) Any such modification shall be made on such terms as the Administrative Agent may reasonably determine, shall be binding upon the Lenders, and shall be notified by the Administrative Agent to the Lenders as soon as practicable thereafter.

(e) [Reserved]

(f) (i) No amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer or Alternative L/C Issuer, as applicable, in addition to the Lenders required above, affect the rights or duties of such L/C Issuer or Alternative L/C Issuer, as applicable, under this Agreement or any Letter of Credit Application relating to any Letter of Credit or Alternative Letter of Credit issued or to be issued by it; provided, however, that this Agreement may be amended to adjust the mechanics related to the issuance of Letters of Credit and Alternative Letters of Credit, including mechanical changes relating to the existence of multiple L/C Issuers and Alternative L/C Issuers, with only the written consent of the Administrative Agent, the applicable L/C Issuer or Alternative L/C Issuer, as applicable, and the Company so long as the obligations of the Revolving Credit Lenders, if any, who have not executed such amendment, and if applicable the other L/C Issuers or Alternative L/C Issuers, if any, who have not executed such amendment, are not adversely affected thereby; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; provided, however, that this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the Swing Line Lenders and the Company so long as the obligations of the Revolving Credit Lenders, if any, who have not executed such amendment are not adversely affected thereby; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any such Defaulting Lender may not be increased or extended without the consent of such Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender and (x) the consent of any Defaulting Lender shall be required in respect of any amendments referred to in Section 10.01(b).

Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to the Existing Intercreditor Agreement, any other Intercreditor Agreement or other arrangement permitted under this Agreement (i) that is for the purpose of adding the holders (or a representative of the holders) of Additional Facilities or other Indebtedness permitted to be incurred hereunder as parties thereto, as expressly contemplated by the terms thereof (it being understood that any such amendment or supplement may make such other changes thereto as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by the Existing Intercreditor Agreement, any other Intercreditor agreement or arrangement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more Additional Facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, Revolving Credit Loans, Swing Line Loans and L/C Obligations and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Revolving Credit Lenders or Required Class Lenders, as applicable.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Replaced Term Loans”) with replacement term loans (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses associated with such Replacement Term Loans, (b) the All-In Yield with respect to such Replacement Term Loans (or similar interest rate spread applicable to such Replacement Term Loans) shall not be higher than the All-In Yield for such Replaced Term Loans (or similar interest rate spread applicable to such Replaced Term Loans) immediately prior to such refinancing unless the maturity of the Replacement Term Loans is at least one year later than the maturity of the Replaced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Term Loans at the time of such refinancing (except by virtue of amortization or prepayment of the Replaced Term Loans prior to the time of such incurrence) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Replaced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Term Loans in effect immediately prior to such refinancing. Each amendment to this Agreement providing for Replacement Term Loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower to effect the provisions of this paragraph, and for the avoidance of doubt, this paragraph shall supersede any other provisions in this Section 10.01 to the contrary.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions or defects, or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary in this Agreement, where a request for a waiver of, or an amendment to, any provision of any Loan Document has been sent by the Administrative Agent to the Lenders at the request of a Loan Party, each Lender that does not respond to such request for waiver or amendment within 10 Business Days after receipt by it of such request (or within such other period as the Administrative Agent and the Borrower shall specify), shall be excluded from the calculation in determining whether the requisite level of consent to such waiver or amendment was granted.

(g) Management Input.

(i) The Company, the Administrative Agent and the Arrangers agree to negotiate in good faith any amendments reasonably requested during the Clean-Up Period in respect of the Liberty Acquisition to the extent reasonably requested by either the Arrangers or the Company (to the extent that such amendments are not materially adverse to the interests of the Lenders, the Arrangers or the Company and do not relate to the matters contemplated by Sections 4.02 and 4.04). Each such party agrees that it will not unreasonably withhold consent to any request to amend or supplement this Agreement, in particular any amendments that are:

(A) designed to correct any ambiguity, omission, defect, error or inconsistency in the documentation (including without limitation to correct any inconsistencies between the term sheets and the long form documentation);

(B) of an administrative nature; or

(C) designed to take into account operational, tax or technical factors that affect the Restricted Group;

provided that the Arrangers and the Administrative Agent shall not be required to consent to any amendment to the Financial Covenant ratio level, to the incurrence ratio levels or in each case, the related definitions, to the tranching of such debt, to any pricing levels, to the security and guarantee package, to the repayment and mandatory prepayment provisions, to the intercreditor and ranking arrangements, to lender voting arrangements, to the provisions relating to transfers and assignments by the Lenders or to amendments and waivers provisions.

(ii) If any such requested amendments are agreed by the Company, the Administrative Agent and the Arrangers, then such parties agree to promptly enter into any amendments, variations or supplements to this Agreement or any other Loan Document to effect those amendments prior to the expiration of the Clean-Up Period in relation to the Liberty Acquisition, without the consent of any Lender. Each of the Lenders, the L/C Issuers and the Alternative L/C Issuers hereby authorizes the Administrative Agent and the Arrangers to negotiate and agree to any such amendments in accordance with this Section 10.01(g) and agree that such amendments shall be binding upon all Lenders. This Clause 10.01(g) is without prejudice to clause (d) of this Section 10.01.

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a) Notices; Effectiveness; Electronic Communications.

Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (C) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(A) if to the Company, any Borrower, the Administrative Agent, the L/C Issuers, the Alternative L/C Issuers or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(B) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuers, the Alternative L/C Issuers and the Swing Line Lender.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (C) below shall be effective as provided in such subsection (C).

(C) Electronic Communications. Notices and other communications to the Lenders, the L/C Issuers and the Alternative L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, L/C Issuer or Alternative L/C Issuer pursuant to Article II if such Lender, L/C Issuer or Alternative L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b) The Platform. The platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the company materials or the adequacy of the platform, and expressly disclaim liability for errors in or omissions from the company materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any agent party in connection with the company materials or the platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, any L/C Issuer, any Alternative L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Loan Parties, any Lender, any L/C Issuer, any Alternative L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(c) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuers, the Alternative L/C Issuers and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers, the Alternative L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance by Administrative Agent, L/C Issuers, Alternative L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan

Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Alternative L/C Issuer and each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence, willful misconduct or bad faith of such Person, as determined by a final non-appealable judgment of a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies.

No failure by any Lender, any L/C Issuer, any Alternative L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders, L/C Issuers and Alternative L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) an L/C Issuer, an Alternative L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer, Alternative L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law or (e) the Security Trustee from exercising any rights or remedies granted to it under the Existing Intercreditor Agreement; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04 Attorney Costs and Expenses.

The Arrangers shall bear their own costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated). From and after the Closing Date, the Company shall pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole and one local counsel as reasonably necessary in any relevant jurisdiction material to the interests of the Lenders taken as a whole and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within thirty (30) days after written demand therefor (together with documentation and details supporting such reimbursement request). If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its discretion. For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent costs and expenses arising from any non-Tax claim.

Section 10.05 Indemnification by the Borrower.

Each Borrower shall indemnify and hold harmless the Administrative Agent, each Agent-Related Person, Lender, Arranger and Bookrunner and their respective Affiliates, and their respective officers, directors, employees, partners, agents, advisors and other representatives of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, losses, damages, claims, or out-of-pocket expenses (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan, Letter of Credit or Alternative Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an L/C Issuer or Alternative L/C Issuer, as applicable, to honor a demand for payment under a Letter of Credit or Alternative Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or Alternative Letter of Credit, or (c) any actual or alleged Environmental Liability of the Loan Parties or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by any Borrower or any other Person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims or out-of-pocket expenses resulted from (x) the fraud, gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Related Indemnified Persons, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Related Indemnified Persons, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission of any Borrower or any of its Affiliates (as determined in a final and non-appealable judgment of a court of competent jurisdiction). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except for direct (as opposed to indirect, special, punitive or consequential) damages resulting from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment, of any such Indemnitee), nor shall any Indemnitee, Related Indemnified Person, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party, or which are included in a third-party claim, and for any out-of-pocket expenses related thereto). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within ten (10) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under this Section 10.05 or Section 10.04 to be paid by it to the Administrative Agent (or any subagent thereof), an L/C Issuer, an Alternative L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, such Alternative L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), an L/C Issuer or an Alternative L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), L/C Issuer or Alternative L/C Issuer in connection with such capacity. The obligations of the Lenders under this paragraph are subject to the provisions of Section 2.12(e).

Section 10.06 Payments Set Aside.

To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer, any Alternative L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer, any Alternative L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer, such Alternative L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender, each L/C Issuer and each Alternative L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders, L/C Issuers and Alternative L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 5.01 of Annex II) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and (A) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, Section 10.07(k) or (B) in the case of any Assignee that is the Company or any of its Subsidiaries, Section 10.07(l), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (i) or (iv) to an SPC in accordance with the provisions of Section 10.07(h); provided, however, that notwithstanding the foregoing, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (I) any Person that is a Defaulting Lender, (II) a natural Person or a Disqualified Institution, (III) to the Company or any of its Subsidiaries (except pursuant to Section 10.07(l)) or (IV) where such rights and obligations relate to a Loan to a UK Borrower, to any Person that is not a Qualifying Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement. The Administrative Agent shall promptly give notice to the Company of any request by a Lender to assign any of its rights or obligations hereunder to any Person that is on the Disqualified Institutions List or, to the extent it has knowledge, any Person that is an Affiliate of a Person on the Disqualified Institutions List; provided that the Administrative Agent shall have no responsibility with respect to the Disqualified Institutions List or any assignments to any Person that is included in the Disqualified Institutions List.

(b) (i) Subject to the limitations set forth in paragraph (a) above and the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed, except (1) in connection with a proposed assignment to any Disqualified Institution or (2) with respect to the consent of the Company for an assignment of a Revolving Credit Commitment or Revolving Credit Loan) of:

(B) the Company, provided that no consent of the Company shall be required for (i) an assignment of all or a portion of the Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) an assignment related to Revolving Credit Commitments or Revolving Credit Exposure to a Revolving Credit Lender, (iii) other than with respect to any proposed assignment to any Person that is a Disqualified Institution, if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) has occurred and is continuing, to any Assignee or (iv) an assignment of all or a portion of the Loans pursuant to Section 10.07(k) or Section 10.07(l); provided that, other than with respect to any proposed assignment to any Person that is a Disqualified Institution, the Borrower shall be deemed to have consented to any such assignment of the Term Loans unless it shall have objected thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof;

(C) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or a portion of the Loans pursuant to Section 10.07(k) or Section 10.07(l);

(D) each applicable L/C Issuer at the time of such assignment; provided that no consent of the applicable L/C Issuer shall be required for any assignment of a Term Loan or any assignment to the Administrative Agent or an Arranger or Bookrunner or an Affiliate of the Administrative Agent or an Arranger or Bookrunner;

(E) the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for any assignment of a Term Loan or any assignment to the Administrative Agent or an Arranger or Bookrunner or an Affiliate of the Administrative Agent or an Arranger or Bookrunner; and

(F) the Assignee shall have entered into the documentation required for it to accede as a party to the Existing Intercreditor Agreement in the relevant capacity.

Notwithstanding the foregoing or anything to the contrary set forth herein, to the extent any Lender is required to assign any portion of its Commitments, Loans and other rights, duties and obligations hereunder in order to comply with applicable Laws, such assignment may be made by such Lender without the consent of the Company, the Administrative Agent, any applicable L/C Issuer or Alternative L/C Issuer, the Swing Line Lender or any other party hereto so long as such Lender complies with the requirements of Section 10.07(b)(ii); provided that to the extent applicable Laws do not require any Lender to assign any portion of its Commitments, Loans and other rights, duties and obligations hereunder to any specific Person, the Borrower, the Administrative Agent, any applicable L/C Issuer, any applicable Alternative L/C Issuer, the Swing Line Lender or any other party hereto shall maintain any consent rights pursuant to this Section 10.07(b)(i).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $5,000,000 in the case of Revolving Credit Commitments or Revolving Credit Loans and $1,000,000 in the case of Term Loans unless each of the Company and the Administrative Agent otherwise consent; provided that such assignments shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) unless otherwise consented to in writing by the Company, no Lender shall be entitled to effect any assignment or transfer which would result in the Assignee holding an aggregate participation of more than zero but less than (I) $5,000,000 in relation to any Revolving Credit Commitment or (II) $1,000,000 in relation to any Term Loans;

(C) in relation to its participation in Revolving Credit Loans or an Additional Revolving Facility (unless otherwise consented to in writing by the Borrower), no Lender shall be entitled to effect any assignment or transfer other than to the extent such transfers and assignments are on a pro rata basis as between the relevant Lender’s Commitment under the participation in outstanding Revolving Credit Loans or any Additional Revolving Facility.

(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless waived or reduced by the Administrative Agent in its sole discretion); and

(E) other than in the case of assignments pursuant to Section 10.07(l), the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.07(l), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, provided, however, that an Assignee will not be eligible for benefits under Sections 3.01, 3.02 or 3.04 attributable to a Change in Law that is announced prior to the date of the transfer, except with respect to the amount of any benefits under Sections 3.01, 3.02 or 3.04 that would have been available to the assignor had the assignor remained a Lender, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender; provided, that except as otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption, each Affiliated Lender Assignment and Assumption delivered to it, and each notice of cancellation of any Loans delivered by the Company pursuant to Section 10.07(k) or Section 10.07(l) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts, and the Drawn Amounts), L/C Borrowings, Alternative L/C Borrowings and the amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower and the Finance Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, and any Finance Party, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulations (or any other relevant or successor provisions of the Code or of such Treasury Regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans held by Affiliated Lenders.

(e) Subject to Section 10.06(f), any Lender, without consent of, or notice to, the Company or the Administrative Agent, may at any time sell participations to any Person (other than a natural person, any Borrower or any Borrower Affiliate or its Subsidiaries, a Disqualified Institution or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (f) of the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(f), the Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender (subject, for the avoidance of doubt, to the limitations and requirements of those Sections (including Section 3.01(d)) applying to each Participant as if it were a Lender, and it being understood that the documentation required under Section 3.01(d) shall be delivered to the participating Lender) and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The portion of any Participant Register relating to any Participant requesting payment from the Borrower or seeking to exercise its rights under Section 10.09 shall be available for inspection by the Borrower upon reasonable request to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, or is otherwise required thereunder. For the avoidance of doubt, the Administrative Agent shall have no responsibility for maintaining a Participant Register or with respect to the sale of participations to any Person that is on the Disqualified Institutions List.

(f) If:

(i) a Lender assigns or transfers any participation to a Participant or changes its Lending Office; and

(ii) as a result of circumstances existing at the date of the assignment or transfer or change, a Loan Party would be obliged to make a payment to the Participant or Lender acting through its new Lending Office under Section 3.01 or 3.02, then the Participant or Lender acting through its new Lending Office shall only be entitled to receive payment under those Sections to the same extent as the Participant or Lender acting through its existing Lending Office would have been if the assignment, transfer or change had not occurred. This Section 10.07(f) shall not apply to: (a) an assignment or transfer in the ordinary course of primary syndication of the Loans or (b) in relation to Section 3.02(c) or (d), to a new lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with Section 3.03(c)(i) or (ii) and the Loan Party making the payment has not filed a form DTTP2 with HMRC in respect of that new lender within 30 days following the date of the Assignment and Assumption or Increase Confirmation (as applicable).

(g) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.02, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and it being understood that the documentation required under Section 3.01(d) shall be delivered to the Granting Lender), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement except, in the case of Section 3.01, to the extent that the grant to the SPC was made with the prior written consent of the Company (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Company shall have a reasonable basis for withholding consent if an exercise by an SPC immediately after the grant would result in materially increased indemnification obligation to the Company at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. If a Granting Lender grants an option to an SPC as described herein and such grant is not reflected in the

Register, the Granting Lender shall maintain a separate register on which it records the name and address of each SPC and the principal amounts (and related interest) of each SPC’s interest with respect to the Loans, Commitments or other interests hereunder, which entries shall be conclusive absent manifest error; provided, that no Lender shall have any obligation to disclose any portion of such register to any Person except to the extent disclosure is necessary to establish that the Loans, Commitments or other interests hereunder are in registered form for United States federal income tax purposes.

(i) Notwithstanding anything to the contrary contained herein, without the consent of the Company or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any L/C Issuer, any Alternative L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Company and the Lenders, resign as an L/C Issuer, Alternative L/C Issuer or Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer, Alternative L/C Issuer or Swing Line Lender shall have identified a successor L/C Issuer, Alternative L/C Issuer or Swing Line Lender reasonably acceptable to the Company willing to accept its appointment as successor L/C Issuer, Alternative L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer, Alternative L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer, Alternative L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Company to appoint any such successor or by the relevant L/C Issuer, Alternative L/C Issuer or Swing Line Lender to designate any such successor shall affect the resignation of the relevant L/C Issuer, Alternative L/C Issuer or the Swing Line Lender, as the case may be, except as expressly provided above. If an L/C Issuer or Alternative L/C Issuer resigns as an L/C Issuer or Alternative L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer or Alternative L/C Issuer hereunder with respect to all Letters of Credit or Alternative Letters of Credit, as applicable, outstanding as of the effective date of its resignation as an L/C Issuer or Alternative L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(k) Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations:

(i) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit K hereto (an “Affiliated Lender Assignment and Assumption”);

(ii) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(iii) (A) each Affiliated Lender that purchases any Term Loans pursuant to clause (x) above shall represent and warrant to the selling Lender and the Administrative Agent (other than any other Affiliated Lender), or shall make a statement that such representation cannot be made, that it does not possess material non-public information with respect to the Company and its Subsidiaries or the securities of any of them that has not been disclosed to the Term Lenders generally (other than Term Lenders who elect not to receive such information) and (B) each Lender (other than any other Affiliated Lender) that assigns any Term Loans to an Affiliated Lender pursuant to clause (k)(y) above shall deliver to the Administrative Agent and the Company a customary Big Boy Letter;

(iv) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 30% of the original principal amount of all Term Loans at such time outstanding (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio; provided further that such cap shall not apply to Loans assigned to Affiliated Lenders where the assignment is in relation to a Qualifying Assignment;

(v) as a condition to each assignment pursuant to this clause (k), the Administrative Agent and the Company shall have been provided a notice in the form of Exhibit E-2 to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Term Loans against the Administrative Agent, in its capacity as such.

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit E-2.

Notwithstanding anything to the contrary contained herein, any Affiliated Lender that has purchased Term Loans pursuant to this subsection (k) may, in its sole discretion, contribute, directly or indirectly, principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the relevant Borrower for the purpose of cancelling and extinguished such Term Loans. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Term Loans shall reflect such cancellation and extinguishing of the Term Loans then held by the relevant Borrower and (y) the relevant Borrower shall promptly provide notice to the Administrative Agent of such contribution of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

(l) Any Lender may, so long as no Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Loan Party through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis or (y) notwithstanding Sections 2.12 and 2.13 or any other provision in this Agreement, open market purchase on a non-pro rata basis; provided further that:

(i) if a Loan Party is the assignee, upon such assignment, transfer or contribution, such Loan Party shall automatically be deemed to have contributed the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to a Borrower; and

(ii) (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to a Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by such Borrower and (c) such Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

(m) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” or “Required Class Lenders” to the contrary, for purposes of determining whether the Required Lenders and Required Class Lenders (in respect of a Class of Term Loans) have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(n), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action, and all Term Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, Required Class Lenders (in respect of a Class of Term Loans) or all Lenders have taken any actions, except that no amendment, modification or waiver of any Loan Document shall, without the consent of the applicable Affiliated Lender, deprive any Affiliated Lender of its Pro Rata Share of any payment to which all Lenders of the applicable Class of Term Loans are entitled or affect an Affiliated Lender in a manner that is disproportionate to the effect on any Lender of the same Class of Term Loans.

(n) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that (and each Affiliated Lender Assignment and Assumption shall provide a confirmation that) if a proceeding under any Debtor Relief Law shall be commenced by or against the Company or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in a manner such that all Affiliated Lenders will be deemed to vote in the same proportion as Lenders that are not Affiliated Lenders, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it in order to provide that all Affiliated Lenders will be deemed to vote in the same proportion as Lenders that are not Affiliated Lenders; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a manner that has a disproportionate effect on such Affiliated Lender as compared to the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

(o) Notwithstanding any other provision of this Agreement, no Lender shall be entitled to assign or transfer any of its rights benefits or obligations under the Loan Documents in relation to the Revolving Credit Loans without the prior written consent of the Borrower, provided that no such consent shall be required in the case of any assignment or transfer:

(i) by a Lender to another Lender an Affiliate of a Lender or an Approved Fund; and

(ii) other than with respect to any proposed assignment to any Person that is a Disqualified Institution, if an Event of Default under Section 8.01(a) or, solely with respect to the Company or any other Loan Party, Section 8.01(f) has occurred and is continuing, to any Assignee.

(p) The aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased by, or contributed to (in each case, and subsequently cancelled hereunder), any Borrower pursuant to Section 10.07(k) or (l) and the principal repayment installments with respect to the Term Loans of such Class pursuant to Section 2.07(a)(i) shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased or contributed (and subsequently cancelled), with such reduction being applied solely to the Term Loans of the Lenders which sold such Term Loans.

Section 10.08 Confidentiality.

Each of the Finance Parties agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Company prior to any such disclosure by such Person to the extent practicable (other than at the request of a regulatory authority or any self-regulatory authority having or asserting jurisdiction over such Person) unless such notification is prohibited by law, rule or regulation; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Company as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or any self-regulatory authority having or asserting jurisdiction over such Person) unless such notification is prohibited by law, rule or regulation; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Company), to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be an Additional Lender, any pledgee referred to in Section 10.07(g), or any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations; (f) with the written consent of the Company; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, any Arranger, any Lender, any L/C Issuer, any Alternative L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or their respective related parties (so long as such source is not known to the Administrative Agent, such Arranger, such Lender, such L/C Issuer, such Alternative L/C Issuer or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (h) to any rating agency when required by it on a customary basis and after consultation with the Company (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender); (i) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder; or (j) to the extent such Information is independently developed by such Person or its Affiliates so long as not based on Information obtained in a manner that would otherwise violate this Section 10.08.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof other than as a result of a breach of this Section 10.08; provided that all information received after the Closing Date from the Company or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.

Each of the Administrative Agent, the L/C Issuers, the Alternative L/C Issuers and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or any of its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.09 Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Administrative Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Administrative Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations (other than, with respect to any Guarantor, Excluded Swap Obligations or Excluded Obligations of such Guarantor) owing to such Lender and its Affiliates or the Administrative Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, the Alternative L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have at Law. This Section 10.09 is subject in all respects to Section 4.04.

Section 10.10 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent, an Arranger or a Bookrunner or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the relevant Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or such Arranger, Bookrunner or Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b)

exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11 Counterparts; Electronic Execution of Assignments and Certain Other Documents.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier, .pdf or other electronic imaging means of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Administrative Agent may also require that any such documents and signatures delivered by telecopier, .pdf or other electronic imaging means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier, .pdf or other electronic imaging means.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.12 Integration; Termination.

This Agreement, together with the other Loan Documents and the Fee Letter, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than Obligations under Secured Hedge Agreements, Treasury Services Agreements or contingent indemnification obligations, in any such case, not then due and payable) or any Letter of Credit or Alternative Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or Alternative L/C Issuer such Letter of Credit or Alternative Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer or Alternative L/C Issuer).

Section 10.14 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers, the Alternative L/C Issuers or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15 GOVERNING LAW; FORUM; PROCESS AGENT.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN AS SET FORTH IN THE OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE AND ANY APPELLATE COURTS FROM ANY THEREOF, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, IRREVOCABLY AND UNCONDITIONALLY, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY LENDER OR THE ADMINISTRATIVE AGENT FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE SECURITY DOCUMENTS OR AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY LOAN PARTY IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(c) EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY (I) AGREES THAT SERVICE OF ALL WRITS, PROCESS AND SUMMONSES IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN THE STATE OF NEW YORK MAY BE MADE UPON THE ORIGINAL CO-BORROWER (IN SUCH CAPACITY, THE “PROCESS AGENT”) AND EACH OTHER LOAN PARTY HEREBY CONFIRMS AND AGREES THAT THE PROCESS AGENT HAS BEEN DULY AND IRREVOCABLY APPOINTED AS ITS RESPECTIVE AGENT TO ACCEPT SUCH SERVICE OF ANY AND ALL SUCH WRITS, PROCESSES AND SUMMONSES, AND AGREES THAT THE FAILURE OF THE PROCESS AGENT TO GIVE ANY NOTICE OF ANY SUCH SERVICE OF PROCESS TO THE OTHER BORROWERS OR ANY OTHER LOAN PARTY SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY JUDGMENT BASED THEREON. IF THE PROCESS AGENT SHALL CEASE TO SERVE AS AGENT FOR THE OTHER BORROWERS OR ANY OTHER LOAN PARTY TO RECEIVE SERVICE OF PROCESS HEREUNDER, EACH OF THE BORROWERS AND THE OTHER LOAN PARTIES, AS APPLICABLE, SHALL PROMPTLY APPOINT A SUCCESSOR AGENT SATISFACTORY TO THE ADMINISTRATIVE AGENT. EACH OF THE OTHER BORROWERS AND EACH OTHER LOAN PARTY HEREBY FURTHER CONSENTS TO THE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING BY THE MAILING THEREOF BY THE ADMINISTRATIVE AGENT OR ANY LENDER BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, AT ITS NOTICE ADDRESS SET FORTH IN THIS AGREEMENT, AND (II) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 10.16 WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17 Binding Effect.

This Agreement shall become effective when (i) it shall have been executed by the Loan Parties and the Administrative Agent and (ii) the Administrative Agent shall have been notified by each Lender, Swing Line Lender, L/C Issuer and Alternative L/C Issuer that each such Lender, Swing Line Lender, L/C Issuer and Alternative L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 10.18 USA Patriot Act.

Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent.

Section 10.19 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the other Arrangers are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the other Arrangers and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each other Arranger and each Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for each Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any other Arranger nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the other Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any other Arranger nor any Lender has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the other Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20 INTERCREDITOR AGREEMENTS.

(a) PURSUANT TO THE EXPRESS TERMS OF EACH INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE TERMS OF THE RELEVANT INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE RELEVANT INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL, PROVIDED, HOWEVER THAT, TO THE EXTENT THAT THE RELEVANT CONFLICTING OR INCONSISTENT PROVISION IS SECTION 4.04, THEN SECTION 4.04 SHALL PREVAIL.

(b) EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE RELEVANT INTERCREDITOR AGREEMENT ON BEHALF OF SUCH LENDER, AND, SUBJECT TO SECTION 4.04, TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF SUCH INTERCREDITOR AGREEMENT(S). EACH LENDER AGREES TO BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE RELEVANT INTERCREDITOR AGREEMENT.

(c) THE PROVISIONS OF THIS SECTION 10.20 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE RELEVANT INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE RELEVANT INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF.

EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE RELEVANT INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT (AND NONE OF ITS AFFILIATES) MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE RELEVANT INTERCREDITOR AGREEMENT.

(d) THE PROVISIONS OF THIS SECTION 10.20 SHALL APPLY WITH EQUAL FORCE, MUTATIS MUTANDIS, TO THE EXISTING INTERCREDITOR AGREEMENT, ANY SUBORDINATION AGREEMENT AND ANY OTHER INTERCREDITOR AGREEMENT OR ARRANGEMENT PERMITTED BY THIS AGREEMENT.

Section 10.21 Additional Parties.

(a) Permitted Affiliate Group Designation. The Company may at any time provide the Administrative Agent with notice that it wishes to include any Affiliate of the Company (the “Permitted Affiliate Parent”) and the Subsidiaries of any such Permitted Affiliate Parent as members of the Restricted Group for the purposes of this Agreement. Such Affiliate shall become a Permitted Affiliate Parent and such Subsidiaries shall become Restricted Subsidiaries or Unrestricted Subsidiaries (to the extent designated as such in accordance with this Agreement) for the purposes of this Agreement upon confirmation from the Administrative Agent to the Company that:

(i) such Affiliate and the Company have complied with the requirements of:

(A) Section 10.21(b) and such Affiliate shall have become a Borrower by executing a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent; or

(B) Section 10.21(c) and such Affiliate has acceded to this Agreement as a Guarantor;

(ii) The Company has delivered a certificate to the Administrative Agent signed by a Responsible Officer of the Company which certifies that the designation of such Affiliate as a Permitted Affiliate Parent under this Agreement will not:

(1) materially and adversely affect the Collateral and guarantees provided in relation to the liabilities under this Agreement; or

(2) result in the Lenders under this Agreement becoming structurally subordinated in right of payment to lenders to the Permitted Affiliate Parent and its Subsidiaries; and

(iii) it has received, in form and substance satisfactory to it (acting reasonably):

(A) a combined Restricted Group business plan pro forma for the designation of such Affiliate as a Permitted Affiliate Parent which sets out the management plan for the period from the date of the proposed designation up to and including the earlier to occur of:

(1) the then applicable Latest Maturity Date; and

(2) the date falling three years from the date of the relevant designation;

(B) a structure chart showing the Common Holding Company and all of its direct and indirect Subsidiaries pro forma for the designation of such Affiliate as a Permitted Affiliate Parent and its Restricted Subsidiaries; and

(C) financial statements for the last financial year of the Permitted Affiliate Parent and its Subsidiaries or any Holding Company of the Permitted Affiliate Parent and its Subsidiaries including consolidated balance sheets, consolidated income statements and statements of cash flow; and

(iv) The Company has given written notice to the Administrative Agent identifying a person that is a Holding Company of the Company and each Permitted Affiliate Parent as the Common Holding Company for the purposes of this Agreement (“Common Holding Company”).

(b) Additional Borrowers.

(i) Subject to paragraph (ii) below, the Company may, upon not less than 5 Business Days prior written notice to the Administrative Agent, request that it or any Permitted Affiliate Parent or any member of the Restricted Group which is a direct or indirect wholly owned Subsidiary of the Company or any Permitted Affiliate Parent becomes an Additional Borrower under this Agreement.

(ii) Such member of the Restricted Group or any Permitted Affiliate Parent may become an Additional Borrower to a Facility if:

(A) it is incorporated or organized under the laws of the Netherlands, England and Wales, or the United States of America, any State of the United States or the District of Columbia, for that Facility or the Required Lenders have approved the addition of that member of the Restricted Group or any Permitted Affiliate Parent as an Additional Borrower;

(B) such member of the Restricted Group or any Permitted Affiliate Parent, as applicable, and the Company deliver to the Administrative Agent a duly completed and executed joinder agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which such member of the Restricted Group or any Permitted Affiliate Parent, as applicable, agrees to become a party to this Agreement as an Additional Borrower;

(C) the Company confirms that no Event of Default is continuing or would occur as a result of that member of the Restricted Group or any Permitted Affiliate Parent becoming an Additional Borrower;

(D) the Administrative Agent (for and on behalf of the Lenders) shall have received, at least 3 days prior to the date of accession of such member of the Restricted Group or Permitted Affiliate Parent as an Additional Borrower, all documentation and other information about such member of the Restricted Group or Permitted Affiliate Parent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and satisfactory to each Finance Party (acting reasonably), that has been requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (through the Administrative Agent and for itself) in writing at least 10 days prior to the date of accession of such member of the Restricted Group or Permitted Affiliate Parent as an Additional Borrower;

(E) the Administrative Agent has received all of the documents and other evidence listed in Schedule 10.21 in relation to that member of the Restricted Group or any Permitted Affiliate Parent, each in form and substance reasonably satisfactory to the Administrative Agent; and

(F) such member of the Restricted Group or any Permitted Affiliate Parent shall have entered into all documentation required for it to accede to the Existing Intercreditor Agreement as an Additional Guarantor (as defined thereunder).

(iii) The Administrative Agent shall notify the Company and the Lenders promptly upon being satisfied that the conditions specified in clause (ii) above (and, in the case of any Permitted Affiliate Parent, Section 10.21(a)) have been satisfied.

(c) Additional Guarantors.

(i) Subject to paragraph (ii) below, the Company may, upon not less than 5 Business Days prior written notice to the Administrative Agent, request that any member of the Restricted Group or any Permitted Affiliate Parent becomes an Additional Guarantor under this Agreement.

(ii) Such member of the Restricted Group or any Permitted Affiliate Parent may become an Additional Guarantor if:

(A) such member of the Restricted Group or any Permitted Affiliate Parent, as applicable, and the Company deliver to the Administrative Agent a duly completed and executed joinder agreement in form and substance reasonably satisfactory to the Administrative Agent;

(B) the Company confirms that no Event of Default is continuing or would occur as a result of that member of the Restricted Group or any Permitted Affiliate Parent becoming an Additional Guarantor;

(C) the Administrative Agent (for and on behalf of the Lenders) shall have received, at least 3 days prior to the date of accession of such member of the Restricted Group or Permitted Affiliate Parent as an Additional Guarantor, all documentation and other information about such member of the Restricted Group or Permitted Affiliate Parent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and satisfactory to each Finance Party (acting reasonably), that has been requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (through the Administrative Agent and for itself) in writing at least 10 days prior to the date of accession of such member of the Restricted Group or Permitted Affiliate Parent as an Additional Guarantor;

(D) the Administrative Agent has received all of the documents and other evidence listed in Schedule 10.21 in relation to that member of the Restricted Group or any Permitted Affiliate Parent, each in form and substance reasonably satisfactory to the Administrative Agent; and

(E) such member of the Restricted Group or any Permitted Affiliate Parent shall have entered into all documentation required for it to accede to the Existing Intercreditor Agreement as an Additional Guarantor (as defined thereunder).

(iii) The Administrative Agent shall notify the Company and the Lenders promptly upon being satisfied that the conditions specified in clause (ii) above (and, in the case of any Permitted Affiliate Parent, Section 10.21(a)) have been satisfied.

(d) Assumption of Rights and Obligations. Upon satisfactory delivery of a duly executed joinder to the Administrative Agent, together with the other documents required to be delivered under Section 10.21(b) or Section 10.21(c), the relevant member of the Restricted Group or any Permitted Affiliate Parent, the Loan Parties and the Secured Parties, will assume such obligations towards one another and/or acquire such rights against each other as they would each have assumed or acquired had such member of the Restricted Group been an original party to this Agreement as a Borrower or a Guarantor as the case may be and such member of the Restricted Group or any Permitted Affiliate Parent shall become a party to this Agreement as an Additional Borrower and/or an Additional Guarantor as the case may be.

Section 10.22 Resignation of a Borrower or Guarantor.

(a) With the prior consent of the Required Lenders, an Additional Borrower or Additional Guarantor may cease to be an Additional Borrower or an Additional Guarantor by delivering to the Administrative Agent a resignation letter.

(b) The Administrative Agent shall accept a resignation letter and notify the Company and the other Finance Parties of its acceptance if:

(i) the Company has confirmed that no Event of Default is continuing or would result from the acceptance of the resignation letter; and

(ii) with respect to an Additional Borrower, such Additional Borrower is under no actual or contingent obligations as a Borrower under any Loan Documents.

(c) Upon notification by the Administrative Agent to the Company of its acceptance of the resignation of the relevant Additional Borrower, that company shall cease to be an Additional Borrower and shall have no further rights or obligations under the Loan Documents as an Additional Borrower.

Section 10.23 Judgment Currency.

If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable Law).

Section 10.24 Debt Syndication during the Certain Funds Period

Each of the Lenders and the Administrative Agent confirm that it is aware of the terms and requirements of Practice Statement No. 25 (Debt Syndication during Offer Periods) issued by the Panel.

ARTICLE XI.

GUARANTEE

Section 11.01 The Guarantee.

Each Guarantor hereby jointly and severally irrevocably with the other Guarantors guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Obligations (excluding, with respect to any Guarantor, any Excluded Swap Obligations or any Excluded Obligations of such Guarantor) from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02 Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan

Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.09, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, an L/C Issuer, an Alternative L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected;

(v) the release of any other Guarantor pursuant to Section 11.09; or

(vi) any of the Guaranteed Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this guarantee or acceptance of this guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this guarantee. This guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against the Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03 Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. Each Guarantor agrees it will indemnify the Secured Parties and each holder of the Guaranteed Obligations in connection with such rescission or restoration including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under Debtor Relief Law.

Section 11.04 Subrogation; Subordination.

Each Guarantor hereby agrees that until the irrevocable payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 11.05 Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06 Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07 Continuing Guarantee.

The guarantee in this Article XI is a continuing guarantee of payment and not of collection, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08 General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09 Release of Guarantors.

(a) If, in compliance with the terms and provisions of the Loan Documents (and subject to the terms of the Existing Intercreditor Agreement), all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred to a Person or Persons, none of which is a Loan Party, in an Enforcement Sale or otherwise (any such Guarantor, a “Transferred Guarantor”), such Transferred Guarantor and (in the case of a sale of all of the Equity Interests of the Transferred Guarantor) its Restricted Subsidiaries shall, upon the consummation of such sale or transfer or other transaction, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of or security interest in such Equity Interests to the Administrative Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request, the Administrative Agent shall take such actions as are necessary to effect each release described in this Section 11.09 in accordance with the relevant provisions of the Collateral Documents.

(b) If a Guaranty has been provided by an Additional Guarantor as required under Section 4.15 of Annex II as a result of its guarantee of other Indebtedness of the Restricted Group, then such Guaranty shall be automatically released (subject to the terms of the Existing Intercreditor Agreement) upon the release or discharge of such Additional Guarantor from such guarantee of other Indebtedness so long as no other Indebtedness that would give rise to the obligation to provide such Guaranty is at the time guaranteed by such Additional Guarantor. In addition, if an Additional Guarantor resigns in accordance with Section 10.22, then the Guaranty of such Additional Guarantor shall be automatically released.

(c) Subject to clauses (a) and (b) of this Section 11.09, the guarantees made herein shall remain in full force and effect so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank have been made) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit or Alternative Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or Alternative L/C Issuer, as applicable, or such Letter of Credit or Alternative Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer or Alternative L/C Issuer, as applicable).

(d) In the event of a Post-Closing Reorganization, any Guaranty of a Parent that ceases to be a Parent of the Company, shall be automatically released (subject to the terms of the Existing Intercreditor Agreement).

Section 11.10 Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the L/C Issuers, the Alternative L/C Issuers, the Swing Line Lender and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the L/C Issuers, the Alternative L/C Issuers, the Swing Line Lender and the Lenders for the full amount guaranteed by such Guarantor hereunder.

Section 11.11 Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.11, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.11 shall remain in full force and effect until the payment in full and discharge of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 11.11 constitute, and this Section 11.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11.12 No Marshaling.

Except to the extent required by applicable law, neither the Administrative Agent nor any other Secured Party will be required to marshal any collateral securing, or any guaranties of, the Guaranteed Obligations, or to resort to any item of collateral or any guaranty in any particular order, and the Secured Parties’ rights with respect to any collateral and guaranties will be cumulative and in addition to all other rights, however existing or arising. To the extent permitted by applicable law, the Guarantor irrevocably waives, and agrees that it will not invoke or assert, any law requiring or relating to the marshaling of collateral or guaranties or any other law which might cause a delay in or impede the enforcement of the Secured Parties’ rights under this guarantee or any other agreement.

Section 11.13 Election of Remedies.

Each Guarantor understands that the exercise by the Administrative Agent and the other Secured Parties of certain rights and remedies contained in the Loan Documents may affect or eliminate the Guarantor’s right of subrogation and reimbursement against the Loan Parties and that the Guarantor may therefore incur a partially or totally nonreimbursable liability under this guarantee. The Guarantors expressly authorize the Administrative Agent and the other Secured Parties to pursue their rights and remedies with respect to the Guaranteed Obligations in any order or fashion they deem appropriate, in their sole and absolute discretion, and waives any defense arising out of the absence, impairment, or loss of any or all rights of recourse, reimbursement, contribution, exoneration or subrogation or any other rights or remedies of the Guarantors against the Borrower, any other person or any security, whether resulting from any election of rights or remedies by the Administrative Agent or the other Secured Parties, or otherwise.

Section 11.14 Agent’s Duties.

The grant to the Agent under this guarantee of any right or power does not impose upon the Administrative Agent any duty to exercise that right or power.

Section 11.15 Finco Release.

Following the occurrence of the Scheme Effective Date and termination of the Certain Funds Period in respect of the Initial Term Loans and the Certain Funds Revolving Credit Extensions, Finco shall be released as a party under this Agreement and shall have no further rights or obligations with respect to the other parties to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LGE CORAL HOLDCO LIMITED

By:
	Name:	Jeremy Evans
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

THE BANK OF NOVA SCOTIA, as Administrative Agent

By:
	Name:	Rory McCarthy
	Title:	Director

Joanne Bratchell-Owens
Director

[Signature Page to Credit Agreement – Bank of Nova Scotia]

THE BANK OF NOVA SCOTIA, as L/C Issuer

By:
	Name:	Rory McCarthy
	Title:	Director

Joanne Bratchell-Owens
Director

[Signature Page to Credit Agreement – Bank of Nova Scotia]

THE BANK OF NOVA SCOTIA, as Swing Line Lender

By:
	Name:	Rory McCarthy
	Title:	Director

Joanne Bratchell-Owens
Director

[Signature Page to Credit Agreement – Bank of Nova Scotia]

THE BANK OF NOVA SCOTIA, as a Lender

By:
	Name:	Rory McCarthy
	Title:	Director

Joanne Bratchell-Owens
Director

[Signature Page to Credit Agreement – Bank of Nova Scotia]

BANK OF AMERICA, N.A., as a Lender

By:
	Name:	Toby Ali
	Title:	Managing Director

[Signature Page to Credit Agreement – Bank of America, N.A.]

BNP PARIBAS FORTIS SA/NV, as a Lender

By:
	Name:	Xavier D’HARVENG
	Title:	Head of Financing Solutions EMEA Corporate & Institutional Banking

Helmut VAN GINDEREN
Head Business Management Financing Solutions Brussels

[Signature Page to Credit Agreement – BNP Paribas Fortis SA/NV]

CITIBANK NA LONDON, as a Lender

By:
	Name:	PAUL SIMPKIN
	Title:	MANAGING DIRECTOR

[Signature Page to Credit Agreement – Citibank NA London]

CREDIT SUISSE AG, NEW YORK BRANCH, as a Lender			CREDIT SUISSE AG, NEW YORK BRANCH, as a Lender

By:			By:
	Name:	Jack David Madej		Name:	BILL O’DALY
	Title:	Authorized Signatory		Title:	AUTHORIZED SIGNATORY

[Signature Page to Credit Agreement – Credit Suisse AG, New York Branch]

GOLDMAN SACHS BANK USA, as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement – Goldman Sachs Bank USA]

ING CAPITAL LLC, as a Lender			ING CAPITAL LLC, as a Lender

By:			By:
	Name:	STEPHEN M. NETTLER		Name:	Valtin Gallani
	Title:	MANAGING DIRECTOR		Title:	Vice President

[Signature Page to Credit Agreement – ING Capital LLC]

ROYAL BANK OF CANADA, as a Lender

By:
	Name:	JAMES S. WOLFE
	Title:	MANAGING DIRECTOR HEAD OF GLOBAL LEVERAGED FINANCE

[Signature Page to Credit Agreement – Royal Bank of Canada]

JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as a Lender

By:
	Name:	Laurence Manessian
	Title:	Executive Director

[Signature Page to Credit Agreement – JPMorgan Chase Bank, N.A., London Branch]

FirstCaribbean International Bank (Bahamas)
Limited	FIRSTCARIBBEAN INTERNATIONAL BANK (BAHAMAS) LIMITED As Lender

IN WITNESS WHEREOF FirstCaribbean International Bank (Bahamas) Limited has caused its Common Seal to be hereunto affixed the day and year first hereinbefore written.

The Common Seal of FIRSTCARIBBEAN INTERNATIONAL BANK (BAHAMAS) LIMITED was affixed hereto by Marie Rodland-Allen the Director of the said Company and the said Marie Rodland-Allen affixed her signature hereto in the presence of:-

[Signature Page to Credit Agreement – FirstCaribbean International Bank (Bahamas) Limited]

ROYAL BANK OF CANADA, as Alternative L/C Issuer

By:
	Name:	Chandran Panicker
	Title:	Senior Manager

[Signature Page to Credit Agreement – Royal Bank of Canada]

FIRSTCARIBBEAN INTERNATIONAL BANK (BAHAMAS) LIMITED, as Alternative L/C Issuer

executing by Power of Attorney dated 17th March, 2015

and recorded in the Registry of Records in Volume 12373 at pages 301 to 309

By:
Name:	Stacia Williamson	Witness
Title:	Power of Attorney

By:
Name:	Inger D. Johnson	Witness
Title:	Power of Attorney

[Signature Page to Credit Agreement – First Caribbean International Bank (Bahamas) Limited]

BNP PARIBAS FORTIS SA/NV, as Alternative L/C Issuer

By:

Xavier D’HARVENG Head of Financing Solutions EMEA Corporate & Institutional Banking		Name: Title:	Thomas BEAUMONT Head of Paris-Brussels Hub Energy & Infrastructure Financing Solutions

[Signature Page to Credit Agreement – BNP Paribas Fortis SA/NV]

ANNEX I

ADDITIONAL DEFINITIONS

Unless otherwise specified herein, (1) references in this Annex I to sections of Articles 4 or 5 are to those sections of Annex II and (2) defined terms used in this Annex I shall bear the meanings given to them in this Annex I or as otherwise given to them in Section 1.01 of this Agreement.

“2019 Sterling Bonds” means the Indebtedness of Cable & Wireless International Finance B.V. under its £200 million in original aggregate principal amount of 8 5⁄8% guaranteed bonds due 2019.

“2019 Sterling Bonds Trust Deed” means the principal trust deed dated March 27, 1992, between, among others, Cable and Wireless International Finance B.V., as issuer, and the Royal Exchange Trust Company Limited, as trustee, as amended, supplemented or otherwise modified from time to time.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Intercreditor Agreement” has the meaning set forth in Section 4.23(b).

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Announcement Date” means November 16, 2015.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than an operating lease entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company, a Permitted Affiliate Parent or a Restricted Subsidiary), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition by a Restricted Subsidiary to the Company or a Permitted Affiliate Parent or by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (other than a Receivables Entity) to a Restricted Subsidiary;

(2)	the sale or disposition of cash, Cash Equivalents or Investment Grade Securities in the ordinary course of business;

(3)	a disposition of inventory, equipment, trading stock, communications capacity or other assets in the ordinary course of business;

(4)	a sale, lease, transfer or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of obsolete, surplus or worn out equipment or other equipment and assets that are no longer useful in the conduct of the business of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries

(5)	transactions permitted under Section 5.01 or a transaction that constitutes a Change of Control;

(6)	an issuance of Capital Stock or other securities by a Restricted Subsidiary to the Company, a Permitted Affiliate Parent or to another Restricted Subsidiary;

(7)	(a) for purposes of Section 4.10, the making of a Permitted Investment or a disposition subject to Section 4.07, and (b) solely for the purpose of Section 4.10(a)(3), a disposition, the proceeds of which are used to make Restricted Payments permitted to be made under Section 4.07 or Permitted Investments;

(8)	dispositions of assets or issuance or sale of Capital Stock of any Restricted Subsidiary in a single transaction or series of related transactions with an aggregate fair market value in any calendar year of less than the greater of $75.0 million and 1.0% of Total Assets (with unused amounts in any calendar year being carried over to the next succeeding year subject to a maximum of the greater of $75.0 million and 1.0% of Total Assets of carried over amounts for any calendar year);

(9)	dispositions in connection with Permitted Liens;

(10)	dispositions of receivables or related assets in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)	the assignment, licensing or sublicensing of intellectual property or other general intangibles and assignments, licenses, sublicenses, leases or subleases of spectrum or other property;

(12)	foreclosure, condemnation or similar action with respect to any property, securities, or other assets;

(13)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of receivables arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14)	sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity, and Investments in a Receivables Entity consisting of cash or Securitization Obligations;

(15)	a transfer of Receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;

(16)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(17)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company, a Permitted Affiliate Parent or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(18)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(19)	(a) disposals of assets, rights or revenue not constituting part of the Distribution Business of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, and (b) other disposals of non-core assets acquired in connection with any acquisition permitted under this Agreement;

(20)	any disposition or expropriation of assets or Capital Stock which the Company, a Permitted Affiliate Parent or any Restricted Subsidiary is required by, or made in response to concerns raised by, a regulatory authority or court of competent jurisdiction including, for the avoidance of doubt, any such disposition or expropriation of Capital Stock or assets of Telecommunications Services of Trinidad and Tobago or TSTT HoldCo required by, or made in response to, concerns raised by any such regulatory authority in connection with the Columbus Acquisition or the Transactions;

(21)	any disposition of other interests in other entities in an amount not to exceed $10.0 million;

(22)	any disposition of real property, provided that the fair market value of the real property disposed of in any calendar year does not exceed the greater of $75.0 million and 1.0% of Total Assets (with unused amounts in any calendar year being carried over to the next succeeding year, subject to a maximum of the greater of $75.0 million and 1.0% of Total Assets of carried over amounts for any calendar year);

(23)	any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary to such Person;

(24)	any disposition of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements; provided that any cash or Cash Equivalents received in such disposition is applied in accordance with Section 4.10;

(25)	any sale or disposition with respect to property built, repaired, improved, owned or otherwise acquired by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary pursuant to customary sale and lease-back transactions, asset securitizations and other similar financings permitted by this Agreement;

(26)	any disposition of Capital Stock or assets of Telecommunications Services of Trinidad and Tobago or TSTT HoldCo;

(27)	contractual arrangements under long-term contracts with customers entered into by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary in the ordinary course of business which are treated as sales for accounting purposes; provided that there is no transfer of title in connection with such contractual arrangement;

(28)	any other disposition of assets comprising in aggregate percentage value of 10.0% or less of Total Assets; and

(29)	any disposition of Capital Stock or assets in connection with the C&W Carve-Out.

In the event that a transaction (or any portion thereof) meets the criteria of a disposition permitted under clauses (1) through (29) above and would also be a Restricted Payment permitted to be made under Section 4.07 or a Permitted Investment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as a disposition permitted under clauses (1) through (29) above and/or one or more of the types of Restricted Payments permitted to be made under Section 4.07 or Permitted Investments.

“Bank Products” means (i) any facilities or services related to cash management, cash pooling, treasury, depository, overdraft, credit or debit card, p-cards (including purchasing cards or commercial cards), electronic funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade financial services or other cash management and cash pooling arrangements and (ii) daylight exposures of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in respect of banking and treasury arrangements entered into in the ordinary course of business.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof; provided, that (i) if and for so long as the Company or a Permitted Affiliate Parent is a Subsidiary of Liberty Global, any action required to be taken under this Agreement by the Board of Directors of the Company or a Permitted Affiliate Parent can, in the alternative, at the option of the Company or such Permitted Affiliate Parent, be taken by the Board of Directors of Liberty Global and (ii) following consummation of a Spin-Off, any action required to be taken under this Agreement by the Board of Directors of the Company or a Permitted Affiliate Parent can, in the alternative, at the option of the Company or such Permitted Affiliate Parent, be taken by the Board of Directors of the Spin Parent.

“Business Division Transaction” means any creation or participation in any joint venture with respect to any assets, undertakings and/or businesses of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries which comprise all or part of the Company’s or any Permitted Affiliate Parent’s business solutions division (or its predecessor or successors), to or with any other entity or person whether or not the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries, excluding the contribution to (but not the use by) any joint venture of the backbone assets utilized by the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries and excluding any Subsidiary included in or owned by the Company’s or a Permitted Affiliate Parent’s business solutions division but not engaged in the business of that division.

“C&W Carve-Out” means the (1) transfer of the C&W Impacted Assets by the C&W Carve-Out Entities to C&W New Cayman, (2) the transfer of C&W New Cayman to the C&W SPV Transferee pending receipt of the regulatory approval from the FCC in connection with the Liberty Acquisition, (3) entry into the C&W Carve-Out Receivable as consideration for the transfer of C&W New Cayman to C&W SPV Transferee, (4) entry into a management and services agreement between C&W Communications, Cable & Wireless Communications, Inc. and C&W SPV Transferee for the provision of management and other services by C&W Communications and its Subsidiaries in relation to C&W SPV Transferee; and (5) any transaction required pursuant to, or in connection with, clauses (1), (2), (3) or (4) above (including, for the avoidance of doubt any unwinding thereof following receipt of the regulatory approval from the FCC in connection with the Liberty Acquisition).

“C&W Impacted Assets” means certain licences and assets of the C&W Carve-Out Entities related to their FCC licensed business.

“C&W Carve-Out Entities” refers, collectively, to Cable & Wireless Communications, Inc., Cable and Wireless (BVI) Limited, Cable and Wireless (EWC) Limited, Cable and Wireless Network Services Limited and CWC WS Holdings Panama S.A.

“C&W Carve-Out Receivable” means the promissory note issued by C&W SPV Transferee to Cable & Wireless Communications, Inc., as holder for and on behalf of itself and the other C&W Carve-Out Entities.

“C&W Communications” means Cable & Wireless Communications plc and any and all successors thereto.

“C&W Co-operation Agreement” means the cooperation agreement dated on the Announcement Date between Liberty Global and C&W Communications.

“C&W New Cayman” means the newly-incorporated special purpose vehicle indirectly wholly owned by C&W Communications.

“C&W Parent” means C&W Communications; provided, however, that (1) following the Permitted Affiliate Group Designation Date, “C&W Parent” will mean the Common Holding Company and its successors, (2) upon consummation of the Post-Closing Reorganization, “C&W Parent” will mean New Holdco and its successors, and (3) upon consummation of a Spin-Off, “C&W Parent” will mean the Spin Parent and its successors.

“C&W Principal Vendors” refers collectively, to certain shareholders of C&W Communications that held more than 50% of the total voting power of the Voting Stock of C&W Communications immediately prior to completion of the Liberty Acquisition.

“C&W SPV Transferee” means the newly-incorporated special purpose vehicle indirectly wholly owned by certain of the C&W Principal Vendors.

“Cable & Wireless Supplemental Pension Scheme” means the scheme established under and in accordance with the trust deed and rules dated June 8, 2001 to which Cable & Wireless Limited and the Law Debenture Trust Corporation PLC were parties, as amended, amended and restated, modified or replaced from time to time, including, for the avoidance of doubt, by way of a side letter.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with IFRS. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with IFRS, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	securities or obligations issued, insured or unconditionally guaranteed by the United States government, the government of the United Kingdom, the relevant member state of the European Union or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(2)	securities or obligations issued by any state of the United States of America, or any political subdivision of any such state, or any public instrumentality thereof, having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(3)	commercial paper issued by any lender party to a Credit Facility or any bank holding company owning any lender party to a Credit Facility;

(4)	commercial paper maturing no more than 12 months after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(5)	time deposits, eurodollar time deposits, bank deposits, domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any lender party to a Credit Facility or any other bank or trust company (x) having combined capital and surplus of not less than $250.0 million in the case of domestic banks and $100.0 million (or the U.S. Dollar equivalent thereof) in the case of foreign banks or (y) the long-term debt of which is rated at the time of acquisition thereof at least “A-” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A-” or the equivalent thereof by Moody’s Investors Service, Inc. (or if at the time neither is issuing comparable ratings, then a comparable rating of another nationally recognized rating agency);

(6)	auction rate securities rated at least Aa3 by Moody’s and AA- by S&P (or, if at any time either S&P or Moody’s shall not be rating such obligations, an equivalent rating from another nationally recognized rating service);

(7)	repurchase agreements or obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1), (2) and (5) above entered into with any bank meeting the qualifications specified in clause (5) above or securities dealers of recognized national standing;

(8)	marketable short-term money market and similar funds (x) either having assets in excess of $250.0 million or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service in the United States);

(9)	interests in investment companies or money market funds, 95% the investments of which are one or more of the types of assets or instruments described in clauses (1) through (8) above;

(10)	any other investments used by the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries as temporary investments permitted by the Administrative Agent in writing in its sole discretion; and

(11)	in the case of investments by the Company, any Permitted Affiliate Parent or any Restricted Subsidiary organized or located in a jurisdiction other than the United States or a member state of the European Union (or any political subdivision or territory thereof), or in the case of investments made in a country outside the United States, other customarily utilized high-quality investments in the country where such Restricted Subsidiary is organized or located or in which such Investment is made, all as conclusively determined in good faith by the Company;

provided that bank deposits and short term investments in local currency of any Restricted Subsidiary shall qualify as Cash Equivalents as long as the aggregate amount thereof does not exceed the amount reasonably estimated by such Restricted Subsidiary as being necessary to finance the operations, including capital expenditures, of such Restricted Subsidiary for the succeeding 90 days.

“Change of Control” means:

(1)	C&W Parent (a) ceases to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent and (b) ceases, by virtue of any powers conferred by the articles of association or other documents regulating the Company, or after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent to, directly or indirectly, direct or cause the direction of management and policies of the Company or, after a Permitted Affiliate Group Designation Date, a Permitted Affiliate Parent, as applicable; or

(2)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company, any Permitted Affiliate Parent (after a Permitted Affiliate Group Designation Date) and the Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

(3)	any Borrower ceases to be a Wholly-Owned Subsidiary of the Company; or

(4)	Sable Holding ceases to be a Wholly-Owned Subsidiary of the Company; or

(5)	the adoption by the stockholders of the Company or a Permitted Affiliate Parent of a plan or proposal for the liquidation or dissolution of the Company or a Permitted Affiliate Parent, other than a transaction complying with Section 5.01;

provided, however, that a Change of Control shall not be deemed to have occurred pursuant to clause (1) of this definition upon the consummation of the Post-Closing Reorganization or a Spin-Off.

“Columbus Acquisition” refers to the acquisition on March 31, 2015 of the Columbus Group by C&W Communications and its subsidiaries.

“Columbus Carve-Out” means the transfer of the Columbus Carve-Out Entities and the Columbus Carve-Out Receivable from Columbus Networks Limited to the Columbus SPV Transferee pending receipt of the regulatory approval from the FCC, in connection with the Columbus Acquisition.

“Columbus Carve-Out Entities” refers, collectively, to ARCOS-1 USA, Inc., Columbus Networks Puerto Rico, Inc., Columbus Networks USA, Inc., A. SUR Net, Inc., and Columbus Networks Telecommunications Services USA, Inc.

“Columbus Carve-Out Receivable” means the intra-group debt owned by ARCOS-1 USA, Inc. to Columbus Networks Limited.

“Columbus Group” means Columbus International and all of its Subsidiaries.

“Columbus Notes Refinancing Date” means the date that the Columbus Senior Notes and the related guarantees thereof have been refinanced in full in accordance with Section 4.09(c)(1) or otherwise redeemed and repaid in full (or satisfied and discharged in accordance with the Columbus Senior Notes Indenture).

“Columbus Principal Vendors” refers collectively to CVBI Holdings (Barbados) Inc., Clearwater Holdings (Barbados) Limited, Brendan Paddick, and Columbus Holdings LLC.

“Columbus Senior Notes” means Columbus International’s 7.375% Senior Notes due 2021 issued pursuant to the Columbus Senior Notes Indenture.

“Columbus Senior Notes Indenture” means the indenture dated as of March 31, 2014, between, among others, Columbus International, as issuer, and The Bank of New York Mellon (Luxembourg) S.A. as trustee, as amended, supplemented or otherwise modified from time to time.

“Columbus SPV Transferee” means the special purpose vehicle indirectly wholly owned by certain of the Columbus Principal Vendors.

“CFA” means the Contingent Funding Agreement dated February 3, 2010 among the Company, the Original Borrower and Cable & Wireless Pension Trustee Limited, as amended, amended and restated, modified or replaced from time to time, including, for the avoidance of doubt, by way of a side letter.

“Commodity Agreements” means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Signing Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, for any period, operating income (loss) determined on the basis of IFRS of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries on a Consolidated basis, plus the following (to the extent deducted or taken into account, as the case may be, for the purposes of determining operating income (loss)):

(1)	Consolidated depreciation expense;

(2)	Consolidated amortization expense;

(3)	stock based compensation expense;

(4)	at the option of the Company or a Permitted Affiliate Parent, other non-cash charges reducing operating income (provided that if any such non-cash charge represents an accrual of or reserve for potential cash charges in any future period, the cash payment in respect thereof in such future period shall reduce operating income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period) less other non-cash items of income increasing operating income (excluding any such non-cash item of income to the extent it represents (i) a receipt of cash payments in any future period, (ii) the reversal of an accrual or reserve for a potential cash item that reduced operating income in any prior period and (iii) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase operating income in such prior period);

(5)	any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge, including any charges or reserves in respect of any restructuring, redundancy, relocation, refinancing, integration or severance or other post-employment arrangements, signing, retention or completion bonuses, transaction costs, acquisition costs, disposition costs, business optimization, information technology implementation or development costs, costs related to governmental investigations and curtailments or modifications to pension or postretirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events);

(6)	at the option of the Company or a Permitted Affiliate Parent, effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s Consolidated financial statements pursuant to IFRS (including inventory, property, equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items) attributable to the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of amounts thereof, net of taxes;

(7)	any net gain (or loss) realized upon the sale, held for sale or other disposition of any asset or disposed operations of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary which is not sold or otherwise disposed of in the ordinary course of business (as determined conclusively in good faith by the Board of Directors or senior management of the Company or a Permitted Affiliate Parent);

(8)	the amount of Management Fees and other fees and related expenses paid in such period to the Permitted Holders to the extent permitted by Section 4.11;

(9)	any reasonable expenses, charges or other costs to effect or consummate the Liberty Acquisition, the Transactions, the Post-Closing Reorganization, any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of any Indebtedness permitted by this Agreement, in each case, as determined conclusively in good faith by an Officer of the Company or a Permitted Affiliate Parent;

(10)	at the option of the Company or a Permitted Affiliate Parent, any adjustments to reduce the impact of the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies;

(11)	at the option of the Company or a Permitted Affiliate Parent, (i) the amount of loss on the sale or transfer of any assets in connection with an asset securitization programme, receivables factoring transaction or other receivables transaction (including without limitation a Qualified Receivables Transaction) and/or (ii) any gross margin (revenue minus cost of goods sold) recognized by any Affiliate of the Company or a Permitted Affiliate Parent in relation to the sale of goods and services relating to the business of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary;

(12)	Specified Legal Expenses;

(13)	at the option of the Company or a Permitted Affiliate Parent, an amount equal to 100% of the up-front installation fees associated with commercial contract installations completed during the applicable reporting period, less any portion of such fees included in operating income for such period, provided that the amount of such fees, to the extent amortized over the life of the underlying service contract, shall not be included in operating income in any future period;

(14)	at the option of the Company or a Permitted Affiliate Parent, any fees or other amounts charged or credited to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary related to Intra-Group Services may be excluded from the calculation of Consolidated EBITDA to the extent such fees or other amounts (a) are not included in the externally reported operating cash flow or equivalent measure of the Reporting Entity (as defined in any earnings releases and other publicly disseminated information relating to the Reporting Entity) or (b) are deemed to be exceptional or unusual items;

(15)	any charges or costs in relation to any long-term incentive plan and any interest component of pension or postretirement benefits schemes;

(16)	at the option of the Company or a Permitted Affiliate Parent, after reversing net other operating income or expense; and

(17)	Receivables Fees.

For the purposes of determining the amount of Consolidated EBITDA of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries under this definition which is denominated in a foreign currency, the Company or a Permitted Affiliate Parent may, at its option, calculate the U.S. Dollar equivalent amount of such Consolidated EBITDA based on either (i) the weighted average exchange rates for the relevant period used in the consolidated financial statements of the Reporting Entity for such relevant period or (ii) the relevant currency exchange rate in effect on the Announcement Date.

“Consolidated Interest Expense” means, for any period the net interest income/expense of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries on a Consolidated basis (in each case, determined on the basis of IFRS), whether paid or accrued, including any such interest and charges consisting of:

(1)	interest expense attributable to Capitalized Lease Obligations;

(2)	non-cash interest expense;

(3)	dividends or other distributions in respect of all Disqualified Stock of the Company or a Permitted Affiliate Parent and all Preferred Stock of any Restricted Subsidiary, to the extent held by Persons other than the Company, a Permitted Affiliate Parent or a Subsidiary of the Company or a Permitted Affiliate Parent;

(4)	the consolidated interest expense that was capitalized during such period; and

(5)	interest actually paid by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary, under any guarantee of Indebtedness or other obligation of any other Person.

Notwithstanding the foregoing, Consolidated Interest Expense shall not include (a) any interest accrued, capitalized or paid in respect of Subordinated Shareholder Loans, (b) any commissions, discounts, yield and other fees and charges related to Qualified Receivables Transactions, (c) any payments on any operating leases, including without limitation any payments on any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under IFRS, (d) any foreign currency gains or losses, (e) any pension liability cost, (f) any amortization of debt discount, debt issuance cost, charges and premium, (g) costs and charges associated with Hedging Obligations, and (h) any interest, costs and charges contained in clause (3) of this definition.

“Consolidated Net Leverage Ratio,” as of any date of determination, means the ratio of:

(1)

(a) the outstanding Indebtedness (other than (i) any Indebtedness outstanding at the date of determination under Credit Facilities not to exceed an amount equal to the greater of (A) $570 million and (B) 8.0% of Total Assets, (ii) Subordinated Shareholder Loans, (iii) any Indebtedness which is a contingent obligation of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary, and (iv) any Indebtedness Incurred pursuant to Section 4.09(b)(14) or Section 4.09(b)(21)) of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries on a Consolidated basis, less (b) the aggregate amount of cash and Cash Equivalents of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries on a Consolidated basis, to

(2)	the Pro forma EBITDA for the Test Period,

provided, however, that the pro forma calculation of the Consolidated Net Leverage Ratio shall not give effect to (a) any Indebtedness Incurred on the date of determination pursuant to Section 4.09(b) (other than an Incurrence of Indebtedness thereunder that requires compliance with the Consolidated Net Leverage Ratio) or (b) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to Section 4.09(b) (other than an Incurrence of Indebtedness thereunder that requires compliance with the Consolidated Net Leverage Ratio).

For the avoidance of doubt, in determining Consolidated Net Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of which the calculation of the Consolidated Net Leverage Ratio is to be made.

“Consolidated Senior Secured Net Leverage Ratio,” as of any date of determination, means the ratio of:

(1)	(a) the outstanding Senior Secured Indebtedness (other than (i) Senior Secured Indebtedness of any Restricted Subsidiary that is not a Loan Party outstanding at the date of determination under Credit Facilities in an amount not to exceed $300.0 million, (ii) Senior Secured Indebtedness Incurred pursuant to Section 4.09(b)(14) or Section 4.09(b)(21), (iii) the 2019 Sterling Bonds, (iv) prior to the Columbus Notes Refinancing Date, the Columbus Senior Notes, (v) on and with effect from the Columbus Notes Refinancing Date, Senior Secured Indebtedness outstanding at the date of determination under Credit Facilities not to exceed an amount equal to the greater of (A) $570 million and (B) 8.0% of Total Assets and (vi) any Senior Secured Indebtedness which is a contingent obligation of the Company, any Permitted Affiliate Parent or a Restricted Subsidiary) of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries on a Consolidated basis, less (b) the aggregate amount of cash and Cash Equivalents of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries on a Consolidated basis, to

(2)	the Pro forma EBITDA for the Test Period,

provided, however, that (other than with respect to any calculation of the Financial Covenant pursuant to Section 7.02 of this Agreement) the pro forma calculation of the Consolidated Senior Secured Net Leverage Ratio shall not give effect to (a) any Indebtedness Incurred on the date of determination pursuant to Section 4.09(b) (other than an Incurrence of Indebtedness thereunder that requires compliance with the Consolidated Senior Secured Net Leverage Ratio) or (b) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to Section 4.09(b) (other than an Incurrence of Indebtedness thereunder that requires compliance with the Consolidated Senior Secured Net Leverage Ratio).

For the avoidance of doubt, in determining Consolidated Senior Secured Net Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of which the calculation of the Consolidated Senior Secured Net Leverage Ratio is to be made.

“Consolidation” means the consolidation or combination of the accounts of each of the Restricted Subsidiaries with those of the Company or, as applicable, any Permitted Affiliate Parent in accordance with IFRS consistently applied; provided, however, that “Consolidation” will not include (i) consolidation or combination of the accounts of any Unrestricted Subsidiary, but the interest of the Company, any Permitted Affiliate Parent or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment and (ii) at the Company’s or such Permitted Affiliate Parent’s election, any Receivables Entities. The term “Consolidated” has a correlative meaning.

“Content” means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an internet service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or herein after invented).

“Credit Facility” means, one or more debt facilities, arrangements, instruments, trust deeds, note purchase agreements, indentures or commercial paper facilities and overdraft facilities (including, without limitation, the facilities under this Agreement) with banks or other institutions or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit, notes, bonds, debentures or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions or investors and whether provided under this Agreement, or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract, derivative or other similar agreement as to which such Person is a party or a beneficiary.

“Designated Non-Cash Consideration” means the fair market value (as determined conclusively in good faith by the Board of Directors or senior management of the Company or a Permitted Affiliate Parent) of non-cash consideration received by the Company, any Permitted Affiliate Parent or one of the Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.10.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary); or

(3)	is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the earlier of the date (a) of the Latest Maturity Date of the Facilities or (b) on which there are no Loans outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or a Permitted Affiliate Parent to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Agreement) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company or such Permitted Affiliate Parent may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company or such Permitted Affiliate Parent with Section 4.10, and such repurchase or redemption complies with Section 4.07.

“Distribution Business” means: (1) the business of upgrading, constructing, creating, developing, acquiring, operating, owning, leasing and maintaining cable television networks (including for avoidance of doubt master antenna television, satellite master antenna television, single and multi-channel microwave single or multi-point distribution systems and direct-to-home satellite systems) for the transmission, reception and/or delivery of multi-channel television and radio programming, telephony and internet and/or data services to the residential markets; or (2) any business which is incidental to or related to and in either case, material to such business.

“Dollar Equivalent” means, (1) with respect to any monetary amount in U.S. dollars, such amount and (2) with respect to any monetary amount in a currency other than U.S. dollars, at any time of determination thereof by the Company or the Administrative Agent, as the case may be, the amount of U.S. dollars obtained by converting such currency other than U.S. dollars involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable currency other than U.S. dollars as published in The Financial Times in the “Currencies” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Board of Directors or senior management of the Company) on the date of such determination.

“Equity Offering” means (1) the distribution of Capital Stock of the Spin Parent in connection with any Spin-Off, (2) a sale of (a) Capital Stock of the Company or a Permitted Affiliate Parent (other than Disqualified Stock) or (b) Capital Stock the proceeds of which are contributed as equity share capital to the Company or a Permitted Affiliate Parent or as Subordinated Shareholder Loans or (c) Subordinated Shareholder Loans.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into escrow accounts with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow accounts upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“European Union” means the European Union, including member states as of May 1, 2004 but excluding any country which became or becomes a member of the European Union after May 1, 2004.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company or a Permitted Affiliate Parent as capital contributions or Subordinated Shareholder Loans to the Company or a Permitted Affiliate Parent after April 1, 2015 or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company or a Permitted Affiliate Parent (other than Net Cash Proceeds, or other property or assets, if any, received by the Company as capital contributions or Subordinated Shareholder Loans that were subsequently used to fund the Special Dividend), in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“Existing Senior Notes” means the Original Borrower’s 6.875% senior notes due 2022 issued pursuant to the Existing Senior Notes Indenture.

“Existing Senior Notes Indenture” means the indenture dated as of August 5, 2015, between, among others, the Original Borrower, as issuer, and Deutsche Bank Trust Company Americas, as trustee, as amended, supplemented or otherwise modified from time to time.

“Existing Senior Secured Notes” means the Original Borrower’s 8.75% senior secured notes due 2020 issued pursuant to the Existing Senior Secured Notes Indenture.

“Existing Senior Secured Notes Indenture” means the indenture dated as of January 26, 2012, between, among others, the Original Borrower, as issuer, and Deutsche Bank Trust Company Americas, as trustee, as amended, supplemented or otherwise modified from time to time.

“FCC” refers to the U.S. Federal Communications Commission.

“Grantor” means any Loan Party and any other person that has pledged Collateral to secure the Obligations and the Guaranty.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning. “guarantor” means the obligor under a guarantee.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Commodity Agreement or Currency Agreement.

“Holding Company” means, in relation to a Person, an entity of which that Person is a Subsidiary.

“Incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	money borrowed or raised and debit balances at banks;

(2)	any bond, note, loan stock, debenture or similar debt instrument;

(3)	acceptance or documentary credit facilities;

(4)	any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or any of (2) to (3) above;

(5)	the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends); and

(6)	the principal component of Indebtedness of other Persons to the extent guaranteed by such Person to the extent not otherwise included in the Indebtedness of such Person,

provided that Indebtedness which has been cash-collateralized shall not be included in any calculation of Indebtedness to the extent so cash-collateralized.

Notwithstanding the foregoing, “Indebtedness” shall not include (a) any deposits or prepayments received by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary from a customer or subscriber for its service and any other deferred or prepaid revenue, (b) any obligations to make payments in relation to earn outs, (c) Indebtedness which is in the nature of equity (other than redeemable shares) or equity derivatives; (d) Capitalized Lease Obligations, (e) receivables sold or discounted, whether recourse or non-recourse, including for the avoidance of doubt, any indebtedness in respect of Qualified Receivables Transactions, including, without limitation, guarantees by a Receivables Entity of the obligations of another Receivables Entity and any indebtedness in respect of Limited Recourse, (f) pension obligations or any obligation under employee plans or employment agreements, (g) any “parallel debt” obligations to the extent that such obligations mirror other Indebtedness, (h) any payments or liability for assets acquired or services supplied deferred (including Trade Payables) in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied (including, without limitation, any liability under an IRU Contract) and (i) any Hedging Obligations. The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the good faith judgment of the Board of Directors or senior management of the Company or a Permitted Affiliate Parent, qualified to perform the task for which it has been engaged.

“Initial Public Offering” means an Equity Offering of common stock or other common equity interests of the Company, a Permitted Affiliate Parent, the Spin Parent or any direct or indirect parent company of the Company or a Permitted Affiliate Parent (the “IPO Entity”) following which there is a Public Market and, as a result of which, the shares of the common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market (including, for the avoidance of double, any such Equity Offering of common stock or other common equity interest of the Spin Parent in connection with any Spin-Off).

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Intra-Group Services” means any of the following (provided that the terms of each such transaction are not materially less favorable, taken as a whole, to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction in arm’s length dealings with a Person that is not an Affiliate):

(1)	the sale of programming or other content by Liberty Global, the Spin Parent or any of their respective Subsidiaries to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary;

(2)	the lease or sublease of office space, other premises or equipment by the Company, a Permitted Affiliate Parent or the Restricted Subsidiaries to Liberty Global, the Spin Parent or any of their respective Subsidiaries or by Liberty Global, the Spin Parent or any of their respective Subsidiaries to the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries;

(3)	the provision or receipt of other goods, services, facilities or other arrangements (in each case not constituting Indebtedness) in the ordinary course of business, by the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries to or from Liberty Global, the Spin Parent or any of their respective Subsidiaries, including, without limitation, (a) the employment of personnel, (b) provision of employee healthcare or other benefits, (c) acting as agent to buy or develop equipment, other assets or services or to trade with residential or business customers, and (d) the provision of treasury, audit, accounting, banking, strategy, branding, marketing, network, technology, research and development, telephony, office, administrative, compliance, payroll or other similar services; and

(4)	the extension, in the ordinary course of business and on terms not materially less favorable to the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries than arm’s length terms, by or to the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries to or by Liberty Global, the Spin Parent or any of their respective Subsidiaries of trade credit not constituting Indebtedness in relation to the provision or receipt of Intra-Group Services referred to in paragraphs (1), (2) or (3) of this definition of Intra-Group Services.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations entered into in the ordinary course of business and in compliance with this Agreement;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)	an acquisition of assets, Capital Stock or other securities by the Company, a Permitted Affiliate Parent or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company or a Permitted Affiliate Parent.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07:

(1)	“Investment” will include the portion (proportionate to the Company’s or a Permitted Affiliate Parent’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company or such Permitted Affiliate Parent will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s or such Permitted Affiliate Parent’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s or such Permitted Affiliate Parent’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors or senior management of the Company or such Permitted Affiliate Parent in good faith) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined conclusively in good faith by the Board of Directors or senior management of the Company or a Permitted Affiliate Parent.

If the Company, a Permitted Affiliate Parent or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of Voting Stock of a Restricted Subsidiary such that such Subsidiary is no longer a Restricted Subsidiary, then the Investment of the Company or a Permitted Affiliate Parent in such Person shall be deemed to have been made as of the date of such transfer or other disposition in an amount equal to the fair market value (as determined conclusively by the Board of Directors or senior management of the Company or a Permitted Affiliate Parent in good faith).

“Investment Grade Securities” means:

(1)	securities issued by the U.S. government or by any agency or instrumentality thereof (other than Cash Equivalents) or directly and fully guaranteed or insured by the U.S. government and in each case with maturities not exceeding two years from the date of the acquisition;

(2)	securities issued by or a member of the European Union as of January 1, 2004, or any agency or instrumentality thereof (other than Cash Equivalents) or directly and fully guaranteed or insured by a member of the European Union as of January 1, 2004, and in each case with maturities not exceeding two years from the date of the acquisition;

(3)	debt securities or debt instruments with a rating of A or higher by Standard & Poor’s Ratings Services or A-2 or higher by Moody’s Investors Service, Inc. or the equivalent of such rating by such rating organization, or if no rating of Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. then exists, the equivalent of such rating by any other nationally recognized securities ratings agency, by excluding any debt securities or instruments constituting loans or advances among the Company, a Permitted Affiliate Parent and their Subsidiaries;

(4)	investments in any fund that invests exclusively in investments of the type described in clauses (1) through (3) which fund may also hold immaterial amounts of cash and Cash Equivalents pending investment and/or distribution; and

(5)	corresponding instruments in countries other than those identified in clauses (1) and (2) above customarily utilized for high quality investments and, in each case, with maturities not exceeding two years from the date of the acquisition.

“Investment Grade Status” shall occur when the Facilities receive both of the following:

(1)	a rating of “Baa3” (or the equivalent) or higher from Moody’s Investors Service, Inc. or any of its successors or assigns; and

(2)	a rating of “BBB-” (or the equivalent) or higher from Standard & Poor’s Ratings Services, or any of its successors or assigns,

in each case, with a “stable outlook” from such rating agency.

“IPO Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (ii) the price per share at which such shares of common stock or common equity interests are sold or distributed in such Initial Public Offering.

“IRU Contract” means a contract entered into by C&W Communications, the Company or a Restricted Subsidiary in the ordinary course of business in relation to the right to use capacity on a telecommunications cable system (including the right to lease such capacity to another person).

“Lien” means any assignment, mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction” means (i) any Investment or acquisition, in each case, by one or more of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries of any assets, business or Person, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Limited Recourse” means a letter of credit, revolving loan commitment, cash collateral account, guarantee or other credit enhancement issued by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary (other than a Receivables Entity) in connection with the incurrence of Indebtedness by a Receivables Entity under a Qualified Receivables Transaction; provided that, the aggregate amount of such letter of credit reimbursement obligations and the aggregate available amount of such revolving loan commitments, cash collateral accounts, guarantees or other such credit enhancements of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries (other than a Receivables Entity) shall not exceed 25% of the principal amount of such Indebtedness at any time.

“Management Fees” means any management, consultancy or other similar fees payable by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the IPO Entity on the date of the declaration of the relevant dividend, multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock for the 30 consecutive trading days immediately preceding the date of the declaration of such dividend.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under IFRS (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, Subordinated Shareholder Loans or other capital contributions, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“New Holdco” means, (1) prior to a Permitted Affiliate Group Designation Date, any Parent of the Company following the Post-Closing Reorganization and (2) following a Permitted Affiliate Group Designation Date, the Common Holding Company or such other Parent of both the Company and any Permitted Affiliate Parent following the Post-Closing Reorganization, provided that promptly following the Post-Closing Reorganization, the Company provides written notice to the Administrative Agent of any such Parent elected pursuant to clause (1) or (2) above.

“Officer” of any Person means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, Deputy Chief Financial Officer, the President, any Vice President, any Managing Director, any Director, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary, or any authorized signatory of such Person.

“Officer’s Certificate” means a certificate signed by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Company, a Permitted Affiliate Parent or the Administrative Agent.

“ordinary course of business” means the ordinary course of business of the C&W Communications and its Subsidiaries and/or Liberty Global and its Subsidiaries.

“Parent” means Liberty Global, any Subsidiary of Liberty Global of which the Company or a Permitted Affiliate Parent is a Subsidiary on the Signing Date and any other Person of which the Company or a Permitted Affiliate Parent at any time is or becomes a Subsidiary after the Signing Date (including, for the avoidance of doubt, the Spin Parent and any Subsidiary of the Spin Parent following any Spin-Off).

“Parent Expenses” means:

(1)	costs (including all professional fees and expenses) Incurred by any Parent or any Subsidiary of a Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the Loan Documents or any other agreement or instrument relating to Indebtedness of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary;

(2)	indemnification obligations of any Parent or any Subsidiary of a Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person with respect to its ownership of the Company or a Permitted Affiliate Parent or the conduct of the business of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries;

(3)	obligations of any Parent or any Subsidiary of a Parent in respect of director and officer insurance (including premiums therefor) with respect to its ownership of the Company or a Permitted Affiliate Parent or the conduct of the business of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries; and

(4)	general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent or Subsidiary of a Parent related to the ownership or operation of the business (including, but not limited to, Intra-Group Services) of the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries, including acquisitions or dispositions by the Company, a Permitted Affiliate Parent or the Subsidiaries permitted hereunder (whether or not successful), in each case, to the extent such costs, obligations and/or expenses are not paid by another Subsidiary of such Parent; and

(5)	fees and expenses payable by any Parent in connection with any Transaction.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of related business assets (including, without limitation, securities of a Related Business) or a combination of such assets, cash and Cash Equivalents between the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries and another Person.

“Permitted Business” means any business:

(1)	engaged in by the Company or any Restricted Subsidiary on the Signing Date;

(2)	that consists of the upgrade, construction, creation, development, marketing, acquisition (to the extent permitted under this Agreement), operation, utilization and maintenance of networks that use existing or future technology for the transmission, reception and delivery of voice, video and/or other data (including networks that transmit, receive and/or deliver services such as multi-channel television and radio, programming, telephony (including for the avoidance of doubt, mobile telephony), Internet services and content, high speed data transmission, video, multi-media and related activities);

(3)	or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and the Restricted Subsidiaries are engaged on the Signing Date, including, without limitation, all forms of television, telephony (including, for the avoidance of doubt, mobile telephony) and internet services and any services relating to carriers, networks, broadcast or communications services, or Content; or

(4)	that comprises being a Holding Company of one or more Persons engaged in any such business.

“Permitted Collateral Liens” means:

(1)	Liens on the Collateral that are described in one or more of clauses (2), (3), (4), (5), (6), (8), (9), (11) and (12) of the definition of “Permitted Liens” and that, in each case, would not materially interfere with the ability of the Security Trustee to enforce the Lien in the Collateral granted under the Collateral Documents; and

(2)	Liens on the Collateral to secure:

(a)	the Obligations (other than in respect of any Additional Facility that is unsecured);

(b)	Indebtedness of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries and, in the case of Section 4.09(b)(7), the Company, any Permitted Affiliate Parent, the Restricted Subsidiaries, C&W Communications and its Subsidiaries and, following a Permitted Affiliate Group Designation Date, the Common Holding Company and its Subsidiaries, that is permitted to be Incurred under Section 4.09(a)(2), Section 4.09(b)(1), Section 4.09(b)(3)(A), Section 4.09(b)(3)(D), Section 4.09(b)(4) (in the case of Section 4.09(b)(4), to the extent such Indebtedness is secured by a Lien on the Collateral that is existing on, or provided for, under written arrangements existing on the Signing Date), Section 4.09(b)(7), Section 4.09(b)(13) (in the case of 4.09(b)(13), to the extent such guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Collateral Liens), Section 4.09(b)(14), Section 4.09(b)(17) or Section 4.09(b)(21);

(c)	Indebtedness that is permitted to be Incurred under clause Section 4.09(b)(6) and guarantees thereof; provided that, at the time of the acquisition or other transaction pursuant to which such Indebtedness was incurred and after giving effect to the Incurrence of such Indebtedness on a pro forma basis, (i) the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries would have been able to incur $1.00 of additional Indebtedness pursuant to Section 4.09(a)(2) or (ii) the Consolidated Senior Secured Net Leverage Ratio would not be greater than it was immediately prior to giving pro forma effect to such acquisition or other transaction and to the Incurrence of such Indebtedness); and

(d)	any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clauses (a), (b) and (c);

provided, however, that (i) such Lien ranks equal or junior to all other Liens on the Collateral securing Senior Indebtedness of the Loan Parties and (ii) holders of Indebtedness referred to in this clause (2) (or their duly authorized Representative) shall accede to the Existing Intercreditor Agreement or enter into an Additional Intercreditor Agreement as permitted under Section 4.23.

“Permitted Holders” means, collectively, (1) Liberty Global, (2) in the event of a Spin-Off, the Spin Parent and any Subsidiary of the Spin Parent, (3) any Affiliate or Related Person of a Permitted Holder described in clauses (1) or (2) above, and any successor to such Permitted Holder, Affiliate, or Related Person, (4) any Person who is acting as an underwriter in connection with any public or private offering of Capital Stock of the Company or a Permitted Affiliate Parent, acting in such capacity and (5) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) whose acquisition of “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of Voting Stock or of all or substantially all of the assets of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries (taken as a whole) constitutes a Change of Control in respect of which the Company has notified the Administrative Agent of such Change of Control and the Required Lenders have not required a prepayment and cancellation of the Facilities under Section 2.05(b)(ix) of this Agreement.

“Permitted Investment” means an Investment by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in:

(1)	the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (other than a Receivables Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity);

(2)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (other than a Receivables Entity);

(3)	cash and Cash Equivalents or Investment Grade Securities;

(4)	receivables owing to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company, a Permitted Affiliate Parent or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of the Company, a Permitted Affiliate Parent or such Restricted Subsidiary;

(7)	Capital Stock, obligations, accounts receivables, or securities received in settlement of debts created in the ordinary course of business and owing to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization, workout, recapitalization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(8)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including without limitation an Asset Disposition, in each case, that was made in compliance with Section 4.10 and other Investments resulting from the disposition of assets in transactions excluded from the definition of “Asset Disposition” pursuant to the exclusions from such definition;

(9)	any Investment existing on the Signing Date or made pursuant to binding commitments in effect on the Signing Date or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Signing Date or made in compliance with Section 4.07; provided that the amount of any such Investment or binding commitment may be increased (a) as required by the terms of such Investment or binding commitment as in existence on the Signing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Agreement;

(10)	Currency Agreements, Commodity Agreements and Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.09;

(11)

Investments by the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed the greater of $250.0 million and 5.0% of Total Assets at any one time, provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.07, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause;

(12)	Investments by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(13)	guarantees issued in accordance with Section 4.09 and other guarantees (and similar arrangements) of obligations not constituting Indebtedness;

(14)	pledges or deposits (a) with respect to leases or utilities provided to third parties in the ordinary course of business or (b) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.12;

(15)	the Existing Senior Secured Notes, the Existing Senior Notes, the Columbus Senior Notes and the 2019 Sterling Bonds;

(16)	so long as no Default or Event of Default of the type specified in Section 8.01(a) (Non-Payment) of this Agreement has occurred and is continuing, (a) minority Investments in any Person engaged in a Permitted Business and (b) Investments in joint ventures that conduct a Permitted Business to the extent that, after giving pro forma effect to any such Investment, the Consolidated Net Leverage Ratio would not exceed 4.00 to 1.00;

(17)	any Investment to the extent made using as consideration Capital Stock of the Company or a Permitted Affiliate Parent (other than Disqualified Stock), Subordinated Shareholder Loans or Capital Stock of any Parent;

(18)	Investments acquired after the Signing Date as a result of the acquisition by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary, including by way of merger, amalgamation or consolidation with or into the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Signing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19)	Permitted Joint Ventures;

(20)	Investments in Securitization Obligations;

(21)	Investments resulting from the disposition of assets in transactions excluded from the definition of “Asset Disposition” pursuant to the exclusions from such definition;

(22)	any Person where such Investment was acquired by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Company, a Permitted Affiliate Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company, a Permitted Affiliate Parent or any such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(23)	any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 4.11(b) (except those transactions described in Section 4.11(b)(1), Section 4.11(b)(5), Section 4.11(b)(9), and Section 4.11(b)(23));

(24)	Investments in or constituting Bank Products;

(25)	the Columbus Carve-Out, or any component or the unwinding thereof, to the extent constituting an Investment;

(26)	the C&W Carve-Out, or any component or the unwinding thereof, to the extent constituting an Investment;

(27)	Investments consisting of purchases and acquisitions of inventory, supplies, material, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(28)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements;

(29)	advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company, a Permitted Affiliate Parent or the Restricted Subsidiaries; and

(30)	Investments by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary in any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.

“Permitted Joint Ventures” means one or more joint ventures formed by the contribution of some or all of the assets of the Company’s or a Permitted Affiliate Parent’s business solutions division pursuant to a Business Division Transaction to a joint venture formed by the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries with one or more joint venturers.

“Permitted Liens” means:

(1)	Liens on Receivables and related assets of the type described in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction, and Liens on Investments in Receivables Entities;

(2)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’ landlords’, materialmen’s, repairmen’s, construction and other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(5)	Liens in favor of issuers of surety, bid or performance bonds or with respect to other regulatory requirements or trade or government contracts or to secure leases or permits, licenses, statutory or regulatory obligations, or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)	(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property or assets over which the Company, a Permitted Affiliate Parent or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto (including, without limitation, the right reserved to or vested in any governmental authority by the terms of any lease, license, franchise, grant or permit acquired by the Company, a Permitted Affiliate Parent or any of its Restricted Subsidiaries or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof), (b) minor survey exceptions, encumbrances, trackage rights, special assessments, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, and (c) any condemnation or eminent domain proceedings affecting any real property;

(7)	Liens securing Hedging Obligations, so long as the related Indebtedness is, and is permitted to be Incurred under the Loan Documents, secured by a Lien on the same property securing such Hedging Obligation;

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries;

(9)	Liens arising out of judgments, decrees, orders or awards so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, Purchase Money Obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business (including Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business); provided that such Liens do not encumber any other assets or property of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)	Liens (i) arising solely by virtue of any statutory or common law provisions or customary business provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes or (iv) deposits made in the ordinary course of business to secure liability to insurance carriers;

(12)	Liens arising from United States Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries in the ordinary course of business;

(13)	Liens securing Indebtedness to the extent Incurred in compliance with Section 4.09(b)(16) or Section 4.09(b)(20), in each case, including guarantees and any Refinancing Indebtedness in respect thereof;

(14)	[Reserved];

(15)	Liens existing on, or provided for under written arrangements existing on, the Signing Date;

(16)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (including Liens created, incurred or assumed in connection with or in contemplation of such acquisition or transaction); provided, however, that any such Lien may not extend to any other property owned by the Company, a Permitted Affiliate Parent or any other Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(17)	Liens on property at the time the Company, a Permitted Affiliate Parent or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into any Restricted Subsidiary (including Liens created, incurred or assumed in connection with or in contemplation of such acquisition or transaction); provided, however, that any such Lien may not extend to any other property owned by the Company, a Permitted Affiliate Parent or such Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(18)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company, a Permitted Affiliate Parent or another Restricted Subsidiary;

(19)	Permitted Collateral Liens;

(20)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(21)	[Reserved];

(22)	Liens on Capital Stock or other securities of any Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(23)	any interest or title of a lessor under any Capitalized Lease Obligations or operating leases;

(24)	any encumbrance or restriction (including, but not limited to, put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(25)	Liens over rights under loan agreements relating to, or over notes or similar instruments evidencing, the on-loan of proceeds received by a Restricted Subsidiary from the issuance of Indebtedness, which Liens are created to secure payment of such Indebtedness;

(26)	Liens on assets or property of a Restricted Subsidiary that is not a Loan Party securing Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted by Section 4.09;

(27)	any Liens in respect of the ownership interests in, or assets owned by, any joint ventures securing obligations of such joint ventures or similar agreements;

(28)	Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose;

(29)	Liens Incurred with respect to obligations that do not exceed the greater of (a) $200.0 million and (b) 3.0% of Total Assets at any time outstanding;

(30)	Liens consisting of any right of set-off granted to any financial institution acting as a lockbox bank in connection with a Qualified Receivables Transaction;

(31)	Liens for the purpose of perfecting the ownership interests of a purchaser of Receivables and related assets pursuant to any Qualified Receivables Transaction;

(32)	Cash deposits or other Liens for the purpose of securing Limited Recourse; and

(33)	Liens arising in connection with other sales of Receivables permitted hereunder without recourse to the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries;

(34)	Liens in respect of Bank Products or to implement cash pooling arrangements or arising under the general terms and conditions of banks with whom the Company, a Permitted Affiliate Parent or any Restricted Subsidiary maintains a banking relationship or to secure cash management and other banking services, netting and set-off arrangements, and encumbrances over credit balances on bank accounts to facilitate operation of such bank accounts on a cash-pooled and net balance basis (including any ancillary facility under any Credit Facility or other accommodation comprising of more than one account) and Liens of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary under the general terms and conditions of banks and financial institutions entered into in the ordinary course of banking or other trading activities;

(35)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness; provided that such defeasance, discharge or redemption is permitted hereunder;

(36)	Liens on Receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction”;

(37)	Liens on cash or Cash Equivalents securing the obligations and facilities of Cable & Wireless Limited under and in respect of the Cable & Wireless Supplemental Pension Scheme and the trust deed and rules in respect thereof;

(38)	Liens on cash in support of letters of credit issued pursuant to the terms of the CFA or any cash escrow arrangements for the same purpose;

(39)	Liens on equipment of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary granted in the ordinary course of business to a client of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary at which such equipment is located;

(40)	subdivision agreements, site plan control agreements, development agreements, servicing agreements, cost sharing, reciprocal and other similar agreements with municipal and other governmental authorities affecting the development, servicing or use of a property; provided the same are complied with in all material respects except as such non-compliance does not interfere in any material respect as determined in good faith by the Company or a Permitted Affiliate Parent with the business of the Company, any Permitted Affiliate Parent and their Subsidiaries taken as a whole;

(41)	facility cost sharing, servicing, reciprocal or other similar agreements related to the use and/or operation a property in the ordinary course of business; provided the same are complied with in all material respects; and

(42)	deemed trusts created by operation of law in respect of amounts which are (i) not yet due and payable, (ii) immaterial, (iii) being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with IFRS or (iv) unpaid due to inadvertence after exercising due diligence.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Post-Closing Reorganization” means, at any time after the Closing Date, (1) a distribution or other transfer of the Company and any Permitted Affiliate Parent and their respective Subsidiaries or a Parent of both the Company and any Permitted Affiliate Parent to Liberty Global or a Subsidiary of Liberty Global through one or more mergers, transfers, consolidations or other similar transactions such that the Company and any Permitted Affiliate Parent and their respective Subsidiaries or such Parent will become a Subsidiary of Liberty Global, and/or (2) the issuance by the Company and any Permitted Affiliate Parent of Capital Stock to Liberty Global or a Subsidiary of Liberty Global and, as consideration therefor, the assignment or transfer by Liberty Global or such Subsidiary of Liberty Global of assets to the Company or such Permitted Affiliate Parent, as the case may be.

“Preferred Stock,” as applied to the Capital Stock of any corporation, partnership, limited liability company or other entity, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such entity, over shares of Capital Stock of any other class of such entity.

“Pro forma EBITDA” means, for any period, the Consolidated EBITDA of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, provided, however, that for the purposes of calculating Pro forma EBITDA for such period, if, as of such date of determination:

(1)	since the beginning of such period the Company, any Permitted Affiliate Parent or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio or Pro forma Minority Interest EBITDA, as applicable, is such a Sale, Pro forma EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)	since the beginning of such period the Company, any Permitted Affiliate Parent or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquires any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”) including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)	since the beginning of such period any Person (that became a Restricted Subsidiary or was merged with or into the Company, any Permitted Affiliate Parent or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company, any Permitted Affiliate Parent or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition and determining compliance with any provision of the Loan Documents that requires the calculation of any financial ratio or test, (a) whenever pro forma effect is to be given to any transaction or calculation, the pro forma calculations will be as determined conclusively in good faith by a responsible financial or accounting officer of the Company (including without limitation in respect of anticipated expense and cost reductions) including, without limitation, as a result of, or that would result from any actions taken, committed to be taken or with respect to which substantial steps have been taken, by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary including, without limitation, in connection with any cost reduction synergies or cost savings plan or program or in connection with any transaction, investment, acquisition, disposition, restructuring, corporate reorganization or otherwise (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements to the extent prepared), (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period and (c) interest on any Indebtedness that bears interest at a floating rate and that is being given pro forma effect shall be calculated as if the rate in effect on the date of calculation had been applicable for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale. For the avoidance of doubt, the term “Public Debt” shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any Indebtedness under the Loan Documents, commercial bank or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Pro forma Minority Interest EBITDA” means, for any period, an amount equal to the proportion of the Pro forma EBITDA of the Company, a Permitted Affiliate Parent and the Restricted Subsidiaries which would have been attributable to minority interest holders in any non-wholly-owned Restricted Subsidiary, on the basis that the relevant measures for calculating such Pro forma EBITDA for such period under the definition of “Pro forma EBITDA” (including “Consolidated EBITDA”) are attributed to such minority interest holders (rather than to the Company or a Permitted Affiliate Parent on a Consolidated basis); provided that to the extent that after the Signing Date, the minority interest holders’ proportionate interest in any non-wholly-owned Restricted Subsidiary decreases, such relevant measures shall be reduced by an amount proportionate to such decrease (and in the event of a subsequent increase, such relevant measures shall be increased by an amount proportionate to such increase).

“Public Market” means any time after an Equity Offering has been consummated, shares of common stock or other common equity interests of the IPO Entity having a market value in excess of $75.0 million on the date of such Equity Offering have been distributed pursuant to such Equity Offering.

“Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include any offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).

“Public Offering Expenses” means expenses Incurred by any Parent in connection with any public offering of Capital Stock or Indebtedness (whether or not successful):

(1)	where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary; or

(2)	in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned; or

(3)	otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company, a Permitted Affiliate Parent or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed, in each case, to the extent such expenses are not paid by another Subsidiary of such Parent.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which is (a) is repayable from cash available to the Receivables Entity, other than (i) amounts required to be established as reserves pursuant to agreements, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables and (b) may be subordinated to the payments described in clause (a).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries pursuant to which the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a Lien in, any Receivables (whether now existing or arising in the future) of the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which Liens are customarily granted, in connection with asset securitization involving Receivables and any Hedging Obligations entered into by the Company, a Permitted Affiliate Parent or any such Restricted Subsidiary in connection with such Receivables.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly Owned Subsidiary of the Company or a Permitted Affiliate Parent (or another Person in which the Company, a Permitted Affiliate Parent or any Restricted Subsidiary makes an Investment and to which the Company, a Permitted Affiliate Parent or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(A)	is guaranteed by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(B)	is recourse to or obligates the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(C)	subjects any property or asset of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(D)	except, in each such case, Limited Recourse and Permitted Liens as defined in clauses (30) through (33) of the definition thereof.

(2)	with which neither the Company, a Permitted Affiliate Parent nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company, such Permitted Affiliate Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company or such Permitted Affiliate Parent, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)	to which neither the Company, a Permitted Affiliate Parent nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than those related to or incidental to the relevant Qualified Receivables Transactions), except for Limited Recourse.

Any such designation by the Board of Directors of the Company shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a certified copy of the resolution of the Board of Directors of the Company or a Permitted Affiliate Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Receivables Entity in connection with, any Qualified Receivables Transaction.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables in a Qualified Receivables Transaction to repurchase Receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Signing Date or Incurred in compliance with this Agreement (including Indebtedness of the Company or a Permitted Affiliate Parent that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, including successive refinancings, provided, however, that:

(1)	if the Indebtedness being refinanced constitutes Subordinated Obligations, (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Latest Maturity Date of the Facilities, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Latest Maturity Date of the Facilities, the Refinancing Indebtedness has a Stated Maturity later than the Latest Maturity Date of the Facilities;

(2)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus an amount to pay any interest, fees and expenses, premiums and defeasance costs, Incurred in connection therewith;

(3)	if the Indebtedness being refinanced constitutes Subordinated Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Finance Parties as those contained in the documentation governing the Indebtedness being refinanced; and

(4)	if the Existing Senior Notes or the 2019 Sterling Bonds are being refinanced by a Restricted Subsidiary that is not a Loan Party, such Refinancing Indebtedness shall be Incurred by such Restricted Subsidiary in compliance with Section 4.09(a)(2), Section 4.09(b)(1), Section 4.09(b)(16), Section 4.09(b)(17) and/or Section 4.09(b)(21).

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of all or any part of any such Credit Facility or other Indebtedness.

“Related Business” means any business that is the same as or related, ancillary or complementary to, any of the businesses of the Company and the Restricted Subsidiaries on the Signing Date.

“Related Person” with respect to any Permitted Holder, means:

(1)	any controlling equity holder or majority (or more) owned Subsidiary of such Permitted Holder; or

(2)	in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(3)	any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein.

“Related Taxes” means:

(1)	any taxes, including but not limited to sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar taxes (other than (x) taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid by any Parent by virtue of its:

(A)	being organized or incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, a Permitted Affiliate Parent or any of the Company’s or a Permitted Affiliate Parent’s Subsidiaries), or

(B)	being a holding company parent of the Company, a Permitted Affiliate Parent or any of the Company’s or a Permitted Affiliate Parent’s Subsidiaries, or

(C)	receiving dividends from or other distributions in respect of the Capital Stock of the Company, a Permitted Affiliate Parent or any of the Company’s or a Permitted Affiliate Parent’s Subsidiaries, or

(D)	having guaranteed any obligations of the Company, a Permitted Affiliate Parent or any Subsidiary of the Company or a Permitted Affiliate Parent, or

(E)	having made any payment in respect to any of the items for which the Company or a Permitted Affiliate Parent is permitted to make payments to any Parent pursuant to Section 4.07,

in each case, to the extent such taxes are not paid by another Subsidiary or such Parent; and

(2)	any taxes measured by income for which any Parent is liable up to an amount not to exceed with respect to such taxes the amount of any such taxes that the Company, a Permitted Affiliate Parent and their Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Company, a Permitted Affiliate Parent and their Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company, a Permitted Affiliate Parent and their Subsidiaries and any taxes imposed by way of withholding on payments made by one Parent to another Parent on any financing that is provided, directly or indirectly in relation to the Company, a Permitted Affiliate Parent and their Subsidiaries (reduced by any taxes measured by income actually paid by the Company, a Permitted Affiliate Parent and their Subsidiaries).

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness or the provider of Senior Indebtedness (if provided on a bilateral basis), as the case may be.

“Reporting Entity” refers to C&W Communications, or following any election made in accordance with Section 4.03(d), the Company or such other Parent of the Company, or, following a Permitted Affiliate Group Designation Date, the Common Holding Company.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company or of a Permitted Affiliate Parent (including any Borrower), in each case, other than an Unrestricted Subsidiary.

“Sable Holding” means Sable Holding Limited and its successors.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securitization Obligation” means any Indebtedness or other obligation of any Receivables Entity.

“Senior Indebtedness” means, whether outstanding on the Signing Date or thereafter Incurred, all amounts payable by, under or in respect of all other Indebtedness of the Loan Parties, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to each Loan Party at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1)	any Indebtedness Incurred in violation of this Agreement;

(2)	any obligation of any Loan Party to any Restricted Subsidiary;

(3)	any liability for taxes owed or owing by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary;

(4)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(5)	any Indebtedness, guarantee or obligation of a Loan Party that is expressly subordinate or junior in right of payment to any other Indebtedness, guarantee or obligation of a Loan Party, including, without limitation, any Subordinated Obligation; or

(6)	any Capital Stock.

“Senior Secured Indebtedness” means, with respect to any Person as of any date of determination, any Indebtedness that is (1) secured by a Lien (other than a Lien permitted under clause (28) of the definition of “Permitted Liens”), (2) Incurred by a Restricted Subsidiary that is not a Loan Party or (3) Incurred by Cable & Wireless (West Indies) Limited or Columbus International (after the Columbus Notes Refinancing Date) as a borrower or issuer (excluding, for the avoidance of doubt, any guarantee of Indebtedness granted by Cable & Wireless (West Indies) Limited or Columbus International (after the Columbus Notes Refinancing Date) in accordance with this Agreement), in each case, without double counting.

“Significant Subsidiary” means any Restricted Subsidiary which, together with the Restricted Subsidiaries of such Restricted Subsidiary, accounted for more than 10.0% of the Total Assets as of the end of the most recently completed fiscal year.

“Special Dividend” means the special dividend in the amount of in the amount of £0.03 per share to be paid to the C&W Communications’ shareholders of record immediately prior to the consummation of the Liberty Acquisition.

“Specified Legal Expenses” means, to the extent not constituting an extraordinary, non-recurring or unusual loss, charge or expense, all attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative).

“Spin-Off” means at any time after the Closing Date, a transaction by which all outstanding ordinary shares of the Company and any Permitted Affiliate Parent or a Parent of both the Company and such Permitted Affiliate Parent directly or indirectly owned by Liberty Global are distributed to (1) all of Liberty Global’s shareholders or (2) all of the shareholders comprising one or more group of Liberty Global’s shareholders as provided by Liberty Global’s articles of association, in each case, either directly or indirectly through the distribution of shares in a Parent holding the Company’s and any Permitted Affiliate Parent’s shares or such Parent’s shares.

“Spin Parent” means the Person the shares of which are distributed to the shareholders of Liberty Global pursuant to the Spin-Off.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary which are reasonably customary in securitization of Receivables transactions, including, without limitation, those relating to the servicing of the assets of a Receivables Entity and Limited Recourse, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means, in the case of a Borrower, any Indebtedness which is expressly subordinate or junior in right of payment to the Obligations pursuant to a written agreement and, in the case of a Guarantor, any Indebtedness which is expressly subordinate or junior in right of payment to the Guaranty of such Guarantor pursuant to a written agreement.

“Subordinated Shareholder Loans” means Indebtedness of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (and any security into which such Indebtedness, other than Capital Stock, is convertible or for which it is exchangeable at the option of the holder) issued to and held by any Affiliate (other than the Company, a Permitted Affiliate Parent or a Restricted Subsidiary) that (either pursuant to its terms or pursuant to an agreement with respect thereto):

(1)	does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Latest Maturity Date of the Facilities (other than through conversion or exchange of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company or a Permitted Affiliate Parent, as applicable, or any Indebtedness meeting the requirements of this definition);

(2)	does not require, prior to the first anniversary of the Latest Maturity Date of the Facilities, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(3)	contains no change of control or similar provisions that are effective, and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment prior to the first anniversary of the Latest Maturity Date of the Facilities;

(4)	does not provide for or require any Lien or encumbrance over any asset of the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries;

(5)	is subordinated in right of payment to the prior payment in full of the Obligations in the event of (a) a total or partial liquidation, dissolution or winding up of the Company or a Permitted Affiliate Parent or such Restricted Subsidiary, as applicable, (b) a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or a Permitted Affiliate Parent and its property or such Restricted Subsidiary and its property, as applicable, (c) an assignment for the benefit of creditors or (d) any marshalling of the Company’s assets and liabilities or a Permitted Affiliate Parent’s assets and liabilities, or such Restricted Subsidiary’s assets and liabilities, as applicable;

(6)	under which the Company or a Permitted Affiliate Parent or such Restricted Subsidiary, as applicable, may not make any payment or distribution of any kind or character with respect to any obligations on, or relating to, such Subordinated Shareholder Loans if (a) a payment Default under a Loan Document in relation to the Obligations occurs and is continuing or (b) any other Default under the Loan Documents occurs and is continuing that permits the Lenders to accelerate their outstanding Loans and the Company or a Permitted Affiliate Parent or a Restricted Subsidiary, as applicable, receives notice of such Default from the Administrative Agent, until in each case the earliest of (i) the date on which such Default is cured or waived or (ii) 180 days from the date such Default occurs (and only once such notice may be given during any 360 day period); and

(7)	under which, if the holder of such Subordinated Shareholder Loans receives a payment or distribution with respect to such Subordinated Shareholder Loan (a) other than in accordance with this Agreement or as a result of a mandatory requirement of applicable law or (b) under circumstances described under clauses (5)(a) through (d) above, such holder will forthwith pay all such amounts to the Administrative Agent or the Security Trustee to be held in trust for application in accordance with the Loan Documents.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Except as used in Section 4.09(b)(7)(B), the definition of “Group” or as otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company or a Permitted Affiliate Parent.

“Telecommunications Services of Trinidad and Tobago” means Telecommunications Services of Trinidad and Tobago Limited.

“Test Period” means, on any date of determination, the period of the most recent two consecutive fiscal half-years for which semi-annual financial statements have previously been furnished to the Administrative Agent pursuant to Section 4.03 (the “LTM Test Period”); provided that at any date after the Initial Joinder Effective Date the Company may make an election to establish that “Test Period” shall mean, on the date of determination, the period of the most recent two consecutive fiscal quarters for which interim management statements and/or quarterly financial statements have previously been furnished to the Administrative Agent pursuant to Section 4.03, multiplied by 2.0 (the “L2QA Test Period”). Notwithstanding the foregoing, the Company may only make one election to change from the LTM Test Period to the L2QA Test Period after the Initial Joinder Effective Date and once so elected may not then elect to change from the L2QA Test Period back to the LTM Test Period.

“Total Assets” means the Consolidated total assets of Company, any Permitted Affiliate Parent and the Restricted Subsidiaries as shown on the most recent balance sheet (excluding the footnotes thereto) of the Reporting Entity (and, in the case of any determination relating to any Incurrence of Indebtedness or any Restricted Payment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means (1) the Liberty Acquisition, (2) a cross-border merger between C&W Communications and one or more direct or indirect subsidiaries of Liberty Global and the formation of a new company under the Companies (Cross-Border Mergers) Regulations 2007 (UK) as a successor to C&W Communications, in each case, in connection with the Liberty Acquisition, (3) the Special Dividend and/or the making of any intercompany loans, distributions or contributions by Finco (or another subsidiary of Liberty Global) to C&W Communications to the fund the payment of the Special Dividend, (4) any dividend, loan or other investment to a Parent in an aggregate principal amount necessary to prepay any borrowings under the Finco Interim Facility, (5) any transaction required pursuant to, or in connection with, clauses (1), (2), (3) or (4) above (including, without limitation, any transaction taken pursuant to the C&W Co-operation Agreement or pursuant to any agreement with or condition set by any antitrust or regulatory authority) and (6) the payment of fees, costs, expenses in connection with the above.

“TSTT HoldCo” means any wholly-owned Subsidiary of the Company that holds no material assets other than the Capital Stock of Telecommunications Services of Trinidad and Tobago.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company or a Permitted Affiliate Parent that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company or a Permitted Affiliate Parent in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company or a Permitted Affiliate Parent may designate any Subsidiary of the Company or a Permitted Affiliate Parent, as applicable (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein), to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company or of a Permitted Affiliate Parent which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)	such designation and the Investment of the Company or a Permitted Affiliate Parent in such Subsidiary complies with Section 4.07.

Any such designation by the Board of Directors of the Company or a Permitted Affiliate Parent shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a resolution of the Board of Directors of the Company or a Permitted Affiliate Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company or a Permitted Affiliate Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either (1) the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries could Incur at least $1.00 of additional Indebtedness under Section 4.09(a)(1) or (2) the Consolidated Net Leverage Ratio would be no greater than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary” means (1) in respect of any Person, a Person, all of the Capital Stock of which (other than (a) directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law, regulation or to ensure limited liability and (b) in the case of a Receivables Entity, shares held by a Person that is not an Affiliate of the Company or a Permitted Affiliate Parent solely for the purpose of permitting such Person (or such Person’s designee) to vote with respect to customary major events with respect to such Receivables Entity, including without limitation the institution of bankruptcy, insolvency or other similar proceedings, any merger or dissolution, and any change in charter documents or other customary events) is owned by that Person directly or (2) indirectly by a Person that satisfies the requirements of clause (1).

ANNEX II

COVENANTS

Unless otherwise specified herein, (i) references in this Annex to sections of Article 4 or 5 are to those sections of this Annex (ii) defined terms used in this Annex II shall bear the meanings given to them in Annex I or as otherwise given to them in Section 1.01 of this Agreement. For the avoidance of doubt, the section references in this Annex II (Covenants) is deliberately retained for consistency given the equivalent provisions in indentures entered into by Liberty Global and its Subsidiaries for ease of reference.

ARTICLE 4

Section 4.01 [Reserved]

Section 4.02 [Reserved]

Section 4.03 Reports

(a) The Company or any Permitted Affiliate Parent will provide to the Administrative Agent, and, in each case of clauses (1), (2) and (3) of this Section 4.03(a), will post on its, C&W Parent’s or Liberty Global’s website (or make similar disclosure) the following (provided, however, that to the extent any reports are filed on the SEC’s website or on the Reporting Entity’s or Liberty Global’s website, such reports shall be deemed to be provided to the Administrative Agent):

(1) within 180 days after the end of each fiscal year ending within the first eighteen months following the Signing Date and within 150 days after the end of each fiscal year thereafter, audited combined or consolidated balance sheets of the Reporting Entity as of the end of the two most recent fiscal years (or such shorter period as the Reporting Entity has been in existence) and audited combined or consolidated income statements and statements of cash flow of the Reporting Entity for the two most recent fiscal years (or such shorter period as the Reporting Entity has been in existence), in each case prepared in accordance with IFRS, including appropriate footnotes to such financial statements, and a report of the independent public accountants on the financial statements; provided, however, that such financial statements need not (i) contain any segment data other than as required under IFRS in its financial statements with respect to the period presented, (ii) include any exhibits or (iii) include separate financial statements for any Affiliates of the Reporting Entity or any acquired businesses;

(2) within 75 days after the first half of each fiscal year ending within the first eighteen months following the Signing Date and within 60 days after the first half of each fiscal year thereafter, unaudited condensed combined or consolidated financial statements of the Reporting Entity for the first half of such fiscal year, prepared in accordance with IFRS; provided, however, that such financial statements need not (i) contain any segment data other than as required under IFRS in its financial statements with respect to the period presented, (ii) include any exhibits or (iii) include separate financial statements for any Affiliates of the Reporting Entity or any acquired businesses;

(3) within 60 days after the end of each of the first and third quarters of each fiscal year within the first eighteen months following the Signing Date and within 45 days after the end of each of the first and third quarters of each fiscal year thereafter, to the extent the Reporting Entity is not required under the English law to provide financial statements, a report or announcement disclosing the Reporting Entity’s revenue, ending period cash on balance sheet, net debt and capital expenditures, accompanied by customary management commentary (an “interim management statement”), provided that, as soon as reasonably practicable (in the sole determination of the Company) after the Scheme Effective Date but in any event beginning with the next fiscal quarter following an election to change to a L2QA Test Period in accordance with the definition of “Test Period”, the Company or any Permitted Affiliate Parent shall no longer provide any financial statements pursuant to Section 4.03(a)(2) above and instead will provide, within 75 days after each of the first three quarters of each fiscal year within the first eighteen months following the Signing Date and within 60 days after the end of each of the first three quarters of each fiscal year thereafter, unaudited condensed combined or consolidated financial statements of the Reporting Entity for such quarter, prepared in accordance with IFRS; provided, however, that such financial statements need not (i) contain any segment data other than as required under IFRS in its financial statements with respect to the period presented, (ii) include any exhibits or (iii) include separate financial statements for any Affiliates of the Reporting Entity or any acquired businesses; and

(4) within 10 days after the occurrence of such event, information with respect to (a) any change in the independent public accountants of the Reporting Entity (unless such change is made in conjunction with a change in the auditor of Liberty Global), (b) any material acquisition or disposal of the Reporting Entity and its Restricted Subsidiaries, taken as a whole, and (c) any material development in the business of the Reporting Entity and its Restricted Subsidiaries, taken as a whole.

(b) If the Company or a Permitted Affiliate Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries constitute Significant Subsidiaries of the Reporting Entity, then the annual, semi-annual and quarterly financial statements required by Section 4.03(a)(1), Section 4.03(a)(2) and Section 4.03(a)(3) shall include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto or in a separate report delivered therewith, of the financial condition and results of operations of the Reporting Entity and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

(c) Following any election by the Reporting Entity to change its accounting principles in accordance with the definition of IFRS the annual, semi-annual and quarterly information required by Section 4.03(a)(1), Section 4.03(a)(2) and Section 4.03(a)(3) shall include any reconciliation presentation required by clause (2)(a) of the definition of IFRS.

(d) Notwithstanding the foregoing, prior to a Permitted Affiliate Group Designation Date, the Company may satisfy its obligations under Section 4.03(a)(1), Section 4.03(a)(2) and Section 4.03(a)(3) by delivering the corresponding consolidated annual financial statements, semi-annual financial statements and quarterly information of the Company or any Parent of the Company and, following such election, references in this Section 4.03 to the “Reporting Entity” shall be deemed to refer to the Company or any such Parent of the Company (as the case may be). Nothing contained in this Agreement shall preclude the Reporting Entity from changing its fiscal-year end.

(e) To the extent that material differences exist between the business, assets, results of operations or financial condition of (i) the Reporting Entity and (ii) the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, the annual financial statements, semi-annual financial statements and quarterly information required by Section 4.03(a)(1), Section 4.03(a)(2) and Section 4.03(a)(3) shall give a reasonably detailed description of such differences and include an unaudited reconciliation of the Reporting Entity’s financial statements to the financial statements of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries.

Section 4.04 [Reserved]

Section 4.05 [Reserved]

Section 4.06 [Reserved]

Section 4.07 Limitation on Restricted Payments

(a) The Company and any Permitted Affiliate Parent will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly:

(1) to declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries) except:

(A) dividends or distributions payable in Capital Stock of the Company or a Permitted Affiliate Parent (other than Disqualified Stock) or Subordinated Shareholder Loans;

and

(B) dividends or distributions payable to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary of the Company or a Permitted Affiliate Parent, as applicable, to its other holders of common Capital Stock on a pro rata basis);

(2) to purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or a Permitted Affiliate Parent or any Parent of the Company or a Permitted Affiliate Parent held by Persons other than the Company, a Permitted Affiliate Parent or a Restricted Subsidiary;

(3) to purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than (x) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement or (y) Indebtedness permitted under Section 4.09(b)(2); or

(4) to make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in Section 4.07(a)(1) through Section 4.07(a)(4) is referred to herein as a “Restricted Payment”), if at the time the Company, such Permitted Affiliate Parent or such Restricted Subsidiary makes such Restricted Payment:

(A) in the case of a Restricted Payment other than a Restricted Investment, an Event of Default shall have occurred and be continuing (or would result therefrom); or

(B) except in the case of a Restricted Investment, if such Restricted Payment is made in reliance on Section 4.07(a)(C)(i) below, the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries are not able to Incur an additional $1.00 of Indebtedness pursuant to Section 4.09(a)(1), after giving effect, on a pro forma basis, to such Restricted Payment; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to April 1, 2015 and not returned or rescinded (excluding all Restricted Payments permitted by Section 4.07(b)) would exceed the sum of:

(i) an amount equal to 100% of the Consolidated EBITDA for the period beginning on the first day of the first full fiscal quarter commencing prior to April 1, 2015 to the end of the Reporting Entity’s most recently ended full fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Reporting Entity are available, taken as a single accounting period, less the product of 1.4 times the Consolidated Interest Expense for such period;

(ii) 100% of the aggregate Net Cash Proceeds and the fair market value, as determined conclusively in good faith by the Board of Directors or senior management of the Company, of marketable securities, or other property or assets, received by the Company or any Permitted Affiliate Parent from the issue or sale of its Capital Stock (other than Disqualified Stock) or Subordinated Shareholder Loans or other capital contributions subsequent to April 1, 2015 (other than (A) Net Cash Proceeds received from an issuance or sale of such Capital Stock to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, (B) Excluded

Contributions, (C) Net Cash Proceeds, or other property or assets, if any, received by the Company as capital contributions or Subordinated Shareholder Loans that were subsequently used to fund the Special Dividend or (D) any Cure Amounts);

(iii) 100% of the aggregate Net Cash Proceeds and the fair market value, as determined conclusively in good faith by the Board of Directors or senior management of the Company, of marketable securities, or other property or assets, received by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary from the issuance or sale (other than to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary) by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary subsequent to April 1, 2015 of any Indebtedness that has been converted into or exchanged for Capital Stock of the Company or a Permitted Affiliate Parent (other than Disqualified Stock) or Subordinated Shareholder Loans; provided that the proceeds of any Cure Amounts shall not be taken into account for the purposes of this Section 4.07(a)(4)(c)(iii);

(iv) the amount equal to the net reduction in Restricted Investments made by the Company, any Permitted Affiliate Parent or any of the Restricted Subsidiaries subsequent to April 1, 2015 resulting from:

(a) repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than the Company, a Permitted Affiliate Parent or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary; or

(b) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued, in each case, as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this Section 4.07(a)(C)(iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included in Consolidated EBITDA for the purposes of Section 4.07(a)(C)(i) to the extent that it is (at the Company’s option) included under this Section 4.07(a)(C)(iv);

(v) without duplication of amounts included in Section 4.07(a)(C)(iv), the amount by which Indebtedness of the Company or any Permitted Affiliate Parent is reduced on the Company’s or such Permitted Affiliate Parent’s Consolidated balance sheet, as applicable, upon the conversion or exchange of any Indebtedness of the Company or such Permitted Affiliate Parent issued after April 1, 2015, which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company or such Permitted Affiliate Parent, as applicable, issued to Persons not including the Company or such Permitted Affiliate Parent (less the amount of any cash or the fair market value of other property or assets distributed by the Company or such Permitted Affiliate Parent upon such conversion or exchange); and

(vi) 100% of the Net Cash Proceeds and the fair market value (as determined conclusively in accordance with the last paragraph of this Section 4.07(a)) of marketable securities, or other property or assets, received by the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries in connection with: (A) the sale or other disposition (other than to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company, a Permitted Affiliate Parent or any Subsidiary of the Company or of a Permitted Affiliate Parent for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary; and (B) any dividend or distribution made by an Unrestricted Subsidiary to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary; provided, however, that no amount will be included in Consolidated Net Income for the purposes of Section 4.07(a)(C)(i) to the extent that it is (at the Company’s option) included under this Section 4.07(a)(C)(vi);

provided, however, that for purposes of the foregoing calculations (and without duplication of any similar reduction when calculating Consolidated EBITDA) the relevant measures shall be reduced proportionately to reflect minority interests in non-wholly-owned direct or indirect Restricted Subsidiaries rather than calculated on a Consolidated basis, and to the extent that, after April 1, 2015, the Company’s or a Permitted Affiliate Parent’s proportionate interest in any direct or indirect Restricted Subsidiary decreases, such measures shall be reduced by an amount proportionate to such reduction (and in the event of a subsequent increase, shall be increased by an amount proportionate to such increase).

The fair market value of property or assets other than cash for, purposes of this Section 4.07(a), shall be the fair market value thereof as determined conclusively in good faith by the Board of Directors or senior management of the Company.

(b) Section 4.07(a) will not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Subordinated Shareholder Loans or Subordinated Obligations of the Company or a Permitted Affiliate Parent made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the sale or issuance within 90 days of Subordinated Shareholder Loans, or Capital Stock of the Company or a Permitted Affiliate Parent (other than Disqualified Stock or Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), or a substantially concurrent capital contribution to the Company; provided, however, that the Net Cash Proceeds from such sale or issuance of Capital Stock or Subordinated Shareholder Loans or from such capital contribution will be excluded from Section 4.07(a)(C)(ii);

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary made by exchange for, or out of the proceeds of the sale within 90 days of, Subordinated Obligations of the Company, such Permitted Affiliate Parent or such Restricted Subsidiary that is permitted to be Incurred pursuant to Section 4.09 and that in each case constitutes Refinancing Indebtedness;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary made by exchange for, or out of the proceeds of the sale within 90 days of Disqualified Stock of the Company, such Permitted Affiliate Parent or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 4.09 and that in each case constitutes Refinancing Indebtedness;

(4) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(5) the purchase, repurchase, defeasance, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary or any parent of the Company or a Permitted

Affiliate Parent held by any existing or former employees or management of the Company, a Permitted Affiliate Parent or any Subsidiary of the Company or of a Permitted Affiliate Parent or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this Section 4.07(b)(5) will not exceed an amount equal to $10.0 million in the aggregate during any calendar year (with any unused amounts in any preceding calendar year being carried over to the succeeding calendar year);

(6) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 4.09;

(7) purchases, repurchases, redemptions, defeasance or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(8) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation:

(A) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control; provided that prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement specified in this Section 4.07(b)(8)(A), the Company has notified the Administrative Agent of such Change of Control and the Required Lenders have not required a prepayment and cancellation of the Facilities under Section 2.05(b)(ix) of this Agreement;

(B) [Reserved]; or

(C) (i) consisting of Acquired Indebtedness (other than Indebtedness Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary) and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Obligation plus accrued and unpaid interest and any premium required by the terms of any Acquired Indebtedness;

(9) dividends, loans, advances or distributions to any Parent or other payments by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in amounts equal to:

(A) the amounts required for any Parent to pay Parent Expenses;

(B) the amounts required for any Parent to pay Public Offering Expenses or fees and expenses related to any other equity or debt offering of such Parent that are directly attributable to the operation of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries;

(C) the amounts required for any Parent to pay Related Taxes or, without duplication, pursuant to any tax sharing agreement; and

(D) amounts constituting payments satisfying the requirements of Section 4.11(b)(11) and Section 4.11(b) (12);

(10) Restricted Payments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments in exchange for or using as consideration Investments previously made under this Section 4.07(b)(10);

(11) payments by the Company or a Permitted Affiliate Parent, or loans, advances, dividends or distributions to any Parent to make payments to holders of Capital Stock of the Company, a Permitted Affiliate Parent or any Parent in lieu of the issuance of fractional shares of such Capital Stock;

(12) [Reserved];

(13) so long as no Default or Event of Default of the type specified in Section 8.01(a) (Non-Payment) of this Agreement has occurred and is continuing, any Restricted Payment to the extent that, after giving pro forma effect to any such Restricted Payment, the Consolidated Net Leverage Ratio would not exceed 4.00 to 1.00;

(14) Restricted Payments in an aggregate amount at any time outstanding, when taken together with all other Restricted Payments made pursuant to this Section 4.07(b)(14), not to exceed the greatest of (A) $200.0 million and (B) 3.0% of Total Assets, and (C) 0.25 multiplied by the Pro forma EBITDA of the Company and its Restricted Subsidiaries for the Test Period, in the aggregate in any calendar year (with any unused amounts in any preceding calendar year being carried over to the succeeding calendar year);

(15) [Reserved];

(16) Restricted Payments for the purpose of making corresponding payments on (A) the Finco Interim Facility, (B) any Indebtedness of a Parent, provided that, in the case of this Section 4.07(b)(16)(B), on the date of Incurrence of such Indebtedness by a Parent and after giving effect thereto on a pro forma basis, the Consolidated Net Leverage Ratio, calculated for the purposes of this Section 4.07(b)(16) as if such Indebtedness of such Parent were being incurred by the Company or a Permitted Affiliate Parent, would not exceed 4.0 to 1.0 and (C) any Indebtedness of a Parent (i) the net proceeds of which were used in the prepayment, repayment, redemption, defeasance, retirement or purchase of the Facilities or other Indebtedness of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary, in whole or in part, or (ii) the net proceeds of which were contributed to or otherwise loaned or transferred to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary, or otherwise Incurred for the benefit of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary, and, in each case of Section 4.07(b)(16)(A), Section 4.07(b)(16)(B) and Section 4.07(b)(16)(C), any Refinancing Indebtedness in respect thereof;

(17) the distribution, as a dividend or otherwise, of shares of Capital Stock of or, Indebtedness owed to the Company, Permitted Affiliate Parent or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(18) following a Public Offering of the Company, any Permitted Affiliate Parent or any Parent, the declaration and payment by the Company, such Permitted Affiliate Parent or such Parent, or the making of any cash payments, advances, loans, dividends or distributions to any Parent to pay, dividends or distributions on the Capital Stock, common stock or common equity interests of the Company, any Permitted Affiliate Parent or any Parent; provided that the aggregate amount of all such dividends or distributions under this Section 4.07(b)(18) shall not exceed in any fiscal year the greater of (A) 6.0% of the Net Cash Proceeds received from such Public Offering or subsequent Equity Offering by the Company or a Permitted Affiliate Parent or Parent or contributed to the capital of the Company or a Permitted Affiliate Parent by any Parent in any form other than Indebtedness or Excluded Contributions and (B) following the Initial Public Offering, an amount equal to the greater of (i) 7.0% of the Market Capitalization and (ii) 7.0% of the IPO Market Capitalization, provided that after giving pro forma effect to the payment of any such dividend or making of any such distribution, the Consolidated Net Leverage Ratio would not exceed 4.00 to 1.00;

(19) after the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, distributions (including by way of dividend) consisting of cash, Capital Stock or property or other assets of such Unrestricted Subsidiary that in each case is held by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary; provided, however, that

(A) such distribution or disposition shall include the concurrent transfer of all liabilities (contingent or otherwise) attributable to the property or other assets being transferred; (B) any property or other assets received from any Unrestricted Subsidiary (other than Capital Stock issued by any Unrestricted Subsidiary) may be transferred by way of distribution or disposition pursuant to this Section 4.07(b)(19) only if such property or other assets, together with all related liabilities, is so transferred in a transaction that is substantially concurrent with the receipt of the proceeds of such distribution or disposition by the Company, such Permitted Affiliate Parent or such Restricted Subsidiary; and (C) such distribution or disposition shall not, after giving effect to any related agreements, result nor be likely to result in any material liability, tax or other adverse consequences to the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries on a Consolidated basis; provided further, however, that proceeds from the disposition of any cash, Capital Stock or property or other assets of an Unrestricted Subsidiary that are so distributed will not increase the amount of Restricted Payments permitted under Section 4.07(a) (C)(iv);

(20) [Reserved]

(21) any Business Division Transaction, provided that after giving pro forma effect thereto, the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries could Incur at least $1.00 of additional Indebtedness under Section 4.09(a)(1);

(22) any Restricted Payment reasonably necessary to consummate the Transactions; and

(23) distributions or payments of Receivables Fees and purchases of Receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Transaction.

(c) For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the categories described in Section 4.07(b)(1) through Section 4.07(b)(23) above, or is permitted pursuant to Section 4.07(a), the Company and any Permitted Affiliate Parent will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.07.

(d) The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined conclusively in good faith by the Board of Directors or senior management of the Company) on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company, such Permitted Affiliate Parent or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount.

Section 4.08 Limitation on Restrictions on Distributions from Restricted Subsidiaries

(a) The Company and any Permitted Affiliate Parent will not, and will not permit any Restricted Subsidiary (other than the Borrowers) to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (other than the Borrowers) to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary;

(2) make any loans or advances to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary; or

(3) transfer any of its property or assets to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock and (y) the subordination of (including but not limited to, the application of any standstill requirements to) loans or advances made to the Company, a Permitted Affiliate Parent or any Restricted Subsidiary to other Indebtedness Incurred by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.

(b) The preceding provisions will not prohibit:

(1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Signing Date, including, without limitation, this Agreement, the Columbus Senior Notes Indenture, the 2019 Sterling Bonds Trust Deed, the Existing Senior Secured Notes Indenture, the Existing Senior Notes Indenture, the Existing Intercreditor Agreement, the other Loan Documents, the Collateral Documents thereunder and any related documentation, in each case, as in effect on the Signing Date;

(2) any encumbrance or restriction pursuant to an agreement or instrument of a Person relating to any Capital Stock or Indebtedness of a Person, Incurred on or before the date on which such Person was acquired by or merged or consolidated with or into the Company, a Permitted Affiliate Parent or any Restricted Subsidiary, or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or a Permitted Affiliate Parent or was merged or consolidated with or into the Company, a Permitted Affiliate Parent or any Restricted Subsidiary or in contemplation of such transaction) and outstanding on such date, provided that any such encumbrance or restriction shall not extend to any assets or property of the Company, a Permitted Affiliate Parent or any other Restricted Subsidiary other than the assets and property so acquired and provided, further, that for the purposes of this Section 4.08(b)(2), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary when such Person becomes the Successor Company;

(3) any encumbrance or restriction pursuant to an agreement or instrument effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement referred to in Section 4.08(b)(1) or Section 4.08(b)(2) or this Section 4.08(b)(3) or contained in any amendment, supplement, restatement or other modification to an agreement referred to in Section 4.08(b)(1) or Section 4.08(b)(2) or this Section 4.08(b)(3); provided, however, that the encumbrances and restrictions, taken as a whole, with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect to the Finance Parties than the encumbrances and restrictions contained in such agreements referred to in Section 4.08(b)(1) or Section 4.08(b)(2) (as determined conclusively in good faith by the Board of Directors or senior management of the Company);

(4) in the case of Section 4.08(a)(3), any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(B) contained in Liens permitted under this Agreement securing Indebtedness of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

(C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary; or

(D) contained in operating leases for real property and restricting only the transfer of such real property upon the occurrence and during the continuance of a default in the payment of rent;

(5) any encumbrance or restriction pursuant to (A) Purchase Money Obligations for property acquired in the ordinary course of business and (B) Capitalized Lease Obligations permitted under this Agreement, in each case, that either (i) impose encumbrances or restrictions of the nature described in Section 4.08(a)(3) on the property so acquired or (ii) are customary in connection with Purchase Money Obligations, Capitalized Lease Obligations and mortgage financings for property acquired in the ordinary course of business;

(6) any encumbrance or restriction arising in connection with any Purchase Money Note, other Indebtedness or a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors or senior management of the Company, are necessary to effect such Qualified Receivables Transaction;

(7) any encumbrance or restriction (A) with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement (or option to enter into such contract) entered into for the direct or indirect sale or disposition of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) or (B) arising by reason of contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale and disposition of all or substantially all assets of such Subsidiary or conditions imposed by governmental authorities or otherwise resulting from dispositions required by governmental authorities;

(8) (A) customary provisions in leases, asset sale agreements, joint venture agreements and other agreements and instruments entered into by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in the ordinary course of business or (B) in the case of a Subsidiary that is not a Wholly-Owned Subsidiary, encumbrances, restrictions and conditions imposed by its organizational documents or any related shareholders, joint venture or other agreements (including restrictions on the payment of dividends or other distributions);

(9) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, governmental license, order, concession, franchise, or permit or required by any regulatory authority;

(10) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(11) any encumbrance or restriction pursuant to Currency Agreements, Commodity Agreements or Interest Rate Agreements;

(12) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Signing Date pursuant Section 4.09 if (A) the encumbrances and restrictions taken as a whole are not materially less favorable to the Finance Parties than the encumbrances and restrictions contained in this Agreement, the Existing Senior Secured Notes Indenture, the Existing Intercreditor Agreement, the other Loan Documents, and any related documentation, in each case, as in effect on the Signing Date (as determined conclusively in good faith by the Board of Directors or senior management of the Company) or (B) such encumbrances and restrictions taken as a whole are customary in comparable financings (as determined conclusively in good faith by the Board of Directors or senior management of the Company) and, in each case, either (i) the Company reasonably believes that such encumbrances and restrictions will not materially affect the Borrowers’ ability to make principal or interest payments on the Loans as and when they come due or (ii) such encumbrances and restrictions apply only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness; and

(13) any encumbrance or restriction arising by reason of customary non-assignment provisions in agreements.

Section 4.09 Limitation on Indebtedness

(a) The Company and any Permitted Affiliate Parent will not, and will not permit any of the Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company, a Permitted Affiliate Parent and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if, on the date of such Incurrence and after giving effect thereto on a pro forma basis,

(1) the Consolidated Net Leverage Ratio would not exceed 4.00 to 1.00; and

(2) to the extent that the Indebtedness is Senior Secured Indebtedness, the Consolidated Senior Secured Net Leverage Ratio would not exceed 2.5 to 1.0.

(b) Section 4.09(a) will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Company, a Permitted Affiliate Parent and any of the Restricted Subsidiaries under Credit Facilities, and any Refinancing Indebtedness in respect thereof, in the aggregate principal amount at any one time outstanding not to exceed (A) an amount equal to the greatest of (i)(a) $570.0 million, plus (b) the amount of any Credit Facilities incurred under Section 4.09(a)(2) or any other provision of this Section 4.09(b) to acquire any property, other assets or shares of Capital Stock of a Person, (ii) 8.0% of Total Assets, and (iii) an amount of Indebtedness (with all Indebtedness under this Section 4.09(b)(1)(A)(iii) being deemed Senior Secured Indebtedness for the purposes of making the determination hereunder) such that, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Senior Secured Net Leverage Ratio would not exceed 2.50 to 1.00, plus (B) any accrual or accretion of interest that increases the principal amount of Indebtedness under Credit Facilities, plus (C) in the case of any refinancing of any Indebtedness permitted under this Section 4.09(b)(1) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(2) Indebtedness of the Company or a Permitted Affiliate Parent owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary (other than a Receivables Entity); provided, however, that:

(A) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (other than a Receivables Entity); and

(B) any sale or other transfer of any such Indebtedness to a Person other than the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (other than a Receivables Entity),

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company, such Permitted Affiliate Parent or such Restricted Subsidiary, as the case may be;

(3) (A) Indebtedness represented by the Initial Term Loans and the related guarantees thereof; (B) Indebtedness represented by the Columbus Senior Notes and the related guarantees thereof; (C) Indebtedness represented by the 2019 Sterling Bonds and the related guarantees thereof; (D) Indebtedness under the Existing Senior Secured Notes and the related guarantees thereof; and (E) Indebtedness under the Existing Senior Notes and the related guarantees thereof;

(4) any Indebtedness (other than the Indebtedness described in Section 4.09(b)(1), Section 4.09(b)(2) and Section 4.09(b)(3)) outstanding on the Signing Date;

(5) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in Section 4.09(b)(3) (other than clause (D) thereof), Section 4.09(b)(4), this Section 4.09(b)(5), Section 4.09(b)(6), Section 4.09(b)(8), Section 4.09(b)(14), Section 4.09(b)(17), Section 4.09(b)(19) or Section 4.09(b)(21) or Incurred pursuant to Section 4.09(a);

(6) Indebtedness of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary Incurred after the Signing Date (A) Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company, a Permitted Affiliate Parent or any Restricted Subsidiary, (B) Incurred and outstanding on the date on which such Person was designated as a Permitted Affiliate Parent, (C) Incurred to provide all or a portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary, or such Person was designated as a Permitted Affiliate Parent or (D) Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company, a Permitted Affiliate Parent or any Restricted Subsidiary (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary); provided, however, that with respect to Section 4.09(b)(6)(A), Section 4.09(b)(6)(B) and Section 4.09(b)(6)(C) only, immediately following the consummation of the acquisition of such Restricted Subsidiary by the Company, a Permitted Affiliate Parent or such other transaction, (i) the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.09(a)(1) after giving pro forma effect to the relevant acquisition or other transaction and the Incurrence of such Indebtedness pursuant to this Section 4.09(b)(6) or (ii) the Consolidated Net Leverage Ratio would not be greater than immediately prior to such acquisition or such other transaction;

(7) Indebtedness under Currency Agreements, Commodity Agreements and Interest Rate Agreements entered into for bona fide hedging purposes of (A) the Company, any Permitted Affiliate Parent or the Restricted Subsidiaries and (B) C&W Communications and its Subsidiaries and, following a Permitted Affiliate Group Designation Date, the Common Holding Company and its Subsidiaries, in each case, and not for speculative purposes (as determined conclusively in good faith by the Board of Directors or senior management of the Company);

(8) Indebtedness consisting of (A) mortgage financings, asset backed financings, Purchase Money Obligations or other financings, Incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement (including, without limitation, in respect of tenant improvement) of property (real or personal), plant, equipment or other assets (including, without limitation, network assets) used or useful in the business of the Company, a Permitted Affiliate Parent or such Restricted Subsidiary or (B) Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, development, construction, installation or improvement (including, without limitation, in respect of tenant improvement) of property (real or personal), plant, equipment or other assets (including, without limitation, network assets) used or useful in the business of the Company, a Permitted Affiliate Parent or such Restricted Subsidiary, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Refinancing Indebtedness which refinances, replaces or refunds such Indebtedness, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 4.09(b)(8), will not exceed the greater of (i) $100.0 million and (ii) 1.5% of Total Assets at any time outstanding so long as such Indebtedness exists on the date of, or commissioning of, or contracting for, such purchase, design, development, construction, installation or improvement, or is created within 270 days thereafter;

(9) Indebtedness in respect of (A) workers’ compensation claims, casualty or liability insurance, self-insurance obligations, performance, bid, indemnity, surety, judgment, appeal, completion, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business (or consistent with past practice or industry practice) or in respect of any government requirement, including, but not limited to, those Incurred to secure health, safety and environmental obligations or rental obligations, (B) letters of credit, bankers’ acceptances, guarantees, or other similar instruments or obligations issued or relating to liabilities or obligations

Incurred in the ordinary course of business (or consistent with past practice or industry practice) or in respect of any government requirement, including, but not limited to, letters of credit or similar instruments in respect of casualty or liability insurance, self-insurance, unemployment insurance, workers compensation obligations, health disability or other benefits, the CFA, pensions-related obligations and other social security laws, (C) the financing of insurance premiums or take-or-pay obligations contained in supply agreements, in each case, in the ordinary course of business and (D) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(10) Indebtedness Incurred constituting reimbursement obligations with respect to letters of credit issued and bank guarantees in the ordinary course of business provided to lessors of real property or otherwise in connection with the leasing of real property and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses in respect of any government requirement, or other Indebtedness with respect to reimbursement type obligations regarding the foregoing; provided, however, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(11) Indebtedness arising from agreements of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary providing for indemnification, guarantees or obligations in respect of earn-outs or adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including the fair market value of non-cash proceeds) actually received (in the case of dispositions) or paid (in the case of acquisitions) by the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries in connection with such disposition or acquisition, as applicable;

(12) Indebtedness arising from (A) Bank Products and (B) the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that in the case of this Section 4.09(b)(12)(B), such Indebtedness is extinguished within thirty Business Days of Incurrence;

(13) guarantees by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary (other than of any Indebtedness Incurred by the Company, a Permitted Affiliate Parent or Restricted Subsidiary in violation of this Section 4.09) provided, however, that if the Indebtedness being guaranteed is subordinated in right of payment to the Obligations, then such guarantee shall be subordinated substantially to the same extent as the relevant Indebtedness guaranteed;

(14) Indebtedness Incurred by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary after the Signing Date to provide all or a portion of the funds utilized to consummate the acquisition by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary of any minority interest in a non-wholly-owned Restricted Subsidiary in an aggregate principal amount at any time outstanding not to exceed 4.0x Pro forma Minority Interest EBITDA for the Test Period;

(15) Subordinated Shareholder Loans;

(16) Indebtedness (including any Refinancing Indebtedness in respect thereof) of any Restricted Subsidiary under any local Credit Facility in an amount not to exceed the greater of (A) $200.0 million and (B) 2.5% of Total Assets;

(17) Indebtedness of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this Section 4.09(b)(17) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company or a Permitted Affiliate Parent from the issuance or sale (other than to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary) of Subordinated Shareholder

Loans or its Capital Stock or otherwise contributed to the equity of the Company or a Permitted Affiliate Parent, in each case, subsequent to April 1, 2015 (and in each case, other than through the issuance of Disqualified Stock, Preferred Stock or an Excluded Contribution); provided, however, that (A) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 4.07(a)(C)(ii), Section 4.07(a)(C)(iii) and Section 4.07(b)(1) to the extent the Company, a Permitted Affiliate Parent or any Restricted Subsidiary Incurs Indebtedness in reliance thereon and (B) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this Section 4.09(b)(17) to the extent the Company, a Permitted Affiliate Parent or any Restricted Subsidiary makes a Restricted Payment under Section 4.07(a)(C)(ii), Section 4.07(a)(C)(iii) and Section 4.07(b)(1) in reliance thereon, provided, further, that the proceeds of any Cure Amounts and any Net Cash Proceeds so received that were subsequently used to fund the Special Dividend shall not be taken into account for the purposes of this Section 4.09(b)(17);

(18) Indebtedness of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary relating to any VAT liabilities or deferral of PAYE taxes with the agreement of the U.K. HM Revenue and Customs (including guarantees by a Restricted Subsidiary in favor of the U.K. HM Revenue and Customs in connection with the U.K. tax liability of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary (including, without limitation, any VAT liabilities));

(19) Indebtedness with Affiliates reasonably necessary to effect or consummate the Transactions;

(20) any Indebtedness of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (and not of any other Person), in respect of which the Person or Persons to whom such Indebtedness is or may be owed has or have no recourse whatsoever to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary for any payment or repayment in respect thereof:

(A) other than recourse to the Company, a Permitted Affiliate Parent or a Restricted Subsidiary which is limited solely to the amount of any recoveries made on the enforcement of any collateral securing such Indebtedness or in respect of any other disposition or realization of the assets underlying such Indebtedness;

(B) provided that such Person or Persons are not entitled, pursuant to the terms of any agreement evidencing any right or claim arising out of or in connection with such Indebtedness, to commence proceedings for the winding up, dissolution or administration of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (or proceedings having an equivalent effect) or to appoint or cause the appointment of any receiver, trustee or similar person or officer in respect of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary or any of its assets until after the Facilities have been repaid and irrevocably cancelled in full; and

(C) provided further that the principal amount of all Indebtedness Incurred and then outstanding pursuant to this Section 4.09(b)(20) does not exceed the greater of (i) $200.0 million and (ii) 3.0% of Total Assets; and

(21) in addition to the items referred to in Section 4.09(b)(1) through Section 4.09(b)(20) above, Indebtedness of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 4.09(b)(21) and then outstanding, will not exceed the greater of (A) $200.0 million and (B) 3.0% of Total Assets at any time outstanding.

(c) Notwithstanding any other provision of this Section 4.09, (1) any Refinancing Indebtedness Incurred to refinance any Indebtedness represented by the Columbus Senior Notes and the related guarantees thereof (including any Refinancing Indebtedness that refinances such Refinancing Indebtedness), shall be Incurred by a Loan Party and (2) no Loan Party will incur any Public Debt or other Indebtedness in excess of $50.0 million (in each case, other than Senior Secured Indebtedness of such Loan Party) unless (A) the holders of such Public Debt or other Indebtedness agree to be subject to a standstill on enforcement no more favorable to the holders of such Public Debt or other Indebtedness than the standstill on enforcement then in effect with respect to the holders of the Existing Senior Notes as provided in the Intercreditor Agreement and (B) the terms of such Public Debt or other Indebtedness shall provide that any guarantee provided thereunder shall be automatically and unconditionally released upon an enforcement sale in accordance with the Intercreditor Agreement or any Additional Intercreditor Agreement.

(d) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.09:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b), the Company, in its sole discretion, will classify such item of Indebtedness on the date of its Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses and will be permitted on the date of such Incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b), and, from time to time, may reclassify all or a portion of such Indebtedness, in any manner that complies with this Section 4.09;

(2) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3) if obligations in respect of letters of credit are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 4.09(a) or Section 4.09(b)(1), Section 4.09(b)(16), Section 4.09(b)(17), or Section 4.09(b)(21) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4) the principal amount of any Disqualified Stock of the Company or a Permitted Affiliate Parent, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5) Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness; and

(6) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with IFRS.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness, Preferred Stock or Disqualified Stock and increases in the amount of Indebtedness due to a change in accounting principles will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be (1) calculated by the Company based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed or first Incurred (whichever yields the lower Dollar Equivalent), in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced and (2) if and for so long as any such Indebtedness is subject to an agreement intended to protect against fluctuations in currency exchange rates with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the swapped rate of such Indebtedness (if swapped into U.S. dollars) as of the date of the applicable swap. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(f) For purposes of determining compliance with (1) Section 4.09(a) and (2) any other provision of the Loan Documents which requires the calculation of any financial ratio or test, including the Consolidated Net Leverage Ratio and the Consolidated Senior Secured Net Leverage Ratio, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency (if such Indebtedness has not been swapped into U.S. dollars, or if such Indebtedness has been swapped into a currency other than U.S. dollars) shall be calculated by the Company using the same weighted average exchange rates for the relevant period used in the consolidated financial statements of the Reporting Entity for calculating the Dollar Equivalent of Consolidated EBITDA denominated in the same currency as the currency in which such Indebtedness is denominated or into which it has been swapped.

(g) The Company and any Permitted Affiliate Parent will not Incur, and will not permit the Loan Parties to Incur, any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Loan Parties unless such Indebtedness is also contractually subordinated in right of payment to the Obligations, on substantially identical terms (as conclusively determined in good faith by the Board of Directors or senior management of the Company); provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Loan Parties or any other Restricted Subsidiary solely by virtue of being unsecured or secured on a junior Lien basis or by virtue of not being guaranteed or by virtue of the application of waterfall or other payment ordering provisions affecting different tranches of Indebtedness.

Section 4.10 Limitation on Sales of Assets and Subsidiary Stock

(a) The Company and any Permitted Affiliate Parent will not, and will not permit any of the Restricted Subsidiaries to, without the consent of the Required Lenders, make any Asset Disposition unless:

(1) the Company, such Permitted Affiliate Parent or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined conclusively in good faith by the Board of Directors or senior management of the Company or such Permitted Affiliate Parent (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(2) unless the Asset Disposition is a Permitted Asset Swap, at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Company, such Permitted Affiliate Parent or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) the Net Available Cash from such Asset Disposition is reinvested or applied to prepay the Loans, in each case, in accordance with Section 2.05(b)(ii) of this Agreement.

(b) For the purposes of this Section 4.10, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness (other than Subordinated Obligations) of any Loan Party or Indebtedness of a Restricted Subsidiary that is not a Loan Party and the release of such Loan Party or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(2) securities, notes or other obligations received by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary from the transferee that are convertible by the Company, such Permitted Affiliate Parent or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company, any Permitted Affiliate Parent and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition;

(4) consideration consisting of Indebtedness of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary;

(5) any Designated Non-Cash Consideration received by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value not to exceed 25.0% of the consideration from such Asset Disposition (excluding any consideration received from such Asset Disposition in accordance with Section 4.10(b)(1) to Section 4.10(b)(4)) (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(6) in addition to any Designated Non-Cash Consideration received pursuant to Section 4.10(b)(5), any Designated Non-Cash Consideration received by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.10(b)(6) that is at that time outstanding, not to exceed the greater of $250.0 million and 5.0% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Section 4.11 Limitation on Affiliate Transactions

(a) The Company and any Permitted Affiliate Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or a Permitted Affiliate Parent (an “Affiliate Transaction”) involving aggregate consideration in excess of $15.0 million for such Affiliate Transactions in any fiscal year, unless:

(1) the terms of such Affiliate Transaction are not materially less favorable, taken as a whole, to the Company, such Permitted Affiliate Parent or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate (or, in the event that there are no comparable transactions involving Persons who are not Affiliates of the Company, such Permitted Affiliate Parent or such Restricted Subsidiary to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Company has conclusively determined in good faith to be fair to the Company, such Permitted Affiliate Parent or such Restricted Subsidiary); and

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $100.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company or the Permitted Affiliate Parent, as applicable.

(b) Section 4.11(a) will not apply to:

(1) any Restricted Payment permitted to be made pursuant to Section 4.07 or any Permitted Investment;

(2) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the

Company, a Permitted Affiliate Parent or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultant plans (including, without limitation, valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) and/or indemnities provided on behalf of officers, employees or directors or consultants approved by the Board of Directors of the Company or the relevant Permitted Affiliate Parent, in each case in the ordinary course of business;

(3) loans or advances to employees, officers or directors (or guarantees in favour of third parties of loans and advances) not to exceed $10.0 million in the aggregate amount outstanding at any one time with respect to all loans or advances made since the Signing Date;

(4) (A) any transaction between or among the Company, a Permitted Affiliate Parent and a Restricted Subsidiary (or an entity that becomes a Restricted Subsidiary in connection with such transaction) or between or among Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary in connection with such transaction); and (B) any guarantees issued by the Company, a Permitted Affiliate Parent or a Restricted Subsidiary for the benefit of the Company, a Permitted Affiliate Parent or a Restricted Subsidiary (or an entity that becomes a Restricted Subsidiary in connection with such transaction), as the case may be, in accordance with Section 4.09;

(5) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which, taken as a whole, are fair to the Company, the relevant Permitted Affiliate Parent or Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Company or the relevant Permitted Affiliate Parent or Restricted Subsidiary, as applicable, or are on terms not materially less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(6) loans or advances to any Affiliate of the Company or a Permitted Affiliate Parent by the Company, a Permitted Affiliate Parent or any Restricted Subsidiary, provided that the terms of such loan or advance are fair to the Company or the relevant Permitted Affiliate Parent or Restricted Subsidiary, as the case may be, in the reasonable determination of the Board of Directors or senior management of the Company or the relevant Permitted Affiliate Parent are on terms not materially less favorable than those that could reasonably have been obtained from an unaffiliated party;

(7) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors, executives or officers of any Parent, the Company, a Permitted Affiliate Parent or any Restricted Subsidiary;

(8) the performance of obligations of the Company, or any of the Restricted Subsidiaries under (A) the terms of any agreement to which the Company, or any of the Restricted Subsidiaries is a party as of or on the Signing Date or (B) any agreement entered into after the Signing Date on substantially similar terms to an agreement under Section 4.11(b)(8)(A), in each case, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any such agreement or amendment, modification, supplement, extension or renewal to such agreement, in each case, entered into after the Signing Date will be permitted to the extent that its terms are not materially more disadvantageous to the Finance Parties than the terms of the agreements in effect on the Signing Date;

(9) any transaction with a Receivables Entity effected as part of a Qualified Receivables Transaction, acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction, and other Investments in Receivables Entities consisting of cash or Securitization Obligations;

(10) the issuance of Capital Stock or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of the Company or a Permitted Affiliate Parent to any Affiliate of the Company or such Permitted Affiliate Parent;

(11) the payment to any Permitted Holder of all reasonable expenses Incurred by any Permitted Holder in connection with its direct or indirect investment in the Company, a Permitted Affiliate Parent and their Subsidiaries and unpaid amounts accrued for prior periods (but after the Signing Date);

(12) the payment to any Parent or Permitted Holder (1) of Management Fees (A) on a bona fide arm’s-length basis in the ordinary course of business or (B) of up to the greater of $35.0 million and 0.5% of Total Assets in any calendar year, (2) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including without limitation in connection with loans, capital market transactions, hedging and other derivative transactions, acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Company or a Permitted Affiliate Parent or (3) of Parent Expenses;

(13) guarantees of Indebtedness and other obligations otherwise permitted under this Agreement;

(14) if not otherwise prohibited under this Agreement, the issuance of Capital Stock (other than Disqualified Stock) or Subordinated Shareholder Loans (including the payment of cash interest thereon; provided that, after giving pro forma effect to any such cash interest payment, the Consolidated Net Leverage Ratio would not exceed 4.00 to 1.00) of the Company or a Permitted Affiliate Parent to any Parent of the Company or a Permitted Affiliate Parent or of any Permitted Holder;

(15) arrangements with customers, clients, suppliers, contractors, lessors or sellers of goods or services that are negotiated with an Affiliate, in each case, which are otherwise in compliance with the terms of this Agreement; provided that the terms and conditions of any such transaction or agreement as applicable to the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, taken as a whole are fair to the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries and are on terms not materially less favorable to the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries than those that could have reasonably been obtained in respect of an analogous transaction or agreement that would not constitute an Affiliate Transaction (in each case, as determined conclusively in good faith by the Board of Directors or the senior management of the Company or a Permitted Affiliate Parent);

(16) (A) transactions with Affiliates in their capacity as holders of Indebtedness or Capital Stock of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary, so long as such Affiliates are not treated materially more favorably than holders of such Indebtedness or Capital Stock generally, and (B) transactions with Affiliates in their capacity as borrowers of Indebtedness from the Company, a Permitted Affiliate Parent or any Restricted Subsidiary, so long as such Affiliates are not treated materially more favorably than holders of such Indebtedness generally;

(17) any tax sharing agreement or arrangement and payments pursuant thereto between or among Liberty Global, the Company, a Permitted Affiliate Parent or any other Person or a Restricted Subsidiary not otherwise prohibited by this Agreement and any payments or other transactions pursuant to a tax sharing agreement between the Company, a Permitted Affiliate Parent and any other Person or a Restricted Subsidiary and any other Person with which the Company or any of the Restricted Subsidiaries files a consolidated tax return or with which the Company, a Permitted Affiliate Parent or any of the Restricted Subsidiaries is part of a group for tax purposes (including a fiscal unity) or any tax advantageous group contribution made pursuant to applicable legislation; provided that any such tax sharing agreement does not permit or require payments in excess of the amounts of tax that would be payable by the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries on a standalone basis;

(18) transactions relating to the provision of Intra-Group Services in the ordinary course of business;

(19) the Columbus Carve-Out and related transactions;

(20) the C&W Carve-Out and related transactions;

(21) the Transactions;

(22) any transaction reasonably necessary to effect the Post-Closing Reorganization;

(23) any transaction in the ordinary course of business between or among the Company, a Permitted Affiliate Parent or any Restricted Subsidiary and any Affiliate of the Company or a Permitted Affiliate Parent that is an Unrestricted Subsidiary or a joint venture or similar entity (including a Permitted Joint Venture) that would constitute an Affiliate Transaction solely because the Company, a Permitted Affiliate Parent or a Restricted Subsidiary owns an equity interest in or otherwise controls such Unrestricted Subsidiary, joint venture or similar entity; and

(24) commercial contracts entered into in the ordinary course of business between an Affiliate of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary and the Company, a Permitted Affiliate Parent or any Restricted Subsidiary that are on arm’s length terms or on a basis that senior management of the Company or a Permitted Affiliate Parent reasonably believes allocates costs fairly.

Section 4.12 Limitation on Liens

(a) The Company and any Permitted Affiliate Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than (1) in the case of any property or asset that does not constitute Collateral, Permitted Liens (other than Permitted Collateral Liens), and (2) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the Signing Date or acquired after that date, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), unless, in the case of clause (1) only, contemporaneously with the Incurrence of such Initial Lien effective provision is made to secure the Indebtedness due under the Loan Documents or, in respect of Liens on any Guarantor’s property or assets, such Guarantor’s Guaranty, equally and ratably with (or prior to, in the case of Liens with respect to Subordinated Obligations of a Guarantor, as the case may be) the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured.

(b) Any such Lien thereby created in favor of the Finance Parties will be automatically and unconditionally released and discharged upon (1) the release and discharge of the Initial Lien to which it relates, (2) any sale, exchange or transfer to any Person other than the Company, a Permitted Affiliate Parent or any Restricted Subsidiary of the property or assets secured by such Initial Lien, (3) the full and final payment of all amounts payable by the Borrowers under the Loan Documents, or (4) with respect to any Additional Guarantor the assets or the Capital Stock of which are encumbered by such Lien, upon the release of the Guaranty of such Additional Guarantor in accordance with Section 11.09 (Release of Guarantors) of this Agreement.

(c) For purposes of determining compliance with this Section 4.12, (1) a Lien need not be Incurred solely by reference to one category of Permitted Liens or Permitted Collateral Liens, as applicable, but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (2) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens or Permitted Collateral Liens, as applicable, the Company shall, in its sole discretion, divide, classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this Section 4.12 and the definition of “Permitted Liens” or “Permitted Collateral Liens”, as applicable.

(d) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.13 [Reserved]

Section 4.14 [Reserved]

Section 4.15 Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries

(a) The Company and any Permitted Affiliate Parent will not permit any Restricted Subsidiary (other than a Loan Party) to, directly or indirectly, guarantee or otherwise become obligated under any Indebtedness of any Loan Party after the Signing Date in an amount in excess of $50.0 million unless such Restricted Subsidiary is or becomes an Additional Guarantor on the date on which such other guarantee or Indebtedness is Incurred (or as soon as reasonably practicable thereafter) and, if applicable, executes and delivers to the Administrative Agent the documentation required by Section 10.21(c)(Additional Parties) pursuant to which such Restricted Subsidiary will provide a Guaranty (which Guaranty shall be senior to or pari passu with such Restricted Subsidiary’s guarantee of such other Indebtedness); provided that,

(1) if such Restricted Subsidiary is not a Significant Subsidiary, such Restricted Subsidiary shall only be obligated to become an Additional Guarantor if such Indebtedness is Indebtedness of the Company, a Permitted Affiliate Parent or a Borrower or Public Debt of a Guarantor;

(2) an Additional Guarantor’s Guaranty may be limited in amount to the extent required by fraudulent conveyance, thin capitalization, corporate benefit, financial assistance or other similar laws (but, in such a case (a) each of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal limit and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant limit and (b) the relevant guarantee shall be given on an equal and ratable basis with the guarantee of any other Indebtedness giving rise to the obligation to guarantee the Facilities); and

(3) for so long as it is not permissible under applicable law for a Restricted Subsidiary to become an Additional Guarantor, such Restricted Subsidiary need not become an Additional Guarantor (but, in such a case, each of the Company and the Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal prohibition precluding the giving of the guarantee and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant legal prohibition, and shall give such guarantee at such time (and to the extent) that it thereafter becomes permissible).

(b) Section 4.15(a) shall not apply to: (1) the granting by such Restricted Subsidiary of a Permitted Lien under circumstances which do not otherwise constitute the guarantee of Indebtedness of the Company or a Restricted Subsidiary; or (2) the guarantee by any Restricted Subsidiary of Indebtedness that refinances Indebtedness which benefited from a guarantee by any Restricted Subsidiary Incurred in compliance with this Section 4.15 immediately prior to such refinancing.

(c) Notwithstanding the foregoing, any Guaranty by an Additional Guarantor created pursuant to this Section 4.15 shall provide by its terms that it shall be automatically and unconditionally released and discharged in accordance with the provisions of Section 11.09 (Release of Guarantors) of this Agreement.

Section 4.16 [Reserved]

Section 4.17 Impairment of Liens

The Company and any Permitted Affiliate Parent shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action that would have the result of materially impairing any Lien on the Collateral granted under the Collateral Documents (it being understood, subject to the proviso below, that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair any Lien on the Collateral granted under the Collateral Documents) for the benefit of the Administrative Agent and/or the Security Trustee and the Lenders, and the Company and any Permitted Affiliate Parent shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Administrative Agent and/or the Security Trustee, the Lenders and the other beneficiaries described in the Collateral Documents, the Existing Intercreditor Agreement or any Additional Intercreditor Agreement, any interest whatsoever in any of the Collateral, except that (a) the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries may Incur Permitted Collateral Liens, (b) the Collateral may be discharged and released in accordance with this

Agreement, the Collateral Documents, the Existing Intercreditor Agreement or any Additional Intercreditor Agreement, and (c) the Company, any Permitted Affiliate Parent and any Restricted Subsidiary may consummate any other transaction permitted under Section 5.01; provided, however, that, except with respect to any discharge or release of Collateral in accordance with this Agreement, the Collateral Documents, the Existing Intercreditor Agreement or any Additional Intercreditor Agreement in connection with the Incurrence of Liens for the benefit of the Administrative Agent and/or the Security Trustee, the Lenders, no Collateral Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, except that, at the direction of the Company or any Permitted Affiliate Parent and without the consent of the Lenders, the Administrative Agent and/or the Security Trustee may from time to time (subject to customary protections and indemnifications from the Company) enter into one or more amendments to the Collateral Documents to: (1) cure any ambiguity, omission, defect or inconsistency therein; (2) provide for Permitted Collateral Liens; (3) make any change necessary or desirable, in the good faith determination of the Company in order to implement transactions permitted under Section 5.01; (4) provide for the release of any Lien on any properties and assets constituting Collateral from the Lien of the Collateral Documents, provided that such release is followed by the substantially concurrent re-taking of a Lien of at least equivalent priority over the same properties and assets securing the Obligations and the Guaranty and (5) make any other change that does not adversely affect the Lenders in any material respect, provided that, contemporaneously with any such action in clauses (2) (4) and (5), the Company delivers to the Administrative Agent, either (A) a solvency opinion, in form and substance reasonably satisfactory to the Trustee from an Independent Financial Advisor confirming the solvency of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, (B) a certificate from the responsible financial or accounting officer of the relevant Grantor (acting in good faith) which confirms the solvency of the person granting such Lien after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, or (C) an Opinion of Counsel, in form and substance reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens created under the Collateral Documents, as applicable, so amended, extended, renewed, restated, supplemented, modified or replaced, are valid Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement. In the event that the Company complies with the requirements of this Section 4.17, the Administrative Agent and/or the Security Trustee shall (subject to customary protections and indemnifications) consent to any such amendment, extension, renewal, restatement, supplement, modification or replacement without the need for instructions from the Lenders.

Section 4.18 [Reserved]

Section 4.19 Suspension of Covenants on Achievement of Investment Grade Status

If, during any period after the Signing Date, the Loans have achieved and continue to maintain Investment Grade Status and no Event of Default has occurred and is continuing (such period hereinafter referred to as an “Investment Grade Status Period”), then the Company will notify the Trustee of this fact and beginning on the date such status was achieved, the provisions of Sections 4.07, 4.08, 4.09, 4.10, 4.11 and 5.01(a)(3) and any related default provisions of this Agreement will be suspended and will not, during such Investment Grade Status Period, be applicable to the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries. No action taken during an Investment Grade Status Period or prior to an Investment Grade Status Period in compliance with the covenants then applicable will require reversal or constitute a Default under this Agreement in the event that suspended covenants are subsequently reinstated or suspended, as the case may be. An Investment Grade Status Period will terminate immediately upon the failure of the Loans to maintain Investment Grade Status (the “Reinstatement Date”). The Company will promptly notify the Administrative Agent in writing of any failure of the Loans to maintain Investment Grade Status and the Reinstatement Date.

Section 4.20 [Reserved]

Section 4.21 [Reserved]

Section 4.22 [Reserved]

Section 4.23 Existing Intercreditor Agreement; Additional Intercreditor Agreements

(a) Each of the Administrative Agent and the Lenders shall become a party to the Existing Intercreditor Agreement by executing an accession agreement, in the form required by the Existing Intercreditor Agreement, on or prior to the Signing Date or such other date as such Lender becomes a party this Agreement (by way of assignment, transfer, accession, joinder or otherwise).

(b) At the request of the Company or a Permitted Affiliate Parent, in connection with the Incurrence by a Loan Party of any Indebtedness that is permitted to share in the Collateral pursuant to the definition of “Permitted Collateral Lien”, the Loan Parties, the Lenders, the Administrative Agent and the Security Trustee shall enter into with the holders of such Indebtedness (or their duly authorized Representative) an intercreditor agreement, including a restatement, amendment or other modification of the Existing Intercreditor Agreement (an “Additional Intercreditor Agreement”), [on substantially the same terms as the Existing Intercreditor Agreement (or on terms not materially less favorable to the Finance Parties)].1

(c) At the direction of the Company or a Permitted Affiliate Parent and without the consent of the Lenders, the Administrative Agent will upon direction of the Company or a Permitted Affiliate Parent from time to time enter into one or more amendments to the Existing Intercreditor Agreement or any Additional Intercreditor Agreement to: (1) cure any ambiguity, omission, manifest error, defect or inconsistency therein; (2) add other parties (such as representatives of new issuances of Indebtedness) thereto; (3) further secure the Obligations and the Guaranty; (4) make provision for equal and ratable grants of Liens on the Collateral to secure Additional Facilities or implement any Permitted Collateral Liens; (5) make any other change to the Existing Intercreditor Agreement or such Additional Intercreditor Agreement to provide for additional Indebtedness (including with respect to the Existing Intercreditor Agreement or any Additional Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Facilities) or other obligations that are permitted by the terms of this Agreement to be Incurred and secured by a Lien on the Collateral on a senior, pari passu or junior basis with the Liens securing the Facilities, (6) add Restricted Subsidiaries to the Existing Intercreditor Agreement or an Additional Intercreditor Agreement, (7) amend the Existing Intercreditor Agreement or such Additional Intercreditor Agreement in accordance with the terms thereof or; (8) make any change necessary or desirable, in the good faith determination of the Board of Directors or senior management of the Company, in order to implement any transaction that is subject to Section 5.01; (9) implement any transaction in connection with the renewal, extension, refinancing, replacement or increase of any Indebtedness that is secured by the Collateral and that is not prohibited by this Agreement; or (10) make any other change thereto that does not adversely affect the rights of the Finance Parties in any material respect; provided that no such changes shall be permitted to the extent they affect the ranking of the Facilities or the release of any Guaranty in a manner than would adversely affect the rights of the Finance Parties in any material respect except as otherwise permitted by this Agreement, the Existing Intercreditor Agreements or any Additional Intercreditor Agreement immediately prior to such change. The Company will not otherwise direct the Administrative Agent to enter into any amendment to the Existing Intercreditor Agreement or, if applicable, any Additional Intercreditor Agreement, without the consent of the Required Lenders, except as otherwise permitted pursuant to Section 10.01 (Amendments, Etc.) of this Agreement.

(d) In relation to the Existing Intercreditor Agreement or an Additional Intercreditor Agreement, the Administrative Agent shall consent on behalf of the Lenders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Facilities thereby; provided, however, that such transaction would comply with Section 4.07.

Section 4.24 [Reserved]

Section 4.25 Limited Condition Transaction

(a) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into. For the avoidance of doubt, if the Company has

[1]	TBD

exercised its option under the first sentence of this Section 4.25(a), and any Default or Event of Default occurs following the date such definitive agreement for a Limited Condition Transaction is entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(b)	In connection with any action being taken in connection with a Limited Condition Transaction for purposes of:

(1)	determining compliance with any provision of the Agreement which requires the calculation of any financial ratio or test, including the Consolidated Net Leverage Ratio or the Consolidated Senior Secured Net Leverage Ratio; or

(2)	testing baskets set forth in this Agreement (including baskets measured as a percentage or multiple, as applicable, of Total Assets, Pro forma EBITDA or Pro forma Minority Interest EBITDA);

in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (the “LCT Test Date”); provided, however, that the Company shall be entitled to subsequently elect, in its sole discretion, the date of consummation of such Limited Condition Transaction instead of the LCT Test Date as the applicable date of determination, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof), as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro forma EBITDA”, “Consolidated Net Leverage Ratio” and “Consolidated Senior Secured Net Leverage Ratio”, the Company, a Permitted Affiliate Parent or any Restricted Subsidiary could have taken such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with.

(c) If the Company has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Pro forma EBITDA or Total Assets, of the Company , any Permitted Affiliate Parent and the Restricted Subsidiaries or the Person or assets subject to the Limited Condition Transaction (as at each reference to the “Company” or a “Permitted Affiliate Parent” in such definition was to such Person or assets) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, test or basket availability under this Agreement (including with respect to the Incurrence of Indebtedness or Liens, or the making of Asset Dispositions, acquisitions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Company, a Permitted Affiliate Parent or any Restricted Subsidiary or the designation of an Unrestricted Subsidiary) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

ARTICLE 5

Section 5.01 Merger and Consolidation

(a) No Borrower will consolidate with, or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of England and Wales, The Netherlands, or the United States of America, any State of the United States or

the District of Columbia and the Successor Company (if not such Borrower) will expressly assume, by executing and delivering an joinder agreement in the form contemplated by Section 10.21(c) (Additional Parties) of this Agreement, to the Administrative Agent, in form satisfactory to the Administrative Agent, all the obligations of such Borrower under the Loan Documents to which it is a party, provided that, in the case of the Original Co-Borrower, it shall remain, or the Successor Company shall be, in all cases organized and existing under the laws of the United States or the District of Columbia;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) either (A) immediately after giving effect to such transaction, the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries, or such Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 4.09(a) or (B) the Consolidated Net Leverage Ratio of the Company, any Permitted Affiliate Parent and the Restricted Subsidiaries (including such Successor Company) or such Successor Company would be no greater than that of the Company and any Permitted Affiliate Parent immediately prior to giving effect to such transaction; and

(4) the Company shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Agreement; provided that in giving such opinion, such counsel may rely on an Officer’s Certificate as to compliance with Section 5.01(a)(2) and Section 5.01(a)(3) above and as to any matters of fact.

(b) No Loan Party (other than a Borrower) will consolidate with, or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, other than another Loan Party (other than in connection with a transaction that does not constitute an Asset Disposition or a transaction that is permitted by Section 4.10), unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(2) either:

(A) the Successor Company expressly assumes all the obligations of that Loan Party under the Loan Documents to which such Loan Party is a party, by executing and delivering a joinder agreement in the form contemplated by Section 10.21(c) (Additional Parties) of this Agreement; or

(B) the Net Cash Proceeds of such transaction are applied in accordance with the applicable provisions of this Agreement.

(c) For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of a Loan Party which properties and assets, if held by such Loan Party instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of such Loan Party on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of such Loan Party.

(d) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the relevant Loan Party under the Loan Documents, and upon such substitution, the predecessor to such Loan Party will be released from its obligations under the Loan Documents, but, in the case of a lease of all or substantially all its assets, the predecessor to such Loan Party will not be released from the obligation to pay the principal of and interest on the Facilities.

(e) The provisions set forth in this Section 5.01 shall not restrict (and shall not apply to): (1) any Restricted Subsidiary that is not a Loan Party from consolidating with, merging or liquidating into or transferring all or substantially all of its properties and assets to a Loan Party or any Restricted Subsidiary that is not a Loan Party; (2) any Guarantor from merging or liquidating into or transferring all or part of its properties and assets to another Loan Party; (3) any consolidation or merger of a Borrower into any Loan Party, provided that, for the purposes of this Section 5.01(e)(3), if a Borrower is not the surviving entity of such merger or consolidation, the relevant Guarantor will assume the obligations of such Borrower under the Loan Documents and Section 5.01(a)(1) and Section 5.01(a)(4) shall apply to such transaction; (4) any consolidation or merger effected as part of the Transactions or the Post-Closing Reorganization; and (5) a Loan Party consolidating into or merging or combining with an Affiliate incorporated or organized for the purpose of changing the legal domicile of such entity, reincorporating such entity in another jurisdiction, or changing the legal form of such entity, provided that, for the purposes of this Section 5.01(e)(5), (A) Section 5.01(a)(1), Section 5.01(a)(2) and Section 5.01(a)(4) or (B) Section 5.01(b)(1) and Section 5.01(b)(2), as the case may be, shall apply to any such transaction.

Schedule I

GUARANTORS

1.	Cable & Wireless Communications plc (England)

2.	Cable & Wireless Limited (England) (formerly known as Cable and Wireless Plc)

3.	Sable Holding Limited (England)

4.	CWI Group Limited (England)

5.	CWC-US Co-Borrower LLC (Delaware)

6.	Coral-US Co-Borrower LLC (Delaware)

7.	Sable International Finance Limited (Cayman Islands)

8.	Cable and Wireless (West Indies) Limited (England)

Schedule II

List of Documents to be Re-confirmed

1.	Re-confirmation of a Cayman Islands law-governed Equitable Charge over Shares dated January 29, 2010 and made between Sable Holding Limited as Company and BNP Paribas as Security Trustee in respect of the shares of Sable International Finance Limited.

2.	Re-confirmation of an English law-governed Equitable Charge over Shares dated January 29, 2010 and made between Sable Holding Limited as Company and BNP Paribas as Security Trustee in respect of the shares of CWI Group Limited.

3.	Re-confirmation of an English law-governed Equitable Charge over Shares dated January 29, 2010 and made between CWI Group Limited as Company and BNP Paribas as Security Trustee in respect of the shares of Cable and Wireless (West Indies) Limited.

4.	Re-confirmation of an English law-governed Equitable Charge over Shares dated January 29, 2010 and made between Cable and Wireless Plc (now known as Cable & Wireless Limited) as Company and BNP Paribas as Security Trustee in respect of the shares of Sable Holding Limited.

5.	Re-confirmation of a Cayman Islands law-governed Security Confirmation Deed dated January 26, 2012 and made between Sable Holding Limited as Confirming Party and BNP Paribas as Security Trustee in respect of the Cayman Islands law-governed Equitable Charge over Shares dated January 29, 2010 and made between Sable Holding Limited as Company and BNP Paribas as Security Trustee in respect of the shares of Sable International Finance Limited.

6.	Re-confirmation of an English law-governed Security Confirmation Deed dated January 26, 2012 and made between Cable & Wireless Limited (formerly known as Cable and Wireless Plc), Sable Holding Limited and CWI Group Limited as Confirming Parties and BNP Paribas as Security Trustee in respect of (a) an English law-governed Equitable Charge over Shares dated January 29, 2010 and made between Cable and Wireless Plc (now known as Cable & Wireless Limited) Company and BNP Paribas as Security Trustee in respect of the shares of Sable Holding Limited, (b) an English law-governed Equitable Charge over Shares dated January 29, 2010 and made between Sable Holding Limited as Company and BNP Paribas as Security Trustee in respect of the shares of CWI Group Limited and (c) an English law-governed Equitable Charge over Shares dated January 29, 2010 and made between CWI Group Limited as Company and BNP Paribas as Security Trustee in respect of the shares of CWIGroup Limited.

7.	Re-confirmation of a Cayman Islands law-governed Mortgage over Shares dated December 24, 2014 and made between Cable & Wireless Communications plc as Mortgagor and BNP Paribas as Security Trustee in respect of the shares of CWC Cayman Finance Limited.

8.	Re-confirmation of a Cayman Islands law-governed Supplemental Mortgage over Shares March 31, 2015 and made between Sable Holding Limited as Mortgagor and BNP Paribas as Security Trustee in respect of the shares of Sable International Finance Limited.

9.	Re-confirmation of an English law-governed Security Agreement over Shares dated March 31, 2015 and made between CWI Group Limited as Chargor and BNP Paribas as Security Trustee in respect of the shares of Cable and Wireless (West Indies) Limited.

10.	Re-confirmation of an English law-governed Security Agreement over Shares dated March 31, 2015 and made between Cable & Wireless Limited as Chargor and BNP Paribas as Security Trustee in respect of the shares of Sable Holding Limited.

11.	Re-confirmation of an English law-governed Security Agreement over Shares dated March 31, 2015 and made between Sable Holding Limited as Chargor and BNP Paribas as Security Trustee in respect of the shares of CWI Group Limited.

12.	Re-confirmation of a New York law-governed U.S. Pledge Agreement dated March 31, 2015 and made between Sable Holding Limited as Pledgor and BNP Paribas as Security Trustee in respect of the shares of CWC-US Co-Borrower LLC.

13.	Re-confirmation of a Barbados law-governed Deed of Charge over Shares dated April 2, 2015 and made between Sable Holding Limited as Chargor and BNP Paribas as Security Trustee in respect of the shares of Columbus International Inc.

Schedule III

Name of Original Lender	Tax Status	UK Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
The Bank of Nova Scotia	UK Treaty Lender	3/T/366714/DTTP (Canada)

Bank of America, N.A. (acting from its London branch)	UK Bank Lender	N/A

BNP Paribas Fortis SA/NV	UK Treaty Lender	18/B/359080/DTTP (Belgium)

Citibank NA London (acting from its London branch)	UK Bank Lender	N/A

Credit Suisse AG, New York Branch	UK Treaty Lender	No DTTP number (Swiss)

Goldman Sachs Bank USA	UK Treaty Lender	13/G/351779/DTTP (U.S.A.)

ING Capital LLC	UK Treaty Lender	13/I/273576/DTTP (U.S.A.)

Royal Bank of Canada (acting through its New York branch)	UK Treaty Lender	No DTTP number (Canada)

JPMorgan Chase Bank, N.A., London Branch (acting from its London branch)	UK Bank Lender	N/A

FirstCaribbean International Bank (Bahamas) Limited	Not a Qualifying Lender	N/A

Schedule 1.01A

COMMITMENTS

Revolving Credit Lender	Revolving Credit Commitment
Bank of America, N.A.	$32,839,130.43
BNP Paribas Fortis SA/NV	$44,758,695.65
Citibank NA London	$30,589,130.43
Credit Suisse AG, New York Branch	$30,589,130.43
FirstCaribbean International Bank (Bahamas) Limited	$32,500,000.00
Goldman Sachs Bank USA	$32,839,130.43
ING Capital LLC	$30,589,130.43
JPMorgan Chase Bank N.A., London Branch	$40,000,000.00
Royal Bank of Canada	$35,956,956.52
The Bank of Nova Scotia	$51,258,695.65

Term B-1 Lender	Term B-1 Loan Commitment
The Bank of Nova Scotia	$440,000,000.00

Term B-2 Lender	Term B-2 Loan Commitment
The Bank of Nova Scotia	$360,000,000.00

Schedule 1.01B

EXISTING LETTERS OF CREDIT

Issuer	Beneficiary	Loan Amount	Expiry Date	Governing Law
Royal Bank of Canada	Cable & Wireless Pension Trustee Limited in its capacity as trustee of the Cable & Wireless Superannuation Fund	£21,052,631.58	1 August 2017	English law.

FirstCaribbean International Bank (Bahamas) Limited	Cable & Wireless Pension Trustee Limited in its capacity as trustee of the Cable & Wireless Superannuation Fund	£17,543,859.65	1 August 2017	English law.

BNP Paribas Fortis SA/NV	Cable & Wireless Pension Trustee Limited in its capacity as trustee of the Cable & Wireless Superannuation Fund	£26,315,789.47	1 August 2017	English law.

Schedule 1.01C

ALTERNATIVE LETTERS OF CREDIT

Issuer*	Beneficiary	Loan Amount	Expiry Date	Governing Law
Bank of China, London Branch	Cable & Wireless Pension Trustee Limited in its capacity as trustee of the Cable & Wireless Superannuation Fund	£17,543,859.65	1 August 2017	English law.

ICBC (London) plc	Cable & Wireless Pension Trustee Limited in its capacity as trustee of the Cable & Wireless Superannuation Fund	£17,543,859.65	1 August 2017	English law.

*	To be replaced with one letter of credit in a face amount equal to £35,087,719.30 issued by The Bank of Nova Scotia under this Agreement and clause (ii) of the definition of Existing Letters of Credit shall refer to such replacement letter of credit.

Schedule 2.01(b)(ii)

Increase in Lender’s Initial Revolving Credit Commitment

Sr. No.	Name of the lender	Amount in Dollars
1.	Bank of America, N.A.	23,160,869.57

2.	BNP Paribas Fortis SA/NV	34,741,304.35

3.	Citibank NA London	23,160,869.57

4.	Credit Suisse AG, New York Branch	23,160,869.57

5.	Goldman Sachs Bank USA	23,160,869.57

6.	ING Capital LLC	23,160,869.57

7.	Royal Bank of Canada	27,793,043.48

8.	The Bank of Nova Scotia	29,741,304.35

Schedule 6.16

POST-CLOSING ACTIONS

1.	Within 60 days of the Initial Joinder Effective Date, each Guarantor listed on Schedule 1 to become party to this Agreement as an Additional Guarantor (if such Guarantor has not entered into the Initial Joinder Agreement); provided, however, that CWC-US Co-Borrower, LLC shall not be required to become party to this Agreement as an Additional Guarantor if it has been liquidated, dissolved or otherwise wound up, or transferred or otherwise disposed of as permitted under this Agreement and is no longer a member of the Restricted Group, within such time period.

2.	Within 60 days of the Initial Joinder Effective Date, all documents listed in Schedule II hereto to be executed by the relevant Loan Party and delivered to the Administrative Agent and the Lenders; provided, however, that no such documents shall be required to be delivered with respect to CWC-US Co-Borrower, LLC if it has been liquidated, dissolved or otherwise wound up, or transferred or otherwise disposed of as permitted under this Agreement and is no longer a member of the Restricted Group, within such time period.

3.	Within 60 days of the Initial Joinder Effective Date, a pledge agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Security Trustee with respect to the Subordinated Shareholder Loans evidenced by (a) the $100,000,000 facility agreement between Cable & Wireless Panama, S.A. as the borrower and Cable & Wireless Communications PLC as the lender dated November 29, 2013 and (b) the loan facility in the aggregate principal amount of up to US$2,097,667,362.74 made by Cable & Wireless Communications PLC as the lender to Cable & Wireless Limited as the borrower dated September 23, 2015.

4.	Within 60 days of the Initial Joinder Effective Date, a perfected first priority security interest (subject to Permitted Liens) in all outstanding shares in Coral-US Co-Borrower LLC, in form and substance reasonably satisfactory to the Administrative Agent and/or the Security Trustee.

5.	Within 60 days of the Initial Joinder Effective Date, the following amendments are to be made:

(i) Memorandum and Articles of Association of Sable International Finance Limited shall be amended by inserting a new Article 8.04A as follows:

“Notwithstanding anything stated to the contrary herein, the Directors shall not register a transfer of any Shares which are subject to any mortgage, charge or other security interest granted by a Member over its shares in the Company which is notified to the Company in writing by the Member or on the Member’s behalf (a Security Interest) without the prior written consent of the person to whom the Security Interest is granted (the Mortgagee) and further provided that the Directors shall, at the direction of the Mortgagee, register the Mortgagee as the Member and any interest of any person, including, without limitation the Mortgagee and any person whom the Mortgagee nominates in accordance with and pursuant to the terms of the security document entered or to be entered into by and among the Mortgagee to whom a Security Interest is granted following the enforcement of the Security Interest and the delivery of a valid form of transfer in respect of such Shares executed in accordance with the terms of the relevant security document by the Member who is the holder of such Shares (and, if required by such security document, by the Mortgagee, its assignee or its delegate) at the direction of the Mortgagee or its assignee or delegate”.

(ii) Articles of Association of Cable & Wireless (West Indies) Limited shall be amended such that Article 4.1 of the Articles of Association is deleted in its entirety and replaced with the following:

“Notwithstanding anything to the contrary in these Articles of Association, Regulation 8 of Table A in the schedule to the Companies (Table A to F) Regulations 1985 is not incorporated in these Articles.”

(iii) Limited Liability Company Agreement of CWC-US Co-Borrower, LLC shall be amended such that:

A. Section 14 of the Limited Liability Company Agreement of CWC-US Co-Borrower, LLC is deleted in its entirety and replaced with the following:

“14. Admission of Additional or Substitute Member. Subject to Section 24, additional Members and a substitute sole Member may be admitted to the Company at any time with the prior written consent of the Sole Member. Prior to the admission of any such additional Members of the Company, the Sole Member shall amend this Agreement to make such changes as the Sole Member shall determine to reflect the fact that the Company shall have more than one Member and each additional Member shall execute and deliver a counterpart of this Agreement, as amended.”

B. The following provision is inserted as new Section 24 to the Limited Liability Company Agreement of CWC-US Co-Borrower, LLC:

“24. Permitted Transfers. Notwithstanding anything in this Agreement to the contrary, (i) the Sole Member and any other Member may pledge, hypothecate or grant a security interest (a “Pledge”) in any or all of the membership and other ownership interests owned or held by it in the Company to a lender (or agent acting for a group of lenders), and (ii) upon any sale, assignment or transfer of such membership or other ownership interests to such agent, lender or any other purchaser or nominee (each, a “permitted transferee”) in connection with the enforcement or exercise of remedies relating to the Pledge, such permitted transferee shall (x) be admitted as the substitute Member of the Company with respect to all such interests, and (y) be deemed to be, and shall be, the registered owner of all such interests, whether or not its name appears on the books and records of the Company as the Member owning such interests.”

Schedule 10.02

ADMINISTRATIVE AGENT’S OFFICE, CERTAIN ADDRESSES FOR NOTICES

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

Agent Name:	The Bank of Nova Scotia, London
Address:	201 Bishopsgate, 6th Floor
London, EC2M 3NS
Attn:	Savi Rampat
savi.rampat@scotiabank.com
Phone:	44 207 826 5660
Fax:	44 207 826 5666

L/C ISSUER:

The Bank of Nova Scotia
Address:	201 Bishopsgate, 6th Floor
London, EC2M 3NS
Attn:	Savi Rampat
savi.rampat@scotiabank.com
Phone:	44 207 826 5660
Fax:	44 207 826 5666

SWING LINE LENDER:

The Bank of Nova Scotia
Address:	201 Bishopsgate, 6th Floor
London, EC2M 3NS
Attn:	Savi Rampat
savi.rampat@scotiabank.com
Phone:	44 207 826 5660
Fax:	44 207 826 5666

COMPANY:

Cable & Wireless Limited
Address:	3rd Floor, 26 Red Lion Square
London WC1R 4HQ
Fax:	44 207 315 5073

With a copy to:

Ropes & Gray LLP

60 Ludgate Hill

London EC4M 7AW

United Kingdom

Attention: Jane Rogers

E-mail: jane.rogers@ropesgray.com

Telephone: +44 20 3201 1643 // Facsimile: +44 20 3201 1864

Schedule 10.21

ADDITIONAL PARTIES DOCUMENTS

1.	Corporate Documents: Certified Organization Documents of each Additional Borrower or Additional Guarantor, and such certification of resolutions or other action and incumbency certificates of a Responsible Officer of each such Additional Borrower or Additional Guarantor as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each such Responsible Officer thereof to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Additional Borrower or Additional Guarantor will become a party.

2.	Equity Holder Consent: to the extent required under the Organization Documents of an Additional Guarantor or applicable law, the consent of the equity holder of such Additional Guarantor.

3.	Legal Opinion: If requested by the Administrative Agent, a legal opinion as to organization, authority, execution, delivery and enforceability of the applicable Loan Documents.

Execution Version

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE1

Date:             ,

To:	[●]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of May 16, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among LGE Coral Holdco Limited, Sable International Finance Limited, an exempted company incorporated under the laws of the Cayman Islands, and Coral-US Co-Borrower LLC, a limited liability company organized under the laws of Delaware, as Borrowers and Guarantors, the other Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, each Lender from time to time party thereto, The Bank of Nova Scotia, as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV and Royal Bank of Canada as Alternative L/C Issuers. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Borrower hereby requests (select one):

☐	A Borrowing of new Loans

☐	A conversion of Loans made on

OR☐	A continuation of Eurocurrency Rate Loans made on

to be made on the terms set forth below:

(A)	Class of Borrowing[2]

(B)	Date of Borrowing, conversion or continuation
(which is a Business Day)

(C)	Principal amount[3]

[1]	Note: The notice to be provided by the Original Co-Borrower in case of a term loan and any of the Initial Borrowers in case of a revolving loan.
[2]	E.g., Term B-1 Loans and Term B-2 Loans, Revolving Credit Loans, Refinancing Term Loans, Refinancing Revolving Loans, Extended Term Loans, Extended Revolving Credit Commitments, Additional Facility Loans.
[3]	Eurocurrency Borrowings to be in a minimum principal amount of $1,000,000 or in whole multiples of $100,000 in excess thereof, unless otherwise specified in an Additional Facility Joinder Agreement in relation to any Additional Facility. Base Rate borrowings to be in a minimum principal amount of $1,000,000 or in whole multiples of $100,000 in excess thereof, unless otherwise specified in an Additional Facility Joinder Agreement in relation to any Additional Facility.

(D)	Type of Loan[4]

(E)	Interest Period and the last day thereof[5]

(F)	Wire instructions for Borrower account(s) and
amount of requested Borrowing:

Borrower	Amount of Borrowing	Wire Instructions

[Except in respect of any conversion or continuation of a Borrowing, the undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in clauses (b) and (c) of Section 4.03 of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.]6

[The remainder of this page is intentionally left blank.]

[4]	Specify Eurocurrency or Base Rate.
[5]	Applicable for Eurocurrency Borrowings/Loans only.
[6]	Applies only to Borrowings after the Closing Date.

[NAME OF BORROWER], as Borrower

By:
Name:
Title:

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE1

Date:             ,

To:	[●]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of May 16, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among LGE Coral Holdco Limited, Sable International Finance Limited, an exempted company incorporated under the laws of the Cayman Islands, and Coral-US Co-Borrower LLC, a limited liability company organized under the laws of Delaware, as Borrowers and Guarantors, the other Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, each Lender from time to time party thereto, The Bank of Nova Scotia, as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV and Royal Bank of Canada as Alternative L/C Issuers. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Borrower hereby gives you notice pursuant to Section 2.04(b) of the Credit Agreement that it requests a Swing Line Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Swing Line Borrowing is requested to be made:

(A)	Principal Amount of Borrowing[2]

(B)	Date of Borrowing (which is a Business Day)

The undersigned hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Swing Line Loan Notice and on the date of the related Swing Line Borrowing, the conditions to lending specified in clauses (b) and (c) of Section 4.03 of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.

[The remainder of this page is intentionally left blank.]

[1]	Note: The notice to be provided by each Initial Borrower if required.
[2]	Swing Line borrowings to be in a minimum amount of $1,000,000 or in whole multiples of $100,000 in excess thereof.

B-1

[NAME OF BORROWER], as Borrower

By:
Name:
Title:

B-2

EXHIBIT C-1

FORM OF TERM B-1 NOTE

TERM B-1 LENDER: [ ]	[New York, New York]
PRINCIPAL AMOUNT: $[ ]	[Date]

FOR VALUE RECEIVED, the undersigned hereby promises to pay to the Term B-1 Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of May 16, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among LGE Coral Holdco Limited, Sable International Finance Limited, an exempted company incorporated under the laws of the Cayman Islands, and Coral-US Co-Borrower LLC (the “Borrower”), a limited liability company organized under the laws of Delaware, as Borrowers and Guarantors, the other Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, each Lender from time to time party thereto, The Bank of Nova Scotia, as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV and Royal Bank of Canada as Alternative L/C Issuers), (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Term B-1 Loans made by the Lender to the Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term B-1 Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower hereby promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Note.

This Note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS TERM B-1 NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

C-1-1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

C-1-2

CORAL-US CO-BORROWER LLC, as Borrower

By:

Name:
Title:

C-1-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-1-4

EXHIBIT C-2

FORM OF TERM B-2 NOTE

TERM B-2 LENDER: [ ]	[New York, New York]
PRINCIPAL AMOUNT: $[ ]	[Date]

FOR VALUE RECEIVED, the undersigned hereby promises to pay to the Term B-2 Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of May 16, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among LGE Coral Holdco Limited, Sable International Finance Limited, an exempted company incorporated under the laws of the Cayman Islands, and Coral-US Co-Borrower LLC (the “Borrower”), a limited liability company organized under the laws of Delaware, as Borrowers and Guarantors, the other Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, each Lender from time to time party thereto, The Bank of Nova Scotia, as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV and Royal Bank of Canada as Alternative L/C Issuers), (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Term B-2 Loans made by the Lender to the Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term B-2 Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower hereby promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Note.

This Note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS TERM NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

C-2-1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

C-2-2

CORAL-US CO-BORROWER LLC, as Borrower

By:
Name:
Title:

C-2-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-2-4

EXHIBIT C-3

FORM OF REVOLVING CREDIT NOTE

LENDER: [ ]	[New York, New York]
PRINCIPAL AMOUNT: $[ ]	[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of May 16, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among LGE Coral Holdco Limited, Sable International Finance Limited, an exempted company incorporated under the laws of the Cayman Islands, and Coral-US Co-Borrower LLC, a limited liability company organized under the laws of Delaware, as Borrowers and Guarantors, the other Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, each Lender from time to time party thereto, The Bank of Nova Scotia, as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV and Royal Bank of Canada as Alternative L/C Issuers), (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Revolving Credit Loan at the rate or rates per annum and payable on such dates, as provided in the Credit Agreement.

The undersigned Borrower hereby promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The undersigned Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Note.

This Note is one of the Revolving Credit Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS REVOLVING CREDIT NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

C-3-1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

C-3-2

[NAME OF BORROWER], as Borrower

By:
Name:
Title:

C-3-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-3-4

EXHIBIT C-4

FORM OF SWING LINE NOTE

LENDER: [ ]	[New York, New York]
PRINCIPAL AMOUNT: $[ ]	[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in immediately available funds at the relevant Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of May 16, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among LGE Coral Holdco Limited, Sable International Finance Limited, an exempted company incorporated under the laws of the Cayman Islands, and Coral-US Co-Borrower LLC, a limited liability company organized under the laws of Delaware, as Borrowers and Guarantors, the other Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, each Lender from time to time party thereto, The Bank of Nova Scotia, as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV and Royal Bank of Canada as Alternative L/C Issuers), (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Swing Line Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Swing Line Loan at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.

The undersigned Borrower hereby promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.

The undersigned Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Note.

This Note is one of the Swing Line Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS SWING LINE NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

C-4-1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

C-4-2

[NAME OF BORROWER], as Borrower

By:
Name:
Title:

C-4-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-4-4

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

[Date]

Reference is made to the Credit Agreement, dated as of May 16, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among LGE Coral Holdco Limited, Sable International Finance Limited, an exempted company incorporated under the laws of the Cayman Islands, and Coral-US Co-Borrower LLC, a limited liability company organized under the laws of Delaware, as Borrowers and Guarantors, Cable & Wireless Limited (the “Company”), as a Guarantor, the other Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, each Lender from time to time party thereto, The Bank of Nova Scotia, as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV and Royal Bank of Canada as Alternative L/C Issuers. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as a Responsible Officer of the Company, certifies as follows:

1. [Attached hereto as Exhibit A are the audited consolidated financial statements and other information required to be delivered under Section 4.03(a)(1) of Annex II to the Credit Agreement for the period ended [●] in respect of the Reporting Entity.]1

2. [Attached hereto as Exhibit A are the unaudited semi-annual financial statements and other information required to be delivered under Section 4.03(a)(2) of Annex II to the Credit Agreement for the period ended [●] in respect of the Reporting Entity.]2

3. [Attached hereto as Exhibit A is the quarterly information required to be delivered under Section 4.03(a)(3) of Annex II to the Credit Agreement for the period ended [●] in respect of the Reporting Entity.]3

4. The Consolidated Secured New Leverage Ratio is [●] for the Test Period ended [●].4 Attached hereto as Schedule 1 is the calculation for such Consolidated Secured New Leverage Ratio as of the last day of the Test Period.

5. [Attached hereto as Exhibit [B] is a list of each Unrestricted Subsidiary as of the date hereof.5 There have been no changes in the identity or status of any Subsidiary as an Unrestricted Subsidiary, since [the Closing Date][the date of the delivery of the most recent Compliance Certificate.]]6

6. No Default is continuing.

[1]	To be included if accompanying annual financial statements only.
[2]	To be included if accompanying semi-annual financial statements only.
[3]	To be included if accompanying quarterly information only.
[4]	To be included only with respect to a Test Period for which the Financial Covenant is tested.
[5]	To be included if there have been any changes in the identity or status of an Unrestricted Subsidiary since the later of the Closing Date and the date of the most recently provided list.
[6]	To be delivered if accompanying annual financial statements only.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Responsible Officer of the Company, has executed this certificate for and on behalf of the Company, and has caused this certificate to be delivered as of the date first set forth above.

CABLE & WIRELESS LIMITED

By:
Name:
Title:

EXHIBIT E-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective Facilities identified below (including, without limitation, participations in Swing Line Loans and L/C Obligations included in such Facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

E-1-1

[The Assignee confirms, for the benefit of the Administrative Agent and without liability to any Loan Party, that it is:

(A)	a UK Bank Lender;

(B)	a UK Non-Bank Lender and falls within paragraph (a) or (b) of the definition thereof; or

(C)	a UK Treaty Lender.][5]

[The Assignee confirms that the person beneficially entitled to interest payable to the Assignee in respect of a Loan to a UK Borrower is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.] [6]

[The Assignee confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●] , so that interest payable to it by UK Borrowers is generally subject to full exemption from UK withholding tax, and requests that the Administrative Agent notifies:

(a) each UK Borrower which is a Party as a UK Borrower as at the Effective Date; and

(b) each additional UK Borrower which becomes a UK Borrower after the Effective Date, that it wishes that scheme to apply to the Credit Agreement.]7

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate if [Affiliate][Approved Fund] of [identify Lender]]

3.	Affiliate Status:

[5]	Only include if the Assignment and Assumption is in respect of a Loan to a UK Borrower.
[6]	Only include if Assignee is a UK Non-Bank Lender.
[7]	Include if the Assignee holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Credit Agreement.

E-1-2

4.	Borrower:	[Name of Borrower]

5.	Administrative Agent:	The Bank of Nova Scotia, including any successor thereto, as the administrative agent under the Credit Agreement.

6.	Credit Agreement:	Credit Agreement, dated as of May 16, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among LGE Coral Holdco Limited, Sable International Finance Limited, an exempted company incorporated under the laws of the Cayman Islands, and Coral-US Co-Borrower LLC, a limited liability company organized under the laws of Delaware, as Borrowers and Guarantors, the other Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, each Lender from time to time party thereto, The Bank of Nova Scotia, as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV and Royal Bank of Canada as Alternative L/C Issuers.

7.	Assigned Interest:

Assignor[s][8]	Assignee[s][9]	Facility Assigned[10]	Aggregate Amount of Commitment/Loans for all Lenders[11]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[12]		CUSIP Number

			$	$		%
			$	$		%
			$	$		%

[8.	Trade Date:	][13]

[8]	List each Assignor, as appropriate.
[9]	List each Assignee, as appropriate.
[10]	Fill in the appropriate terminology for the Facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Term B-1 Loans or Term B-2 Loans”, “Revolving Credit Commitment”, “Refinancing Term Loans”, “Extended Term Loans”, etc.).
[11]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[12]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[13]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

E-1-3

Effective Date:             , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][14] Accepted for Recordation in the Register:

THE BANK OF NOVA SCOTIA, as Administrative Agent

By:
Name:
Title:

[Consented to:][15]

THE BANK OF NOVA SCOTIA, as L/C Issuer

By:
Name:
Title:

[14]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[15]	To be added only if the consent of L/C Issuer is required by the terms of the Credit Agreement.

E-1-4

[Consented to:][16]

THE BANK OF NOVA SCOTIA, as Swing Line Lender

By:
Name:
Title:

[Consented to]:[17]

CABLE & WIRELESS LIMITED

By:
Name:
Title:

[16]	To be added only if the consent of the Swing Line Lender is required by the terms of the Credit Agreement.
[17]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

E-1-5

ANNEX 1

TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) (A) it is an Eligible Assignee and (B) it meets all the requirements to be an assignee under Section 10.07(a) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 4.03(a)(1) and (2) of Annex II thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Annex-1-1

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex-1-2

EXHIBIT E-2

FORM OF AFFILIATED LENDER NOTICE

[●]

Re:	Credit Agreement, dated as of May 16, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among LGE Coral Holdco Limited, Sable International Finance Limited, an exempted company incorporated under the laws of the Cayman Islands, and Coral-US Co-Borrower LLC, a limited liability company organized under the laws of Delaware, as Borrowers and Guarantors, the other Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, each Lender from time to time party thereto, The Bank of Nova Scotia, as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV and Royal Bank of Canada as Alternative L/C Issuers. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Dear Sir:

The undersigned (the “Proposed Affiliate Assignee”) hereby gives you notice, pursuant to Section 10.07(k)(v) of the Credit Agreement, that

(a) it has entered into an agreement to purchase via assignment a portion of the Term Loans under the Credit Agreement,

(b) the assignor in the proposed assignment is [                    ],

(c) immediately after giving effect to such assignment, the Proposed Affiliate Assignee will be an Affiliated Lender,

(d) the principal amount of Term Loans to be purchased by such Proposed Affiliate Assignee in the assignment contemplated hereby is $        ,

(e) the aggregate amount of all Term Loans held by such Proposed Affiliate Assignee and each other Affiliated Lender after giving effect to the assignment hereunder (if accepted) is $[        ],

(f) it, in its capacity as a Term Lender under the Credit Agreement, hereby waives any right to bring any action against the Administrative Agent with respect to the Term Loans that are the subject of the proposed assignment hereunder, and

(g) the proposed effective date of the assignment contemplated hereby is [            , 20    ].

E-2-1

Very truly yours,

[EXACT LEGAL NAME OF PROPOSED AFFILIATE ASSIGNEE]

By:
Name:
Title:
Phone Number:
Fax:
Email:

Date:

E-2-2

EXHIBIT F-1

FORM OF PLEDGE AGREEMENT

F-1-1

Execution Version

FORM OF

PLEDGE AGREEMENT

This Pledge Agreement, dated as of [●], is between [●], a [●] corporation (the “Pledgor”), and BNP Paribas, as the security trustee (together with its successors and assigns in such capacity, the “Security Trustee”) on behalf of the Secured Parties under the intercreditor agreement dated January 13, 2010 (as amended and restated on March 31, 2015 and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among, inter alios, Sable International Finance Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), the Security Trustee, the guarantors party thereto and the financial institutions and agents party thereto.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Credit Agreement; Certain Rules of Construction; Definitions. The Company is party to a credit agreement, dated as of May 16, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among LGE Coral Holdco Limited, the Company and Coral-US Co-Borrower LLC, as borrowers and guarantors, Cable & Wireless Limited, as a guarantor (“C&W Limited”), the other guarantors party thereto from time to time, The Bank of Nova Scotia, as administrative agent, the lenders from time to time party thereto and The Bank of Nova Scotia, as L/C issuer and swing line lender. The Pledgor is providing certain extensions of credit to [C&W Limited] [[●], a subsidiary of C&W Limited] (the “Borrower”), pursuant to a subordinated shareholder loan agreement dated as of [●], as from time to time in effect (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Subordinated Shareholder Loan Agreement”), between the Borrower and the Pledgor. Pursuant to Section 6.17 of the Credit Agreement, the Pledgor is required to pledge the indebtedness contemplated by the Subordinated Shareholder Loan Agreement to secure the payment of the Secured Obligations. Capitalized terms defined in the Credit Agreement or the Intercreditor Agreement, as applicable, and not otherwise defined herein are used herein with the meanings so defined. Certain other capitalized terms are used in this Agreement as specifically defined below in this Section 1. Except as the context otherwise explicitly requires, (a) the capitalized term “Section” refers to sections of this Agreement, (b) references to a particular Section shall include all subsections thereof, (c) the word “including” shall be construed as “including without limitation”, (d) terms defined in the UCC and not otherwise defined herein have the meaning provided under the UCC, (e) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect and (f) references to a particular Person include such Person’s successors and assigns. References to “the date hereof” mean the date first set forth above.

“Agreement” means this Pledge Agreement as amended, restated, supplemented or otherwise modified from time to time.

“Credit Security” is defined in Section 2.1.

Execution Version

“Event of Default” means a “Senior Declared Default” as defined in the Intercreditor Agreement.

“Pledged Indebtedness” is defined in Section 2.1.3.

“Secured Obligations” means all present and future Indebtedness, advances to, and other debts, liabilities, obligations, covenants and duties of the Company, the other Loan Parties and any other Obligors to the Secured Parties (or any of them) under or in relation to the Credit Agreement, any other Loan Document, any Secured Hedge Agreement or any Treasury Services Agreement (in the case of each of the foregoing, other than Excluded Swap Obligations), or any other Secured Documents, or otherwise with respect to any Loan or Letter of Credit, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any other Obligor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, provided that no such Indebtedness or liability shall be included in the definition of “Secured Obligations” to the extent that, if it were so included, the Security (or any part thereof) or any other provision of this Agreement would be unlawful or prohibited by any applicable law.

“Secured Party” has the meaning provided in the Intercreditor Agreement.

“Security” means any security interest created by this Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Security Trustee’s and the Secured Parties’ security interest in any item or portion of the Credit Security is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

2. Security.

2.1. Credit Security. As security for the payment and performance of the Secured Obligations (whether due because of stated maturity, acceleration, mandatory prepayment or otherwise), the Pledgor mortgages, pledges and collaterally grants and assigns to the Security Trustee for the benefit of the Secured Parties, and grants and creates a security interest in favor of the Security Trustee for the benefit of the Secured Parties in all of the Pledgor’s right, title and interest in and to (but none of its obligations or liabilities with respect to) the items and types of present and future property described in Sections 2.1.1 and 2.1.2, whether now owned or hereafter acquired, all of which shall be included in the term “Credit Security”:

2.1.1. the Subordinated Shareholder Loan Agreement, including all Indebtedness from time to time owing to the Pledgor from the Borrower thereunder (all such Indebtedness is referred to as the “Pledged Indebtedness”); and

2.1.2. all proceeds and products of, and supporting items relating to, the items described or referred to in Section 2.1.1.

Execution Version

2.2. Security Generally. All the Security created under this Agreement: (i) is continuing security for the irrevocable and indefeasible payment in full of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part; and (ii) is in addition to, and not in any way prejudiced by, any other security now or subsequently held by the Security Trustee on behalf of the Secured Parties.

2.3. Reinstatement. If, at any time for any reason (including the bankruptcy, insolvency, receivership, reorganization, dissolution or liquidation of the Pledgor or any Loan Party or the appointment of any receiver, intervenor or conservator of, or agent or similar official for, the Pledgor or any Loan Party or any of their respective properties), any payment received by the Security Trustee or any Secured Party in respect of the Secured Obligations is rescinded or avoided or must otherwise be restored or returned by the Security Trustee or any Secured Party, that payment will not be considered to have been made for purposes of this Agreement, and this Agreement will continue to be effective or will be reinstated, if necessary, as if that payment had not been made.

2.4. Filing of financing statements. The Pledgor authorizes the Security Trustee to prepare and file, to the extent necessary to perfect the security interest and at the Pledgor’s expense: (a) financing statements describing the Credit Security; (b) continuation statements; and (c) any amendment in respect of those statements.

2.5. Further Assurances. The Pledgor shall take at its own expense, as soon as reasonably practicable, whatever action the Security Trustee may reasonably require for: (a) creating, attaching, perfecting and protecting, and maintaining the priority of, any security interest intended to be created by this Agreement; and (b) facilitating the enforcement of this Security or the exercise of any right, power or discretion exercisable by the Security Trustee or any of its delegates or sub-delegates in respect of any Credit Security.

2.6. Segregated Proceeds. After the occurrence and during the continuance of an Event of Default, following receipt of notice by the Pledgor from the Security Trustee, all sums collected or received and all property recovered or possessed by the Pledgor in connection with any Credit Security shall be received and held by the Pledgor in trust for and on the Secured Parties’ behalf, shall be segregated from the assets and funds of the Pledgor, and shall be delivered to the Security Trustee for the benefit of the Secured Parties. At all times prior to receipt of such notice, the Pledgor shall be entitled to receive and retain, and to utilize free and clear of the security interest set forth herein, any and all payments of principal, interest or other amounts in respect of the Pledged Indebtedness, but only if and to the extent made in accordance with the provisions of the Credit Agreement.

Execution Version

2.7. Right to Realize upon Credit Security. Except to the extent prohibited by applicable law that cannot be waived, this Section 2.7 and the provisions of the Intercreditor Agreement shall govern the Secured Parties’ right to realize upon the Credit Security if any Event of Default shall have occurred and be continuing. The provisions of this Section 2.7 are in addition to any rights and remedies available at law or in equity and in addition to the provisions of any other Loan Document or any other Secured Document.

2.7.1. General Authority. After the occurrence and during the continuance of an Event of Default, the Pledgor grants the Security Trustee full and exclusive power and authority, subject to the other terms hereof and applicable law, to take any of the following actions (for the sole benefit of the Security Trustee on behalf of the Secured Parties, but at the Pledgor’s expense):

(a) To ask for, demand, take, collect, sue for and receive all payments in respect of the Credit Security which the Pledgor could otherwise ask for, demand, take, collect, sue for and receive for its own use.

(b) To extend the time of payment of the Credit Security and to make any allowance or other adjustment with respect thereto.

(c) To settle, compromise, prosecute or defend any action or proceeding with respect to the Credit Security and to enforce all rights and remedies thereunder which the Pledgor could otherwise enforce.

(d) To enforce the payment of the Credit Security, either in the name of the Pledgor or in its own name, and to endorse the name of the Pledgor on all checks, drafts, money orders and other instruments tendered to or received in payment of the Credit Security.

(e) To notify the Borrower with respect to the Credit Security of the existence of the security interest created hereby and to cause all payments in respect thereof thereafter to be made directly to the Security Trustee.

(f) To sell, transfer, assign or otherwise deal in or with the Credit Security or the proceeds thereof, as fully as the Pledgor otherwise could do.

After the occurrence and during the continuance of an Event of Default, the Pledgor will at its expense render all reasonable assistance to the Security Trustee in collecting on the Credit Security and in enforcing any claims thereon.

2.7.2. Marshaling, etc. No Secured Party shall be required to make any demand upon, or pursue or exhaust any of their rights or remedies against, the Pledgor or any other guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any collateral therefor or any direct or indirect guarantee thereof. No Secured Party shall be required to marshal the Credit Security or any guarantee of the Secured Obligations or to resort to the Credit Security or any such guarantee in any particular order, and all of its and their rights hereunder or under any other Loan Document or other Secured Document shall be cumulative. To the extent it may lawfully do so, the Pledgor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Secured Parties, any valuation, stay, appraisement, extension,

Execution Version

redemption or similar laws now or hereafter existing which, but for this provision, might be applicable to the sale of the Credit Security made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise. Without limiting the generality of the foregoing, the Pledgor (a) agrees that it will not invoke or utilize any law which might prevent, cause a delay in or otherwise impede the enforcement of the rights of the Security Trustee or any Secured Party in the Credit Security, (b) waives its rights under all such laws, and (c) agrees that it will not invoke or raise as a defense to any enforcement by the Security Trustee or any Secured Party of any rights and remedies relating to the Credit Security or the Secured Obligations any legal or contractual requirement with which the Security Trustee or any Secured Party may have in good faith failed to comply. In addition, the Pledgor waives any right to prior notice or judicial hearing in connection with foreclosure on or disposition of the Credit Security, including any such right which the Pledgor would otherwise have under the Constitution of the United States of America, any state or territory thereof or any other jurisdiction.

2.7.3. Application of Proceeds. The proceeds of all sales and collections in respect of the Credit Security, all funds collected from the Pledgor and any cash contained in the Credit Security, the application of which is not otherwise specifically provided for herein, shall be applied as set forth in the Intercreditor Agreement.

2.8. Custody of Credit Security. Except as provided by applicable law that cannot be waived, the Security Trustee will have no duty as to the custody and protection of the Credit Security, the collection of any part thereof or of any income thereon or the preservation or exercise of any rights pertaining thereto, including rights against prior parties, except for the use of reasonable care in the custody and physical preservation of any Credit Security in its possession. The Security Trustee may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under or in connection with this Agreement. The Secured Parties will not be liable or responsible for any loss or damage to any Credit Security, or for any diminution in the value thereof, by reason of the act or omission of any agent selected by the Security Trustee, unless the selection of such agent itself was grossly negligent.

3. Representations and Warranties. The Pledgor represents and warrants, on the date hereof, that:

3.1. Organization and Business. The Pledgor is a duly organized and validly existing [corporation], in good standing under the laws of [●], with all power and authority, corporate or otherwise, necessary to enter into and perform this Agreement. It is organized under the laws of [●], and its exact legal name, as it appears in the public records of its jurisdiction of incorporation or organization is [●]. It has not changed its name, whether by amendment of its organizational documents, reorganization, merger or otherwise within the past five years. The location of the Pledgor’s sole place of business or chief executive office (if it has more than one place of business) is set forth on the signature page hereto. It has not changed the jurisdiction in which its sole place of business or chief executive office, as applicable, is located within the last five years.

Execution Version

3.2. Authorization and Enforceability. The Pledgor has taken all corporate action required to execute, deliver and perform this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms.

3.3. No Legal Obstacle to Agreements. Neither the execution, delivery and performance of this Agreement, nor the consummation of any transaction referred to in or contemplated by this Agreement, has constituted or resulted, or will constitute or result, in (a) any breach or termination of the provisions of the [Charter] or [By-laws] of the Pledgor or (b) the violation of any law, statute, judgment, decree or governmental order, rule or regulation applicable to the Pledgor.

3.4. The Credit Security. It is the sole legal and beneficial owner of, and has the power to transfer and grant a security interest in, the Credit Security. None of the Credit Security is subject to any consensual Lien other than the Security Trustee’s security interest. No effective mortgage, deed of trust, financing statement, security agreement or other instrument similar in effect that has been authorized by the Pledgor is on file or of record with respect to any Credit Security, except for those that create, perfect or evidence the Security Trustee’s security interest.

3.5. No Liability. Neither the Security Trustee nor any Secured Party, unless it expressly agrees in writing, will have any liabilities or obligations under any contractual obligation that constitutes part of the Credit Security as a result of this Agreement, the exercise by the Security Trustee of its rights under this Agreement or otherwise.

4. Covenants. The Pledgor agrees to be bound by the covenants set out in this Section.

4.1. The Pledgor. The Pledgor shall give the Security Trustee not less than 5 days’ prior written notice of any change of the jurisdiction of its incorporation or organization, or any change to the location of its sole place of business or chief executive office, as the case may be, or any change of its name.

4.2. The Credit Security. The Pledgor: (a) shall maintain sole and legal beneficial ownership of the Credit Security; and (b) shall not permit the Credit Security to be subject to any consensual Lien other than the Security Trustee’s security interest.

5. Defeasance. Upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than (a) contingent indemnification obligations as to which no claim has been asserted and (b) obligations and liabilities which are accrued and payable under Treasury Services Agreements and Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit that are Cash Collateralized or back-stopped by a letter of credit in form, amount and substance reasonably satisfactory to the Administrative Agent or a deemed reissuance under another facility as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), this Agreement shall terminate and, at the Pledgor’s written request, accompanied by such certificates and other items as the Security Trustee shall reasonably deem necessary, the Credit Security shall revert to the Pledgor and the right, title and interest of the Security Trustee, on

Execution Version

behalf of the Secured Parties, therein shall terminate. Thereupon, on the Pledgor’s reasonable request and at its cost and expense, the Security Trustee shall execute proper instruments, acknowledging satisfaction of and discharging this Agreement, and shall redeliver to the Pledgor any Credit Security then in its possession.

6. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of the Secured Parties and their successors and assigns and shall be binding upon the Pledgor and its respective successors and assigns.

7. Notices. Any notice or other communication in connection with this Agreement shall be deemed to be given to the intended recipient if given in writing (including by telecopy, electronic mail or similar electronic transmission) at its “Address for notices” specified below its name on the signature pages hereof (or to such other address, telecopier number, or electronic mail address as the Pledgor or Security Trustee may from time to time designate by provision of notice to the other party hereto), and if: (a) actually delivered in fully legible form, (b) five business days shall have elapsed after the same shall have been deposited in the mail, with first-class postage prepaid and registered or certified, or (c) in the case of notice or other communications sent by telecopier or other electronic transmission, actually sent.

8. Amendment and Waivers. Any term of this Agreement may be amended or waived only by written agreement of the Pledgor and the Security Trustee.

9. Waivers and Remedies Cumulative. The rights and remedies of the Security Trustee under this Agreement may be exercised as often as necessary; are cumulative and not exclusive of its under applicable law; and may be waived only in writing and specifically. Delay in exercising, or non-exercise, of any right or remedy under this Agreement is not a waiver of that right or remedy.

10. Counterparts. This Agreement may be executed in counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

12. General. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and any invalid or unenforceable provision shall be modified so as to be enforced to the maximum extent of its validity or enforceability. The headings in this Agreement are for convenience of reference only and shall not limit, alter or otherwise affect the meaning hereof. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and current understandings and agreements, whether written or oral.

Execution Version

13. Intercreditor Agreement. This Agreement shall be subject in all respects to the Intercreditor Agreement, and in the case of a conflict between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall govern.

14. Submission to Jurisdiction; Venue. For the benefit of the Security Trustee, the Pledgor agrees that any court New York State court sitting in New York City (Borough of Manhattan), any Federal court for the Southern District of the State of New York, and any appellate courts thereof, have jurisdiction to settle any disputes in connection with this Agreement and accordingly submits to the jurisdiction of those courts. The Pledgor waives objection to such New York State and Federal courts on grounds of personal jurisdiction, inconvenient forum or otherwise as regards proceedings in connection with this Agreement, and agrees that a judgment or order of a New York State or Federal court in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction. Nothing in this Section limits the right of the Security Trustee or any other Secured Party to bring proceedings against the Pledgor in connection with this Agreement in any other court of competent jurisdiction or concurrently in more than one jurisdiction.

15. Service of Process. The Pledgor irrevocably appoints: [●] as agent for service of process in relation to any proceedings before any courts located in the State of New York in connection with this Agreement. The Pledgor agrees that failure by a process agent to notify the Security Provider of the process will not invalidate the proceedings concerned, and consents to the service of process relating to any proceedings by a notice given in accordance with Section 7 above. If the appointment of the process agent in this Section ceases to be effective, the Pledgor must promptly appoint a further person in the State of New York to accept service of process on its behalf in the State of New York.

16. WAIVER OF JURY TRIAL. THE PLEDGOR AND THE SECURITY TRUSTEE (FOR ITSELF AND ON BEHALF OF THE OTHER SECURED PARTIES) WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

[the rest of this page is intentionally blank]

Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized [officer as an agreement under seal] as of the date first written above.

[Pledgor]

By
Title:

Address for notices:

(Signature page to the Pledge Agreement)

Execution Version

BNP Paribas,
as Security Trustee under the Intercreditor Agreement

By
Title:

Address for Notices:

(Signature page to the Pledge Agreement)

EXHIBIT H-1

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of May 16, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among LGE Coral Holdco Limited, Sable International Finance Limited, an exempted company incorporated under the laws of the Cayman Islands, and Coral-US Co-Borrower LLC, a limited liability company organized under the laws of Delaware, as Borrowers and Guarantors, the other Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, each Lender from time to time party thereto, The Bank of Nova Scotia, as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV and Royal Bank of Canada as Alternative L/C Issuers. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a ten percent shareholder of a Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to such Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished the Administrative Agent and the relevant Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN, or W-8BEN-E, as applicable (or any successor forms). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Borrower and the Administrative Agent in writing and deliver promptly to such Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify such Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made by to the undersigned or at such times are as reasonably requested by such Borrower or the Administrative Agent.

[Signature Page Follows]

H-1-1

[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

H-1-2

EXHIBIT H-2

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of May 16, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among LGE Coral Holdco Limited, Sable International Finance Limited, an exempted company incorporated under the laws of the Cayman Islands, and Coral-US Co-Borrower LLC, a limited liability company organized under the laws of Delaware, as Borrowers and Guarantors, the other Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, each Lender from time to time party thereto, The Bank of Nova Scotia, as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV and Royal Bank of Canada as Alternative L/C Issuers. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its partners/members is a ten percent shareholder of a Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to such Borrower described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a United Statues trade or business conducted by the undersigned or its partners/members.

The undersigned has furnished the Administrative Agent and the relevant Borrower with Internal Revenue Service Form W-8IMY (or any successor form) accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, (or any successor forms) from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI (or any successor form), Form W-9 or Form W-8IMY (or any successor form, and including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing any available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Borrower and the Administrative Agent in writing and promptly deliver to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Borrower or the Administrative Agent) or promptly notify such Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by the Borrower and the Administrative Agent.

[Signature Page Follows]

H-2-1

[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

H-2-2

EXHIBIT H-3

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of May 16, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among LGE Coral Holdco Limited, Sable International Finance Limited, an exempted company incorporated under the laws of the Cayman Islands, and Coral-US Co-Borrower LLC, a limited liability company organized under the laws of Delaware, as Borrowers and Guarantors, the other Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, each Lender from time to time party thereto, The Bank of Nova Scotia, as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV and Royal Bank of Canada as Alternative L/C Issuers. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) and Section 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a ten percent shareholder of a Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to such Borrower described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[Signature Page Follows]

H-3-1

[Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

H-3-2

EXHIBIT H-4

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of May 16, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among LGE Coral Holdco Limited, Sable International Finance Limited, an exempted company incorporated under the laws of the Cayman Islands, and Coral-US Co-Borrower LLC, a limited liability company organized under the laws of Delaware, as Borrowers and Guarantors, the other Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, each Lender from time to time party thereto, The Bank of Nova Scotia, as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV and Royal Bank of Canada as Alternative L/C Issuers. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) and Section 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its partners/members is a ten percent shareholder of a Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to such Borrower described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned or its partners/members.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY (or any successor form) accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, (or any successor forms) from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI (or any successor form), Form W-9 or Form W-8IMY (or any successor form, and including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing any available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[Signature Page Follows]

H-4-1

[Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

H-4-2

EXHIBIT K

FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective Facilities identified below (including, without limitation, participations in Swing Line Loans and L/C Obligations included in such Facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[The Assignee confirms, for the benefit of the Administrative Agent and without liability to any Loan Party, that it is:

(A)	a UK Bank Lender;

(B)	a UK Non-Bank Lender and falls within paragraph (a) or (b) of the definition thereof; or

(C)	a UK Treaty Lender.][5]

[The Assignee confirms that the person beneficially entitled to interest payable to the Assignee in respect of a Loan to a UK Borrower is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.] [6]

[The Assignee confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●], so that interest payable to it by UK Borrowers is generally subject to full exemption from UK withholding tax, and requests that the Administrative Agent notifies:

(a) each UK Borrower which is a Party as a UK Borrower as at the Effective Date; and

(b) each additional UK Borrower which becomes a UK Borrower after the Effective Date, that it wishes that scheme to apply to the Credit Agreement.]7

1.	Assignor[s]:

2.	Assignee[s]:

3.	Affiliate Status:

4.	Borrower:	[Name of Borrower]

5.	Administrative Agent:	The Bank of Nova Scotia, including any successor thereto, as the administrative agent under the Credit Agreement

[5]	Only include if Affiliated Lender Assignment and Assumption is in respect of a Loan to a UK Borrower.
[6]	Only include if Assignee is a UK Non-Bank Lender.
[7]	Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to a Loan to a UK Borrower.

6.	Credit Agreement:	Credit Agreement, dated as of May 16, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among LGE Coral Holdco Limited, Sable International Finance Limited, an exempted company incorporated under the laws of the Cayman Islands, and Coral-US Co-Borrower LLC, a limited liability company organized under the laws of Delaware, as Borrowers and Guarantors, the other Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, each Lender from time to time party thereto, The Bank of Nova Scotia, as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV and Royal Bank of Canada as Alternative L/C Issuers.

7.	Assigned Interest:

Assignor[s][8]	Assignee[s][9]	Facility Assigned[10]	Aggregate Amount of Commitment/Loans for all Lenders[11]	Amount of Commitment/Loans Assigned[12]	Percentage Assigned of Commitment/ Loans[13]		CUSIP Number

			$	$		%
			$	$		%
			$	$		%

[8.	Trade Date:	][14]

[8]	List each Assignor, as appropriate.
[9]	List each Assignee, as appropriate.
[10]	Fill in the appropriate terminology for the Facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Term B-1 Loans or Term B-2 Loans”, “Revolving Credit Commitment”, “Refinancing Term Loans”, “Extended Term Loans”, etc.).
[11]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[12]	After giving effect to Assignee’s purchase and assumption of the Assigned Interest, the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 30% of the original principal amount of all Term Loans at such time outstanding. To the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, such excess will be void ab initio; provided that such cap shall not apply to Loans assigned to Affiliated Lenders where the assignment is in relation to a Qualified Assignment.
[13]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[14]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:             , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][15] Accepted for Recordation in the Register:

THE BANK OF NOVA SCOTIA, as Administrative Agent

By:
Name:
Title:

[Consented to:][16]

THE BANK OF NOVA SCOTIA, as L/C Issuer

By:
Name:
Title:

[15]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[16]	To be added only if the consent of L/C Issuer is required by the terms of the Credit Agreement.

[Consented to:][17]

THE BANK OF NOVA SCOTIA, as Swing Line Lender

By:
Name:
Title:

[Consented to]:[18]

CABLE & WIRELESS LIMITED

By:
Name:
Title:

[17]	To be added only if the consent of the Swing Line Lender is required by the terms of the Credit Agreement.
[18]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX 1

TO AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(a) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 4.03(a)(1) and (2) of Annex II thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

ANNEX-1-1

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

ANNEX-1-2

EXHIBIT L

FORM OF LETTER OF CREDIT REPORT

Date:            , 20

To:	The Bank of Nova Scotia, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 16, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among LGE Coral Holdco Limited, Sable International Finance Limited, an exempted company incorporated under the laws of the Cayman Islands, and Coral-US Co-Borrower LLC, a limited liability company organized under the laws of Delaware, as Borrowers and Guarantors, the other Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, each Lender from time to time party thereto, The Bank of Nova Scotia, as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV and Royal Bank of Canada as Alternative L/C Issuers. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

This report is being delivered pursuant to Section 2.03(n) of the Credit Agreement. Set forth in the table below is a description of each Letter of Credit issued by the undersigned and outstanding on the date hereof.

L/C No.	Maximum Face Amount	Current Face Amount	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

L-1

[BORROWER], as Borrower

By:

Name:

Title:

L-2

EXHIBIT M

FORM OF ADDITIONAL FACILITY JOINDER AGREEMENT50

To:	[ ]	as Administrative Agent
	[ ]	as Security Trustee

From:	The financial institutions listed in Schedule 1 as lenders (the “Additional Facility Lenders”)

Date:	[ ]

Re:	[ ]

1.	Terms defined in the Credit Agreement shall have the same meaning in this letter agreement, unless specified otherwise.

2.	We refer to Section 2.14 (Additional Facilities) of the Credit Agreement.

3.	The Administrative Agent shall, as soon as reasonably practicable, notify each Additional Facility Lender once it has received all of the documents and evidence set out in Schedule 2 hereto (Conditions Precedent to Additional Facility Effective Time) in form and substance satisfactory to the Administrative Agent (acting reasonably).

4.	Each Additional Facility Lender agrees that immediately following, and conditional upon, the occurrence of the Additional Facility Effective Time in accordance with paragraph 3 above, the following transactions shall occur automatically and without the need for any further action on behalf of any Party:

(a)	it shall become a party to and be bound by the terms of the Credit Agreement as a Lender in accordance with Section 2.14 (Additional Facilities); and

(b)	it shall be subject to the terms of the Existing Intercreditor Agreement (as defined therein) or enter into equivalent intercreditor arrangements having a similar effect.

5.	Our Additional Facility Commitments are: [ ]

The Additional Revolving Facility shall be provided under the following tranches, on a pro rata basis between the Additional Facility Lenders: [                    ]

6.	The Final Maturity Date in respect of our Additional Facility Commitments is: [ ]

7.	The Applicable Rate in relation to each Additional Facility is: [ ]

[50]	Any amendments to this form of Additional Facility Joinder Agreement may be agreed between the Administrative Agent, the relevant Lenders under such Additional Facility Accession Agreement and the applicable Borrower.

8.	To confirm to each Lender, and the Administrative Agent that:

(a)	we have made our own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and have not relied on any information provided to us by a Lender, and the Administrative Agent in connection with any Loan Document; and

(b)	we will continue to make our own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

9.	The Facility Office and address for notices of each Lender for the purposes of Section 10.02 (Notices and Other Communications; Facsimile Copies) of the Credit Agreement is as set forth on Schedule 2 to this Agreement.

10.	This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

[ADDITIONAL FACILITY LENDERS]

By:
Name:
Title:

[ADMINISTRATIVE AGENT]

By:
Name:
Title:

[BORROWER], as Borrower

By:
Name:
Title:

[SECURITY TRUSTEE]

By:
Name:
Title:

SCHEDULE 1

ADDITIONAL FACILITY LENDERS

SCHEDULE 2

FACILITY OFFICE AND ADDRESS FOR NOTICES

EXHIBIT N

FORM OF

INCREASE CONFIRMATION

To:	The Bank of Nova Scotia (in its capacity as Administrative Agent under and as defined in the Credit Agreement (as defined below))

From:	The Bank of Nova Scotia
Bank of America, N.A.
BNP Paribas Fortis SA/NV
Citibank NA London
Credit Suisse AG, New York Branch,
Goldman Sachs Bank USA
ING Capital LLC
Royal Bank of Canada (each, an “Increase Lender”)

Dated:              2016

We refer to the Credit Agreement, dated as of May 16, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among LGE Coral Holdco Limited, Sable International Finance Limited, an exempted company incorporated under the laws of the Cayman Islands, and Coral-US Co-Borrower LLC, a limited liability company organized under the laws of Delaware, as Borrowers and Guarantors, the other Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, each Lender from time to time party thereto, The Bank of Nova Scotia, as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV and Royal Bank of Canada as Alternative L/C Issuers. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Credit Agreement.

1.	We refer to Clause 2.01(b)(ii) of the Credit Agreement.

2.	Each Increase Lender agrees to assume and will assume all of the obligations corresponding to the additional Commitments specified alongside its name in the Schedule hereto (each a “Relevant Additional Commitment”).

3.	It is proposed that the increase in relation to each Increase Lender and its Relevant Additional Commitment is to take effect on [●], 2016 (the “Increase Date”).

4.	On the Increase Date, the “Commitment” of each Increase Lender for all purposes of the Credit Agreement shall include such Increase Lender’s Relevant Additional Commitment.

5.	The address, fax number and attention details for notices to each Increase Lender for the purposes of Section 10.02 (Notices and Other Communications; Facsimile Copies) of the Credit Agreement have been (or will be) separately provided to the Administrative Agent (under and as defined in the Credit Agreement).

6.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7.	This Agreement, including all non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, the Law of the State of New York.

8.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

9.	[Each Increase Lender confirms, for the benefit of the Administrative Agent and without liability to any Loan Party, that it is:

(A) a UK Bank Lender;

(B) a UK Non-Bank Lender and falls within paragraph (a) or (b) of the definition thereof; or

(C) a UK Treaty Lender.]51

10.	[Each Increase Lender confirms that the person beneficially entitled to interest payable to such Increase Lender in respect of a Loan to a UK Borrower is either:

(a) a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.] 52

11.	[Each Increase Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●] , so that interest payable to it by UK Borrowers is generally subject to full exemption from UK withholding tax, and requests that the Administrative Agent notifies:

(a) each UK Borrower which is a Party as a UK Borrower as at the Effective Date; and

(b) each additional UK Borrower which becomes a UK Borrower after the Effective Date, that it wishes that scheme to apply to the Credit Agreement.]53

[51]	Only include if the Increase Confirmation is in respect of a Loan to a UK Borrower.
[52]	Only include if the Increase Lender is a UK Non-Bank Lender.
[53]	Include if the Increase Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Credit Agreement.

SIGNING PARTIES

for and on behalf of

The Bank of Nova Scotia

as Administrative Agent

for and on behalf of

The Bank of Nova Scotia

as Lender

for and on behalf of

Bank of America, N.A.

as Lender

for and on behalf of

BNP Paribas Fortis SA/NV

as Lender

for and on behalf of

Citibank NA London

as Lender

for and on behalf of	for and on behalf of

Credit Suisse AG, New York Branch	Credit Suisse AG, New York Branch

as Lender	as Lender

for and on behalf of

Goldman Sachs Bank USA

as Lender

for and on behalf of	for and on behalf of

ING Capital LLC	ING Capital LLC

as Lender	as Lender

for and on behalf of

Royal Bank of Canada

as Lender

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by each Increase Lender

Increase Lender	Revolving Facility Commitment
The Bank of Nova Scotia	[●]
Bank of America, N.A.	[●]
BNP Paribas Fortis SA/NV	[●]
Citibank NA London	[●]
Credit Suisse AG, New York Branch	[●]
Goldman Sachs Bank USA	[●]
ING Capital LLC	[●]
Royal Bank of Canada	[●]

EXHIBIT O

FORM OF INITIAL JOINDER AGREEMENT

This INITIAL JOINDER AGREEMENT, dated [●] (this “Joinder Agreement”), is delivered pursuant to that certain Credit Agreement, dated as of May 16, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among LGE Coral Holdco Limited, the Borrowers and Guarantors party thereto from time to time, The Bank of Nova Scotia, as Administrative Agent, each Lender from time to time party thereto, The Bank of Nova Scotia, as L/C Issuer and Swing Line Lender, and FirstCaribbean International Bank (Bahamas) Limited, BNP Paribas Fortis SA/NV and Royal Bank of Canada as Alternative L/C Issuers. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Section 1. (a) Initial Borrowers: Each of Sable International Finance Limited, an exempted company incorporated under the laws of the Cayman Islands, and Coral US Co-Borrower LLC, a Delaware limited liability company (together, the “Initial Borrowers”), hereby:

(i) agrees that this Joinder Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes bound by all of the terms of the Credit Agreement as an Initial Borrower; and

(ii) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and applicable to the undersigned is true and correct in all respects after giving effect to this Joinder Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all respects as of such earlier date.

(b) Guarantors: Each of the undersigned Guarantors hereby:

(i) agrees that this Joinder Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes bound by all of the terms of the Credit Agreement as a Guarantor;

(ii) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and applicable to the undersigned is true and correct in all respects after giving effect to this Joinder Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all respects as of such earlier date; and

(iii) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Guaranteed Obligations in accordance with the terms of the Credit Agreement.

Section 2. Each of the undersigned agrees from time to time, upon reasonable request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Joinder Agreement and the Credit Agreement. Neither this Joinder Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Joinder Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.02 of the Credit Agreement. In case any provision in or obligation under this Joinder Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, each of the undersigned has caused this Initial Joinder Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

INITIAL BORROWERS:

Sable International Finance Limited

By:
Name:
Title:

Coral-US Co-Borrower LLC

By:
Name:
Title:

GUARANTORS:

Cable & Wireless Communications Plc

By:
Name:
Title:

Cable & Wireless Limited

By:
Name:
Title:

Sable Holding Limited

By:
Name:
Title:

CWI Group Limited

By:
Name:
Title:

Cable & Wireless (West Indies) Limited

By:
Name:
Title:

Sable International Finance Limited

By:
Name:
Title:

Coral-US Co-Borrower LLC

By:
Name:
Title:

CWC-US Co-Borrower, LLC

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

THE BANK OF NOVA SCOTIA, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

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